Exhibit 99.1

Confidential Treatment Requested by Twin Hospitality Group Inc.

Pursuant to 17 C.F.R. Section 200.83

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been confidentially submitted to the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED AUGUST 28, 2024

Information Statement

Twin Hospitality Group Inc.

Class A Common Stock

(par value $0.0001 per share)

This Information Statement is being furnished to you as a holder (which we refer to as a “FAT Brands Common Stockholder”) of Class A Common Stock (which we refer to as “FAT Brands Class A Common Stock”), or Class B Common Stock (which we refer to as “FAT Brands Class B Common Stock”), as the case may be, of FAT Brands Inc. (which we refer to as “FAT Brands”) in connection with the planned distribution (which we refer to as the “Spin-Off”) by FAT Brands to the FAT Brands Common Stockholders of approximately      % of the outstanding shares of Class A Common Stock, par value $0.0001 per share (which we refer to as our “Class A Common Stock”) of Twin Hospitality Group Inc. (which we refer to as our “Company”) held by FAT Brands immediately prior to the Spin-Off. As of immediately prior to the time of the Spin-Off, FAT Brands will hold        shares of our Class A Common Stock, which is 100% of the outstanding shares of our Class A Common Stock.

At the time of the Spin-Off, FAT Brands will distribute on a pro rata basis to the FAT Brands Common Stockholders approximately       % of the outstanding shares of our Class A Common Stock held by it. Each one share of FAT Brands Class A Common Stock and each one share of FAT Brands Class B Common Stock, as the case may be, outstanding as of            p.m., New York City time, on         , 2024, the record date for the Spin-Off (which we refer to as the “Record Date”), will entitle the holder thereof to receive            share of our Class A Common Stock. The distribution of shares of our Class A Common Stock pursuant to the Spin-Off will be made in book-entry form by a distribution agent (which we refer to as the “Distribution Agent”). Fractional shares of our Class A Common Stock will not be distributed in the Spin-Off.

The Spin-Off will be effective as of            p.m., New York City time, on          , 2024.

The FAT Brands Common Stockholders are not required to vote on or take any other action in connection with the Spin-Off. We are not asking you for a proxy, and we request that you do not send us a proxy. The FAT Brands Common Stockholders will not be required to pay any consideration for the shares of our Class A Common Stock that they receive in the Spin-Off, and they will not be required to surrender or exchange their shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, or take any other action in connection with the Spin-Off.

Prior to the Spin Off, there has been no public market for our Class A Common Stock. We intend to apply to list our Class A Common Stock on the Nasdaq Capital Market under the symbol “TWNP”. The consummation of the Spin-Off is conditioned upon our Class A Common Stock being approved for listing on the Nasdaq Capital Market.

Immediately following the Spin-Off, we will be an independent publicly traded reporting company. We will also be deemed to be an “emerging growth company” and a “smaller reporting company” under applicable U.S. federal securities laws, and, as such, we have elected to comply with certain reduced public company reporting requirements for this Information Statement and future filings we will make with the Securities and Exchange Commission. See “Summary of our Company and our Business—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

We have two classes of authorized common stock: Class A Common Stock and Class B Common Stock, par value $0.0001 per share (which we refer to as our “Class B Common Stock”, and together with our Class A Common Stock, our “Common Stock”). The rights of the holders of our Class A Common Stock and Class B Common Stock are identical, except with respect to voting, transfer, and conversion rights. Each share of our Class A Common Stock is entitled to one vote. Each share of our Class B Common Stock is entitled to             votes, and, subject to certain conditions, is convertible into one share of our Class A Common Stock at the option of the holder. See “Description of Capital Stock—Common Stock.” Immediately following the completion of the Spin-Off, FAT Brands Inc. (which we refer to as “FAT Brands”) will beneficially own (i)                        shares of our issued and outstanding Class A Common Stock, and (ii) all of the                        issued and outstanding shares of our Class B Common Stock, which in aggregate represent approximately             % of the total voting power of the outstanding shares of our Common Stock. As a result, we expect to be a “controlled company”, as defined under the corporate governance rules of the Nasdaq Stock Market LLC (which we refer to as “Nasdaq”). As a “controlled company”, we are permitted to elect not to comply with certain corporate governance rules of Nasdaq, however, we do not currently intend to rely on any of the “controlled company” exemptions following the completion of the Spin-Off. See “Management—Controlled Company Exemptions.” Additionally, as long as FAT Brands continues to control more than 50% of the total voting power of our Common Stock, FAT Brands will be able to control the outcome of any action requiring the general approval of our stockholders, including the election of our directors and the approval of significant corporate transactions. See “Summary of our Company and our Business—Our Relationship with FAT Brands—FAT Brands will be our Controlling Stockholder” and “Description of Capital Stock—Common Stock—Voting Rights”.

In reviewing this Information Statement, you should carefully read and consider the matters and material risks relating to our Company and our Class A Common Stock described under the section entitled “Risk Factors” beginning on page 39 of this Information Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this Information Statement is                       , 2024

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

ABOUT THIS INFORMATION STATEMENT

As used in this Information Statement, unless the context otherwise requires or otherwise states, references to our “Company”, “we”, “us”, “our”, and similar references refer to (i) with respect to our historical business, operations, financial performance, and financial condition prior to the Reorganization (as defined herein), including with respect to our consolidated financial statements, FAT Brands Twin Peaks I, LLC, a Delaware limited liability company, and its consolidated subsidiaries (which we refer to collectively as the “Twin Group”), which include, after its acquisition by FAT Brands on September 25, 2023, Barbeque Integrated, Inc., which is the entity that owns Smokey Bones Bar & Fire Grill (which we refer to as “Smokey Bones”), and (ii) upon completion of the Reorganization, Twin Hospitality Group Inc., a Delaware corporation, and its consolidated subsidiaries, which will include the Twin Group.

We have two classes of authorized common stock: our Class A Common Stock and our Class B Common Stock. In this Information Statement, we refer to our Class A Common Stock and our Class B Common Stock, collectively, as our “Common Stock”.

You should rely only on the information contained in this Information Statement. We have not authorized anyone to provide you with information that is different, and we do not take any responsibility for, or provide any assurance as to the reliability of, any information, other than the information in this Information Statement. The information in this Information Statement is accurate only as of the date on the cover, regardless of the time of delivery of this Information Statement or the time of the distribution of our Class A Common Stock in the Spin-Off.

For FAT Brands Common Stockholders outside the United States: We have not done anything that would permit the Spin-Off, or the possession or distribution of this Information Statement, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this Information Statement must inform themselves about, and observe any restrictions relating to, the Spin-Off and the distribution of this Information Statement outside the United States.

In reviewing this Information Statement, you should also read the Registration Statement on Form 10 (including the exhibits thereto and the documents incorporated by reference therein), of which this Information Statement is a part.

Basis of Presentation

In connection with the Spin-Off, we will effect certain organizational transactions. Unless otherwise stated or the context otherwise requires, all information in this Information Statement reflects the consummation of the Reorganization and the Spin-Off. See the section entitled “Reorganization” for a description of the Reorganization, including a diagram depicting our organizational structure after giving effect to the Reorganization and the Spin-Off.

Presentation of Financial Information

The consolidated financial statements of the Twin Group included in this Information Statement (which we refer to as our “consolidated financial statements”) were prepared in accordance with U.S. Generally Accepted Accounting Principles (which we refer to as “GAAP”), and the audited consolidated financial statements of the Twin Group included in this Information Statement were audited in accordance with auditing standards generally accepted in the United States established by the Public Company Accounting Oversight Board (which we refer to as the “PCAOB”).

We operate on a 52-week fiscal calendar and our fiscal year ends on the last Sunday of such calendar year. Therefore, any references to 2023 and 2022 are references to the fiscal years ended December 31, 2023 and December 25, 2022, respectively. Consistent with industry practice, we measure our restaurants’ performance in seven calendar day increments. In utilizing a 52-week fiscal calendar, we are able to ensure consistent weekly reporting of our operations, and in utilizing a seven calendar day incremental review, we ensure that each review period has the same number of days, as certain days of the week tend to be more profitable than others. As a result of this 52-week fiscal calendar, a 53rd week must be added to our fiscal year every five or six years. In a 52-week year, all four quarters are comprised of 13 weeks. In a 53-week year, one extra week is added to the fourth quarter. Our fiscal year ended December 31, 2023 consisted of 53 weeks, and our fiscal year ended December 25, 2022 consisted of 52 weeks.

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On September 25, 2023, FAT Brands acquired Barbeque Integrated, Inc. (which is the entity that owns Smokey Bones), and, on March 21, 2024, FAT Brands contributed to us, and we acquired, the assets and liabilities of Barbeque Integrated, Inc., including Smokey Bones.  Pursuant to the business combinations under common control guidance in Accounting Standards Codification 805-50, Business Combinations—Related Issues, we retroactively assumed the contribution of Barbeque Integrated, Inc. and consolidated its assets, liabilities and operating results as of September 25, 2023.

Certain monetary amounts, percentages, and other figures included in this Information Statement have been subject to rounding adjustments. Percentage amounts included in this Information Statement have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this Information Statement may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this Information Statement. Additionally, certain other amounts that appear in this Information Statement may not sum due to rounding.

Presentation of Certain Key Performance Indicators and Non-GAAP Financial Metrics

Certain key performance indicators and other non-GAAP financial metrics presented in this Information Statement are used by our management to make decisions, establish our business plans and forecasts, identify trends affecting our business, and evaluate our overall performance, and are typically used by our competitors in the restaurant industry, but are not recognized under GAAP. We define such key performance indicators and other non-GAAP financial metrics as follows:

Key Performance Indicators

●	Average unit volume (“AUV”). AUV of Twin Peaks or AUV of Smokey Bones, as the case may be, consists of the average annual sales of all restaurants of such brand that have been open for a trailing 52-week period or longer. This measure is calculated by dividing restaurant revenue during the applicable trailing 52-week period for all restaurants being measured by the number of restaurants being measured. AUV includes both company-owned restaurants and franchised restaurants of such brand. AUV allows our management to assess the financial performance of our company-owned restaurants and franchised restaurants of such brand.

●	Comparable Restaurant Sales. Comparable Restaurant Sales represent year-over-year sales comparisons for the comparable restaurant base, which we define as restaurants open for at least 18 full months. This measure highlights the performance of our existing restaurants, as the impact of new restaurant openings is excluded.

Various factors impact Comparable Restaurant Sales, including overall economic trends, particularly those related to consumer spending, consumer recognition of our brands, our ability and our franchisees’ ability to operate restaurants effectively and efficiently to meet changing consumer preferences and expectations, introduction of new and seasonal menu items and limited time offerings, marketing and promotional efforts, pricing, customer traffic, local competition, trade area dynamics, opening new restaurants in the vicinity of existing locations, and abnormal weather patterns.

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●	Number of System-Wide Restaurants. Our management reviews the number of new restaurants (including both new company-owned restaurants and franchised restaurants), the number of restaurants closed and the number of acquisitions and divestitures of restaurants to assess net new restaurant growth, System-Wide Sales, royalty and franchise fee revenue and company-owned restaurant sales. In particular, the number of new restaurants reflects the number of restaurants that have commenced operations during a particular period. Before we open new restaurants, we typically incur pre-opening development and construction costs. New restaurants may not be profitable, and their sales performance may not follow historical patterns.

The number and timing of restaurant openings has had, and is expected to continue to have, an impact on our results of operations. Costs and timing of new restaurant construction were adversely affected in 2022 and 2023 due to elevated inflation, uneven equipment delivery, unpredictability of the timing of obtaining permits, and supply chain interruptions.

●	System-Wide Sales. System-Wide Sales consist of the restaurant sales of our company-owned restaurants and franchised restaurants (as reported by our franchisees). While we do not record sales from our franchised restaurants as revenue, our royalty revenue is calculated based on a percentage of gross sales from our franchised restaurants, which generally is 5.0% of gross sales, net of discounts. Our measure of System-Wide Sales allows our management to better assess changes in our royalty revenue, our overall performance, the health of our brands, and the strength of our market position relative to our competitors.

These and other key performance indicators are discussed in more detail in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators”.

Non-GAAP Financial Metrics

●	Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA represents net income (loss) adjusted to exclude interest expense, income tax provision (benefit), and depreciation and amortization, and further adjusted to exclude equity-based compensation. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of total revenues. We use Adjusted EBITDA and Adjusted EBITDA Margin, as supplements to GAAP measures of performance, to evaluate the effectiveness of our business strategies, make budgeting decisions, and compare our performance against that of other peer companies that use similar metrics. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Metrics—Adjusted EBITDA and Adjusted EBITDA Margin” for a further discussion of Adjusted EBITDA and Adjusted EBITDA Margin, including our management’s use of such metrics and the limitations of such metrics as analytical tools, and for a reconciliation of net income (loss) and net income (loss) margin, the most directly comparable financial measures under GAAP, to Adjusted EBITDA and Adjusted EBITDA Margin, respectively.

●	Restaurant-Level Contribution and Restaurant-Level Contribution Margin. Restaurant-Level Contribution represents company-owned restaurant sales less restaurant operating costs, which consist of food and beverage costs, labor and benefits costs and other operating costs. Restaurant-Level Contribution Margin represents Restaurant-Level Contribution as a percentage of company-owned restaurant sales. We use Restaurant-Level Contribution and Restaurant-Level Contribution Margin, as supplements to GAAP measures, to evaluate the profitability of sales at our company-owned restaurants, compare the performance of our company-owned restaurants across periods, and compare the financial performance of our company-owned restaurants against that of other peer companies that use similar metrics. These non-GAAP financial metrics are not intended to be measures of free cash flow available for our management’s discretionary use, as these metrics do not consider certain cash requirements such as interest payments, tax payments, and debt service requirements. Additionally, these non-GAAP financial metrics exclude general and administrative expenses, pre-opening expenses and depreciation and amortization on restaurant property and equipment, which are essential to support the operations and development of our company-owned restaurants. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Metrics—Restaurant-Level Contribution and Restaurant-Level Contribution Margin” for a further discussion of Restaurant-Level Contribution and Restaurant-Level Contribution Margin, and for a reconciliation of income from operations, the most directly comparable financial measure under GAAP, to Restaurant-Level Contribution.

●

Cash-on-cash return. Cash-on-cash return for a restaurant is calculated by dividing Restaurant-Level Contribution by our net initial investment after deducting any tenant allowances and sale leaseback proceeds. We use cash-on-cash return, as a supplement to GAAP measures, to evaluate the return on cash invested in a restaurant and compare the financial performance of our company-owned restaurants against that of other peer companies that use a similar unit-level economic metric. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Metrics—Cash-on-Cash Return” for a further discussion of cash-on-cash return.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

These non-GAAP financial metrics have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results of operations as reported under GAAP, as these non-GAAP financial metrics may not provide a complete understanding of our performance. These non-GAAP financial metrics should be reviewed in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Market and Industry Data

Unless otherwise indicated, information contained in this Information Statement concerning our industry, competitive position, and/or the markets in which we operate is based on information from independent industry or research organizations, other third-party sources, or management estimates. Our management estimates are derived from publicly available information released by independent industry analysts or other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, our industry and markets, which we believe to be reasonable. Our management has developed its knowledge of our industry and markets through its experience and participation in such industry and markets. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates.

While we believe the third-party sources referred to in this Information Statement are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this Information Statement or ascertained the underlying economic assumptions relied upon by such sources, and therefore cannot assure you of the accuracy or completeness of such data. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. Furthermore, references in this Information Statement to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this Information Statement. Additionally, projections, assumptions and estimates of the future performance of the industry in which we operate, as well as our future performance, are necessarily subject to uncertainties and risks due to a variety of factors, including those described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this Information Statement. These and other factors could cause results to differ materially from those expressed in the estimates made by such independent third-party sources or by our management.

In this Information Statement, we refer to market data from Black Box Intelligence™ (which we refer to as “Black Box”), a leading data provider of guest and consumer insights and benchmarks for various industries, including the restaurant industry. Black Box tracks and analyzes guest sentiment by collecting insights from restaurant reviews on social media and rating sites and using algorithms to monitor trends and common themes. Black Box analyzes its collected data, converts it into quantitative numerical metrics, and provides us with consumer sentiment scores in following categories used in the restaurant industry: food, beverage, service, ambiance, and consumer intent to return.

Trademarks

We own or have the rights to use various trademarks, trade names and service marks, including “Twin Peaks”, “Smokey Bones”, and various logos used in association with our Company name and our brands. Solely for convenience, any trademarks, trade names, service marks or copyrights referred to or used herein are listed without the applicable ©, ® or ™ symbol, but such references or uses are not intended to indicate, in any way, that we, or the applicable owner, will not assert, to the fullest extent under applicable law, our or their, as applicable, rights to these trademarks, trade names, service marks and copyrights. Other trademarks, trade names, service marks or copyrights of any other company appearing in this Information Statement are, to our knowledge, the property of their respective owners.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

QUESTIONS AND ANSWERS REGARDING THE SPIN-OFF

The following questions and answers briefly address some commonly asked questions about the Spin-Off. They may not include all the information that is important to you. We encourage you to carefully read this entire Information Statement and the other documents to which we have referred you. For a more detailed description of the Spin-Off, see “The Spin-Off”.

Q:	What is the Spin-Off?

A:	The Spin-Off is the method by which our Company will separate from FAT Brands. In the Spin-Off, FAT Brands will distribute on a pro rata basis to the FAT Brands Common Stockholders approximately % of the outstanding shares of our Class A Common Stock, with FAT Brands retaining approximately % of the outstanding shares of our Class A Common Stock and 100% of the outstanding shares of our Class B Common Stock. At the time of the Spin-Off, the Reorganization will have been completed and the Twin Group will be part of our consolidated Company. Following the Spin-Off, we will be an independent publicly traded reporting company.

Q:	What are the reasons for the Spin-Off?

A:	The board of directors of FAT Brands (which we refer to as the “FAT Brands Board of Directors”) considered the following potential benefits in deciding to pursue the Spin-Off:

●	Establishing our Company as a company separate from FAT Brands will provide us with a greater ability to focus on and grow our business. The Spin-Off will establish our Company as an independent publicly traded reporting company, which we believe will meaningfully enhance our industry market perception, thereby providing greater growth opportunities for us than as a consolidated division of FAT Brands. Additionally, by separating the businesses, we will have the flexibility to implement strategic initiatives aligned with our business plan and to prioritize investment spending and capital allocation in a manner that will lead to growth and increased operational efficiencies of our Company that otherwise may not occur as part of a larger, more diversified enterprise like FAT Brands.

●	Our Company will benefit from having an experienced and dedicated management team focused on enhancing our business, executing our growth strategy, and finding value-creating opportunities, without any ongoing costs burden from FAT Brands.

●	The Spin-Off will provide investors with the opportunity to invest in two separate companies and business lines with different business strategies and target customers, and will enable investors to separately value our Company and FAT Brands based on our Company’s and FAT Brands’ respective unique investment identities, including the merits, performance and future prospects of our Company’s and FAT Brands’ respective businesses.

●	The separation of our Company from FAT Brands will facilitate the tailoring of incentive compensation arrangements for the respective management and employees of each company that are more directly tied to the performance of each respective company’s business, which we believe will enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with the performance and growth objectives of each respective company.

The FAT Brands Board of Directors also considered a number of potentially negative factors in evaluating the Spin-Off, such as risks relating to potentially not being able to achieve the anticipated benefits of the Spin-Off, but concluded that the potential benefits of the Spin-Off outweighed these factors. For more information, see the sections entitled “Risk Factors” and “The Spin-Off—Reasons for the Spin-Off”.

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Q:	What will you receive in the Spin-Off?

A:	As a FAT Brands Common Stockholder, you will receive a distribution in the form of shares of our Class A Common Stock that correlates to the number of shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, that you hold on the Record Date. The Distribution Agent will distribute only whole shares of our Class A Common Stock in the Spin-Off. Any fractional shares will be rounded down to the nearest whole share. For more information on the treatment of the fractional shares in the Spin-Off, see the section entitled “The Spin-Off—The Distribution by FAT Brands to the FAT Brands Common Stockholders of Shares of our Class A Common Stock in the Spin-Off—Treatment of Fractional Shares”.

Q:	What is the Record Date for the Spin-Off?

A:	FAT Brands has designated the close of business as of p.m., New York City time, on , 2024, as the Record Date for the Spin-Off. FAT Brands may elect to change the Record Date based on the timing of the Spin-Off.

Q:	When will the distribution to the FAT Brands Common Stockholders of shares of our Class A Common Stock in the Spin-Off occur?

A:	The Spin-Off will be effective as of p.m., New York City time, on , 2024 (which we refer to as the “Distribution Date”). Our Class A Common Stock will commence trading on the Nasdaq Capital Market on the following trading day.

Q:	How will FAT Brands distribute shares of our Class A Common Stock in the Spin-Off?

A:	Registered FAT Brands Common Stockholders: If you are a registered stockholder (meaning your holdings of shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, are registered directly on FAT Brands’ stock ledger maintained by its transfer agent and registrar (VStock Transfer, LLC), the Distribution Agent will credit the whole shares of our Class A Common Stock that you receive in the Spin-Off to a new book-entry account with our transfer agent and registrar on the Distribution Date. Following the Distribution Date, the Distribution Agent will mail to you a book-entry account statement that reflects the number of shares of our Class A Common Stock that you hold, and you will also be able to access information regarding your new book-entry account with our transfer agent and registrar.

“Street name” or beneficial FAT Brands Common Stockholders: If you hold your shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, through a bank, broker or other nominee, the Distribution Agent will release the distributed shares of our Class A Common Stock to the Depository Trust Company (which we refer to as “DTC”) for further distribution to the DTC participants, and your bank, broker or other nominee will credit your account with the whole shares of our Class A Common Stock that you receive in the Spin-Off on the Distribution Date. Please contact your bank, broker or other nominee for further information about your account.

No physical stock certificates will be issued to any stockholders, even if requested. See “The Spin-Off—The Distribution by FAT Brands to the FAT Brands Common Stockholders of Shares of our Class A Common Stock in the Spin-Off”.

Q:	Who is the transfer agent and registrar for our Class A Common Stock, and who is the Distribution Agent?

A:	VStock Transfer, LLC is the transfer agent and registrar for our Class A Common Stock, and will also serve as the Distribution Agent for the Spin-Off.

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Q:	What do you have to do to participate in the Spin-Off?

A:	You are not required to take any action, but we urge you to read this Information Statement carefully. FAT Brands Common Stockholders as of the Record Date will not need to pay any cash or deliver any other consideration, including any shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, in order to receive shares of our Class A Common Stock in the Spin-Off. No stockholder approval of the Spin-Off is required. We are not asking you for a vote, and we request that you do not send us a proxy card.

Q:	What are the U.S. federal income tax consequences to FAT Brands Stockholders who are U.S. taxpayers as a result of the distribution of shares of our Class A Common Stock in the Spin-Off?

A:	The Spin-Off will be a taxable distribution for U.S. federal income tax purposes. Accordingly, each FAT Brands Common Stockholder that is a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Spin-Off”) would generally be treated as receiving a taxable distribution equal to the fair market value of our Class A Common Stock (determined at the time of the Spin-Off). Such distribution would be treated as a taxable dividend to the extent of such FAT Brands Common Stockholder’s ratable share of FAT Brands’ current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the value of the distribution exceeds the amount of such earnings and profits, such excess will be treated first, as reducing such FAT Brands Common Stockholder’s adjusted basis in each share of its FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, in respect of which such distribution was made, and second, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such share of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may. For more information regarding the potential U.S. federal income tax consequences to you as a result of the distribution of shares of our Class A Common Stock in the Spin-Off, see the section entitled “Material U.S. Federal Income Tax Consequences of the Spin-Off”.

Q:	If you sell your shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock on or before the Distribution Date, will you still be entitled to receive shares of our Class A Common Stock in the Spin-Off?

A:	If you hold shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock on the Record Date and decide to sell them on or before the Distribution Date, you may be able to choose to either (i) sell your shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case maybe, together with your entitlement to receive the Spin-Off distribution in the form of shares of our Class A Common Stock, or (ii) sell your shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, and keep for yourself your entitlement to receive the Spin-Off distribution in the form of shares of our Class A Common Stock. You should discuss these alternatives with any financial and tax advisors. See also “The Spin-Off—Trading Prior to the Distribution Date”.

Q:	Are there any restrictions on the resale of the shares of our Class A Common Stock that you will receive in the Spin-Off?

A:	The shares of our Class A Common Stock that will be distributed by FAT Brands to the FAT Brands Common Stockholders in the Spin-Off will be freely transferable, except for shares received by FAT Brands Common Stockholders who are also affiliates of our Company. See “The Spin-Off—Resale of our Class A Common Stock Following the Spin-Off” for more information.

Q:	How will our Class A Common Stock trade?

A:	Currently, there is no public market for our Class A Common Stock. We intend to apply to list our Class A Common Stock on the Nasdaq Capital Market under the symbol “TWNP”. The consummation of the Spin-Off is conditioned upon our Class A Common Stock being approved for listing on the Nasdaq Capital Market.

Q:	Do I have appraisal rights in connection with the Spin-Off?

A:	No. FAT Brands Common Stockholders do not have any appraisal rights in connection with the Spin-Off.

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Q:	Are there risks associated with owning shares of our Class A Common Stock?

A:	Yes. Our Company and our business face both general and specific risks and uncertainties. Our business also faces risks relating to the Spin-Off. Following the Spin-Off, we will also face risks associated with being an independent publicly traded reporting company. Accordingly, you should read carefully the information in the section entitled “Risk Factors”.

Q:	Are there any conditions to completing the Spin-Off?

A:	Yes. The Spin-Off is conditioned upon a number of matters, including, but not limited to, (i) the authorization and approval of the FAT Brands Board of Directors, (ii) the approval of Nasdaq of the listing of our Class A Common Stock on the Nasdaq Capital Market, (iii) the declaration of effectiveness of our Registration Statement on Form 10, of which this Information Statement is a part, by the Securities and Exchange Commission (which we refer to as the “SEC”), and (iv) the completion of the Reorganization. For more detailed information regarding the conditions to the Spin-Off, see the section entitled “The Spin-Off—Conditions to the Spin-Off”.

Q:	Will the number of shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock you hold change as a result of the Spin-Off?

A:	No. The number of shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock you hold, and your proportionate ownership interest in FAT Brands, will not change as a result of the Spin-Off.

Q:	Will the Spin-Off affect the listing or trading of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock on the Nasdaq Capital Market?

A:	No. FAT Brands Class A Common Stock will continue to be listed for trading on the Nasdaq Capital Market under the symbol “FAT”, and FAT Brands Class B Common Stock will continue to be listed for trading on the Nasdaq Capital Market under the symbol “FATBB”

Q:	Will the Spin-Off affect the trading price of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock?

A:	The respective trading prices of FAT Brands Class A Common Stock and FAT Brands Class B Common Stock immediately following the Spin-Off may be lower than immediately prior to the Spin-Off, since the trading prices will no longer reflect the value of our Company, our subsidiaries, and our business. Additionally, until the market has fully analyzed the value of FAT Brands without our Company, our subsidiaries and our business, the respective trading prices of FAT Brands Class A Common Stock and FAT Brands Class B Common Stock may fluctuate. It is possible that after the Spin-Off, the combined equity value of FAT Brands and our Company will be less than the equity value of FAT Brands immediately prior to the Spin-Off.

Q:	Where can I get more information?

A:	If you have any questions relating to the Spin-Off, you should contact:

Investor Relations:

ICR

Michelle Michalski

ir-fatbrands@icrinc.com

646-277-1224

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

SUMMARY OF THE SPIN-OFF

Distributing Company	FAT Brands Inc. Immediately prior to the Spin-Off, FAT Brands holds all of the issued and outstanding shares of our Class A Common Stock.

Distributed Company

Twin Hospitality Group Inc.

Immediately prior to the Spin-Off, we are a wholly-owned subsidiary of FAT Brands, and the Twin Group will be part of our consolidated Company. After the Spin-Off, we will be an independent publicly traded reporting company.

Shares of Class A Common Stock to be distributed by FAT Brands to the FAT Brands Common Stockholders in the Spin-Off

In the Spin-Off, FAT Brands will distribute on a pro rata basis to the FAT Brands Common Stockholders approximately        % of the outstanding shares of our Class A Common Stock held by it. As of immediately prior to the time of the Spin-Off, FAT Brands will hold        shares of our Class A Common Stock, which is 100% of the issued and outstanding shares of our Class A Common Stock.

Each one share of FAT Brands Class A Common Stock and each one share of FAT Brands Class B Common Stock, as the case may be, outstanding as of the Record Date will entitle the holder thereof to receive          share of our Class A Common Stock.

Accordingly, approximately shares of our Class A Common Stock will be distributed by FAT Brands to the FAT Brands Common Stockholders in the Spin-Off.

Record Date	The close of business as of p.m., New York City time, on , 2024.

Distribution Date	, 2024.

Distribution of Shares of Class A Common Stock in the Spin-Off

On the Distribution Date, FAT Brands will release the applicable shares of our Class A Common Stock to the Distribution Agent to distribute to the FAT Brands Common Stockholders. The shares of our Class A Common Stock will be distributed in book-entry form, and no physical stock certificates will be issued.

The Distribution Agent will distribute only whole shares of our Class A Common Stock in the Spin-Off. Any fractional shares will be rounded down to the nearest whole share. See “The Spin-Off—The Distribution by FAT Brands to the FAT Brands Common Stockholders of Shares of our Class A Common Stock in the Spin-Off—Treatment of Fractional Shares”.

You will not be required to make any payment, surrender or exchange your shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, or take any other action to receive your shares of our Class A Common Stock in the Spin-Off.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Conditions to the Spin-Off	The Spin-Off is subject to the satisfaction, or the waiver by FAT Brands, of a number of conditions, including, but not limited to:

●	the authorization and approval of the FAT Brands Board of Directors;
●	the approval of Nasdaq of the listing of our Class A Common Stock on the Nasdaq Capital Market;
●	the declaration of effectiveness of our Registration Statement on Form 10, of which this Information Statement is a part, by the SEC; and
●	the completion of the Reorganization.

The satisfaction of all of the conditions to the Spin-Off will not create any obligation on the part of FAT Brands to consummate the Spin-Off. FAT Brands has the right not to consummate the Spin-Off if, at any time, the FAT Brands Board of Directors determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of FAT Brands or its stockholders, or is otherwise not advisable.

For more detailed information regarding the conditions to the Spin-Off, see the section entitled “The Spin-Off—Conditions to the Spin-Off”.

Tax Consequences to the FAT Brands Common Stockholders Who Are U.S. Taxpayers

The Spin-Off will be a taxable distribution for U.S. federal income tax purposes. Accordingly, each FAT Brands Common Stockholder that is a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Spin-Off”) would generally be treated as receiving a taxable distribution equal to the fair market value of our Class A Common Stock (determined at the time of the Spin-Off). Such distribution would be treated as a taxable dividend to the extent of such FAT Brands Common Stockholder’s ratable share of FAT Brands’ current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the value of the distribution exceeds the amount of such earnings and profits, such excess will be treated first, as reducing such FAT Brands Common Stockholder’s adjusted basis in each share of its FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, in respect of which such distribution was made, and second, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such share of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may. For more information regarding the potential U.S. federal income tax consequences to you as a result of the distribution of shares of our Class A Common Stock in the Spin-Off, see the section entitled “Material U.S. Federal Income Tax Consequences of the Spin-Off”.

We urge you to consult your tax advisor as to the specific tax consequences of the Spin-Off to you, including the effect of any U.S. federal, state, local or non-U.S. tax laws and of changes in applicable tax laws.

Resale of Class A Common Stock	The shares of our Class A Common Stock that will be distributed by FAT Brands to the FAT Brands Common Stockholders in the Spin-Off will be freely transferable, except for shares received by FAT Brands Common Stockholders who are also affiliates of our Company. See “The Spin-Off—Resale of our Class A Common Stock Following the Spin-Off” for more information.

Listing	We intend to apply to list our Class A Common Stock on the Nasdaq Capital Market under the symbol “TWNP”.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Transfer Agent and Registrar; Distribution Agent	VStock Transfer, LLC is the transfer agent and registrar for our Class A Common Stock, and will also act as the Distribution Agent for the Spin-Off.

Dividend Policy	We currently intend to retain all available funds and any future earnings to fund the development and growth of our operations and to repay outstanding debt, and therefore, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. See “Dividend Policy.”

Class A Common Stock to be outstanding immediately after the Spin-Off(1)	shares.

Class B Common Stock to be outstanding immediately after the Spin-Off	shares.

Total shares of our Common Stock to be outstanding immediately after the Spin-Off(1)	shares.

Voting

Each share of our Class A Common Stock will be entitled to one vote. Each share of our Class B Common Stock will be entitled to        votes.

The holders of our Class A Common Stock and Class B Common Stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our Amended and Restated Certificate of Incorporation. See “Description of Capital Stock—Common Stock.”

Concentration of Ownership

FAT Brands, which beneficially owns 100% of the outstanding shares of our Common Stock prior to the Spin-Off, will beneficially own and control approximately        % of the outstanding shares of our Class A Common Stock, and 100% of the outstanding shares of our Class B Common Stock, which in the aggregate represent approximately        % of the total voting power of the outstanding shares of our Common Stock, immediately following the completion of the Spin-Off, and, as a result, will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of all the members of our board of directors (which we refer to as our “Board of Directors”), and the approval of significant corporate transactions. See “Summary of our Company and our Business—Our Relationship with FAT Brands—FAT Brands will be our Controlling Stockholder” and “Description of Capital Stock—Common Stock—Voting Rights”.

Additionally, we will be a “controlled company”, as defined under the Nasdaq Listing Rules. As a “controlled company”, we are permitted to elect not to comply with certain corporate governance rules of Nasdaq, however, we do not currently intend to rely on any of the “controlled company” exemptions following the completion of the Spin-Off. See “Management—Controlled Company Exemptions.”

Use of Proceeds

We will not receive any proceeds from the distribution of shares of our Class A Common Stock in the Spin-Off, and any expenses incurred in connection with the Spin-Off will be borne by us. See “Use of Proceeds.”

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Risk Factors	Our Company and our business face both general and specific risks and uncertainties. Our business also faces risks relating to the Spin-Off. Following the Spin-Off, we will also face risks associated with being an independent publicly traded reporting company. Accordingly, you should carefully read and consider the risks described in the section entitled “Risk Factors” beginning on page 39 of this Information Statement, as well as all other information contained in this Information Statement.

(1)	The number of shares of our Common Stock to be outstanding immediately after the Spin-Off is based on shares of our Class A Common Stock and shares of our Class B Common Stock outstanding as of the date of completion of the Reorganization, and does not include (i) up to shares of our Class A Common Stock underlying restricted stock units, subject to vesting, that we intend to grant to certain of our officers and employees under the Management Equity Plan (as defined under “Executive and Director Compensation—Equity-Based Compensation—Twin Hospitality Group Management Equity Plan”), (ii) an aggregate of shares of our Class A Common Stock underlying stock options, subject to vesting, that we intend to grant to certain of our non-executive directors, officers, and employees under our 2024 Incentive Compensation Plan (as defined under “Executive and Director Compensation—Equity-Based Compensation—2024 Incentive Compensation Plan”) upon the consummation of the Reorganization, and (iii) an aggregate of shares of our Class A Common Stock remaining and reserved, as of the date of this Information Statement, for awards that may be granted in the future under our 2024 Incentive Compensation Plan.

Unless otherwise indicated or the context otherwise requires, all information in this Information Statement assumes:

●	the completion of the Reorganization; and

●	the satisfaction of all of the conditions precedent to the Spin-Off.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

SUMMARY OF OUR COMPANY AND OUR BUSINESS

This summary highlights some of the information contained elsewhere in this Information Statement. This summary is not complete and does not contain all the information that may be important to you. For a more complete description of the terms and conditions of the Spin-Off, you should read the entire Information Statement carefully, especially the risks discussed in the “Risk Factors” section of this Information Statement, and our consolidated financial statements and the related notes thereto, included elsewhere in this Information Statement.

Our Company

We are a franchisor and operator of two specialty casual dining restaurant concepts: Twin Peaks and Smokey Bones. As of June 30, 2024, our total restaurant footprint consists of 172 restaurants, of which 73 are domestic franchised Twin Peaks restaurants operated by our franchisee partners, seven are international franchised Twin Peaks restaurants operated by a franchisee partner in Mexico, 32 are domestic company-owned Twin Peaks restaurants, and 60 are domestic company-owned Smokey Bones restaurants. During the twenty-six weeks ended June 30, 2024, we and our franchise partners opened four franchised Twin Peaks restaurants across our Twin Peaks restaurant system. During fiscal year 2023, we and our franchisee partners opened 12 franchised Twin Peaks restaurants, and we opened two company-owned Twin Peaks restaurants, across our Twin Peaks restaurant system.

Our growth plan is driven by a robust pipeline of new restaurant developments and strong Comparable Restaurant Sales growth. Our pipeline includes more than 100 signed franchised units as of June 30, 2024, providing significant visibility into our near-term growth trajectory. As we continue to expand, of the total number of anticipated new restaurant openings, we have a goal of having approximately 75% be franchised restaurants.

Our Track Record of Robust Financial Performance and Growth

Our team of passionate and experienced professionals has capitalized on our growth strategy to deliver robust and consistent sales growth, new restaurant openings, and strong unit economics for our restaurants. We believe that our compelling financial results and growth trajectory illustrate the appeal of our brands to customers and proof of concept while demonstrating the long-term potential of our brands:

●	From fiscal year 2019 to fiscal year 2023, our System-Wide Sales have increased from $342.7 million to $583.4 million, representing a compound annual growth rate (which we refer to as “CAGR”) of 14.2%.

●	Our Comparable Restaurant Sales have demonstrated strong momentum. In fiscal years 2021, 2022 and 2023, we generated Comparable Restaurant Sales growth of 45.5%, 10.9% and (0.2)%, respectively. Relative to fiscal year 2019, we generated Comparable Restaurant Sales growth of 10.8%, 25.5% and 24.7% during fiscal years 2021, 2022 and 2023, respectively.

●	From fiscal year 2019 to fiscal year 2023, our revenue has increased from $129.0 million to $230.9 million, representing a CAGR of 15.7%.

●	In fiscal years 2019, 2020, 2021, 2022 and 2023, we generated net income (losses) of $(3.4) million, $(10.6) million, $16.3 million, $(12.8) million and $(13.8) million, respectively. Net income or net loss for fiscal years prior to 2022 is not directly comparable to fiscal years 2022 and 2023 due to FAT Brands’ acquisition of the Twin Group in 2021. Net loss margin for fiscal years 2019 and 2023 was (2.6)% and (6.0)%, respectively.

●	From fiscal year 2019 to fiscal year 2023, our Adjusted EBITDA has increased from $9.0 million to $28.3 million, representing a CAGR of 33.2%. These Adjusted EBITDA figures represent Adjusted EBITDA Margins of 7.0% and 12.3% in fiscal years 2019 and 2023, respectively, equating to an absolute margin increase of 5.3%.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Twin Peaks: The Ultimate Sports Lodge

Twin Peaks is an award-winning restaurant and sports bar brand. We believe that Twin Peaks’ combination of made-from-scratch food, 29-degree draft beer, innovative cocktail program, and sports on wall-to-wall televisions at rugged lodge atmosphere themed restaurants is highly differentiated from other competitive concepts, allowing us to deliver an engaging and unique experience to our customers. Founded in 2005 in Dallas, Texas, Twin Peaks has grown from a single restaurant to a system of 112 restaurants across 27 states and Mexico as of June 30, 2024. Driven by our goal of revolutionizing the sports bar experience, and with an estimated total market opportunity in the United States of approximately 650 restaurants (based on a whitespace analysis performed by eSite Analytics in 2023), plus substantial international development opportunities, we believe that we are well-positioned to accelerate the growth of Twin Peaks.

At its core, Twin Peaks is an experiential dining brand. We strive to provide a best-in-class dining and sports bar experience for each guest who walks into our Twin Peaks restaurants, which we deliver through our innovative menu, engaging waitstaff, and immersive sports viewing experience. Twin Peaks’ made-from-scratch food features a wide array of selections, ranging from craveable game day favorites (such as seared-to-order burgers and hand-breaded chicken wings) to more innovative and premium options (such as New York strip steak, in-house smoked ribs, and street tacos), which may be less common for a typical restaurant and sports bar. Twin Peaks pairs its curated food menu with its customer-favorite 29-degree draft beer and craft cocktails. All of our Twin Peaks restaurants possess the look and feel of a natural and rugged mountain lodge, featuring authentic wood tones, comfortable seating, quality furnishings, and spacious tables for optimal sports viewing and group gatherings. Our Twin Peaks restaurants typically feature between 60 and 100 television set-ups, providing an immersive and customized viewing experience featuring sports programming and pay-per-view events. Guests at our Twin Peaks restaurants are welcomed by an engaging team, highlighted by an all-female waitstaff, who are a valuable aspect of the Twin Peaks business model and key components of the memorable experiences that our Twin Peaks restaurants provide to guests. Additionally, Twin Peaks’ waitstaff are empowered to serve as brand ambassadors, helping to extend the visibility of the Twin Peaks brand to a wider audience of customers.

The Twin Peaks restaurant experience we provide to our guests is the foundation of the Twin Peaks brand, and we believe that this is the primary catalyst of Twin Peaks’ strong performance. Twin Peaks’ broad menu and thoughtfully crafted dining experience drive consistent customer traffic across all dayparts, including lunch, happy hour, dinner and late-night. We structure Twin Peaks’ menu utilizing a “barbell” pricing model, offering a broad combination of lower-priced, entry-level menu items along with a range of more premium, higher-priced food and beverages. This pricing strategy offers a differentiated price-to-value proposition for a multitude of guest preferences. Additionally, the breadth of Twin Peaks’ beverage offerings supports high-margin revenue across our Twin Peaks restaurant base. We believe that the guests at our Twin Peaks restaurants are highly engaged and enjoy the Twin Peaks restaurant experience, which is best evidenced by Twin Peaks’ industry-leading guest satisfaction and intent-to-return scores, as measured by Black Box. We believe that the Twin Peaks concept possesses broad appeal and resonates with the Generation X, Millennial and Generation Z demographic groups, as well as with all genders.

In order to expand our Twin Peaks restaurant footprint, we are capitalizing on a flexible real estate strategy that has proven successful in converting various existing restaurants and retail stores into Twin Peaks restaurants. As of June 30, 2024, of our 112 Twin Peaks restaurants, approximately 80% were conversions from previous restaurants or retail stores. Relative to new-build restaurants, conversions enable broader and more flexible access to real estate, more timely openings, lower build-out costs, and accelerated payback periods.

Our growth plan for Twin Peaks is driven by a robust pipeline of new restaurant developments and strong Comparable Restaurant Sales growth. Our pipeline for new Twin Peaks restaurants includes more than 100 signed franchised units as of June 30, 2024, providing significant visibility into Twin Peaks’ near-term growth trajectory. Based on our franchise development pipeline, which continues to grow, for fiscal years 2024 to 2028, we believe that we and our franchisee partners will open between 10 to 12 new franchised Twin Peaks restaurants per year. As we continue to expand our Twin Peaks restaurant system, of the total number of anticipated new restaurant openings, we have a goal of having approximately 75% be franchised restaurants.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

As of June 30, 2024, our total domestic Twin Peaks restaurant footprint includes 105 Twin Peaks restaurants across 27 states, of which 73 are franchised restaurants operated by our franchisee partners and 32 are company-owned restaurants. Additionally, we have partnered with a franchisee who operates seven Twin Peaks restaurants in Mexico. During the twenty-six weeks ended June 30, 2024, we and our franchise partners opened four franchised Twin Peaks restaurants across our Twin Peaks restaurant system, which represented a 15% increase in restaurant count relative to the same period in 2023. During fiscal year 2023, we and our franchisee partners opened 12 franchised Twin Peaks restaurants, and we opened two company-owned Twin Peaks restaurants, across our Twin Peaks restaurant system, which represented a 15% increase in restaurant count relative to 2022. The growth in the number of Twin Peaks restaurants is supported by Twin Peaks’ strong and consistent Average Unit Volumes (which we refer to as “AUVs”), which have shown considerable growth and stability as we have expanded the Twin Peaks brand into new locations and markets. We believe that our ability to generate high AUVs across our Twin Peaks restaurant system in a variety of diverse markets demonstrates the immense portability and potential of the Twin Peaks brand. Furthermore, Twin Peaks’ consistent AUVs serve as proof points within its existing markets, allowing us to confidently infill these markets with additional Twin Peaks restaurants.

Twin Peaks’ Track Record of Robust Financial Performance and Growth

We believe that we have capitalized on our growth strategy for Twin Peaks to deliver robust and consistent sales growth, new restaurant openings, and strong unit economics for our Twin Peaks restaurants. From fiscal year 2019 to fiscal year 2023, the number of Twin Peaks restaurants has grown from 84 restaurants to 109 restaurants, representing a CAGR of 6.7%. Additionally, Twin Peaks’ AUVs have exhibited significant growth across our Twin Peaks restaurant system. From fiscal year 2019 to fiscal year 2023, Twin Peaks’ AUVs have grown from $4.1 million to $5.4 million, representing a CAGR of 7.1%. We believe that the growth of Twin Peaks’ AUVs as our Twin Peaks restaurant system has expanded into new markets demonstrates the portability of the Twin Peaks brand and concept as well as our ability to successfully execute our growth strategy for Twin Peaks within new locations and markets.

We believe that Twin Peaks’ highly compelling unit economics are a key driver of the expansion of our Twin Peaks restaurant system, allowing us to catalyze growth in our business while simultaneously attracting both new and existing franchisee partners to commit to new restaurant development. When modeling new Twin Peaks restaurant openings, we target the following average unit economics in the third full year of operations:

●	AUV of approximately $6.5 million;

●	Restaurant-Level Contribution Margin of approximately 16% for our company-owned Twin Peaks restaurants; and

●	Cash-on-cash returns of approximately 28.9% for conversions from previous restaurants or retail stores and approximately 37.1% for new-build restaurants. These cash-on-cash return targets are calculated based on a target average investment cost of approximately $3.6 million for conversions from previous restaurants or retail stores and approximately $2.8 million for new-build restaurants (in each case, net of tenant allowances and sale leaseback proceeds, and excluding pre-opening expenses).

The following table summarizes our target economics for new Twin Peaks restaurant openings:

Target Average Unit Economics
(dollars in thousands)	Conversions	New Builds
AUV(1)	$6,500	$6,500
Restaurant-Level Contribution Margin(1)(2)	16.0%	16.0%
Net initial investment(3)	$3,600	$2,800
Cash-on-cash return(1)(4)	28.9%	37.1%

(1)	Reflects targets for the third full year of operations.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

(2)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Metrics—Restaurant-Level Contribution and Restaurant-Level Contribution Margin” for a further discussion of Restaurant-Level Contribution and Restaurant-Level Contribution Margin, and for a reconciliation of income from operations, the most directly comparable financial measure under GAAP, to Restaurant-Level Contribution.

(3)	Reflects capital expenditures incurred to open a restaurant, net of tenant allowances and sale leaseback proceeds, and excluding pre-opening expenses.

(4)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Metrics—Cash-on-Cash Return” for a further discussion of cash-on-cash return.

Openings of new franchised Twin Peaks restaurants are particularly profitable for our business model. A franchised Twin Peaks restaurant generating an illustrative AUV of $6.0 million contributes approximately $300,000 in royalty income to us each year (based on a royalty rate of 5.0% of gross sales), which contributes directly to our profitability profile and carries minimal associated variable costs. Additionally, such franchised Twin Peaks restaurant would contribute approximately $150,000 (based on a required contribution of 2.5% of gross sales) to the Twin Peaks National Marketing Fund, which would allow us to increase brand awareness in both new and existing markets.

In 2024, we are targeting to open three to four new company-owned Twin Peaks restaurants, with two closures. During the twenty-six weeks ended June 30, 2024, our franchisees opened four franchised Twin Peaks restaurants, and we currently estimate that our franchisees will open an additional three to six new franchised Twin Peaks restaurants during the remaining two fiscal quarters of 2024. In total, we are targeting the expansion of our Twin Peaks restaurant footprint by eight to 12 new Twin Peaks restaurants in 2024.

Conversions of Smokey Bones Restaurants into Twin Peaks Restaurants

In September 2023, FAT Brands acquired Barbeque Integrated, Inc., which is the entity that owns Smokey Bones Bar & Fire Grill (which we refer to as “Smokey Bones”). Subsequent to FAT Brands’ acquisition of Smokey Bones, on March 21, 2024, FAT Brands contributed to FAT Brands Twin Peaks I, LLC, which is the top tier company in the Twin Group (which we refer to as the “Top Tier Twin Subsidiary”), and the Top Tier Twin Subsidiary acquired (which we refer to as the “Smokey Bones Acquisition”), all of the outstanding capital stock of Barbeque Integrated, Inc., which included Smokey Bones. We plan to convert approximately half of the acquired 60 Smokey Bones restaurants into new Twin Peaks restaurants (which we refer to as the “Twin Peaks Conversions”). Of the to be converted Smokey Bones restaurants that are within existing franchisee development areas, we plan to work with our existing franchisees to develop those restaurants. Of the to be converted Smokey Bones restaurants that are within new markets, we may partner with a franchisee to develop those restaurants or convert those restaurants into company-owned Twin Peaks restaurants.

We estimate that the required initial investment cost for a conversion of a Smokey Bones restaurant into a Twin Peaks restaurant, excluding pre-opening expenses, to be between approximately $2.0 million to $5.0 million per restaurant, consistent with our initial investment targets for conversions of existing sites. We believe that the opportunity to convert Smokey Bones restaurants enables us and our franchisees to open new Twin Peaks restaurants in attractive locations and markets at a lower cost than a new build and on a shorter timeline, while also providing heightened visibility into our near-term growth objectives for our Twin Peaks restaurant system.

Of the remaining Smokey Bones restaurants that are not converted into Twin Peaks restaurants, we intend to operate them as company-owned Smokey Bones restaurants, or sell them to franchisees who will own and operate them as franchised Smokey Bones restaurants.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Twin Peaks’ Market Opportunity

Twin Peaks competes in the broader casual dining segment of the U.S. full-service dining industry. According to Technomic, Inc. (which we refer to as “Technomic”), a leading data provider for the restaurant industry, the full-service dining industry is highly fragmented, with various concepts competing for wallet share across a number of menu categories, including sports bars, steak, Italian/pizza, family style, and others. According to Technomic, the full-service dining industry in the United States generated sales of approximately $264 billion and $275 billion in 2022 and 2023, respectively. In fiscal year 2023, our domestic System-Wide Sales growth outpaced that of the broader full-service dining industry, as our domestic System-Wide Sales grew by 11%, relative to 5% for the full-service dining industry as a whole, according to Technomic.

Within the full-service dining industry, Twin Peaks operates within the casual dining segment and the sports bar sub-segment. According to Technomic’s 2023 Top 500 Chain Restaurant Report, which ranks U.S. restaurant chains by 2022 domestic system-wide sales, Twin Peaks was ranked 102 on the list of all U.S. restaurant concepts and fifth out of 29 restaurant concepts within the sports bar sub-segment. We believe that the Twin Peaks concept has a significant opportunity to disrupt the sports bar and broader casual dining segments, and we are well-positioned to capitalize on this opportunity. We believe that Twin Peaks’ focus on made-from-scratch food, craft beverages, and providing an engaging sports-lodge experience helps differentiate the Twin Peaks concept from competitors while creating an environment difficult for customers to replicate at home. As customers continue to seek engaging and high-quality dining experiences, we are targeting growth rates for Twin Peaks in excess of the broader industry.

We believe that Twin Peaks’ success can be best demonstrated by its performance relative to the broader casual dining segment, as tracked by Black Box. Black Box tracks consumer intent-to-return, which we believe is Twin Peaks’ strongest measure of success. In fiscal year 2023, Twin Peaks’ consumer intent-to-return score, as defined by Black Box, was measured at 95%, as compared to 74% for the broader casual dining segment. We believe that Twin Peaks’ strong traffic trends and favorable customer perception are critical drivers of its sales growth and demonstrate the strength and potential of the Twin Peaks concept. As Twin Peaks continues to grow, we believe that Twin Peaks has an opportunity to gain market share by focusing on providing guests with a superior dining and sports viewing experience, thereby driving increased brand awareness, continued growth in Comparable Restaurant Sales, and continued expansion of our Twin Peaks restaurant footprint. Furthermore, we believe that the Twin Peaks concept is uniquely resistant to economic headwinds given the breath of its menu items and range of price points, combined with its focus on providing an immersive sports viewing experience.

Twin Peaks Aims to Provide Guests with an Unmatched Dining Experience

Since its inception, Twin Peaks has been driven by its mission of providing guests with an authentic, energetic and comfortable environment, food that makes guests feel good, and beverages to celebrate every win. We consider Twin Peaks’ focus on experiential dining to be an integral component of its DNA, a core differentiator of the Twin Peaks concept, and the primary driver of Twin Peaks’ unique brand identity and value proposition for consumers. We believe that Twin Peaks’ combination of made-from-scratch food, 29-degree draft beers, craft cocktails, engaging waitstaff, and expansive television packages creates a dining and sports-viewing experience that is difficult to replicate at home or elsewhere, which drives strong customer traffic at our Twin Peaks restaurants. Our focus on providing an outstanding experience for each guest is consistent across our Twin Peaks restaurant system. Our Twin Peaks restaurants are thoughtfully crafted to look and feel like a natural and rugged escape, incorporating various iconic features of mountain lodges. In addition to its kitchen, bar and television packages, many of our Twin Peaks lodges include other amenities, such as outdoor patios, fire pits and cigar rooms, offering guests opportunities to socialize while watching their favorite sporting events. While all Twin Peaks restaurants generally exhibit the same look and feel, each Twin Peaks restaurant does so with a distinctive and unique touch, making no two restaurants exactly alike. Additionally, we and our franchisees are able to tailor the look and feel of a Twin Peaks restaurant in order to best appeal to specific localities. As we continue to expand our Twin Peaks restaurant footprint, both domestically and internationally, we aim to continue to provide Twin Peaks’ signature dining experience to guests across both new and existing markets. The primary pillars of the Twin Peaks in-restaurant experience are further described below.

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Award-Winning Craft Kitchen and Menu Offerings

Our Twin Peaks restaurants feature a selection of craveable, bold and exciting menu items, providing guests with a broad range of gastropub-style all-American comfort food suitable for a variety of taste preferences. Twin Peaks’ food menu is comprised of approximately 70 core items, which are made-from-scratch and feature fresh and premium ingredients. Twin Peaks offers a variety of shareable menu items to cater specifically to guests gathered in groups, while still providing a number of curated entrée selections. Core menu items include a range of elevated but familiar game day favorites, such as burgers, chicken wings (available in over 30 different cooking styles, sauce varieties, and rubs) and flatbreads, as well as a variety of innovative and creative dishes, such as street tacos, spicy meatball parmesan submarine sandwiches, and New York strip steaks. We have designed the Twin Peaks menu to focus on efficiently limiting the number of ingredients in a given restaurant’s pantry, which streamlines the labor hours required to prepare the food offerings while simultaneously allowing team members to excel in the preparation of a targeted number of items. Twin Peaks’ menu is driven by its in-house culinary team, which allows Twin Peaks to capitalize on relevant trends and to provide guests with new and innovative dishes. All of our Twin Peaks restaurants feature a well-equipped kitchen, including an in-house smoker, which is utilized across several menu offerings, such as chicken wings and street tacos. We are constantly seeking to innovate across Twin Peaks’ menu, leveraging the trusted Twin Peaks brand to encourage guests to try exciting new items, such as a lobster roll BLT. We believe that the quality and breadth of Twin Peaks’ menu is a core differentiator of the Twin Peaks brand and a defining element of the Twin Peaks restaurant experience.

Broad and Differentiated Beverage Offerings

Twin Peaks’ curated food menu is paired with a broad selection of beverage offerings, including a range of ice-cold draft beer, craft cocktails, and spirits. In particular, Twin Peaks’ signature, teeth-chattering 29-degree draft beer served in frosted mugs is a customer favorite. Twin Peaks features a rotating selection of ice-cold beers on tap, as well as a range of local and seasonal favorites, which can vary by restaurant. We have spent years perfecting the process behind serving Twin Peaks’ 29-degree draft beer, from the washing to the freeze-drying of our mugs. Our Twin Peaks restaurants feature up to 32 beer taps, depending on the size of the venue, with an average of 24 to 32 taps per restaurant across our Twin Peaks restaurant system. Twin Peaks offers a selection of proprietary, in-house beers to all 32 Twin Peaks restaurants across Texas. All of the Twin Peaks signature beers sold in our Twin Peaks restaurants in Texas, such as the Twin Peaks Dirty Blonde, are brewed at Twin Peaks Brewing Co., our brew-pub in Irving, Texas. Additionally, we work with national commercial brewers to produce private label beer outside of Texas in order to offer proprietary beers at all of our Twin Peaks restaurants throughout our Twin Peaks restaurant system. Our brewing operations allow Twin Peaks to generate higher margins on sales of its proprietary beers, while simultaneously offering meaningful value to guests by selling this beer at compelling price points. Twin Peaks currently offers four staple draft beers, as well as a variety of limited edition and seasonal brews.

While Twin Peaks is widely known for its 29-degree draft beer, the Twin Peaks concept extends far beyond its beer offerings. We take great pride in Twin Peaks’ extensive selection of premium craft cocktails and distinctive spirits. Twin Peaks offers a curated menu of liquors and spirits, ranging from familiar and accessible options to top-shelf brands. Twin Peaks also leverages its extensive list of spirits to provide guests with classic and creative specialty cocktails, including martinis, mules, margaritas and specialty shots. Twin Peaks’ combination of beer and spirits provides guests with an elevated selection of bar options that can pair with any meal and satisfy a diverse range of guest preferences.

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Energetic and Engaging Waitstaff

Guests at all of our Twin Peaks restaurants are greeted and served by an all-female waitstaff and front of house team, which is a central component of the Twin Peaks restaurant experience. Twin Peaks’ team members are focused on delivering an outstanding experience that makes all guests feel like regulars. We have intentionally tailored the job responsibilities of the Twin Peaks waitstaff to allow them to focus a maximum amount of time and energy on providing friendly service and welcoming hospitality. Additionally, the Twin Peaks waitstaff often commands engaged audiences across social media platforms and is encouraged to serve as ambassadors for the Twin Peaks brand. We believe that the Twin Peaks waitstaff provides publicity and a mutually beneficial halo effect for the Twin Peaks brand, allowing Twin Peaks to reach a wider range of customers and drive local traffic.

The Ultimate Sports Viewing Experience

Twin Peaks strives to provide its guests with a sports viewing experience that is unrivaled at home or elsewhere. Our Twin Peaks restaurants allow guests to experience every game, match, fight and race in a welcoming and energetic setting. Twin Peaks’ sports viewing experience is driven by its expansive television packages. Our Twin Peaks restaurants offer wall-to-wall televisions featuring comprehensive and customizable sports programming packages and pay-per-view events. Twin Peaks’ sports programming is flexible and can be easily modified, which we believe allows it to appeal to the broadest number of sports fans by showcasing a multitude of events simultaneously. On days with multiple games, such as NFL Sundays or college football Saturdays, each Twin Peaks restaurant strategically maps out televisions by section so that it can best accommodate guests and pair them with their favorite teams. Our Twin Peaks restaurants are intentionally designed to capitalize on available space and to ensure that there is “not a bad seat in the house”. As of June 30, 2024, with respect to our domestic Twin Peaks restaurants currently open, the average restaurant size is approximately 7,800 square feet and typically features between 60 and 100 television setups.

In addition to traditional sports programming, Twin Peaks curates special events and promotions around high-profile sporting events and occasions. For example, we showcase major boxing and mixed martial arts pay-per-view events in our Twin Peaks restaurants, which we believe provides guests with a compelling value proposition, allowing them to watch in our Twin Peaks restaurants rather than incur the cost of pay-per-view packages at home. We believe that the experience Twin Peaks provides to guests for special events has helped establish Twin Peaks as a chosen destination for sports viewing. Twin Peaks’ slate of special events is intentionally coordinated with the sports calendar, and our Twin Peaks team organizes effective marketing campaigns around the NFL, college football, fantasy football, MLB, NBA, March Madness, and other major sporting events throughout the year.

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Curated Special and Private Events

Our Twin Peaks restaurants arrange a variety of seasonal in-restaurant events throughout the year. These events are often coordinated with specific holidays or other unique occasions, such as St. Patrick’s Day, Valentine’s Day, Cinco de Mayo, Black Friday, Veteran’s Day, National Pickle Day, the anniversary of the end of Prohibition, and others. Twin Peaks also regularly pairs beverage promotions with costume events led by the Twin Peaks waitstaff, allowing us to drive sales of specific menu items. We believe that Twin Peaks’ dynamic event calendar drives guest engagement and allows the Twin Peaks waitstaff to deliver unique twists to Twin Peaks’ already engaging restaurant experience. These seasonal events are particularly critical in driving customer traffic to our Twin Peaks restaurants during the summer months, when the sports calendar is relatively quiet. Additionally, our Twin Peaks restaurants host a variety of private events, such as birthday parties and corporate events. We believe that Twin Peaks’ engaging restaurant experience positions it well to continue to grow its private events business.

Twin Peaks’ Competitive Strengths

Differentiated Customer Experience Generating Industry-Leading Guest Satisfaction

We believe that the Twin Peaks restaurant experience is unparalleled due to its broad made-from-scratch food selection, full-service beverage offerings, and expansive sports viewing packages that are delivered in a welcoming and comfortable atmosphere. As a result, guests at our Twin Peaks restaurants are highly supportive of, and loyal to, the Twin Peaks brand. We believe that Twin Peaks’ Black Box scores in various categories of consumer sentiment, particularly intent-to-return, are critical measures of Twin Peaks’ success. We analyze several consumer sentiment scores reported by Black Box, including consumer perception of Twin Peaks’ food, beverages, service and ambiance, and consumer intent-to-return. For fiscal year 2023, Twin Peaks’ average scores for its food, beverages, service and ambiance, and consumer intent-to-return, as reported by Black Box, were 92%, 92%, 94%, 89% and 95%, respectively. Per Black Box, these scores are higher in every category relative to the broader casual dining segment, which we believe is a testament to the strength of the Twin Peaks concept.

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We believe that Twin Peaks’ growth trajectory is reflected in its consistent and growing AUVs. From fiscal year 2019 to fiscal year 2023, our Twin Peaks restaurants have grown their AUVs by 31.7%. Furthermore, as we have expanded our Twin Peaks restaurant footprint to 112 locations as of June 30, 2024 (as compared to 84 restaurants as of December 29, 2019), the AUVs of our Twin Peaks restaurants have increased, highlighting the strength and stability of the Twin Peaks brand across increasing locations and markets.

Unique Barbell Pricing Model Offering Compelling Guest Value Proposition

Twin Peaks utilizes a “barbell” pricing strategy for its menu across all of the Twin Peaks restaurants, providing a compelling price-to-value proposition that appeals to a diverse range of guests. Twin Peaks’ extensive food and beverage menu selections are suitable for guests with a wide variety of culinary preferences and budget considerations. For example, based on menu pricing as of December 31, 2023, Twin Peaks offered food items ranging from a $10.99 cheeseburger to a $24.99 New York strip steak. Twin Peaks’ beverage offerings cover a similar diversity of price points. Twin Peaks’ spirit selection includes affordable and familiar brands along with rare, more premium selections, allowing it to cater to a wide variety of tastes. Twin Peaks also offers a multitude of game day, lunch, happy hour and holiday specials across both its food and beverage items, which provides guests with exceptional value while promoting specific menu items. We believe that Twin Peaks’ compelling entry-level price points drive its strong customer traffic momentum, while its selection of more premium food and beverage items cater to guests looking for higher-end options. We believe that Twin Peaks’ extensive menu offerings and diverse range of price points appeal to a broad range of consumers across various ages and incomes, who are also similarly attracted to Twin Peaks’ focus on quality food, premium beverages, consistent innovation, and engaging hospitality. During fiscal year 2023, Twin Peaks’ per person average check (which we refer to as “PPA”) was approximately $22.18.

Revenue Maximizing Dynamic Menu and Pricing Capabilities

Menus at our Twin Peaks restaurants are completely digital and accessible by QR code, although guests can be provided with paper printouts of daily specials when needed. Twin Peaks’ digital menus allow us to implement menu engineering, where we have the ability to move items around the menu in order to promote higher-margin products and respond in real time to cost changes related to commodity price movements or inventory levels by focusing on specific items. We are also able to quickly implement selective price adjustments. Dynamic menus enable us to curate our menus by restaurant when needed, which is especially critical for franchisees operating in states with higher labor costs, who may charge slightly higher prices in order to generate sufficient margins.

Broad Daypart Appeal across Multiple Dining Occasions

Twin Peaks’ diverse menu offerings, compelling value proposition, and welcoming lodge environment create broad appeal across multiple dayparts and guest occasions. Twin Peaks’ extensive food and beverage options appeal to guests at all times of the day, driving traffic and sales volumes across lunch, dinner and late night periods. Twin Peaks’ menus feature dedicated lunch specials, providing professionals seeking a respite from the office, or sports fans looking to catch a daytime game, with an engaging lunchtime experience. We continue to grow Twin Peaks’ seasonal brunch menu, which is particularly geared to early start time sports. Twin Peaks’ happy hour deals attract after-work crowds with daily specials across its food and beverage categories. We believe that Twin Peaks’ expansive television packages and breadth of elevated food and beverage offerings are particularly well-positioned for the dinner daypart, offering guests the opportunity to enjoy prime time sports in a comfortable atmosphere. Our Twin Peaks restaurants are open as late as 2:00 am on weekends, serving guests looking to watch late night sporting events with a full menu of food and beverage offerings. We believe that the extended hours of our Twin Peaks restaurants are another key differentiator of the Twin Peaks brand, serving guests at times when many other restaurants are closed or offering more limited menu selections. Twin Peaks focuses on providing a welcoming and energetic guest experience across all dayparts, which we believe creates a consistent value proposition and experience for guests.

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High-Growth, Asset-Light Franchisor Business Model with Compelling Franchisee Value Proposition

Our operating model for Twin Peaks incorporates the most effective attributes of franchised restaurant concepts, while leveraging the benefits of our company-owned Twin Peaks restaurant platforms. We benefit from the recurring and high-visibility cash flow streams driven by royalty revenue generated from our franchised Twin Peaks restaurants. Additionally, our high-growth and high-margin company-owned Twin Peaks restaurants allow us to directly control the in-restaurant Twin Peaks experience, selectively test new innovative menu offerings, and obtain more direct feedback on guest experiences. Our Twin Peaks restaurants generate attractive and consistent AUVs, restaurant-level profitability, and cash-on-cash returns while driving strong brand loyalty amongst guests. As of June 30, 2024, 80 of our Twin Peaks restaurants are franchised, which represents approximately 71% of our Twin Peaks restaurant system. Our franchisor business model is a critical component of our financial performance, and we expect Twin Peaks’ franchising operations to be a key driver of our long-term growth. We believe that Twin Peaks’ unit economics represent an attractive investment opportunity for both new and existing franchisee partners, as evidenced by the growth of our franchised Twin Peaks restaurant base from 56 franchised Twin Peaks restaurants as of December 29, 2019 to 80 franchised Twin Peaks restaurants as of June 30, 2024. Furthermore, our franchising operations drive our profitability margins and reduce the amount of capital expenditures required to operate our business. Our net loss margin was (7.7)% and (6.0)% for fiscal years 2022 and 2023, respectively. Our historical Adjusted EBITDA Margins of 12.6% and 12.3% for fiscal years 2022 and 2023, respectively, illustrate the highly profitable nature of our business model.

We believe that the strength of our franchisor business model for Twin Peaks can be best illustrated by our development pipeline for new franchised Twin Peaks restaurants, which consisted of signed agreements for over 100 new franchised Twin Peaks restaurants as of June 30, 2024.

Experienced Franchisee Partners

Our ability to drive revenue and profitability growth through our franchising operations for Twin Peaks is contingent upon our ability to select and partner with experienced and well-capitalized franchisee partners. Our current network of franchisees consists of a group of highly experienced operators with proven support of the Twin Peaks brand. We specifically seek to partner with well-capitalized franchisee partners who have prior experience in managing full-service restaurants or related hospitality venues. Our franchisees often have meaningful experience as independent operators of other national dining concepts, such as Red Robin, Papa John’s and Panera. We strategically partner with franchisees who have been vetted through our thorough selection process.

Of our franchisees with open Twin Peaks restaurants as of June 30, 2024, each franchisee operates an average of approximately four Twin Peaks restaurants and has been a part of our Twin Peaks restaurant system for an average of approximately seven years (based on the number of years since a franchisee partner first executed a franchisee agreement with us). We are confident in our ability to drive growth of our Twin Peaks restaurant base through both our existing network of franchisees as well as through new franchisee partnerships. When signing new franchisee partners, we target an initial commitment of at least three franchised restaurants, which we believe supports our ability to partner with well-capitalized and dedicated operators.

We provide our franchisees with significant support from the outset of our partnership, from development and design of the Twin Peaks restaurant to a weekly dashboard of key performance indicators in order to maximize franchisee productivity and profitability. We offer immersive training support for franchisees opening a new Twin Peaks restaurant, as well as in-depth course curriculum to train and develop manager-level franchisee employees. When a new franchised Twin Peaks restaurant is opened, a representative from our Twin Peaks team joins the franchisee on site to facilitate a smooth launch. After a franchised Twin Peaks restaurant is opened, we provide franchisees with up-to-date performance metrics, leveraging our data and technology infrastructure to support our franchisees in driving efficiencies within their restaurants. In order to ensure optimal performance in our franchised Twin Peaks restaurants, our franchisees are required to dedicate a significant amount of focus and personnel to the Twin Peaks brand. Each franchisee is required to have a designated principal, who functions as a director of operations strictly for Twin Peaks restaurants. A franchisee’s designated principal is required to work solely on the Twin Peaks concept.

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Attractive Unit Economics

We believe that the growing popularity of the Twin Peaks restaurant experience and the efficient operating model of our Twin Peaks restaurants translate into attractive unit-level economics at our company-owned Twin Peaks restaurants and franchised Twin Peaks restaurants. Our Twin Peaks restaurant model has been intentionally designed to help franchisees achieve compelling AUVs, strong restaurant-level profitability margins, and an attractive return on invested capital. During fiscal year 2023, our Twin Peaks restaurants generated an AUV of $5.4 million across our system. During fiscal year 2023, AUVs across our company-owned Twin Peaks restaurants and franchised Twin Peaks restaurants were $5.0 million and $5.6 million, respectively.

We believe that the continued growth of our franchisee system for Twin Peaks reflects the attractiveness of our unit economic model and the favorable return on investment presented by our Twin Peaks restaurants. We target payback periods of three years for our Twin Peaks restaurants. For new builds, we leverage sale-leaseback transactions where necessary to help us achieve our targeted returns. We believe that this payback period represents an attractive investment opportunity for franchisee partners in the full-service dining space. Furthermore, we believe that our unit economics are a key driver of our Twin Peaks restaurant growth with our franchisee partners.

Portable Concept with Proven Success across Various Locations and Markets

Twin Peaks’ differentiated concept has proven successful across the majority of the United States. As of June 30, 2024, there are Twin Peaks restaurants in 27 states across various regions of the country. We have generated positive Comparable Restaurant Sales growth across our restaurant system while expanding into new markets and regions with varying population densities and characteristics. We believe that the broad appeal of the Twin Peaks brand and Twin Peaks’ best-in-class guest experience have been the primary drivers of Twin Peaks’ success across the country. The Twin Peaks concept has also succeeded in a variety of real estate formats and locations. While we are flexible when evaluating new Twin Peaks restaurant locations, our preferred location type is a freestanding second-generation restaurant building near major roadways and within retail corridors, with 150 or more available parking spaces, and in an area with a residential population of at least 150,000 people within a five-mile radius. The flexibility of our real estate model, coupled with the broad appeal of Twin Peaks’ menu offerings, pricing strategy, and in-restaurant experience, have also enabled us and our franchisee partners to operate successful Twin Peaks restaurants in both urban and suburban areas. Accordingly, we believe that the Twin Peaks concept is well-positioned for continued growth in both new and existing markets. On a global scale, as of June 30, 2024, one of our franchisee partners is operating seven franchised Twin Peaks restaurants in Mexico, and has committed to develop and open an additional 25 franchised Twin Peaks restaurants in Mexico. Twin Peaks’ existing presence, and continued growth, in Mexico demonstrate the brand’s international portability and potential outside the United States.

Data as of June 30, 2024.

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Differentiated Real Estate Strategy and Proven Conversion Capabilities

To date, we have executed on our differentiated real estate strategy to build out our Twin Peaks system of restaurants throughout the United States and Mexico. We have demonstrated an ability to successfully convert existing buildings to Twin Peaks restaurants. Approximately 90 of our 112 Twin Peaks restaurants (or approximately 80%) were successfully converted from various forms of existing buildings. Our conversions on average cost between approximately $2.0 million to $5.0 million per Twin Peaks restaurant and take approximately nine months to complete. Our new-builds on average cost between approximately $4.0 million and $6.0 million per Twin Peaks restaurant and take up to 18 months to complete. We believe that our ability to simultaneously evaluate conversions and new-builds for new Twin Peaks restaurant openings, combined with the support we provide to franchisees in selecting sites for new Twin Peaks restaurant development, are key differentiators of our business model. We believe that we are able to select the best possible real estate for a new Twin Peaks restaurant, allowing us to open new restaurants in the most attractive locations available. Given our asset-light business model, we do not seek to own significant amounts of real estate, however, when developing a new Twin Peaks restaurant, we may acquire a plot of land or an existing building. In order to minimize the amount of committed capital for each new Twin Peaks restaurant, we may engage in sale-leaseback transactions with third-party investors.

We believe that the planned conversion of Smokey Bones restaurants to Twin Peaks restaurants will catalyze our near-term unit growth. Over the next two years, we plan to work with our Twin Peaks franchisee partners to convert certain Smokey Bones restaurants that are within their existing development territories into Twin Peaks restaurants, with these restaurants being operated by such franchisees. Furthermore, we plan to convert additional Smokey Bones restaurants to company-owned Twin Peaks restaurants. For additional information regarding our planned conversions of Smokey Bones restaurants, see “—Twin Peaks: The Ultimate Sports Lodge —Conversions of Smokey Bones Restaurants into Twin Peaks restaurants” above.

Smokey Bones: The Masters of Meat

Smokey Bones is a full-service, meat-centric restaurant brand and concept specializing in award-winning ribs and a variety of other slow-smoked, fire-grilled, or seared meats, along with a full bar featuring a wide selection of domestic, import and local craft beers, a variety of spirits, and several signature handcrafted cocktails. Smokey Bones serves dine-in guests for lunch, dinner, and late night, and offers pick-up, delivery, online ordering, and catering options. Smokey Bones was founded in 1999 as a growth concept, and in 2019, the brand was strategically repositioned to create more dining occasions while simplifying and streamlining operations.

As experts of authentic fire-grilled and house-smoked meats, Smokey Bones is passionate about serving meat lovers and dining adventurists a deep variety of bold, fire-inspired signature and classic menu offerings. Smokey Bones serves premium quality cuts of a variety of meats, expertly prepared with traditional and global flavors, in a relaxed, but elevated casual dining atmosphere. Smokey Bones appeals to a broad range of guests, ranging from young families to retired couples, and its well-diversified channel and day of the week mix demonstrates that Smokey Bones is a favorite dining choice in the markets where our Smokey Bones restaurants are located.

Smokey Bones’ successful brand re-positioning in 2019 quickly gained resonance with core consumer demographics, and from 2019 to 2023, guest frequency and guest satisfaction increased by 14% and 8%, respectively. Additionally, in 2019, several technology investments were implemented to streamline operations and improve the guest experience. Smokey Bones’ online ordering system streamlined online user interface with an intuitive, accessible ordering experience, and Smokey Bones implemented geofencing technology, which alerts restaurants when customers are nearby for order pickups or can be used to prompt customers to place new orders when they’re close to a Smokey Bones location.

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Smokey Bones’ Track Record of Growth

Smokey Bones was founded in 1999 with the opening of its first restaurant in Florida, and over the past 25 years has grown to 60 restaurants in 16 states in the eastern United States. We believe that the Smokey Bones brand has cemented itself as a key mid-size player in the casual dining space. From fiscal year 2019 to fiscal year 2023, Smokey Bones’ revenue has increased from $149.1 million to $172.3 million, representing a CAGR of 3.7%, and Smokey Bones’ AUVs have grown from $2.5 million to $2.8 million, representing a CAGR of 2.9%.

Our Growth Strategies

Grow Our Twin Peaks Restaurant Base in the United States and Abroad

We are in the early stages of fulfilling our total restaurant potential. We have a long track record of successful development of new restaurants and a versatile real estate model that is built for growth. Based on our internal analysis and third-party research conducted by eSite Analytics, we believe that there exists long-term potential for over 650 Twin Peaks restaurants in the United States. Additionally, based on our internal analysis of the international footprints of other relevant restaurant concepts, we believe that the Twin Peaks brand has the potential for a total of 250 additional restaurants internationally. We believe that the Twin Peaks brand and concept have proven portability, with strong AUVs and returns on investment across a diverse range of geographic regions, population densities, and real estate settings.

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●	Grow Number of Domestic and International Franchised Twin Peaks Restaurants with Existing and New Franchisees. We are aiming to achieve our domestic restaurant potential by expanding in both existing and new markets. As of June 30, 2024, we have an extensive domestic development pipeline of over 100 total commitments to open new franchised Twin Peaks restaurants. Our current plan for franchised Twin Peaks restaurant openings in 2024 targets between seven to 10 new franchised Twin Peaks restaurants, four of which were opened during the first half of 2024. Some of these planned new franchised Twin Peaks restaurants will be conversions of current Smokey Bones restaurants into franchised Twin Peaks restaurants (see “—Twin Peaks: The Ultimate Sports Lodge—Conversions of Smokey Bones Restaurants into Twin Peaks Restaurants” above). Approximately 74% of our current domestic franchise commitments for Twin Peaks restaurants are from existing franchisee partners with at least one Twin Peaks restaurant currently in operation, which we believe is due to the attractiveness of the Twin Peaks concept, our restaurant business model, as well as our positive franchisee relationships. We believe that our highly franchised business model provides a platform for continued growth, as it allows us to focus on our core strengths of menu innovation, guest engagement, marketing, and franchisee selection and support, while growing our restaurant presence and Twin Peaks brand recognition with limited capital investment by us. We also believe that international growth presents a significant opportunity. We believe that, in addition to continued growth of the Twin Peaks brand in Mexico, there is an opportunity to expand the Twin Peaks brand to Europe, Asia, Central and South America, Canada, Africa, and Australia.

●	Strategically Grow Company-Owned Twin Peaks Restaurants. As of June 30, 2024, we are currently aiming to open a total of nine potential company-owned Twin Peaks restaurants within the next two years, some of which will be planned conversions of current Smokey Bones restaurants into company-owned Twin Peaks restaurants (see “—Twin Peaks: The Ultimate Sports Lodge—Conversions of Smokey Bones Restaurants into Twin Peaks restaurants” above).

Continue to Grow Comparable Restaurant Sales

●	Food & Beverage Innovation. We seek to introduce innovative food and bar menu items that we believe align with evolving guest preferences and broaden the appeal of our brands, and we will continue to explore menu offerings that aim to increase guest visits. For example, in order to drive guest frequency and broaden the appeal of the menu at our Twin Peaks restaurants, we recently added new, on-trend categories to the food menu, such as street tacos, flatbreads, and unique flavor changes to the wing sauces. Additionally, we consistently modify and advance our bar menu to best serve a broad range of guests. Our team has exhibited a proven track record of food and beverage innovation, which we believe can be leveraged to further drive Comparable Restaurant Sales growth.

●	Expand Daypart Offerings. We believe that we have a significant opportunity to capitalize on underpenetrated daypart opportunities. For example, we continue to drive growth at our Twin Peaks restaurants with our seasonal brunch menu (focused around early start time sports), and at both our Twin Peaks restaurants and Smokey Bones restaurants we offer competitively priced lunch combo selections and happy hour food and beverage selections. Our happy hour specials focus on both the traditional happy hour daypart to drive guest count during periods of lower traffic, along with a late-night happy hour program to ensure that we are maximizing our sales and profit opportunities through the close of business each night.

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●	Expanded Product Offerings. We have a strong PPA, at approximately $22.18 for Twin Peaks restaurants, and approximately $23.74 for Smokey Bones restaurants, during fiscal year 2023. We continually look to find innovative new product offerings to retain and attract customers and to grow the PPA at our restaurants. For example, our Twin Peaks restaurants have unique PPA sales drivers beyond traditional appetizers and desserts, such as cigars and limited-time spirit offerings, including rare bourbon, whiskey and tequila barrel selections, which add to aggregate check amounts and may drive restaurant visits for unique occasions. We also have ancillary buildouts that we have implemented, and are continuing to explore, in select Twin Peaks restaurants, such as a Cigar Bar, a Speakeasy, a Top Golf Swing Suite, and additional Man Cave seating for large parties.

Increase Awareness of our Brands

We believe that the strong consumer sentiment scores for both the Twin Peaks and Smokey Bones brands highlight the strength of our concepts and their resonance with guests. We believe that we have a significant opportunity to leverage our favorable perception to expand the visibility and awareness of our brands. Each new restaurant we open increases awareness of the particular brand and enables us to reach more guests. In addition, we will continue to invest in marketing and advertising to drive guest frequency and overall visibility of our brands. We introduce new marketing strategies through various channels, including social media, online, print, digital advertising and radio, with the intent to drive broad awareness of our brands and customer traffic to our restaurants. We will also continue to harness local marketing initiatives by developing media and marketing programs unique to a restaurant’s specific market, and by working closely with our franchisees to maximize the effectiveness of these efforts. Simultaneously, we will continue to grow our digital presence via social media and email marketing initiatives. For example, the waitstaff at our Twin Peaks restaurants often command large social media followings across various platforms, which we believe provides a positive halo effect for the Twin Peaks brand, and drives additional customer traffic to our Twin Peaks restaurants. We intend to drive repeat customer traffic in our restaurants by becoming our guests’ preferred sports bar destination, and we believe that investments in targeted marketing initiatives that heighten this message and reinforce our authenticity will continue to generate guest loyalty and promote brand advocacy.

Additionally, Twin Peaks has established a national marketing fund (which we refer to as the “Twin Peaks National Marketing Fund”), which is funded by contributions from both company-owned Twin Peaks restaurants and franchised Twin Peaks restaurants. All franchised Twin Peaks restaurants are required to contribute 2.5% of gross sales to the Twin Peaks National Marketing Fund, and our company-owned Twin Peaks restaurants currently also contribute this amount to the Twin Peaks National Marketing Fund as well. The Twin Peaks National Marketing Fund has grown significantly in recent years as we have expanded our Twin Peaks restaurant footprint. Excluding rebates, annual collections in the Twin Peaks National Marketing fund have grown by over 55% since 2019, with over $13 million collected in 2023. The growth of the Twin Peaks National Marketing Fund allows us to aggressively grow the awareness of the Twin Peaks brand on both the national and local scale, and we plan to continue leveraging this fund as our Twin Peaks restaurant system expands. We believe that the Twin Peaks National Marketing Fund will continue to be critical in generating awareness and excitement around new Twin Peaks restaurant openings, as well as driving System-Wide Sales growth across our restaurant system. We typically budget a portion of the Twin Peaks National Marketing Fund to local media and marketing efforts, with the balance spent on a range of other marketing and advertising initiatives, such as creative, production, website maintenance, and other activities.

Expand Margins through Operating Leverage

Over the last several years, we have invested in our corporate infrastructure to successfully support both our franchisees and company-owned restaurants. Key areas of recent investment include innovative menu items, technology infrastructure, senior leadership, and other categories. We believe that these investments will allow us to continue to drive operational efficiency across our business. We aim to leverage our corporate cost base over time to enhance our margins, as we believe selling, general and administrative expenses will grow at a slower rate than our restaurant base and revenue. By continuing to optimize our infrastructure and leveraging our scale efficiencies, we can further enhance our profitability as we grow.

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Continue to Attract and Develop Great People

We have an uncompromising focus on providing an unparalleled guest experience, which we believe starts with our employees. We and our franchisees continually invest in our teams by employing passionate individuals who exemplify our brands at every level, from waitstaff to kitchen staff to restaurant management. We aim to develop our employees by having comprehensive internal training and career advancement programs, which result in a highly competent, empowered and well-compensated work force. We strive to maintain a work-place culture of respect, inclusivity and support, ensuring that all employees are passionate about our shared goal of delivering an unmatched dining experience and continuing to grow our respective brands. We believe that our focus on appropriately training and mentoring our team members and inspiring them to focus on delivering a best-in-class guest experience translates directly into efficient restaurant-level operations, as well as industry-leading guest satisfaction scores and return rates.

Explore Acquisition of Complementary Brands

We have developed a successful playbook spanning operations, training and marketing programs. We believe that other brands could benefit by leveraging our robust and established infrastructure, and we are well-positioned to acquire complementary regional brands to further expand our platform.

Our Experienced Leadership Team

We are led by a strong senior management team with a combined eight decades of experience in the full-service dining sector and franchising industry. Our strategic vision is set by our Chief Executive Officer, Joseph Hummel, who has more than 25 years of industry experience. Our leadership team understands our unique segment of the restaurant industry and brings years of relevant experience leading our business to attain profitable and effective operational objectives. Our leadership team is the most important driver of our success and has positioned us well for long-term growth. We believe that our track record of success and expansion, combined with our internal platform for career development and advancement opportunities available to all employees, will allow us to continue to attract and retain exceptional talent.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, results of operations, cash flows, financial condition, and/or prospects. You should carefully consider all of information presented in the section entitled “Risk Factors”. Some of the principal risks related to our business include the following:

●	If we fail to successfully implement our growth strategy, which includes opening new domestic and international company-owned restaurants and franchised restaurants on a timely basis, our ability to increase our revenues could be materially and adversely affected.

●	Our business, results of operations, and financial condition are closely tied to the success of our franchisees and our franchised restaurants.

●	If we fail to identify, recruit and contract with a sufficient number of qualified franchisees, our ability to open new franchised restaurants and increase our revenues could be materially and adversely affected.

●	Our franchisees could take actions that could harm our business, including by not accurately reporting sales.

●	The full-service restaurant industry in which we operate is highly competitive.

●	Our success depends substantially on our corporate reputation and on the value, perception and recognition of the Twin Peaks brand and Smokey Bones brand, and the value of our brands may be harmed or diluted through franchisee and third-party activity.

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●	Our plans to open new restaurants, and the ongoing need for capital expenditures at our existing company-owned restaurants, require us to spend capital.

●	The number of new franchised restaurants that actually open in the future may differ materially from the number of signed commitments from potential existing and new franchisees.

●	Our success depends in part upon effective advertising and marketing campaigns, which may not be successful, and franchisee support of such advertising and marketing campaigns.

●	You should not rely on past increases in our same store sales or our AUVs as an indication of our future results of operations because they may fluctuate significantly.

●	We will have significant outstanding indebtedness under the Twin Securitization Notes, which will require that we generate sufficient cash flow to satisfy the payment and other obligations under the terms of our indebtedness and will expose us to the risk of default and other remedies thereunder.

●	Our business is subject to extensive federal, state, local, and foreign regulations, including alcoholic beverage and food service regulations, and we may incur additional costs or liabilities as a result of government regulation of our company-owned restaurants and franchised restaurants.

●	The dual class structure of our Common Stock has the effect of concentrating voting control with FAT Brands, as FAT Brands will own all of the shares of our Class B Common Stock and will control approximately % of the total voting power of the outstanding shares of our Common Stock immediately following the Spin-Off. This will limit or preclude your ability to influence matters requiring stockholder approval.

●

Until the Spin-Off occurs, FAT Brands has sole discretion to change the terms of the Spin-Off in ways that may be unfavorable to us, and FAT Brands may fail to perform under the transaction agreements that will be executed as part of the Spin-Off.

●	We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off, and the Spin-Off may materially and adversely affect our results of operations, financial position and cash flows.

●	No market for our Class A Common Stock currently exists and an active trading market for our Class A Common Stock may never develop or be sustained after the Spin-Off-. Following the Spin-Off, the market price of our Class A Common Stock may fluctuate significantly.

The Reorganization and the Spin-Off

The Twin Group was acquired by FAT Brands in October 2021, and prior to the Reorganization as described below, the Twin Group was comprised of a number of companies that were wholly-owned subsidiaries of FAT Brands, with all of the outstanding equity interests in the Twin Group beneficially owned, directly or indirectly, by FAT Brands. In connection with the Spin-Off, and pursuant to the Master Separation and Distribution Agreement, we and FAT Brands will complete a series of separation and reorganization transactions, as described below, whereby the Twin Group will be transferred to our Company. We refer to such separation and reorganization transactions as the “Reorganization”. The Reorganization includes, or will include, the following:

●	On February 6, 2024, FAT Brands formed our Company, Twin Hospitality Group Inc., as a Delaware corporation, in connection with the Spin-Off.

●	Prior to the Spin-Off:

◌	we will file our Amended and Restated Certificate of Incorporation, which will authorize shares of Class A Common Stock, and shares of Class B Common Stock;

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◌	our Board of Directors and our stockholders will adopt our Amended and Restated Bylaws;

◌	we and FAT Brands will enter into the Master Separation and Distribution Agreement, pursuant to which FAT Brands will contribute to us all of the equity interests in the Top Tier Twin Subsidiary, in exchange for the issuance by us to FAT Brands of shares of Class A Common Stock and shares of Class B Common Stock, such that following such contribution and exchange, the Top Tier Twin Subsidiary, along with all of the other companies in the Twin Group, will be direct or indirect wholly-owned subsidiaries of our Company (see also “Certain Relationships and Related Party Transactions—Agreements to be Entered into with FAT Brands in Connection with the Reorganization—Master Separation and Distribution Agreement”); and

◌	we and FAT Brands will enter into the Tax Matters Agreement, as described under “Certain Relationships and Related Party Transactions—Agreements to be Entered into with FAT Brands in Connection with the Reorganization—Tax Matters Agreement”.

●	In connection with the Reorganization, prior to the Spin-Off, the Top Tier Twin Subsidiary called and redeemed all of the Prior Securitization Notes, using the net proceeds from the issuance of the new Twin Securitization Notes. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Prior Securitization Notes—Call and Redemption of the Prior Securitization Notes” and “Description of Certain Indebtedness—Twin Securitization Notes”.

For additional information regarding the Reorganization and the Spin-Off, see the sections entitled “Reorganization” and “The Spin-Off”.

Organizational Structure Following the Reorganization and the Spin-Off

Immediately following the consummation of the Reorganization and the Spin-Off:

●	we will be a holding company directly owning all of the outstanding equity interests in the Top Tier Twin Subsidiary, and indirectly owning all of the outstanding equity interests in the other companies in the Twin Group, such that all of the companies in the Twin Group will be direct or indirect wholly-owned subsidiaries of our Company;

●	we expect that (i) shares of our Class A Common Stock will be issued and outstanding, and (ii) shares of our Class B Common Stock will be issued and outstanding and beneficially owned by FAT Brands;

●	FAT Brands will hold (i) shares of our Class A Common Stock, or approximately % of the outstanding shares of our Class A Common Stock, and (ii) all of the outstanding shares of our Class B Common Stock, which in the aggregate represent approximately % of the outstanding shares of our Common Stock;

●	the FAT Brands Common Stockholders receiving shares of our Class A Common Stock in the Spin-Off will hold shares of our Class A Common Stock, or approximately % of the outstanding shares of our Class A Common Stock; and

●	the total voting power of our Common Stock will be held as follows: (i) FAT Brands will hold approximately % of the total voting power of our Common Stock, and (ii) the FAT Brands Common Stockholders receiving shares of our Class A Common Stock in the Spin-Off will hold approximately % of the total voting power of our Common Stock.

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Organizational Structure

The following diagram shows our organizational structure immediately after the completion of the Reorganization and the Spin-Off:

*	Percentages reflect total voting power of our Common Stock.

Our Relationship with FAT Brands

FAT Brands will be our Controlling Stockholder

Immediately following the Reorganization and the Spin-Off, FAT Brands will hold (i)               shares of our Class A Common Stock, or approximately              % of the outstanding shares of our Class A Common Stock, and (ii) all of the                outstanding shares of our Class B Common Stock, which in the aggregate represent approximately               % of the outstanding shares, and approximately                % of the total voting power, of our Common Stock. Accordingly, as long as FAT Brands continues to control more than 50% of the total voting power of our Common Stock, FAT Brands will be able to control the outcome of any action requiring the general approval of our stockholders, including the election of all the members of our Board of Directors, and the adoption of certain amendments to our amended and restated certificate of incorporation (which we refer to as our “Amended and Restated Certificate of Incorporation”) and our amended and restated bylaws (which we refer to as our “Amended and Restated Bylaws”). Similarly, FAT Brands will have the power to (i) determine matters submitted to a vote of our stockholders without the consent of our other stockholders, (ii) prevent a change in control of our Company, and (iii) take other actions that might be favorable to FAT Brands, in each case, including by written consent without a meeting and without prior notice to other shareholders. As a result, FAT Brands’ controlling interest may discourage a change of control in our Company that the holders of our Class A Common Stock may favor. See “Risk Factors—Risks Related to our Organizational Structure—The dual class structure of our Common Stock has the effect of concentrating voting control with FAT Brands, as FAT Brands will own all of the shares of our Class B Common Stock and will control approximately          % of the total voting power of the outstanding shares of our Common Stock immediately following the Spin-Off. This will limit or preclude your ability to influence matters requiring stockholder approval.”

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FAT Brands is not subject to any contractual obligation to retain any of the shares of our Common Stock that it holds.

Agreements Between our Company and FAT Brands

In connection with the Reorganization and the Spin-Off, we and FAT Brands will enter into the (i) Master Separation and Distribution Agreement, and (ii) Tax Matters Agreement. The terms of these agreements have been determined by us and FAT Brands in preparation for the Reorganization and the Spin-Off, and are intended to be consistent with the terms that we could have negotiated with unaffiliated third parties. However, they may actually be more or less favorable. For a description of these agreements and the other arrangements and transactions that we will enter into with FAT Brands, see the section entitled “Certain Relationships and Related Party Transactions—Agreements to be Entered into with FAT Brands in Connection with the Reorganization”.

Overlap of Certain Directors and Management

Two of our director nominees, Lynne Collier and James Ellis, also serve as directors of FAT Brands, and our Chief Financial Officer, Kenneth J. Kuick, is also the Chief Financial Officer of FAT Brands. See “Management—Executive Officers, Non-Executive Directors, and Non-Executive Director Nominees” and “Management—Overlap of Certain Directors and Management”. For a description of the treatment of related party transactions and corporate opportunities where a director or officer of our Company also serves as a director or officer of FAT Brands, see the sections entitled “Certain Relationships and Related Party Transactions—Related Party Transactions Policies and Procedures” and “Description of Capital Stock—Provisions of our Amended and Restated Certificate of Incorporation Relating to Related Person Transactions and Corporate Opportunities”.

Potential FAT Brands Distribution

FAT Brands has informed us that, following the Spin-Off, it may make a subsequent additional distribution to its stockholders of all or a portion of the shares of our Common Stock that it holds, which may include one or more distributions effected as a dividend to stockholders of FAT Brands (which we refer to as the “Potential FAT Brands Distribution”). While FAT Brands may decide to effect the Potential FAT Brands Distribution in the future, FAT Brands has no obligation to pursue or consummate any future dispositions of the shares of our Common Stock that it holds, including through the Potential FAT Brands Distribution, by any specified date or at all. If pursued, the Potential FAT Brands Distribution may be subject to various conditions, all of which will be waivable by FAT Brands in its sole discretion, including receipt by FAT Brands of any necessary regulatory or other approvals, the existence of satisfactory market conditions, and the receipt by FAT Brands of a private letter ruling from the Internal Revenue Service (which we refer to as the “IRS”) and an opinion of tax counsel to the effect that such Potential FAT Brands Distribution would be tax-free to FAT Brands and its stockholders for U.S. federal income tax purposes. Even if such conditions are satisfied, FAT Brands may decide not to consummate the Potential FAT Brands Distribution, or even if such conditions are not satisfied, FAT Brands may decide to waive one or more of such conditions and consummate the Potential FAT Brands Distribution.

The Potential FAT Brands Distribution is not being effected pursuant to the Registration Statement on Form 10, of which this Information Statement is a part.

Channels for Disclosure of Information

Following the Spin-Off, we intend to announce material information to the public through filings with the Securities and Exchange Commission (which we refer to as the “SEC”), the investor relations page on our website (www.twinpeaksrestaurant.com/investors), press releases, public conference calls, and public webcasts. The information disclosed through the foregoing channels could be deemed to be material information. As such, we encourage our stockholders, investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels. Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

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Corporate Information

Twin Hospitality Group Inc. was incorporated as a Delaware corporation on February 6, 2024 in anticipation of the Reorganization and the Spin-Off. We are a holding company and all of our business operations are conducted through our subsidiaries. Our corporate headquarters are located at 5151 Belt Line Road, Suite 1200, Dallas, Texas 75254. Our main telephone number is (972) 941-3150. Our principal Internet website address is www.twinpeaksrestaurant.com. The information contained on, or that can be accessed through, our website is not incorporated by reference in this Information Statement, and you should not consider any information contained on, or that can be accessed through, our website as part of this Information Statement.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

Emerging Growth Company Status

We qualify as an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to as the “JOBS Act”). We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of the Spin-Off, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), which means the market value of the shares of our Common Stock that are held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year), or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

An emerging growth company may take advantage of reduced reporting and other requirements that are otherwise applicable generally to reporting companies that make filings with the SEC. For so long as we remain an emerging growth company, we will not be required to, among other things:

●	present more than two years of audited financial statements and two years of related selected financial information and management’s discussion and analysis of financial condition and results of operations disclosure in our Registration Statement on Form 10, of which this Information Statement is a part;

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (which we refer to as the “Sarbanes-Oxley Act”);

●	comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters, such as “say-on-pay”, “say-on-frequency” and “say-on-golden parachutes”, to our stockholders for non-binding advisory votes; and

●	disclose certain executive compensation related items, such as the correlation between executive compensation and performance, and a comparison of our Chief Executive Officer’s compensation to the median compensation of our employees.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this Information Statement may be different from the information you may receive from other public companies in which you hold securities. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and the market price of our Class A Common Stock may be more volatile.

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The JOBS act also permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to “opt-in” to this extended transition period for complying with new or revised accounting standards, and intend to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. Therefore, we will not be subject to the same new or revised accounting standards at the same time as other public companies that comply with such new or revised accounting standards on a non-delayed basis. As a result, our consolidated financial statements may not be comparable to companies that comply with public company effective dates.

Smaller Reporting Company Status

We also qualify as a “smaller reporting company”, as defined in Rule 405 under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”). We will continue to be a smaller reporting company so long as either (i) the market value of our securities held by non-affiliates is less than $250 million as of the last business day of our most recently completed second fiscal quarter, or (ii) our annual revenue was less than $100 million during our most recently completed fiscal year and the market value of the shares of our Common Stock held by non-affiliates is less than $700 million as of the last business day of our most recently completed second fiscal quarter. If we continue to qualify as a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. In particular, for so long as we remain a smaller reporting company, we (i) may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K, and (ii) have reduced disclosure obligations regarding executive compensation.

See also “Risk Factors—Risks Related to our Class A Common Stock—We are an “emerging growth company” and a “smaller reporting company”, and comply with reduced reporting requirements applicable to emerging growth companies and smaller reporting companies, which may make our Class A Common Stock less attractive to investors.”

Controlled Company Exemptions

Immediately following the Reorganization and the Spin-Off, FAT Brands will own (i)                 shares of our Class A Common Stock, or approximately                 % of the outstanding shares of our Class A Common Stock, and (ii) all of the                             outstanding shares of our Class B Common Stock. Our Class B Common Stock is entitled to                  votes per share, and our Class A Common Stock is entitled to one vote per share. Because of the           -to-1 voting ratio between our Class B Common Stock and our Class A Common Stock, immediately following the Spin-Off, FAT Brands will hold approximately                 % of the total voting power of the outstanding shares of our Common Stock, and, as a result, will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of all the members of our Board of Directors and the approval of significant corporate transactions. Under the corporate governance rules of Nasdaq, a company is deemed to be a “controlled company” if more than 50% of the voting power for the election of directors is held by an individual, group or another company. As such, we expect to be a “controlled company” within the meaning of such Nasdaq rules, as FAT Brands will continue to control a majority of the total voting power of the outstanding shares of our Common Stock.

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A “controlled company” may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our Class A Common Stock:

●	we have a board of directors that is composed of a majority of “independent directors”, as defined under the listing rules of Nasdaq (which we refer to as the “Nasdaq Listing Rules”);

●	we have a compensation committee that is composed entirely of independent directors;

●	we have a nominating and corporate governance committee that is composed entirely of independent directors; and

●	the compensation of our Chief Executive Officer must be determined or recommended solely by independent directors.

Notwithstanding the foregoing, we do not currently intend to rely on any of the “controlled company” exemptions provided under the Nasdaq Listing Rules following the completion of the Spin-Off. See “Management—Controlled Company Exemptions.”

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SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION AND OTHER DATA

The following tables set forth a summary of our historical consolidated and unaudited pro forma condensed combined financial information. Our summary audited historical consolidated statements of operations information and consolidated statements of cash flows information for the years ended December 31, 2023 and December 25, 2022, and our related summary audited historical consolidated balance sheets information as of December 31, 2023, have been derived from the audited historical consolidated financial statements of the Twin Group as of and for the years ended December 31, 2023 and December 25, 2022, prepared in accordance with GAAP. Our summary unaudited historical condensed consolidated statements of operations information and condensed consolidated statements of cash flows information for the twenty-six weeks ended June 30, 2024 and June 25, 2023, and our related summary unaudited historical condensed consolidated balance sheet information as of June 30, 2024, have been derived from the unaudited historical condensed consolidated financial statements of the Twin Group as of June 30, 2024 and for the twenty-six weeks ended June 30, 2024 and June 25, 2023, prepared in accordance with GAAP. The Twin Group is the predecessor of Twin Hospitality Group Inc. for financial reporting purposes. The summary historical consolidated financial information and other data of Twin Hospitality Group Inc. have not been presented, as Twin Hospitality Group Inc. is a newly incorporated entity, has had no operations or business activities to date, and had no assets or liabilities during the periods presented below.

Our summary unaudited pro forma condensed combined financial information has been derived from the information contained in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, and, as noted below, reflect (i) the Smokey Bones Acquisition and (ii) the Smokey Bones Acquisition, the Reorganization, and the Spin-Off collectively (which we refer to collectively as the “Pro Forma Transactions”).

You should read the following summary our historical consolidated and pro forma condensed combined financial information in conjunction with, and it is qualified in its entirety by reference to, the audited consolidated financial statements of the Twin Group as of and for the years ended December 31, 2023 and December 25, 2022 and the related notes thereto, the unaudited condensed consolidated financial statements of the Twin Group as of June 30, 2024 and for the twenty-six weeks ended June 30, 2024 and June 25, 2023 and the related notes thereto, the audited financial statements of Barbeque Integrated, Inc. as of and for the years ended December 31, 2023 and January 1, 2023 and the related notes thereto, and the sections entitled “Capitalization”, “Unaudited Pro Forma Condensed Combined Financial Information”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, each of which are included elsewhere in this Information Statement.

Our summary historical consolidated and unaudited pro forma condensed combined financial information for the periods presented below are not necessarily indicative of our future performance as a stand-alone public company or the results to be expected for any future periods.

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	Unaudited Pro Forma (reflecting the Pro Forma Transactions)		Derived from Unaudited Financial Statements		Unaudited Pro Forma (reflecting the Pro Forma Transactions)		Unaudited Pro Forma (reflecting the Smokey Bones Acquisition)	Derived from Audited Financial Statements
(dollars in thousands)	26 Weeks Ended		26 Weeks Ended		Year Ended		Year Ended	Year Ended
	June 30, 2024		June 30, 2024	June 25, 2023	December 31, 2023		December 31, 2023	December 31, 2023	December 25, 2022
Consolidated Statements of Operations Information:
Revenue:
Company-owned restaurant sales		$166,995	$166,995	$76,147		$329,016	$329,016	$199,369	$140,639
Franchise revenue		16,660	16,660	14,535		31,498	31,498	31,498	25,217
Total revenue		$183,655	$183,655	$90,682		$360,514	$360,514	$230,867	$165,856

Costs and expenses:
Restaurant operating costs
Food and beverage costs		$45,341	$45,341	$20,086		$89,345	$89,345	$53,512	$39,200
Labor and benefits costs		53,020	53,020	23,777		103,921	103,921	64,024	43,941
Other operating costs		33,008	33,008	13,649		67,426	67,426	37,722	25,110
Occupancy costs		13,233	13,233	4,383		24,236	24,236	13,112	8,063
Advertising expenses		10,752	10,752	7,279		19,533	19,533	16,792	12,690
Pre-opening expenses(1)		92	92	40		1,136	1,136	1,136	900
General and administrative expense		13,894	13,894	6,819		26,368	26,368	19,252	15,818
Depreciation and amortization		11,587	11,587	4,647		19,848	19,848	12,377	8,458
Total costs and expenses		$180,927	$180,927	$80,680		$351,813	$351,813	$217,927	$154,180

Income from operations		$2,728	$2,728	$10,002		$8,701	$8,701	$12,940	$11,676

Other expense, net:
Interest expense, net	$		$(22,412)	$(12,375)	$		$(31,625)	$(29,714)	$(24,508)
Other income (expense), net		(289)	(289)	505		1,143	1,143	2,740	61
Total other expense, net	$		$(22,701)	$(11,870)	$		$(30,482)	$(27,010)	$(24,447)

Income tax provision (benefit)			(20)	—			(1,427)	(230)	—
Net income (loss)	$		$(19,953)	$(1,868)	$		$(20,354)	$(13,840)	$(12,771)

Consolidated Statements of Cash Flows Information:
Net cash provided by (used in) operating activities	$		$(6,109)	$3,097	$		$5,655	$6,045	$(6,157)
Net cash used in investing activities			(13,116)	(5,601)			(16,682)	(14,614)	(6,377)
Net cash provided by financing activities			21,643	3,108			16,744	15,744	6,415
Net increase (decrease) in cash and restricted cash	$		$2,418	$604	$		$5,717	$7,175	$(6,119)

(1)	Pre-opening expenses are expenses incurred in connection with the opening of new company-owned restaurants, and include pre-opening rent expense (which is recognized during the period between the date of possession of the restaurant facility and the restaurant opening date), manager salaries, recruiting expenses, employee payroll, and training costs. Pre-opening expenses can fluctuate from period to period, based on the number and timing of new company-owned restaurant openings.

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	Unaudited Pro Forma (reflecting the Pro Forma Transactions)	Derived from Unaudited Financial Statements	Derived from Audited Financial Statements
(dollars in thousands)	As of June 30, 2024	As of June 30, 2024	As of December 31, 2023
Consolidated Balance Sheets Information:
Cash and cash equivalents	$	$4,897	$4,491
Total assets	$	$565,731	$565,582
Total long-term debt, including current portion	$	$392,543	$343,881
Total liabilities	$	$645,397	$581,093
Total equity	$	$(79,666)	$(15,511)

	Unaudited Historical		Unaudited Historical
(dollars in thousands)	26 Weeks Ended		Year Ended
	June 30, 2024	June 25, 2023	December 31, 2023	December 25, 2022
Key Performance Indicators and Other Non-GAAP Financial Metrics:
Twin Peaks AUV(2)	$5,222	$5,376	$5,288	$5,266
Smokey Bones AUV(2)	$2,743	$—	$2,825	$—
Comparable Restaurant Sales(2)(3)	(4.0)%	1.6%	(0.2)%	10.9%
System-Wide Sales(2)	$370,692	$260,619	$583,388	$474,218
Number of System-Wide Restaurants (as of the end of the period)(2)	172	100	170	98
Adjusted EBITDA(4)	$14,228	$15,322	$28,333	$20,886
Net loss margin	(10.9)%	(2.1)%	(6.0)%	(7.7)%
Adjusted EBITDA Margin(4)	7.7%	16.9%	12.3%	12.6%
Restaurant-Level Contribution(5)	$16,687	$11,515	$23,755	$19,905
Restaurant-Level Contribution Margin(5)	10.0%	15.1%	11.9%	14.2%

(2)	Our management uses these key performance indicators to make decisions, establish our business plans and forecasts, identify trends affecting our business, and evaluate our overall performance. Such key performance indicators are also typically used by our competitors in the restaurant industry, but are not recognized under GAAP. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators” for a description, including definitions, of such key performance indicators.

(3)	Comparable Restaurant Sales include sales only from our Twin Peaks restaurants, as our Smokey Bones restaurants will only be included in our comparable restaurant base for purposes of the calculation of Comparable Restaurant Sales after we have owned the Smokey Bones restaurants for 18 full months.

(4)	Adjusted EBITDA represents net income (loss) adjusted to exclude interest expense, income tax provision (benefit), and depreciation and amortization, and further adjusted to exclude equity-based compensation. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of total revenues.

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We present Adjusted EBITDA and Adjusted EBITDA Margin in this Information Statement as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA and Adjusted EBITDA Margin are not recognized terms under GAAP and should not be considered as alternatives to net income (loss) or net income (loss) margin, the most directly comparable measures under GAAP, as measures of financial performance, or cash provided by operating activities as measures of liquidity, or any other performance measure derived in accordance with GAAP. These non-GAAP financial metrics are not intended to be measures of free cash flow available for our management’s discretionary use, as these metrics do not consider certain cash requirements such as interest payments, tax payments, and debt service requirements.

Our management uses Adjusted EBITDA and Adjusted EBITDA Margin, as supplements to GAAP measures of performance, to evaluate the effectiveness of our business strategies, make budgeting decisions, and compare our performance against that of other peer companies that use similar metrics.

See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Metrics—Adjusted EBITDA and Adjusted EBITDA Margin” for a further description of Adjusted EBITDA and Adjusted EBITDA Margin, including our management’s use of such metrics and the limitations of such metrics as analytical tools.

The following table provides a reconciliation of net income (loss) and net income (loss) margin, the most directly comparable GAAP measures, to Adjusted EBITDA and Adjusted EBITDA Margin, respectively, for the twenty-six weeks ended June 30, 2024 and June 25, 2023, and the fiscal years ended December 31, 2023 and December 25, 2022. In evaluating Adjusted EBITDA and Adjusted EBITDA Margin, you should be aware that, in the future, we may incur expenses similar to those adjusted for in the following reconciliation.

	Twenty-Six Weeks Ended		Year Ended
(dollars in thousands)	June 30, 2024	June 25, 2023	December 31, 2023	December 25, 2022
Net income (loss)	$(19,953)	$(1,868)	$(13,840)	$(12,771)
Interest expense	22,412	12,375	29,714	24,508
Income tax provision (benefit)	(20)	—	(230)	—
Depreciation and amortization	11,587	4,647	12,377	8,458
EBITDA	14,026	15,154	28,021	20,195
Equity-based compensation	202	168	312	691
Adjusted EBITDA	$14,228	$15,322	$28,333	$20,886
Total revenues	$183,655	$90,682	$230,687	$165,856
Net loss margin	(10.9)%	(2.1)%	(6.0)%	(7.7)%
Adjusted EBITDA Margin	7.7%	16.9%	12.3%	12.6%

(5)	Restaurant-Level Contribution represents company-owned restaurant sales less restaurant operating costs, which consist of food and beverage costs, labor and benefits costs and other operating costs. Restaurant-Level Contribution Margin represents Restaurant-Level Contribution as a percentage of company-owned restaurant sales.

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We present Restaurant-Level Contribution and Restaurant-Level Contribution Margin in this Information Statement as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. Restaurant-Level Contribution and Restaurant-Level Contribution Margin are not recognized terms under GAAP and should not be considered as alternatives to income from operations, the most directly comparable measure under GAAP, as measures of financial performance, or cash provided by operating activities as measures of liquidity, or any other performance measure derived in accordance with GAAP. These non-GAAP financial metrics are not intended to be measures of free cash flow available for our management’s discretionary use, as these metrics do not consider certain cash requirements such as interest payments, tax payments, and debt service requirements. Additionally, these non-GAAP financial metrics exclude general and administrative expenses, pre-opening expenses, and depreciation and amortization on restaurant property and equipment, which are essential to support the operations and development of our company-owned restaurants.

Our management uses these non-GAAP financial metrics, as supplements to GAAP measures, to evaluate the profitability of sales at our company-owned restaurants, compare the performance of our company-owned restaurants across periods, and compare the financial performance of our company-owned restaurants against that of other peer companies that use similar metrics.

See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Metrics—Restaurant-Level Contribution and Restaurant-Level Contribution Margin” for a further description of Restaurant-Level Contribution and Restaurant-Level Contribution Margin, including our management’s use of such metrics.

The following table provides a reconciliation of income from operations, the most directly comparable GAAP measure, to Restaurant-Level Contribution for the twenty-six weeks ended June 30, 2024 and June 25, 2023, and the years ended December 31, 2023 and December 25, 2022. Restaurant-Level Contribution Margin represents Restaurant-Level Contribution as a percentage of company-owned restaurant sales.

	Twenty-Six Weeks Ended		Year Ended
(dollars in thousands)	June 30, 2024	June 25, 2023	December 31, 2023	December 25, 2022
Income from operations	$2,728	$10,002	$12,940	$11,676
Less:
Royalties, franchise fees, management fees, and other income	(11,614)	(9,993)	(21,950)	(16,947)
Plus:
General and administrative expense	13,894	6,819	19,252	15,818
Depreciation and amortization	11,587	4,647	12,377	8,458
Pre-opening expenses(1)	92	40	1,136	900
Restaurant-Level Contribution	$16,687	$11,515	$23,755	$19,905
Restaurant sales	$166,995	$76,147	$199,369	$140,639
Restaurant-Level Contribution Margin	10.0%	15.1%	11.9%	14.2%

(1)	See footnote (1) above.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in this Information Statement, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our possible or assumed future results of operations, financial condition, business strategies and plans, market opportunity, competitive position, industry environment, and potential growth opportunities. In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “believe”, “expect”, “could”, “intend”, “plan”, “anticipate”, “estimate”, “continue”, “predict”, “project”, “potential”, “target”, “goal” or other words that convey the uncertainty of future events or outcomes. You can also identify forward-looking statements by discussions of strategy, plans or intentions. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, because forward-looking statements relate to matters that have not yet occurred, they are inherently subject to significant business, competitive, economic, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including, among others, those discussed in this Information Statement in the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements in this Information Statement. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements in this Information Statement include:

●	our ability to implement growth strategies;

●	our ability to open new franchised restaurants;

●	the number of franchised restaurants that actually open may materially differ from the number of signed commitments;

●	opening new restaurants in existing markets may negatively affect sales at existing restaurants in the same markets;

●	our business is closely tied to the success of our franchisees and franchised restaurants;

●	the actions of our franchisees, including not accurately reporting sales;

●	competition from other restaurants;

●	the success of our advertising and marketing campaigns;

●	the perception and recognition of our brands and corporate reputation may be harmed through third-party activities;

●	our ongoing need for capital expenditures requires us to spend capital;

●	our ability to raise additional capital in the future;

●	our current and future indebtedness;

●	interruptions or shortages in the supply chain;

●	effects of labor shortages.

●	food safety and other health concerns may materially affect our business;

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●	compliance with environmental, health and safety laws;

●	violations of antibribery or anticorruption laws;

●	our business activities subject us to litigation;

●	failure to protect our intellectual property;

●	failure to protect customers’ data and other personal information;

●	increased costs or liabilities as a result of government regulations;

●	our dependence on key executive management;

●	disruptions from a pandemic, epidemic or outbreak, such as COVID-19;

●	past measures of AUVs and System-Wide Sales are not an indication of future results; and

●	control of our Company by FAT Brands.

Given the foregoing risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements in this Information Statement. The forward-looking statements contained in this Information Statement are not guarantees of future performance, and our actual results of operations and financial condition may differ materially from such forward-looking statements. In addition, even if our results of operations and financial condition are consistent with the forward-looking statements in this Information Statement, they may not be predictive of results or developments in future periods. You should evaluate all forward-looking statements made in this Information Statement in the context of these risks and uncertainties.

Additionally, statements such as “we believe” and other similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Information Statement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements that are made from time to time in our other SEC filings and our public communications. We caution you that the important factors referenced above may not contain all of the factors that are important to you. The forward-looking statements included in this Information Statement are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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RISK FACTORS

You should carefully consider the risks described below, as well as the other information contained in this Information Statement, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our consolidated financial statements and the related notes thereto, and the audited financial statements of Barbeque Integrated, Inc. as of and for the years ended December 31, 2023 and January 1, 2023 and the related notes thereto. If any of the following risks or uncertainties actually occur, our business, results of operations, cash flow, financial condition, and prospects could be materially and adversely affected. In such a case, the market price of our Class A Common Stock could decline. The risks discussed below are not the only risks we face. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also have a material adverse effect on our business, results of operations, cash flows, financial condition, or prospects. Some statements in this Information Statement, including certain statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Business Operations

If we fail to successfully implement our growth strategy, which includes opening new domestic and international company-owned restaurants and franchised restaurants on a timely basis, our ability to increase our revenues could be materially and adversely affected.

A significant component of our growth strategy includes the opening of new domestic and international company-owned restaurants and franchised restaurants. While we believe there is opportunity for our brands to grow in existing markets and new markets over the long term, we cannot predict a specific level of growth in existing markets and new markets, the time period we can achieve such growth, or whether we will achieve any level of growth at all in existing markets or new markets. We and our franchisees face many challenges associated with opening new restaurants, including:

●	identification and availability of suitable restaurant locations with the appropriate size, visibility, traffic patterns, local residential neighborhood, retail and business attractions and infrastructure that will drive high levels of customer traffic and sales per restaurant;

●	competition with other restaurants and retail concepts for potential restaurant sites, as well as competition with anticipated commercial, residential and infrastructure development near new or potential restaurants;

●	ability to negotiate acceptable lease arrangements;

●	availability of financing and ability to negotiate acceptable financing terms;

●	effectively managing development and construction costs;

●	completing construction activities on a timely basis;

●	responding to unforeseen engineering or environmental problems with the leased premises;

●	obtaining all necessary governmental licenses, permits and approvals and complying with local, state and federal laws and regulations to open, construct or remodel, and operate franchised restaurants;

●	recruiting, hiring and training of qualified personnel;

●	addressing consumer tastes and discretionary spending in new geographic regions;

●	general and local economic and business conditions;

●	the general legal and regulatory landscape in which we and our restaurants operate; and

●	other unanticipated delays or increases in costs or cost overruns.

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As a result of these challenges, we and our franchisees may not be able to open new restaurants as quickly as planned or at all. We and our franchisees have experienced, and expect to continue to experience, delays in restaurant openings from time to time and have abandoned plans to open restaurants in various markets on occasion. Any delays or failures to open new restaurants by our franchisees could materially and adversely affect our business, results of operations, financial condition, and growth strategy.

Our business, results of operations, and financial condition are closely tied to the success of our franchisees and our franchised restaurants.

We and our franchisees may be materially and adversely affected by:

●	increased competition in the restaurant industry;

●	changes in consumer tastes and preferences;

●	demographic trends;

●	customers’ budgeting constraints;

●	customers’ willingness to accept menu price increases;

●	our reputation and consumer perception of our offerings in terms of quality, price, value and service;

●	customers’ experiences in our restaurants.

●	declining economic conditions; and

●	adverse weather conditions.

We and our franchisees are also susceptible to increases in certain key operating expenses that are either wholly or partially beyond our control, including:

●	food and commodities, including beef, chicken and dairy, which we do not or cannot effectively control with long-term fixed pricing arrangements;

●	labor costs, including wage, workers’ compensation, federal and state minimum wage requirements, health care, vacation accruals, paid leaves of absence, paid sick leave, and other benefits expenses;

●	rent expenses and construction, remodeling, maintenance and other costs under leases for our new and existing restaurants;

●	energy, water and other utility costs;

●	information technology and other logistical costs;

●	insurance costs;

●	compliance costs as a result of changes in legal, regulatory, industry or other standards; and

●	expenses associated with legal proceedings.

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A substantial portion of our revenue comes from royalties generated by our franchised restaurants. We anticipate that franchise royalties will represent a substantial part of our revenue in the future. As of June 30, 2024, we had 19 domestic franchisees operating 73 domestic franchised Twin Peaks restaurants, and one international franchisee operating seven international franchised Twin Peaks restaurants in Mexico. As of June 30, 2024, our largest franchisee operated 12 franchised Twin Peaks restaurants, and our top 10 franchisees operated a total of 66 franchised Twin Peaks restaurants. We currently do not have any franchised Smokey Bones restaurants. Accordingly, we are reliant on the performance of our Twin Peaks franchisees in successfully operating their franchised Twin Peaks restaurants and paying royalties to us on a timely basis. Our franchise system subjects us to a number of risks, any one of which may impact our ability to collect royalty payments from our franchisees, may harm the goodwill associated with our franchise, and may materially and adversely affect our business and results of operations.

Our franchisees are an integral part of our business. We may be unable to successfully implement our growth strategy without the participation of our franchisees. Franchisees may fail to participate in our marketing initiatives, which could materially and adversely affect the sales trends, average weekly sales, and results of operations of our franchised restaurants. The failure of our franchisees to focus on the fundamentals of their restaurant operations, such as quality, service and cleanliness, would have a negative impact on our success. Additionally, if our franchisees fail to renew their franchise agreements with us, our royalty revenue may decrease, which in turn could materially and adversely affect our business and results of operations. It also may be difficult for us to monitor the implementation of our growth strategy by our international franchisees due to our lack of personnel in the markets served by such franchised restaurants.

Furthermore, a bankruptcy of any multi-unit franchisee could negatively impact our ability to collect payments due under such franchisee’s franchise agreements. In a franchisee bankruptcy, the bankruptcy trustee may reject its franchise agreements pursuant to Section 365 under the United States bankruptcy code, in which case there would be no further royalty payments from such franchisee. There can be no assurance as to the proceeds, if any, that may ultimately be recovered in a bankruptcy proceeding of such franchisee in connection with a damage claim resulting from such rejection.

If we fail to identify, recruit and contract with a sufficient number of qualified franchisees, our ability to open new franchised restaurants and increase our revenues could be materially and adversely affected.

The opening of additional franchised restaurants depends, in part, upon the availability of prospective franchisees who meet our criteria. Most of our franchisees open and operate multiple restaurants, and our growth strategy requires us to identify, recruit and contract with a significant number of new franchisees each year. We may not be able to identify, recruit or contract with suitable franchisees in our target markets on a timely basis, or at all. Additionally, our franchisees may not have access to the financial or management resources that they need to open the restaurants contemplated by their franchise agreements with us, or they may elect to cease restaurant development for other reasons. If we are unable to recruit suitable franchisees or if franchisees are unable or unwilling to open new franchised restaurants as planned, our growth may be slower than anticipated, which could materially and adversely affect our ability to increase our revenues and materially and adversely affect our business, results of operations, and financial condition.

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Our franchisees could take actions that could harm our business, including by not accurately reporting sales.

Our franchisees are contractually obligated to operate their restaurants in accordance with the operational, safety and health standards set forth in our agreements with them and with applicable laws. Although we will attempt to properly train and support all of our franchisees, they are independent third parties whom we do not control. Our franchisees own, operate, and oversee the daily operations of their restaurants, and their employees are not our employees. Accordingly, their actions are outside of our control. Although we have developed criteria to evaluate and screen prospective franchisees, we cannot be certain that our franchisees will have the business acumen or financial resources necessary to operate successful franchises at their approved locations, and state franchise laws may limit our ability to terminate or not renew these franchise agreements. Moreover, despite our training, support and monitoring, franchisees may not successfully operate their restaurants in a manner consistent with our standards and requirements or may not hire and adequately train qualified managers and other restaurant personnel. The failure of our franchisees to operate their restaurants in accordance with our standards or applicable law, actions taken by their employees, or a negative publicity event at one of our franchised restaurants or involving one of our franchisees could materially and adversely affect on our brands, our reputation, our ability to attract prospective franchisees, our company-owned restaurants, and our business, results of operations, and financial condition.

Franchisees typically use a point-of-sale cash register system to record all sales transactions at their restaurants, and we require franchisees to use a specific brand and model of hardware and software components for their restaurant systems. Franchisees report sales manually and electronically, and we have the ability to verify all sales data electronically by accessing their point-of-sale cash register systems. We also have the right under our franchise agreements to audit franchisees to verify sales information provided to us, and we have the ability to indirectly verify sales based on purchasing information. However, franchisees may underreport sales, which would reduce royalty income otherwise payable to us and materially and adversely affect our business, results of operations, and financial condition.

The full-service restaurant industry in which we operate is highly competitive.

In general, the full-service restaurant industry in which we operate, in particular the casual dining category, is highly competitive with respect to, among other things, price, value, food quality and presentation, customer service, new product development, advertising and promotional initiatives, ambience of properties, restaurant locations, taste preferences, brand reputation, and digital engagement. We face significant competition from international, national, regional and locally-owned restaurants, particularly within the casual dining category, that offer different menu offerings than us and in-restaurant, carry-out, delivery, and/or catering services. Increased competition could have an adverse effect on our sales, profitability and/or growth plans, which could materially and adversely affect our business, results of operations, and financial condition.

Many of our competitors have been operating for longer and have a more established market presence than us, and have better locations, greater name recognition, and resources than we do, and, as a result, these competitors may be better positioned to attract guests. Our larger competitors may also be able to take advantage of greater economies of scale than we can, and may be better able to increase prices to reflect cost pressures and increase their marketing and promotional activity, including through discount strategies. Our competitors may also be able to identify and adapt to changes in customer preferences more quickly than we can due to their resources and scale. Changes in customers’ tastes, nutritional and dietary trends, methods of ordering, and number and location of competing restaurants often affect the restaurant industry. If our marketing efforts are unsuccessful, or if our company-owned restaurants or franchised restaurants are unable to compete successfully with other full-service restaurants in new and existing markets, our sales volume and/or pricing may be subject to downward pressure, and we may not be able to increase, or sustain, our growth rate or revenue, or reach profitability.

Furthermore, as we expand our geographic presence and further develop our digital channels, we anticipate that we will face increased competition, including with respect to access to, and audience reach of, digital channels. We may also face the risk that new or existing competitors will mimic our business model, menu offerings, marketing strategies, and overall concept. Any of the above competitive factors may materially and adversely affect our business, results of operations, and financial condition.

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Our success depends substantially on our corporate reputation and on the value, perception and recognition of the Twin Peaks brand and Smokey Bones brand, and the value of our brands may be harmed or diluted through franchisee and third-party activity.

Our success depends substantially on our and our franchisees’ ability to maintain and enhance the value of the Twin Peaks brand and Smokey Bones brand and maintain the loyalty of customers to our brands. The respective value of the Twin Peaks brand and Smokey Bones brand is based in part on customer perceptions on a variety of subjective qualities. Business incidents, whether isolated or recurring, and whether originating from us, franchisees, competitors, suppliers or distributors, can significantly reduce the value of our brands and customer trust, particularly if the incidents receive considerable publicity or result in litigation. For example, our brands could be damaged by claims or perceptions regarding the quality or safety of our offerings, or the quality or reputation of our franchisees, suppliers or distributors, regardless of whether such claims or perceptions are true. Additionally, we may, from time to time, be faced with negative publicity relating to public health concerns, health inspection scores, food processing, restaurant facilities, customer complaints or litigation alleging illness or injury, employee relationships, or other matters, regardless of whether such allegations are valid, or whether or not we are held to be responsible. Similarly, entities in our supply chain may engage in conduct, including alleged human rights abuses or environmental wrongdoing, and any such conduct could damage our reputation or the reputation of our brands. Any such incidents (even if resulting from actions of a competitor in our industry or franchisee) could cause a decline directly or indirectly in customer confidence in, or the perception of, our brands and/or our offerings and reduce customer demand for our offerings, which would likely result in lower revenues and profits. Additionally, our corporate reputation could suffer from a real or perceived failure of corporate governance, or misconduct by one of our directors, officers or employees, or an employee or representative of a franchisee.

Moreover, the negative impact of adverse publicity relating to a franchised restaurant may extend far beyond that franchised restaurant or franchisee involved to affect some or all of our company-owned restaurants and other franchised restaurants. The risk of negative publicity is particularly great with respect to our franchised restaurants because we are limited in the manner in which we can manage and control a franchisee’s operations and messaging, especially on a real-time basis. The considerable expansion in the use of social media over recent years can further amplify any negative publicity that could be generated by such incidents.

Although we monitor and regulate franchisee activities under the terms of our franchise agreements, franchisees or other third parties may refer to or make statements about our brands that do not make proper use of our trademarks or required designations, that improperly alter trademarks or branding, or that are critical of our brands or place our brands in a context that may tarnish our reputation. This may result in dilution of, or harm to, our intellectual property or the value of our brands. Franchisee noncompliance with the terms and conditions of our franchise agreements may reduce the overall goodwill of our brands, whether through the failure to meet health and safety standards, engage in quality control or maintain product consistency, or through the participation in improper or objectionable business practices. Moreover, unauthorized third parties may use our intellectual property to trade on the goodwill of our brands, resulting in customer confusion or dilution of the value of our brands. Any customer confusion, reputational dilution, or reduction of the goodwill of our brands is likely to negatively impact sales, and could materially and adversely impact our business, results of operations, and financial condition.

Furthermore, employee claims against us based on, among other things, wage and hour violations, discrimination, harassment, or wrongful termination may also create negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. A significant increase in the number of these claims or an increase in the number of successful claims would have a material adverse effect on our business, results of operations, and financial condition. Customer demand for our products and the value of our brands could diminish significantly if any such incidents or other matters create negative publicity or otherwise erode customer confidence in us or our products, which would likely result in lower sales and could have a material adverse effect on our business, results of operations, and financial condition.

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Our plans to open new restaurants, and the ongoing need for capital expenditures at our existing company-owned restaurants, require us to spend capital.

Our growth strategy depends on opening new restaurants, for which we intend to use cash flows from operations. We cannot assure you that cash flows from operations will be sufficient to allow us to implement our growth strategy. If this cash is not allocated efficiently among our various projects, or if any of our initiatives prove to be unsuccessful, we may experience reduced profitability, and we could be required to delay, significantly curtail or eliminate planned restaurant openings, which could have a material adverse effect on our business, results of operations, and financial condition.

Additionally, as our company-owned restaurants mature, our business will require capital expenditures for the maintenance, renovation and improvement of such existing restaurants to remain competitive and maintain the respective standards of our brands. This creates an ongoing need for cash, and, to the extent we cannot fund capital expenditures from cash flows from operations, funds will need to be borrowed or otherwise obtained.

If the costs of funding new restaurants or renovations or enhancements at existing company-owned restaurants exceed budgeted amounts, and/or the time for building or renovation is longer than anticipated, our profits could be adversely impacted. If we cannot access the capital we need, we may not be able to execute on our growth strategy, take advantage of future opportunities, or respond to competitive pressures.

The number of new franchised restaurants that actually open in the future may differ materially from the number of signed commitments from potential existing and new franchisees.

As of June 30, 2024, our franchise pipeline consisted of 88 domestic franchise restaurant commitments, and 25 international franchise restaurant commitments, for Twin Peaks restaurants. For Smokey Bones restaurants, we plan to partner with our existing franchisees or new franchisees to convert approximately half of our 60 Smokey Bones restaurants into new Twin Peaks restaurants. Historically, a portion of our franchise commitments have not ultimately resulted in the opening of new franchised restaurants. We have had a historical franchise commitment-to-restaurant opening conversion rate of approximately 66% for Twin Peaks restaurants over the past five years. Based on our limited history of openings of international franchised Twin Peaks restaurants, we believe the termination rate of franchise commitments for international Twin Peaks restaurants is likely to approximate the historic termination rate of franchise commitments for domestic Twin Peaks restaurants. The historic conversion rate of signed franchise commitments to the opening of new franchised Twin Peaks restaurants may not be indicative of the conversion rates we will experience in the future for Twin Peaks restaurants or Smokey Bones restaurants, and the total number of new franchised restaurants actually opened in the future may differ materially from the number of franchise commitments disclosed at any point in time.

Our success depends in part upon effective advertising and marketing campaigns, which may not be successful, and franchisee support of such advertising and marketing campaigns.

We believe that the Twin Peaks brand and Smokey Bones brand are critical to our business, and therefore, we expend resources in our marketing efforts using a variety of media. We expect to continue to conduct brand awareness programs and customer initiatives to attract and retain customers. Should our advertising and promotions not be effective, our business, results of operations, and financial condition could be materially and adversely affected.

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The support of our franchisees is critical for the success of the advertising and marketing campaigns we seek to undertake, and the successful execution of these campaigns will depend on our ability to maintain alignment with our franchisees. Our Twin Peaks franchisees are currently required to contribute 2.5% of their gross sales to the Twin Peaks National Marketing Fund to support the development of new menu offerings, brand development, and national marketing programs at Twin Peaks. Our current form of Twin Peaks franchise agreement also requires our Twin Peaks franchisees to spend at least 0.5% of their gross sales directly on local advertising. While we maintain control over advertising and marketing campaigns and materials and can mandate certain strategic initiatives pursuant to our franchise agreements, we need the active support of our franchisees if the implementation of these initiatives is to be successful. If our advertising and marketing initiatives are not successful, resulting in expenses incurred without the benefit of higher revenue, our business, results of operations, and financial condition could be materially and adversely effected.

You should not rely on past increases in our same store sales or our AUVs as an indication of our future results of operations because they may fluctuate significantly.

A number of factors have historically affected, and will continue to affect, same store sales and AUVs, including, among other factors:

●	our ability to execute our business strategy effectively;

●	unusually strong initial sales performance by new restaurants;

●	competition;

●	consumer trends and confidence; and

●	regional and national macroeconomic conditions.

The level of same store sales is a critical factor affecting our ability to generate profits because the profit margin on same store sales is generally higher than the profit margin on new restaurant sales. Our ability to increase same store sales depends in part on our ability to successfully implement our initiatives to build sales. It is possible such initiatives will not be successful, that we will not achieve our same store sales targets, or that the change in same store sales could be negative, which may cause a decrease in our sales growth and our ability to achieve profitability. This could have a material adverse effect on our business, results of operations, and financial condition.

Our quarterly operating results may fluctuate significantly due to certain factors, some of which are beyond our control, which may result in a decline in the market price of our Class A Common Stock.

Our quarterly operating results may fluctuate significantly because of several factors, including:

●	the timing of new restaurant openings;

●	expansion to new markets;

●	profitability of our restaurants, especially in new markets;

●	increases and decreases in average weekly sales and domestic same store sales as a result of seasonal factors;

●	changes in consumer preferences and competitive conditions;

●	fluctuations in commodity prices;

●	increases in infrastructure costs;

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●	impairment of long-lived assets and any loss on restaurant closures;

●	changes in interest rates; and

●	macroeconomic conditions, both nationally and locally.

As a result, our quarterly and annual operating results and same store sales may fluctuate significantly as a result of the factors discussed above. Accordingly, results for any one fiscal quarter are not necessarily indicative of results to be expected for any other fiscal quarter or for any fiscal year, and same store sales for any particular future period may decrease. In the future, our operating results may fall below the expectations of securities analysts and investors. In such an event, the market price of our Class A Common Stock would likely decrease.

Historical AUV levels may not be indicative of future results of any new company-owned restaurant or franchised restaurant.

The AUV levels of any new company-owned restaurant or franchised restaurant may differ from average levels experienced by our company-owned restaurants and franchised restaurants in prior periods due to a variety of factors, and these differences may be material. Accordingly, historical AUV levels may not be indicative of the future results of any new company-owned restaurant or franchised restaurant. Additionally, performance of new company-owned restaurants and franchised restaurants is impacted by a range of risks and uncertainties beyond our or our franchisees’ control, including those described by other risk factors described in this Information Statement.

An impairment in the carrying value of our goodwill or other intangible assets could adversely affect our consolidated results of operations, and financial condition.

We review goodwill for impairment annually, or whenever circumstances change in a way that could indicate that impairment may have occurred, and we record an impairment loss whenever we determine impairment factors are present. Significant impairment charges could have a material adverse effect on our business, results of operations, and financial condition.

We have experienced and continue to experience inflationary conditions with respect to the cost for food, labor, construction and utilities, and we may not be able to increase prices or implement operational improvements sufficient to fully offset inflationary pressures on such costs, which may adversely impact our revenues and results of operations.

The profitability of our company-owned restaurants and franchised restaurants depends in part on our ability to anticipate and react to changes in food and other supply costs, including labor costs, construction costs, and utility costs. Prices may be affected by general economic conditions, increased competition, supply shortages and interruptions due to weather, disease, inflation, and other conditions and factors beyond our control. In the years ended December 31, 2023 and December 25, 2022, our costs from operations increased significantly due to the recent inflationary environment. For example, in fiscal year 2022, we experienced a mid-single digit percentage increase in the cost of our food ingredients, which adversely impacted our gross margins. To moderate the effects of these rising costs, we have instituted proactive initiatives to create efficiencies in our supply chain, such as optimizing our supply chain order quantities and food preparation processes to reduce food waste, and instituting pricing promotions to drive guests to higher margin products. Additionally, in fiscal years 2023 and 2022, we experienced mid-single digit percentage increases in our labor costs, which was driven primarily by increases in statutory minimum wages in certain states where our restaurants are located and other governmental regulations affecting labor costs. We mitigated the financial impact of such increases in our labor costs by focusing on increasing the productivity of our restaurant team members and enacting other cost management initiatives. Furthermore, to mitigate the impact of inflation of our food and commodity costs and labor costs, we modestly increased our menu prices by up to 5% depending on the menu item in fiscal years 2023 and 2022. However, our attempts to offset inflationary pressures on such costs may not be successful.

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Our inability to anticipate and respond effectively to one or more adverse changes in any of these factors could have a significant adverse effect on our results of operations and financial condition. We expect inflationary pressures and other fluctuations impacting the price of these items to continue to impact our business. Our attempts to offset cost pressures, such as through implementing operational efficiencies and increasing menu pricing, may not be successful. We seek to provide a moderately priced product, and, as a result, we may not be able to pass along price increases to our customers to sufficiently offset our cost increases. To the extent price increases are not sufficient to adequately offset higher costs or do not do so in a timely manner, or if such price increases result in significant decreases in revenue volume due to loss in customer retention, our revenues from sales may be adversely affected, and as a result our business, results of operations, and financial condition may also be materially and adversely affected.

Interruptions in the supply, or shortages, of food products or other supplies delivered to our company-owned restaurants and franchised restaurants could adversely affect our business, results of operations, and financial condition.

The menu offerings sold by our company-owned restaurants and franchised restaurants, and the raw materials used in these restaurants, are sourced from a variety of domestic and international vendors, suppliers and distributors. We, along with our franchisees, are also dependent upon third parties to make frequent deliveries of food products and supplies that meet our specifications at competitive prices. Shortages or interruptions in the supply of food items, raw materials and other supplies to our restaurants could adversely affect the availability, quality and cost of items used at, and the operations of, our restaurants. If such shortages result in increased cost of food items and supplies, we and our franchisees may not be able to pass along all of such increased costs to restaurant customers.

Such shortages or disruptions could be caused by increased demand, problems in production or distribution, restrictions on imports or exports, the inability of vendors to obtain credit, political instability in the countries in which suppliers and distributors are located, the financial instability of suppliers and distributors, the failure of suppliers and distributors to meet our standards, product quality issues, inflation, the price of gasoline, the cancellation of supply or distribution agreements or an inability to renew such arrangements or to find replacements on commercially reasonable terms, food safety warnings or advisories or the prospect of such pronouncements, inclement weather, natural disasters, or other conditions beyond our control or the control of our franchisees. Increasing weather volatility or other long-term changes in global weather patterns, including any changes associated with global climate change, could have a significant impact on the price, availability, and timing of delivery of some of our ingredients.

Furthermore, a failure by a key supplier or distributor to meet its service requirements could lead to a disruption of service or supply until a new supplier or distributor is engaged, and any such disruption could have an adverse effect on us and our franchisees, and therefore our business, results of operations, and financial condition.

Macroeconomic conditions could adversely affect our ability to increase sales at existing restaurants or open new restaurants.

Recessionary economic cycles, inflation, increases in commodity prices, higher interest rates, higher fuel and other energy costs, lower housing values, low consumer confidence, higher levels of unemployment, higher consumer debt levels, higher tax rates and other changes in tax laws, or other economic factors that may affect discretionary consumer spending could adversely affect our revenue and profit margins and make opening new restaurants more difficult. Our customers may have lower disposable income and reduce the frequency with which they dine out during economic downturns. This could result in fewer customer visits and/or reduced order sizes, or limitations on the prices we can charge for our menu items, any of which could reduce our sales and profit margins. Also, businesses in the vicinity in which some of our restaurants are located may experience difficulty as a result of macroeconomic trends or cease to operate, which could, in turn, further negatively affect customer traffic at our restaurants. All of these factors could have a material adverse impact on our results of operations and growth strategy.

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Additionally, negative effects on our and our franchisees’ existing and potential landlords due to the inaccessibility of credit and other unfavorable economic factors may, in turn, adversely affect our business and results of operations. If our or our franchisees’ landlords are unable to obtain financing or remain in good standing under their existing financing arrangements, they may be unable to provide construction contributions or satisfy other lease obligations owed to us or our franchisees. Moreover, if our and our franchisees’ landlords are unable to obtain sufficient credit to continue to properly manage their retail sites, we may experience a drop in the level of quality of such retail centers. The development of new restaurants may also be adversely affected by negative economic factors affecting developers and potential landlords. Developers and/or landlords may try to delay or cancel recent development projects (as well as renovations of existing projects) due to instability in the credit markets and declines in consumer spending, which could reduce the number of appropriate locations available that we would consider for our new restaurants. Furthermore, other tenants at the properties in which our restaurants are located may delay their openings, fail to open, or cease operations, and decreases in total tenant occupancy in the properties in which our restaurants are located may affect customer traffic at our restaurants.

If any of the foregoing affect any of our or our franchisees’ landlords, developers, and/or surrounding tenants, our business, results of operations, and financial condition may be materially and adversely affected.

Food safety, foodborne illness, and other health concerns may have a material adverse effect on our business.

Food safety is a top priority, and we dedicate substantial resources to ensure that our customers enjoy safe, quality food products. However, food-borne illnesses, such as E. coli, salmonella, hepatitis A, and trichinosis, occur or may occur within our system from time to time. In addition, food safety issues such as food tampering, contamination and adulteration occur or may occur within our system from time to time. Any report or publicity linking one of our company-owned restaurants or franchised restaurants, or linking our competitors or our industry generally, to instances of foodborne illness or food safety issues could adversely affect our reputation and the reputation of our brands, as well as our revenues and profits, and possibly lead to product liability claims, litigation, and damages. If a guest of one of our company-owned restaurants or franchised restaurants becomes ill as a result of food safety issues, our restaurants may be temporarily closed, which would decrease our revenues. Even instances of food-borne illness, food tampering, or food contamination occurring solely at restaurants of our competitors could result in negative publicity about the food service industry or restaurants generally and adversely impact our restaurants.

Additionally, our reliance on third-party food suppliers and distributors increases the risk that food-borne illness incidents could be caused by factors outside of our control, and that multiple restaurants would be affected rather than a single restaurant. We cannot ensure that all food items are properly maintained during transport throughout the supply chain and that our employees and our franchisees and their employees will identify all products that may be spoiled and should not be used in our restaurants. In addition, our industry has long been subject to the threat of food tampering by suppliers and employees, such as the addition of foreign objects in the food that we sell. Reports, whether or not true, of injuries caused by food tampering have in the past severely injured the reputations and brands of restaurant chains in the casual restaurant segment and could affect us in the future as well. If our customers become ill from food-borne illnesses, we could also be forced to temporarily close some restaurants. Furthermore, any instances of food contamination, whether or not at our restaurants, could subject our restaurants or our suppliers to a food recall pursuant to the Food and Drug Administration Food Safety Modernization Act.

Furthermore, the United States and other countries have also experienced, and may experience in the future, outbreaks of viruses, such as the novel coronavirus (COVID-19) and its variants, RSV, and various forms of influenza. To the extent that a virus is transmitted by human-to-human contact, our employees or customers could become infected or could choose, or be advised, to avoid gathering in public places and avoid eating in restaurant establishments such as our restaurants, which could materially and adversely affect our business, results of operations, and financial condition.

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Our expansion into international markets exposes us to a number of risks that may differ in each country where we have franchised restaurants.

As of June 30, 2024, of our 112 Twin Peaks restaurants, 105 operate in the United States, and seven operate as international franchised Twin Peaks restaurants in Mexico, and all of our 60 Smokey Bones restaurants operate in the United States. We aim to grow the Twin Peaks brand internationally. However, our international expansion is in its early stages. Expansion in international markets may be affected by local economic and market, as well as geopolitical, conditions. Therefore, as we expand internationally, our internal franchised restaurants may not experience the operating margins we expect, and our results of operations and growth may be materially and adversely affected.

Additionally, some of our new restaurants are planned for markets where there may be limited or no market recognition of our brands. Those markets may have competitive conditions, consumer tastes, and discretionary spending patterns that are different from those in our existing markets. As a result, those new restaurants may be less successful than our restaurants in our existing markets. We may need to build brand awareness in such new market through greater investments in advertising, marketing and promotional activity than we originally planned. Our franchisees may also find it more difficult in new markets to hire, motivate, and keep qualified employees who can project our vision, passion and culture. Restaurants opened in new markets may also have lower average restaurant sales than our restaurants opened in our existing markets. Sales at restaurants opened in new markets may take longer to ramp up and reach expected sales and profit levels, and may never do so, thereby affecting our overall profitability, and materially and adversely affecting our business, results of operations, financial condition, and growth prospects.

Furthermore, our results of operations and financial condition may be adversely affected if global markets in which our franchised restaurants compete are affected by changes in political, economic, or other factors. These factors, over which neither we nor our franchisees have control, may include:

●	political and economic instability;

●	recessionary trends in international markets;

●	changes in inflation rates;

●	changes in exchange rates and the imposition of restrictions on currency conversion or the transfer of funds;

●	increases in the taxes we pay and other changes in applicable tax laws;

●	legal and regulatory changes, and the burdens and costs of our compliance with a variety of foreign laws with respect to our international franchised restaurants;

●	changing labor conditions, including difficulties in staffing;

●	difficulty in protecting our brands, reputation and intellectual property;

●	difficulty in collecting our royalties and longer payment cycles;

●	expropriation of private enterprises;

●	increases in anti-American sentiment and the identification of the Twin Peaks brand and Smokey Bone brand as American brands; and

●	other external factors.

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Moreover, we are subject to applicable rules and various international laws regulating the offer and sale of franchises, which can restrict our ability to sell franchises in such jurisdictions. Non-compliance with such rules and laws could result in governmental enforcement actions seeking a civil or criminal penalty, rescission of a franchise, or loss of our ability to offer and sell franchises in a jurisdiction, or a private lawsuit seeking rescission, damages and legal fees, any of which could have a material adverse effect on our business and results of operations.

Opening new restaurants in existing markets may negatively affect sales at existing restaurants.

We intend to continue opening new franchised restaurants in our existing markets as a core part of our growth strategy. Expansion in existing markets may be affected by local economic and market conditions. Additionally, the customer target area of our restaurants varies by location, depending on a number of factors, including population density, other local retail and business attractions, area demographics, and geography. As a result, the opening of a new restaurant in or near markets in which our restaurants already exist could adversely affect the sales of these existing restaurants. We and our franchisees may selectively open new restaurants in and around areas of existing restaurants. Sales cannibalization between restaurants may become significant in the future as we continue to expand our operations, and could affect sales growth, which could, in turn, materially and adversely affect our business, results of operations, and financial condition.

We may be unable to realize the anticipated benefits of the Smokey Bones Acquisition.

On March 21, 2024, FAT Brands contributed to the Top Tier Twin Subsidiary, and the Top Tier Twin Subsidiary acquired, all of the outstanding capital stock of Barbeque Integrated, Inc., which is the entity that owns Smokey Bones. Our performance after the Smokey Bones Acquisition will depend, in part, on our ability to successfully and efficiently integrate Smokey Bones with our business in a cost-effective manner that does not significantly disrupt our consolidated operations. There can be no assurance that we will be able to maintain and grow our business and operations during, and following, the integration of Smokey Bones. Integrating and coordinating certain aspects of the operations and personnel of Smokey Bones involve complex operational and personnel-related challenges. This process has been and will continue to be time-consuming and expensive, may disrupt our business, and may not result in the full benefits expected from the Smokey Bones Acquisition, including cost synergies expected to arise from efficiencies and overlapping general and administrative functions. The potential difficulties, and resulting costs and delays, include:

●	consolidating corporate and administrative infrastructures;

●	difficulties attracting and retaining key personnel;

●	issues in integrating information technology (which we refer to as “IT”), communications and other systems;

●	incompatibility of purchasing, logistics, marketing, administration and other systems and processes; and

●	unforeseen and unexpected liabilities related to the Smokey Bones Acquisition.

Additionally, the continued integration of our operations and personnel may place a significant burden on our management and other internal resources. The diversion of our management’s attention, and any difficulties encountered in the transition and integration process, could harm our business, financial condition, and results of operations.

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Failure to protect our service marks or other intellectual property could harm our business.

We regard our “Twin Peaks”, “EATS. DRINKS. SCENIC VIEWS”, “29° Draft Beer”, “Twin Peaks Brewing”, Smokey Bones”, “Masters of Meat”, and “Meat is What We Do” trademarks, our Twin Peaks and mountains designs and logos, our Smokey Bones flame designs and logos, and other trademarks and service marks related to our business, as having critical importance to our future operations and marketing efforts. We rely on a combination of protections provided by contracts, copyrights, patents, trademarks, service marks, and other common law rights, such as trade secret and unfair competition laws, to protect us and our franchised restaurants from infringement. We have registered certain trademarks and service marks in the United States, Mexico, as well as certain other countries where we are considering growing internationally. However, from time to time, we become aware of names and marks being used by other persons that are identical or confusingly similar to our service marks. Although our policy is to oppose any such infringement, further or unknown unauthorized uses or other misappropriation of our trademarks or service marks could diminish the respective value of our brands and adversely affect our business. Additionally, effective intellectual property protection may not be available in every country in which our franchisees have, or intend to open or franchise, a restaurant. There can be no assurance that these protections will be adequate, and defending or enforcing our service marks and other intellectual property could result in the expenditure of significant resources, which could adversely affect our business, reputation, results of operations, and financial condition.

Furthermore, we may also face claims of infringement that could interfere with the use of the proprietary knowhow, concepts, recipes, or trade secrets used in our business. Defending against such claims could be costly and result in the expenditure of significant resources, and we may be prohibited from using such proprietary information in the future or forced to pay damages, royalties, or other fees for using such proprietary information, any of which could adversely affect our business, reputation, results of operations, and financial condition.

We and our franchisees rely on computer systems to process transactions and manage our businesses, and a disruption or a failure of such systems or technology could harm our ability to effectively manage our businesses.

Network and information technology systems are integral to our business. We utilize various computer systems, including our restaurant point-of-sale system, which is also the system through which our franchisees report their weekly sales and their corresponding royalty fees and required advertising fund contributions are calculated and paid. When sales are reported by a franchisee, a withdrawal for the authorized amount is initiated from the franchisee’s bank on a set date each week based on gross sales during the week ended the prior Sunday. This system is critical to our ability to accurately track sales, compute royalties and advertising fund contributions, and receive timely payments due from our franchisees.

Our operations depend upon our ability to protect our computer systems and equipment against internal and external security breaches, viruses, worms and other disruptive problems, as well as from damage from physical theft, fire, power loss, telecommunications failure, or other catastrophic events. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could have a material adverse effect on our business and subject us to litigation or actions by regulatory authorities.

Despite the implementation of protective measures, our systems are subject to damage and/or interruption as a result of computer and network failures, computer viruses and other disruptive software, security breaches, power outages, catastrophic events, and improper usage by employees. Such events could result in a material disruption in operations, a need for a costly repair, upgrade or replacement of systems, or a decrease in, or in the collection of, royalties and advertising fund contributions paid to us by our franchisees. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability which could materially affect our results of operations.

It is also critical that we establish and maintain certain licensing and software agreements for the software we use in our day-to-day operations. A failure to procure or maintain these licenses could have a material adverse effect on our business operations.

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If we or our franchisees are unable to protect their customers’ credit card data and other personal information, we and our franchisees could be exposed to data loss, litigation and liability, and our reputation could be significantly harmed.

Privacy protection is increasingly demanding, and our use of electronic payment methods and collection of other personal information expose us and our franchisees to increased risk of privacy and/or security breaches, as well as other risks. The majority of our and our franchisees’ restaurant sales are by credit or debit cards. In connection with credit or debit card transactions in-restaurant, we and our franchisees collect and transmit confidential information by way of secure private retail networks. Additionally, we and our franchisees collect and store personal information from individuals, including our customers and employees.

We and our franchisees may experience security breaches in which credit and debit card information is stolen in the future. Although we use secure private networks to transmit confidential information, third parties may have the technology or know-how to breach the security of the customer information transmitted in connection with credit and debit card sales, and our security measures and those of technology vendors may not effectively prohibit others from obtaining improper access to this information. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and are often difficult to detect for long periods of time, which may cause a breach to go undetected for an extensive period of time. Advances in computer and software capabilities, new tools, and other developments may increase the risk of such a breach. Additionally, the systems currently used for transmission and approval of electronic payment transactions, and the technology utilized in electronic payment themselves, all of which can put electronic payment at risk, are determined and controlled by the payment card industry, not by us. Furthermore, our franchisees, contractors, or third parties with whom we do business or to whom we outsource business operations may attempt to circumvent our security measures in order to misappropriate such information and may purposefully or inadvertently cause a breach involving such information. If a person is able to circumvent our security measures or those of third parties, such perpetrator could destroy or steal valuable information or disrupt our operations. We may become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and we may also be subject to lawsuits or other proceedings relating to these types of incidents. Any such claim or proceeding could cause us to incur significant unplanned expenses, which could have an adverse impact on our results of operations, cash flows, and financial condition. Moreover, adverse publicity resulting from these allegations could significantly harm our reputation and may have a material adverse effect on us and our business.

We are exposed to the risk of natural disasters, unusual weather conditions, pandemic outbreaks, political events, and terrorism that could disrupt business and result in lower sales and increased operating costs and capital expenditures.

Our headquarters, company-owned restaurant locations, franchised restaurant locations, third-party distributors and their facilities, as well as certain of our vendors and customers, are located in areas which have been and could be subject to natural disasters such as winter storms, floods, severe thunderstorms, hurricanes, tornadoes, fires, or earthquakes. Adverse weather conditions or other extreme changes in the weather, including resulting electrical and technological failures may disrupt our and our franchisees’ business and may adversely affect our and our franchisees’ ability to obtain food and supplies and sell menu items. Our business may be harmed if our or our franchisees’ ability to obtain food and supplies and sell menu items is impacted by any such events, any of which could influence customer trends and purchases, and may negatively impact our and our franchisees’ revenue, operations, and properties. Such events could result in physical damage to one or more of our or our franchisees’ properties, the temporary closure of some or all of our company-owned restaurants, franchised restaurants and third-party distributors, the temporary lack of an adequate work force in a market, temporary or long-term disruption in the transport of goods, delay in the delivery of goods and supplies to our company-owned restaurants, franchised restaurants and third-party distributors, fuel shortages or dramatic increases in fuel prices, or disruption of our technology support or information systems, any of which would increase the cost of doing business. Additionally, such natural disasters and unusual weather conditions, increases in energy prices, political events, terrorist attacks, other natural or man-made disasters, or general negative publicity regarding any of our restaurants, as well as other regional occurrences such as more stringent state and local laws and regulations or local strikes could have a material adverse effect on our business and operations. Any of these factors, or any combination thereof, could materially and adversely affect our business, results of operations, and financial condition.

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Climate change and the shift to more sustainable business practices could negatively affect our business or damage our reputation.

Climate change may increase the risk of severe weather or the risk that those events happen more frequently, which could adversely affect restaurant sales volumes in some of the markets in which we operate, and may result in decreased availability or less favorable pricing for certain commodities used in our menu offerings, such as beef, chicken, and dairy. Increases in the severity or frequency of natural disasters and other extreme weather conditions caused by climate change could also disrupt our supply chain generally or otherwise impact demand for our products and services. Additionally, concern over climate change and other sustainable business practices may result in new or increased legal and regulatory requirements or generally accepted business practices, which could significantly increase our costs and expenses. Legislative, regulatory, or other efforts to combat climate change or other environmental concerns could result in future increases in taxes and the cost of raw materials, transportation and utilities, which could necessitate future investments in facilities and equipment, and adversely affect our results of operations. Furthermore, a failure to reduce our greenhouse gas emissions or adopt other sustainable business practices, or the perception of a failure to act responsibly with respect to the environment or to effectively respond to regulatory requirements concerning climate change or other sustainable business practices, could lead to adverse publicity, diminish the respective value of our brands, and adversely affect our business.

A pandemic, epidemic or outbreak of an infectious disease, such as COVID-19, may in the future disrupt the markets we operate in or otherwise impact our restaurants, which could materially affect our business, results of operations and financial condition for an extended period of time.

If a pandemic, epidemic, outbreak of an infectious disease, such as COVID-19 and any of its various strains, or other public health crisis were to occur in an area in which we operate, our business and operations could be adversely affected. A pandemic, epidemic or outbreak might adversely impact our business by causing a temporary shutdown, by disrupting or delaying production and delivery of food and other supplies, or by causing staffing shortages in our restaurants. Such shortages could lead to us paying higher prices for food and other supplies and labor. The potential impact of a pandemic, epidemic or outbreak of an infectious disease with respect to our markets or our restaurants is difficult to predict and could materially and adversely impact our business, results of operations, and financial condition.

The global pandemic of COVID-19 impacted our restaurants, employees, business operations and financial performance, communities, as well as the broader U.S. economy and financial markets. As a result of the COVID-19 pandemic, we and our franchisees temporarily closed affected restaurants for a prolonged period of time, reduced or modified restaurant operating hours, adopted a “to-go” only operating model, or a combination these actions. Additionally, the COVID-19 pandemic made it more difficult for us and our franchisees to staff restaurants, and in certain cases, caused a temporary inability to obtain food and other supplies due to supply chain disruptions, which led to increased commodity costs. These actions and consequences resulted in an adverse impact to our revenues.

As of June 30, 2024, all of our Twin Peaks restaurants and Smokey Bones restaurants were operating at 100% indoor dining capacity. However, there can be no assurance that developments with respect to the COVID-19 pandemic or another similar pandemic, epidemic, outbreak of an infectious disease or public health crisis, and any governmental measures taken to control it, will not adversely affect our business, results of operation, and financial condition. Currently, substantially all of our Twin Peaks restaurants are located in 27 states, and all of our Smokey Bones restaurants are located in 16 states. As a result of our concentration in certain markets, we may be disproportionately affected by any increased severity of a pandemic, epidemic, outbreak of an infectious disease or public health crisis, and any governmental measures taken to control it, in these states compared to other chain restaurants with a more dispersed national footprint.

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Furthermore, customer behavior has changed, and may continue to fundamentally and permanently change, as a result of the COVID-19 pandemic and the heightened concern over another potential pandemic, epidemic, outbreak of an infectious disease, or public health crisis in both the near and long term. Such changes may pose significant challenges to our current business model. For example, certain viruses may be transmitted through human contact, and the risk of contracting viruses could cause customers or employees to avoid gathering in public places, which could adversely affect restaurant customer traffic or the ability to adequately staff restaurants. Traffic in restaurants, including our company-owned restaurants and franchised restaurants, has been adversely affected by the increase in customers relying on off-premises orders. All of this could materially and adversely impact sales at our restaurants and our growth prospects. We have already made adjustments to our restaurant operations due to the COVID-19 pandemic and may have to further re-design our service and business models to accommodate changed behavior patterns of customers in the future. Any such effort could result in increased capital expenditures, business disruption, and lower margin sales, and may not be successful in increasing our revenue, thereby materially and adversely impacting our business, results of operations, and financial condition.

Risks Related to our Indebtedness

We will have significant outstanding indebtedness under the Twin Securitization Notes, which will require that we generate sufficient cash flow to satisfy the payment and other obligations under the terms of our indebtedness and will expose us to the risk of default and other remedies thereunder.

The outstanding principal amount of the indebtedness under the Twin Securitization Notes (as defined and described in “Description of Certain Indebtedness—Twin Securitization Notes”) issued by the Top Tier Twin Subsidiary in connection with the Reorganization is approximately $           million. The terms of the Twin Securitization Notes provide for significant principal and interest payments, and subject us to certain financial and non-financial covenants, including a debt service coverage ratio calculation, as defined in the indenture for the Twin Securitization Notes. If certain covenants are not met, the indebtedness may become partially or fully due and payable on an accelerated schedule. For example, subject to certain limited exceptions, any default in the payment of principal or interest due and payable on any series of the Twin Securitization Notes, any material noncompliance or failure to perform by us or any of our subsidiaries with respect to any of the covenants under the indenture for the Twin Securitization Notes, including noncompliance with the debt service coverage ratio, or the occurrence of any event of bankruptcy with respect to us or any of our subsidiaries will constitute an event of default under indenture for the Twin Securitization Notes, and cause the outstanding principal and interest under the Twin Securitization Notes to be due and payable on an accelerated basis (see “Description of Certain Indebtedness—Twin Securitization Notes—Events of Default”). Our ability to meet the payment obligations under the Twin Securitization Notes depends on our ability to generate significant cash flow in the future. However, we cannot assure you that our business will generate cash flow from operations, or that other capital will be available to us, in amounts sufficient to enable us to meet our payment obligations under the Twin Securitization Notes and to fund our other liquidity needs. If we are not able to generate sufficient cash flow to service these obligations, we may need to refinance or restructure our debt, sell unencumbered assets (if any), or seek to raise additional capital. If we are unable to implement one or more of these options, we may not be able to meet these payment obligations, and the imposition of lender remedies could materially and adversely affect our business, financial condition, and liquidity.

Furthermore, we also may enter into new borrowing arrangements and incur significant indebtedness in the future to continue to support our growth. Our existing and any future indebtedness could have important consequences, including:

●	making it more difficult for us to make payments on our existing indebtedness;

●	increasing our vulnerability to general economic and industry conditions;

●	requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

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●	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

●	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged; and

●	exposing us to the risk of increased interest rates with respect to any new borrowings with variable rates of interest.

Our ability to make payments on debt, to repay existing or future indebtedness when due, to fund operations and significant planned capital expenditures will depend on our ability to generate cash in the future. Our ability to produce cash from operations is, and will be, subject to a number of risks, including those described in this Information Statement. Our financial condition, including our ability to make payments on our debt, is also subject to external factors such as interest rates, the level of lending activity in the credit markets and other external industry-specific and more general external factors, including those described in this Information Statement.

We may not be able to borrow additional financing or to refinance our current debt or other indebtedness we may incur in the future, if required, on commercially reasonable terms, if at all.

Risks Related to Regulatory Matters and Legal Proceedings

Our business is subject to extensive federal, state, local, and foreign regulations, including alcoholic beverage and food service regulations, and we may incur additional costs or liabilities as a result of government regulation of our company-owned restaurants and franchised restaurants.

Our business is subject to extensive federal, state, local, and foreign government regulation, including, among others, regulations related to franchising, the preparation and sale of food, the sale of alcoholic beverages, zoning and building codes, land use, sanitation, and employee health and safety matters.

We are subject to state and local government franchise registration requirements, the rules and regulations of the Federal Trade Commission (which we refer to as the “FTC”), various state laws regulating the offer and sale of franchises in the United States through the provision of franchise disclosure documents containing certain mandatory disclosures, various state laws regulating the franchise relationship, and certain rules and requirements regulating franchising arrangements in foreign countries. Although we believe that our franchise disclosure documents, together with any applicable state-specific versions or supplements, and the franchising procedures that we use, comply in all material respects with both the FTC guidelines and all applicable state laws regulating franchising in those states in which we offer and grant new franchise arrangements, noncompliance could reduce our anticipated royalty income, which in turn could materially and adversely affect our business and results of operations.

We and our franchisees are subject to various existing federal, state, local, and foreign laws affecting the operation of our restaurants, including various health, sanitation, fire, and safety standards. The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements, and the consequences of litigation relating to current or future laws and regulations, or our inability to respond effectively to significant regulatory or public policy issues, could increase our compliance and other costs of doing business, and therefore have an adverse effect on our results of operations. Failure to comply with the laws and regulatory requirements of federal, state, local, and foreign authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines, and civil and criminal liability. Additionally, certain laws could require us or our franchisees to expend significant funds to make modifications to our restaurants if we fail to comply with applicable standards. Compliance with all of these laws and regulations can be costly and can increase our exposure to litigation or governmental investigations or proceedings.

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We are also required to comply with the standards mandated by the Americans with Disabilities Act (which we refer to as the “ADA”), which generally prohibits discrimination in accommodation or employment based on disability. We may in the future have to modify our restaurants or our operations to make reasonable accommodations for disabled persons, and such capital expenditures could be material. The costs of operating our company-owned restaurants and franchised restaurants may increase in the event of changes in laws governing minimum hourly wages, overtime and tip credits, working conditions, predictive scheduling, health care, workers’ compensation insurance rates, unemployment tax rates, sales taxes, or other laws and regulations, such as those governing access for the disabled (including the ADA). If any of these costs were to increase and we are unable or unwilling to pass on such costs to our customers by increasing menu prices or by other means, our business, results of operations, and financial condition could be adversely impacted.

Each of our restaurants is required to obtain a license to sell alcoholic beverages on its premises from a state authority and, in certain locations, county and municipal authorities. Typically, our licenses to sell alcoholic beverages must be renewed annually, and such licenses have in the past been, and may in the future be, suspended or revoked at any time for cause. Alcoholic beverage control regulations govern various aspects of the daily operations of our company-owned restaurants and franchised restaurants, including the minimum age of guests and team members, hours of operation, advertising, wholesale purchasing, and inventory control, handling and storage. Any failure by any of our company-owned restaurants or franchised restaurants to obtain and maintain, on a timely basis, liquor or other licenses, permits or approvals required to serve alcoholic beverages or food, as well as any associated negative publicity resulting from any such failure could delay or prevent the opening of, or adversely impact the viability of, and could have an adverse effect on, that restaurant and its operating and financial performance. We apply for our liquor licenses with the advice of outside legal counsel and licensing consultants. Because of the various state and federal licensing and permitting requirements, there is a significant risk that one or more regulatory agencies could determine that we have not complied with applicable licensing or permitting regulations, or have not maintained the approvals necessary for us or any of our franchisees to conduct business within their jurisdiction. Any changes in the application or interpretation of existing laws or regulations may adversely impact our restaurants in such jurisdiction and could also cause us or affected franchisees to lose, either temporarily or permanently, the licenses, permits or approvals necessary to conduct restaurant operations, and subject us and affected franchisees to fines and penalties.

Failure to comply with federal, state, local or foreign rules and regulations could cause our licenses to be revoked and force us to cease the sale of alcoholic beverages at certain restaurants. Any difficulties, delays, or failures in obtaining such licenses, permits or approvals could delay or prevent the opening of a restaurant in a particular area or increase the costs associated therewith. Additionally, in certain states, including states where we or our franchisees have existing restaurants, or where we or a franchisee plan to open a restaurant, the number of liquor licenses available is limited, and licenses are traded on the open market. Liquor, beer and wine sales comprise a significant portion of our revenue. If we or our franchisees are unable to maintain existing licenses, our guest patronage, revenue, and results of operations would be adversely affected. If we or a franchisee choose to open a restaurant in those states where the number of available licenses is limited, the cost of a new license could be significant.

Changes in, or noncompliance with, applicable laws and governmental regulations may adversely affect our business operations, financial condition, and/or growth prospects.

We and our franchisees are subject to numerous laws and regulations, which change regularly and are increasingly complex. For example, we and our franchisees are subject to:

●	government orders relating to health and other public safety concerns, such as the various restrictions imposed on the business operations of restaurants due to the COVID-19 pandemic;

●	laws and regulations relating to menu labeling, nutritional content, nutritional labeling, product safety, and product marketing;

●	laws relating to state and local licensing;

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●	laws and regulations relating to health, sanitation, food, workplace safety, child labor, including laws prohibiting the use of certain “hazardous equipment” by employees younger than the age of 18 years of age, and fire safety and prevention;

●	laws relating to information security, privacy, cashless payments, and consumer protection;

●	laws relating to the relationship between franchisors and franchisees;

●	the ADA in the United States and similar state laws which give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas;

●	the U.S. Fair Labor Standards Act, which governs matters such as minimum wages, overtime and other working conditions, as well as family leave mandates, and a variety of similar state laws which govern these and other employment law matters;

●	laws and regulations in government mandated health care benefits, such as the Patient Protection and Affordable Care Act;

●	laws and regulations relating to union organizing rights and activities;

●	laws relating to international trade and sanctions;

●	laws relating to currency conversion or exchange;

●	tax laws and regulations;

●	antibribery and anticorruption laws;

●	environmental laws and regulations; and

●	federal and state immigration laws and regulations in the United States.

Compliance with new or existing laws and regulations could impact our operations. The compliance costs associated with these laws and regulations could be substantial. Any failure or alleged failure to comply with these laws or regulations by us or our franchisees could adversely affect our reputation, international expansion efforts, growth prospects and financial results, or result in, among other things, litigation, revocation of required licenses, internal investigations, governmental investigations or proceedings, administrative enforcement actions, fines, and civil and criminal liability. Publicity relating to any such noncompliance could also harm our reputation and adversely affect our business.

A broader standard for determining joint employer status recently adopted by the National Labor Relations Board may adversely affect our business operations and increase our liabilities resulting from actions by our franchisees.

In October 2023, the National Labor Relations Board issued a final rule adopting a new and broader standard for determining when two or more otherwise unrelated employers may be found to be a joint employer of the same employees under the National Labor Relations Act. Under the new standard, an entity, such as a franchisor, may be considered a joint employer of the employees of another entity, such as a franchisee, if they share or co-determine one or more of the essential terms and conditions of employment of such employees, as defined under the new rule. The new standard considers the authority to control essential terms and conditions of employment, whether or not such control is exercised, and without regard to whether any such exercise of control is direct or indirect, as an important factor in determining joint employer status.

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The final rule was scheduled to become effective on March 11, 2024, but was recently vacated by a federal district court in Texas. The court’s decision to vacate the rule may be appealed and the original rule could be restored by an appellate court. If the original rule is restored on appeal, or a similar rule is adopted in the future by the National Labor Relations Board, the joint employer standard could cause us to be considered a joint employer of our franchisees’ employees, which could cause us to be held liable or responsible for unfair labor practices, violations of wage and hour laws, and other labor and employment violations by our franchisees, and require us to conduct collective bargaining negotiations with respect to the employees of our franchisees. The joint employer standard may also make it easier for our franchisees’ staff to organize into labor unions, and provide the staff and their union representatives with bargaining power to request that our franchisees raise wages. The effects of these changes may require us to modify our business practices, and may result in increased litigation, governmental investigations and proceedings, administrative enforcement actions, fines and civil penalties, any of which could materially and adversely affect our business, results of operations, and financial condition.

Legislation and regulations requiring the display and provision of nutritional information for our menu offerings, new information or attitudes regarding diet and health, and/or adverse opinions about the health effects of consuming our menu offerings, could affect customer preferences and negatively impact our business and results of operations.

Government regulations and customer eating habits may impact our business as a result of changes in attitudes regarding diet and health, or new information regarding the health effects of consuming our menu offerings. These changes have resulted in, and may continue to result in, the enactment of laws and regulations that impact the ingredients and nutritional content of our menu offerings, or laws and regulations requiring us to disclose the nutritional content of our menu offerings.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 (which we refer to as the “PPACA”), establishes a uniform, federal requirement for certain restaurants to post certain nutritional information on their menus. Specifically, the PPACA amended the Federal Food, Drug and Cosmetic Act to require chain restaurants with 20 or more locations operating under the same name and offering substantially the same menu to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily caloric intake. The PPACA also requires covered restaurants to provide to customers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information. The PPACA further permits the United States Food and Drug Administration to require covered restaurants to make additional nutrient disclosures, such as disclosure of trans-fat content. An unfavorable report on, or reaction to, our menu ingredients, the nutritional content of our menu items, or the size of our portions could negatively influence the demand for our menu offerings. We cannot make any assurances regarding our ability to effectively respond to changes in customer health perceptions, to adapt our menu offerings to trends in eating habits, or to successfully implement applicable nutrient content disclosure requirements. The imposition of additional menu-labeling laws could have a material adverse effect on our business, results of operations and financial condition, as well as on the restaurant industry in general.

Furthermore, a number of states, counties and cities have enacted menu labeling laws requiring multi-unit restaurant operators to disclose certain nutritional information to guests or have enacted legislation restricting the use of certain types of ingredients in restaurants. Compliance with current and future laws and regulations regarding the ingredients and nutritional content of our menu items may be costly and time-consuming. Additionally, some government authorities are increasing regulations regarding trans-fats and sodium, which may require us to limit trans-fats and sodium in our menu offerings or switch to higher cost ingredients or may hinder our ability to operate in certain markets. Some jurisdictions have banned certain cooking ingredients, such as trans-fats, or have discussed banning certain products, such as large sodas. Removal of these products and ingredients from our menus could negatively affect our menu offerings, guest satisfaction levels, and sales volumes. If we or our franchisees fail to comply with these laws or regulations, we could be subject to governmental enforcement actions and fines and civil and criminal liability, any of which could materially and adversely affect our business, results of operations, and financial condition.

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Compliance with environmental, health and safety laws and regulations may negatively affect our business.

We are subject to various federal, state, local, and foreign environmental, health and safety laws and regulations, including those concerning climate change, pollution, waste disposal, and the presence, use, management, handling, storage, discharge, release, treatment and disposal of, and exposure to and remediation of, hazardous substances and waste. These laws and regulations can be costly to comply with and provide for significant criminal and civil fines and penalties or other sanctions for noncompliance, and joint and several liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, such contamination. Some of our restaurants may be located in areas that were previously occupied by companies or operations that had a more significant environmental impact. We could face costs or liability related to environmental conditions at prior, existing or future restaurant locations, including sites where we have franchised restaurants. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such hazardous substances or waste at, on or from our company-owned restaurants or franchised restaurants.

Environmental conditions relating to the release of hazardous substances or waste at prior, existing or future restaurant sites, or our violations of environmental, health and safety laws and regulations, could materially and adversely affect our business, results of operations, and financial condition. Additionally, environmental, health and safety laws and regulations, and the administration, interpretation and enforcement thereof, are subject to change and may become more stringent in the future, each of which could materially and adversely affect our business, results of operations, and financial condition.

Furthermore, there has been increased public focus by governmental and non-governmental entities and our customers on environmental and sustainability matters such as climate change, reduction of greenhouse gas emissions, water consumption, waste, packaging, and animal health and welfare. As a result, we may face increased pressure to provide expanded disclosure, make or expand commitments, establish targets or goals, or take other actions in connection with environmental and sustainability matters. Legislative, regulatory or other efforts to address environmental and sustainability matters could negatively impact our cost structure and operational efficiencies, or result in future increases in the cost of raw materials, transportation, utilities, and taxes, which could decrease our operating profits and necessitate future investments in facilities and equipment. Our business, results of operations, and financial condition could be materially and adversely affected to the extent that such environmental or sustainability concerns reduce customer demand for our restaurants.

Failure to comply with antibribery or anticorruption laws could adversely affect our business operations.

The U.S. Foreign Corrupt Practices Act and other similar applicable laws prohibiting bribery of government officials and other corrupt practices are the subject of increasing emphasis and enforcement around the world. Although we have implemented policies and procedures designed to promote compliance with these laws, there can be no assurance that our employees, contractors, agents, franchisees or other third parties will not take actions in violation of our policies, procedures or applicable law, particularly as we expand our operations in emerging markets and elsewhere. Any such violations or suspected violations could subject us to criminal or civil penalties, including substantial fines and significant investigation costs, and could also materially damage our reputation, brand, international expansion efforts and growth prospects, business, and operating results. Negative publicity relating to any noncompliance or alleged noncompliance could also harm our reputation and adversely affect our business and results of operations.

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New or revised tax regulations could have an adverse effect in our financial results.

We are subject to income and other taxes in the United States. Our effective income tax rate and other taxes in the future could be adversely affected by a number of factors, including changes in the mix of earnings in jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws or other legislative changes, and the outcome of income tax audits. Although we believe our tax estimates are reasonable, the final determination of tax audits could be materially different from our historical income tax provisions and accruals. The results of a tax audit could have a material effect on our results of operations or cash flows in the period or periods for which that determination is made. In addition, our effective income tax rate and our results may be impacted by our ability to realize deferred tax benefits, including our FICA tip credit carryforwards, and by any increases or decreases of our valuation allowances applied to our existing deferred tax assets. Additional tax regulations could be issued, and there is no assurance that any future guidance will not adversely affect our financial condition.

Restaurant companies have been the target of class action lawsuits and other proceedings alleging, among other things, violations of federal and state workplace and employment laws. Proceedings of this nature are costly, divert management attention and, if successful, could result in our payment of substantial damages or settlement costs.

Our business is subject to the risk of litigation by customers, employees, franchisees, suppliers, stockholders or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action and regulatory actions, is difficult to assess or quantify. In recent years, restaurant companies, including us, have been subject to lawsuits alleging violations of federal and state laws regarding workplace and employment conditions, discrimination and similar matters. A number of these lawsuits, including class action lawsuits, have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted from time to time alleging violations of various federal and state wage and hour laws regarding, among other things, employee meal deductions, overtime eligibility of managers, and failure to pay for all hours worked. Such lawsuits may have a material adverse effect on our business, results of operations, and financial condition. We are currently not a defendant in any class action lawsuit asserting such a claim. However, we cannot assure you that such a lawsuit will not be filed against us, and we cannot guarantee that our internal controls and training will be fully effective in preventing any such issues from arising.

Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations, resulting in increases in our insurance premiums, and reducing our and our franchisees’ insurability. In addition, such claims may generate negative publicity, which could reduce customer traffic and sales. Although we maintain what we believe to be adequate levels of insurance, insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims or any adverse publicity resulting from claims could materially and adversely affect our business, results of operations, and financial condition.

Our business activities subject us to litigation risk that could affect us adversely by subjecting us to significant money damages and other remedies or by increasing our litigation expense.

We and our franchisees are, from time to time, the subject of complaints or litigation, including customer claims, personal-injury claims, environmental claims, contract claims, claims related to violations of the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, claims related to the U.S. Equal Employment Opportunity Commission, or others alleging violations of federal and state laws regarding workplace and employment conditions, discrimination and similar matters, advertising laws, intellectual property claims, and other claims made in the ordinary course of business.

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Each of these claims may increase costs, reduce the execution of new franchise agreements, and limit the funds available to franchisees to make their royalty payments to us. Litigation against a franchisee or its affiliates by third parties or regulatory agencies, whether in the ordinary course of business or otherwise, may also include claims against us by virtue of our relationship with the defendant-franchisee, whether under vicarious liability, joint employer, or other theories. In addition to decreasing the ability of a defendant-franchisee to make royalty payments in the event of such claims, and diverting our management resources, adverse publicity resulting from such allegations may materially and adversely affect us and our brands, regardless of whether these allegations are valid or whether we are liable. Our international operations may be subject to additional risks related to litigation, including difficulties in enforcement of contractual obligations governed by foreign law due to differing interpretations of rights and obligations, compliance with multiple and potentially conflicting laws, new and potentially untested laws and judicial systems, and reduced or diminished protection of intellectual property. A substantial judgment against us or one of our subsidiaries could materially and adversely affect our business, results of operations, and financial condition.

We are also subject to “dram shop” statutes in certain states in which our restaurants are located. These statutes generally provide that a person injured by an intoxicated person has the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. As of June 30, 2024, Twin Peaks is currently the subject of four lawsuits that allege violations of these statutes. Recent litigation against restaurant chains has resulted in significant judgments and settlements under dram shop statutes. Because these cases often seek punitive damages, which may not be covered by insurance, a judgment significantly in excess of our insurance coverage or not covered by insurance could have a material adverse effect on our business, results of operations, and financial condition. Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from operations and hurt our financial performance. Approximately 48.0% and 47.0% of Twin Peaks’ food and beverage revenues were derived from the sale of alcoholic beverages during the year ended December 31, 2023 and December 25, 2022, respectively, and approximately 11.8% and 12.3% of Smokey Bones’ food and beverage revenues were derived from the sale of alcoholic beverages during the year ended December 31, 2023 and January 1, 2023, respectively. Any adverse publicity resulting from any allegations arising from a dram shop statute may materially and adversely affect our business, results of operations, and financial condition.

We may engage in litigation with our franchisees.

Although we believe we generally enjoy positive working relationships with the vast majority of our franchisees, the nature of the franchisor-franchisee relationship may give rise to litigation with our franchisees. In the ordinary course of business, we are the subject of complaints or litigation from franchisees, usually related to alleged breaches of contract or wrongful termination under the franchise arrangements. Additionally, we may in the future engage in litigation with franchisees to enforce the terms of our franchise agreements and compliance with the respective standards of our brands, as determined necessary to protect our brands, the consistency of our products, and the customer experience. Conversely, we may in the future also be subject to claims by our franchisees relating to our Franchise Disclosure Document, including claims based on information contained therein. Engaging in such litigation may be costly and time-consuming, may distract management, and may materially and adversely affect our relationships with franchisees and our ability to attract new franchisees. Any negative outcome of these or any other claims could materially and adversely affect our results of operations, as well as our ability to expand our franchise system, and may damage our reputation and brand. Furthermore, existing and future franchise-related legislation could subject us to additional litigation risk in the event we terminate or fail to renew a franchise relationship.

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Litigation with respect to intellectual property, if decided against us, may result in competing uses or require adoption of new, non-infringing intellectual property, which may in turn adversely affect sales and revenues.

There can be no assurance that third parties will not assert claims of infringement, misappropriation, or other violation of intellectual property against us, or assert claims that our trademarks, service marks, trade names and other intellectual property are invalid or unenforceable. In addition, our trademarks may be narrowed. Any such claims decided against us could have a material adverse effect on our business, results of operations, and financial condition or financial condition. For example, if any of our intellectual property is invalidated or deemed unenforceable, competing uses of such intellectual property would be permitted and could lead to a decline in our results of operations. Furthermore, any infringement or misappropriation claims decided against us could result in us being required to pay damages, cease using our intellectual property, develop or adopt non-infringing intellectual property, or acquire a license to the third-party intellectual property that is the subject of the asserted claim. There could be significant expenses associated with the defense of any claims of infringement, misappropriation, or other violation of third-party intellectual property. We may also from time to time have to assert claims against third parties and initiate litigation in order to enforce our trademarks, service marks, trade names and other intellectual property. Any such litigation could result in substantial costs and diversion of resources, could be protracted with no certainty of success, or could fail to achieve an adequate remedy. Any of these occurrences could have a material adverse effect on our business, results of operations, and financial condition.

Risks Related to our Organizational Structure

The dual class structure of our Common Stock has the effect of concentrating voting control with FAT Brands, as FAT Brands will own all of the shares of our Class B Common Stock and will control approximately              % of the total voting power of the outstanding shares of our Common Stock immediately following the Spin-Off. This will limit or preclude your ability to influence matters requiring stockholder approval.

Our Class B Common Stock is entitled to                votes per share, and our Class A Common Stock, which is the stock that is being distributed in the Spin-Off, is entitled to one vote per share. Each of our Class A Common Stock and Class B Common Stock will be deemed to be a separate series of Common Stock for any and all purposes under the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”). Because of the          -to-1 voting ratio between our Class B Common Stock and our Class A Common Stock, immediately following the Spin-Off, FAT Brands, which will own (i)                shares of our Class A Common Stock, or approximately                % of the outstanding shares of our Class A Common Stock, and (ii) all of the                               outstanding shares of our Class B Common Stock, will in the aggregate have approximately                % of the total voting power of the outstanding shares of our Common Stock. For as long as FAT Brands beneficially owns shares of our Common Stock representing at least a majority of the votes entitled to be cast by the holders of our Common Stock, FAT Brands will be able to elect all of the members of our Board of Directors.

Additionally, until such time as FAT Brands beneficially owns shares of our Common Stock representing less than a majority of the votes entitled to be cast by the holders of our Common Stock, FAT Brands will have the ability to take stockholder action without the vote of any other stockholders and without having to call a stockholders meeting, and the FAT Brands Common Stockholders receiving shares of our Class A Common Stock in the Spin-Off will not be able to affect the outcome of any stockholder vote during this period. As a result, FAT Brands will have the ability to control all matters affecting our Company, including, but not limited to:

●	the composition of our Board of Directors and, through our Board of Directors, any determination with respect to our business plans and policies;

●	the strategy, direction, and objectives of our business;

●	any determinations with respect to mergers, acquisitions, and other business combinations;

●	our acquisition or disposition of assets;

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●	our financing activities;

●	changes to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws;

●	changes to the agreements and arrangements providing for our transition to becoming a public company, including, but not limited to, the Master Separation and Distribution Agreement and the Tax Matters Agreement;

●	the number of shares of our Common Stock available for issuance under our 2024 Incentive Compensation Plan or other compensation plans for our prospective and existing directors, officers and employees; and

●	corporate opportunities that may be suitable for both our Company and FAT Brands.

Immediately following the Spin-Off, FAT Brands will continue to beneficially hold a majority of the voting power of our Common Stock. We expect FAT Brands to generally make strategic decisions that it believes are in the best interests of its business as a whole, and these decisions may not necessarily be in our best interests as a stand-alone company. FAT Brands’ decisions with respect to us or its ownership of our Common Stock may be resolved in ways that favor FAT Brands and its stockholders, which may not coincide with the interests of our other stockholders. Furthermore, FAT Brands’ interests and objectives as a stockholder of our Company may even directly conflict with your interests and objectives as a stockholder of our Company. For example, FAT Brands may be more or less interested in our Company entering into a transaction or conducting an activity due to the impact such transaction or activity may have on FAT Brands as a separate company, independent from us. In such instances, FAT Brands may exercise its control over us in a way that is beneficial to FAT Brands, and you will not be able to affect such outcome so long as FAT Brands continues to hold a majority of the voting power of our Common Stock.

We expect to be a “controlled company” within the meaning of the corporate governance standards of Nasdaq, and as a result, we will qualify for exemptions from certain corporate governance requirements. We do not currently intend to rely of any of these exemptions following the completion of the Spin-Off, but there can be no assurance that we will not rely on these exemptions in the future.

So long as more than 50% of the voting power for the election of our directors is held by an individual, a group, or another company, we will qualify as a “controlled company” under the Nasdaq Listing Rules. After the completion of the Spin-Off, FAT Brands will continue to beneficially hold a majority of the voting power of our outstanding Common Stock. As a result, we are a “controlled company” under the Nasdaq Listing Rules. As a controlled company, we are eligible to rely on exemptions from certain Nasdaq corporate governance requirements, including those that would otherwise require our Board of Directors to have a majority of independent directors and require that we establish a compensation committee and nominating and corporate governance committee comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to our Board of Directors by the independent members of our Board of Directors. We do not currently intend to rely on any of these exemptions, but there can be no assurance that we will not rely on these exemptions in the future. If we were to utilize some or all of these exemptions following the completion of the Spin-Off, holders of our Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See also “Management—Controlled Company Exemptions.”

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In order to preserve the ability for FAT Brands to distribute its shares of our Common Stock on a tax-free basis for U.S. federal income tax purposes, we may be prevented from pursuing opportunities to raise capital, to effectuate acquisitions, or to provide equity incentives to our directors, officers and employees, which could hurt our ability to grow.

FAT Brands has advised us that, following the Spin-Off, it may undertake the Potential FAT Brands Distribution. FAT Brands currently intends to preserve its ability to undertake the Potential FAT Brands Distribution in a manner that that is tax-free for U.S. federal income tax purposes. Among other requirements, beneficial ownership of at least 80% of the total voting power and 80% of each class of non-voting capital stock is required in order for FAT Brands to affect a spin-off of its shares of our Common Stock that is tax-free for U.S. federal income tax purposes. Under the Master Separation and Distribution Agreement and the Tax Matters Agreement we will enter into in connection with the Reorganization, we will agree to not knowingly take or fail to take any action that could reasonably be expected to preclude FAT Brands’ ability to undertake the Potential FAT Brands Distribution. These restrictions could cause us to forgo capital raising or acquisition opportunities that would otherwise be available to us. As a result, we may be precluded from pursuing certain growth opportunities or initiatives. See “Reorganization—Potential FAT Brands Distribution” and “Certain Relationships and Related Party Transactions—Agreements to be Entered into with FAT Brands in Connection with the Reorganization”.

On March 11, 2024, the Treasury Department released the General Explanations of the Administration’s Fiscal Year 2025 Revenue Proposals (which we refer to as the “Greenbook”), which proposes, among other proposals, imposing new restrictions and requirements in connection with spin-offs that are structured to be treated as tax-free for U.S. federal income tax purposes. In particular, while current law does not have a specific requirement related to the value of the shares distributed in a tax-free spin-off, the Greenbook proposals, if implemented, would require ownership by the distributor of 80% or more of a corporation’s stock by both voting power and value. Any such restrictions and requirements may adversely affect the ability of FAT Brands to distribute its shares of our Common Stock in the Potential FAT Brands Distribution on a tax-free basis for U.S. federal income tax purposes, and potentially subject us to additional restrictions because of our obligations under Master Separation and Distribution Agreement and the Tax Matters Agreement.

Furthermore, if the Potential FAT Brands Distribution does not occur and FAT Brands does not otherwise dispose of its shares of our Common Stock, the risks relating to FAT Brands’ control of us and the potential conflicts of interest between FAT Brands and us will continue to be relevant to holders of our Class A Common Stock. The liquidity of our Class A Common Stock in the market may be constrained for as long as FAT Brands continues to hold a significant portion of our Common Stock. A lack of liquidity in our Class A Common Stock could depress the market price of our Class A Common Stock.

If FAT Brands pursues the Potential FAT Brands Distribution and there is later a determination that such distribution is taxable for U.S. federal income tax purposes, we could incur significant liabilities.

The Potential FAT Brands Distribution, if pursued, may be subject to various conditions, all of which will be waivable by FAT Brands in its sole discretion, including the receipt of a private letter ruling from the IRS and an opinion of tax counsel to the effect that such Potential FAT Brands Distribution would be tax-free to FAT Brands and its stockholders for U.S. federal income tax purposes. In the event that the Potential FAT Brands Distribution takes place, despite such IRS private letter ruling and opinion of tax counsel, the IRS could determine on audit that the distribution made under the Potential FAT Brands Distribution is taxable. In such case, FAT Brands and/or its stockholders could incur significant U.S. federal income tax liabilities, and we could also incur significant liabilities. Under the Tax Matters Agreement, we will generally be required to indemnify FAT Brands against taxes incurred by FAT Brands that arise as a result of a breach of any representation made by us, or as a result of us taking or failing to take, as the case may be, certain actions, including, in each case, those provided for in connection with such IRS private letter ruling and opinion of tax counsel, that result in the Potential FAT Brands Distribution failing to meet the requirements of a tax-free distribution. Additionally, under the Tax Matters Agreement, we may be required to indemnify FAT Brands against any tax liabilities arising as a result of an acquisition of our stock or assets, even if we do not participate in or otherwise facilitate such acquisition.

64

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

If FAT Brands pursues the Potential FAT Brands Distribution, we may be subject to significant restrictions, including with respect to our ability to engage in certain corporate transactions for a two-year period following such distribution, in order to avoid triggering significant tax-related liabilities.

If FAT Brands pursues the Potential FAT Brands Distribution, in order to preserve the tax-free treatment for U.S. federal income tax purposes to FAT Brands of such distribution, under the Tax Matters Agreement, we will be restricted from taking any action that prevents the FAT Brands Distribution (if pursued) from being treated as tax-free for U.S. federal income tax purposes. Specifically, during the two-year period following the Potential FAT Brands Distribution, except in specific circumstances, we and our subsidiaries generally would be prohibited from taking the following actions without first obtaining an IRS private letter ruling and an opinion of tax counsel to the effect that such actions will not result in the Potential FAT Brands Distribution failing to qualify as a tax-free spin-off: (i) ceasing to conduct our business, (ii) entering into certain transactions pursuant to which all or a portion of the shares of our Common Stock or certain of our and our subsidiaries’ assets would be acquired, (iii) liquidating, merging, or consolidating with any other entity, (iv) issuing our equity securities beyond certain thresholds, (v) repurchasing our shares other than in certain open-market transactions, (vi) amending our Amended and Restated Certificate of Incorporation or taking any other action that would affect the voting rights of our capital stock, or (vii) taking or failing to take any other action that would be reasonably likely to cause the Potential FAT Brands Distribution to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes. Such restrictions may reduce our strategic and operating flexibility.

The arrangements we make with FAT Brands in connection with the Reorganization and the Spin-Off may not be adequate and could harm our operations, thereby adversely affecting our business, results of operations, and financial condition.

We and the Twin Group are the first and only subsidiaries to be separated from the FAT Brands organization in a spin-off. In connection with the Reorganization, we have made and will make various separation, transition, and ongoing arrangements with FAT Brands. However, we cannot be certain that such arrangements will fully and adequately address all of our needs as a standalone company after the Reorganization and the Spin-Off. If the arrangements we have made with FAT Brands are not comprehensive enough to meet our needs as a standalone company, our operations and financial performance may be adversely impacted.

The agreements we are putting in place with FAT Brands in connection with the Reorganization and the Spin-Off are being entered into while we and the Twin Group are subsidiaries of FAT Brands with relatively limited negotiating power. The agreements were not negotiated at arm’s length and contain certain terms that we would not have agreed to with an unaffiliated third party. For example, FAT Brands will have the right to, and will have no duty not to, among other actions, (i) engage in the same or similar business activities or lines of business as we do, (ii) open restaurants in the vicinity where we currently have restaurants, and (iii) do business with any of our franchisees or customer. These and other terms of our agreements with FAT Brands may put us at a disadvantage relative to our competitors and peer companies and could adversely impact our operations and financial performance. For more information regarding these agreements, see the section entitled “Certain Relationships and Related Party Transactions—Agreements to be Entered into with FAT Brands in Connection with the Reorganization”.

We cannot know how the market will react over time to our unique arrangements with FAT Brands, or how those arrangements will develop as our relationship with FAT Brands evolves. We are carefully preparing for our separation from FAT Brands, but due to the unique structure we are employing, there may be many foreseeable and unforeseeable adverse effects on us if the expected benefits of our arrangements with FAT Brands are not realized by us.

65

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Our inability to maintain a strong relationship with FAT Brands, or to resolve favorably any disputes that may arise between us and FAT Brands, could result in a significant reduction of our revenue.

Maintaining a strong relationship with FAT Brands will be important to our success as long as FAT Brands remains a majority stockholder. Disputes may arise between us and FAT Brands in a number of areas relating to our ongoing relationship, including:

●	our strategy, direction, and objectives as a business;

●	tax, indemnification, and other matters arising from our separation from FAT Brands;

●	financing or other business activities which may require the consent of FAT Brands;

●	business combinations involving us;

●	sales or dispositions by FAT Brands of all or any portion of the shares of our Common Stock that it holds; and

●	business opportunities that may be attractive to both us and FAT Brands.

We may not be able to resolve any potential conflicts between us and FAT Brands. Assuming we are able to resolve any such potential conflict, we intend for such resolution to be comparable to the resolution that we would reach with an unaffiliated third party, however, the resolution that we actually reach may be less favorable than if we were dealing with an unaffiliated third party.

Additionally, the agreements we will enter into with FAT Brands may be amended upon agreement between the parties thereto. While we are controlled by FAT Brands, we may not have the leverage to negotiate such agreements or amendments to such agreements, if required, on terms that are as favorable to us as those we would potentially be able to obtain from an unaffiliated third party.

Our business and that of FAT Brands overlap, and FAT Brands is not prohibited from competing with us, which could reduce our market share.

We and FAT Brands are both engaged in the restaurant business to provide casual dining experiences to customers around the world. There can be no assurance that FAT Brands will not engage in increased competition with us in the future. Additionally, the Master Separation and Distribution Agreement that we will enter into with FAT Brands in connection with the Reorganization will provide that FAT Brands has the right to, subject to limitations, open restaurants that in the geographic proximity to our Twin Peaks restaurants.

Furthermore, FAT Brands could assert control over us in a manner that could impede our growth or our ability to enter new markets, or otherwise adversely affect our business. For example, FAT Brands could utilize its control over us to cause us to take or refrain from taking certain actions, such as entering into relationships with vendors, suppliers, and other marketing partners, or pursuing corporate opportunities or business development initiatives that could affect our competitive position, including our competitive position relative to that of FAT Brands in markets where we compete with FAT Brands’ restaurants or eateries. If any of these scenarios were to materialize, our market share could be reduced, which could have an adverse impact on our business and results of operations.

66

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

The historical financial statements and information of the Twin Group as a consolidated group of subsidiaries of FAT Brands may not be representative of our results as an independent public company.

The historical consolidated financial statements and information of the Twin Group included in this Information Statement does not necessarily reflect what our financial position, results of operations, or cash flows would have been had we been an independent, stand-alone company during the historical periods presented. Actual costs that may have been incurred if we had operated as an independent, stand-alone company would depend on a number of factors, including the chosen organizational structure, the outsourcing of certain functions, and other strategic decisions. The historical financial information is not necessarily indicative of what our results of operations, financial position, cash flows, or costs and expenses will be in the future. Additionally, we have provided pro forma financial information that gives effect to the Smokey Bones Acquisition, the Reorganization and the Spin-Off, as further described under “Unaudited Pro Forma Condensed Combined Financial Information”. The pro forma financial information included in this Information Statement is also not representative of our results as an independent public company. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our audited consolidated financial statements as of and for the years ended December 31, 2023 and December 25, 2022 and the related notes thereto, our unaudited condensed consolidated financial statements as of June 30, 2024 and for the twenty-six weeks ended June 30, 2024 and June 25, 2023 and the related notes thereto, and the audited financial statements of Barbeque Integrated, Inc. as of and for the years ended December 31, 2023 and January 1, 2023 and the related notes thereto, included elsewhere in this Information Statement.

FAT Brands faces risks related to pending government charges and is a party to stockholder litigation, and third parties may seek to hold us responsible for liabilities of FAT Brands, which could cause us to incur additional expenses and result in a decrease in our income.

Third parties may seek to hold us responsible for FAT Brands’ liabilities. On May 10, 2024, the U.S. Department of Justice indicted FAT Brands on two violations of Section 402 of the Sarbanes-Oxley Act for directly and indirectly extending and/or arranging for the extension of credit in 2019 and 2020 to its former Chief Executive Officer, Andrew Wiederhorn, in the aggregate amount of $2.65 million.  In addition, the SEC filed a complaint against FAT Brands alleging that for periods covering 2017 through 2020, FAT Brands failed to disclose certain related party transactions, failed to maintain proper books and records and internal accounting controls, made false or misleading statements regarding FAT Brands’ liquidity and use of proceeds from certain transactions, and directly or indirectly extended credit to Mr. Wiederhorn in the form of a personal loan. A putative civil securities class action lawsuit was subsequently filed by a FAT Brands stockholder against FAT Brands, its current co-chief executive officers, and Mr. Wiederhorn, alleging that, in FAT Brands’ reports filed with the SEC, they made false and misleading statements and omitted material facts related to the subject matter of the government investigations and litigation, their handling of those matters, and their cooperation with the government. Furthermore, FAT Brands is also a party to stockholder derivative actions against certain of its current and former directors and its majority stockholder, Fog Cutter Holdings LLC, with respect to claims of breaches of fiduciary duty, unjust enrichment and waste of corporate assets arising out of FAT Brands’ merger with Fog Cutter Capital Group, Inc. in December 2020, and FAT Brands’ recapitalization transaction in June 2021. Such governmental charges and stockholder derivative actions present certain risks, and at this stage, FAT Brands is not able to reasonably estimate the outcome or duration of those actions, nor can it predict what consequences any such action may have on FAT Brands. Moreover, there could be developments of which FAT Brands is not aware, and which could result in further proceedings against Mr. Wiederhorn, FAT Brands, and its other directors, officers and employees. FAT Brands may incur additional costs in connection with the defense or settlement of existing and any future stockholder actions, including the stockholder derivative actions that have been brought against it and certain of its current and former directors.

Our relationship with FAT Brands, as our majority stockholder, may harm our reputation and make us more of a target for litigation than we otherwise would be on our own. Under our Master Separation and Distribution Agreement to be entered into with FAT Brands in connection with the Reorganization and the Spin-Off, we will indemnify FAT Brands for claims and losses relating to liabilities related to the Twin Group and our business, but not related to FAT Brands’ remaining business, and FAT Brands will indemnify us for claims and losses relating to liabilities related to FAT Brands’ remaining business, but not related to the Twin Group or our business. However, if those liabilities related to FAT Brands’ business are significant and we are ultimately held liable for them, we cannot assure you that we will be able to recover the full amount of our losses from FAT Brands.

67

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Certain of our directors are also directors of FAT Brands, and own stock and stock options of FAT Brands, which could cause conflicts of interest that could result in us not acting on opportunities we otherwise may have.

Two of our director nominees are also directors of FAT Brands, and own shares of FAT Brands Class A Common Stock and stock options to purchase shares of FAT Brands Class A Common Stock. The presence of directors of FAT Brands on our Board of Directors, and ownership of such shares and stock options of FAT Brands by such directors after the Spin-Off, could create, or appear to create, conflicts of interest with respect to matters involving both us and FAT Brands that could have different implications for us than they do for FAT Brands. Provisions of our Amended and Restated Certificate of Incorporation will address corporate opportunities that are presented to our directors that are also directors of FAT Brands, however, we cannot assure you that such provisions will adequately address potential conflicts of interest, that potential conflicts of interest will be resolved in our favor, or that we will be able to take advantage of corporate opportunities presented to individuals who are directors of both our Company and FAT Brands. As a result, we may be precluded from pursuing certain growth initiatives, which could adversely affect our business and results of operations.

We are a holding company with no operations, and, as such, we depend on our subsidiaries for cash to fund our operations and expenses, including future dividend payments, if any.

We are a holding company. Accordingly, our ability to conduct our operations, service our debt, and pay dividends, if any, is dependent upon the earnings from the businesses and cash flows generated by the activities conducted by our subsidiaries. The distribution of those earnings or advances or other distributions of funds by our subsidiaries to us, as well as our receipt of such funds, are contingent upon such earnings and cash flows generated of our subsidiaries and are subject to various business considerations and applicable law. Our subsidiaries are separate legal entities, and although they are directly or indirectly wholly-owned and controlled by us, they have no obligation to make any funds available to us, whether in the form of dividends, distributions, loans or otherwise. If our subsidiaries are unable to make sufficient distributions or advances to us, or if there are limitations on our ability to receive such distributions or advances, we may not have the cash resources necessary to conduct our corporate operations, including servicing our debt or paying dividends, which could adversely affect our business, results of operations, and financial condition.

Risks Related to the Spin-Off

Until the Spin-Off occurs, FAT Brands has sole discretion to change the terms of the Spin-Off in ways that may be unfavorable to us, and FAT Brands may fail to perform under the transaction agreements that will be executed as part of the Spin-Off.

Until the Spin-Off occurs, we will continue to be a group of wholly-owned subsidiaries of FAT Brands. Accordingly, FAT Brands will have the sole and absolute discretion to determine and change the terms of the Spin-Off, including the establishment of the Record Date and the Distribution Date. These changes could be unfavorable to us. In addition, FAT Brands may decide at any time not to proceed with the Spin-Off.

Furthermore, in connection with the Spin-Off, we and FAT Brands will enter into a Master Separation and Distribution Agreement and a Tax Matters Agreement. We will rely on FAT Brands to satisfy its obligations under these agreements. If FAT Brands is unable to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses, which may have a material adverse effect on our financial position and cash flows.

68

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off, and the Spin-Off may materially and adversely affect our results of operations, financial position and cash flows.

We believe that, as an independent public company, we will be able to, among other things, better focus our financial and operational resources on our specific business, implement and maintain a capital structure designed to meet our specific needs, design and implement corporate strategies and policies that are targeted to our business, more effectively respond to industry dynamics, and create effective incentives for our management and employees that are more closely tied to our business performance (see “The Spin-Off—Reasons for the Spin-Off”). However, we may be unable to achieve the full strategic and financial benefits expected to result from the Spin-Off, or such benefits may be delayed or not occur at all.

In addition, we may be unable to achieve some or all of the benefits that we expect to achieve as an independent public company in the time we expect, or at all. The completion of the Spin-Off will also require significant amounts of our management’s time and effort, which may divert our management’s attention from operating and growing our business.

We may have been able to receive better terms from unaffiliated third parties than the terms we receive in our agreements with FAT Brands.

We have negotiated and will enter into agreements with FAT Brands, including the Master Separation and Distribution Agreement and the Tax Matters Agreement, while we are still a group of wholly-owned subsidiaries of FAT Brands. Accordingly, these agreements may not reflect terms that would have resulted from arms-length negotiations between unaffiliated parties. The terms of the agreements being negotiated relate to, among other things, rights, allocation of liabilities, indemnifications, and other obligations between us and FAT Brands. See “Certain Relationships and Related Party Transactions” for more information.

In connection with our separation from FAT Brands, FAT Brands will indemnify us for certain liabilities, and we will indemnify FAT Brands for certain liabilities. If we are required to pay under these indemnities to FAT Brands, our financial position could be negatively impacted. The FAT Brands indemnity may not be sufficient to hold us harmless from the full amount of liabilities for which FAT Brands will be allocated responsibility, and FAT Brands may not be able to satisfy its indemnification obligations in the future.

Pursuant to the Master Separation and Distribution Agreement and the Tax Matters Agreement with FAT Brands, FAT Brands will agree to indemnify us for certain liabilities, and we will agree to indemnify FAT Brands for certain liabilities, as discussed further in the section entitled “Certain Relationships and Related Person Transactions—Agreements to be Entered into with FAT Brands in Connection with the Reorganization”. Indemnities that we may be required to provide to FAT Brands may be significant and could negatively impact our financial position and cash flows. Third parties could also seek to hold us responsible for any of the liabilities of FAT Brands. Any amounts we are required to pay pursuant to these indemnification obligations and other liabilities could require us to divert cash that would otherwise have been used in furtherance of our operating business.

Additionally, the indemnities provided to us from FAT Brands may not be sufficient to protect us against the full amount of any liabilities, and FAT Brands may not be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from FAT Brands any amounts for which they are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could have a material adverse effect on our financial position and cash flows.

69

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

As an independent public company, we may not enjoy the same benefits that we did as a part of FAT Brands.

There is a risk that, by separating from FAT Brands, we may become more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of the current FAT Brands organizational structure. As part of FAT Brands, we have been able to enjoy certain benefits from FAT Brands’ operating diversity, size, purchasing power, cost of capital, and borrowing capacity. As an independent public company, we may not have the same benefits. Additionally, as part of FAT Brands, we have been able to leverage FAT Brands’ historical reputation, performance, and brand identity to recruit and retain key personnel to run and operate our business. As an independent public company, we will need to develop new strategies, and it may be more difficult for us to recruit or retain such key personnel.

The requirements of being a public company may strain our resources and divert our management’s attention.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Nasdaq Listing Rules. The requirements of these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. After the completion of the Spin-Off, we will be obligated to file with the SEC annual, quarterly, and other periodic information and other reports that are specified under the Exchange Act, and therefore will need to have the ability to prepare financial statements on a timely basis that are compliant with all SEC reporting requirements.

Additionally, we will be subject to other reporting and corporate governance requirements, including certain requirements and provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, which will impose significant compliance obligations upon us. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures for, and internal controls over, financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures for, and internal controls over, financial reporting to meet applicable standards, significant resources and management oversight will be required, and our management’s attention may be diverted from other business concerns. As an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal controls over financial reporting until the first annual report required to be filed with the SEC following the date we are no longer an emerging growth company. Complying with the requirements of being a public company could have a material adverse effect on our business, results of operations, and financial condition.

Furthermore, although we previously have been indirectly subject to these requirements as a subsidiary of FAT Brands, we might not be successful in implementing these requirements. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements could have a material adverse effect on our business, results of operations, and financial condition.

Certain members of our management team have limited recent experience managing a public company, and our current resources may not be sufficient to fulfill our public company obligations.

As a public company, we will be subject to various regulatory requirements, including those of the SEC and Nasdaq. These requirements relate to, among other matters, record keeping, financial reporting, and corporate governance. Certain key members of our management team have limited experience in managing a public company. Additionally, our internal infrastructure may not be adequate to support our increased reporting obligations, and we may be unable to hire, train or retain necessary staff, and as such, we may initially be reliant on engaging outside consultants or professionals to overcome our lack of experience or team members. If our internal infrastructure is inadequate, we are unable to engage outside consultants or professionals at a reasonable rate or attract talented team members to perform these functions, or are otherwise unable to fulfill our public company obligations, it could have a material adverse effect on our business, results of operations, and financial condition.

70

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Risks Related to our Class A Common Stock

No market for our Class A Common Stock currently exists and an active trading market for our Class A Common Stock may never develop or be sustained after the Spin-Off. Following the Spin-Off, the market price of our Class A Common Stock may fluctuate significantly.

Prior to the Spin-Off, there has not been any public trading market for shares of our Class A Common Stock. In connection with the Spin-Off, we will apply to list our Class A Common Stock on the Nasdaq Capital Market under the symbol “TWNP”. We anticipate that our Class A Common Stock will commence trading on the Nasdaq Capital Market on the next trading day following the Distribution Date. However, an active trading market for our Class A Common Stock may not develop as a result of the Spin-Off or may not be sustained in the future. The lack of an active market may make it more difficult for you to sell our Class A Common Stock and could lead to the market price of our Class A Common Stock being depressed or volatile.

We cannot predict the prices at which our Class A Common Stock may trade after the Spin-Off. Additionally, until the market has fully evaluated our Company as an independent public company, the prices at which shares of our Class A Common Stock trade may fluctuate significantly. The potential increased volatility of the market price of our Class A Common Stock following the Spin-Off may have a material adverse effect on our financial condition. The market price and trading volume of our Class A Common Stock may fluctuate widely depending on many factors, some of which may be beyond our control, including, among others, the following:

●	variations in our quarterly or annual operating results;

●	changes in our earnings estimates (if provided), or differences between our actual operating and financial results and those expected by analysts and investors;

●	the failure of securities analysts to cover our Class A Common Stock, or changes in estimates by analysts who cover our Company and competitors in our industry;

●	initiatives undertaken by our competitors, including, for example, the opening of new restaurants in our existing markets;

●	actual or anticipated fluctuations in our or our competitors’ results of operations, and our and our competitors’ growth rates;

●	announcements by us or our competitors of significant contracts, acquisitions, dispositions, or strategic relationships;

●	capital commitments;

●	any increased indebtedness we may incur in the future;

●	actions by our stockholders;

●	investor perceptions of our Company, our competitors, and our industry;

●	recruitment or departure of key personnel;

●	adoption or modification of laws, regulations, policies, procedures or programs applicable to our business, or announcements relating to these matters;

●	general economic conditions; and

●	geopolitical incidents.

71

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Our direct listing differs significantly from an underwritten initial public offering.

Prior to the opening of trading of our Class A Common Stock on the Nasdaq Capital Market, there will be no book building process and no price at which underwriters initially sell shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades. The direct listing of our Class A Common Stock on the Nasdaq Capital Market differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

●	There are no underwriters. Therefore, any buy and sell orders submitted prior to and at the opening of trading of our Class A Common Stock on the Nasdaq Capital Market will not have the benefit of being informed by a published price range or a price at which the underwriters initially sell shares to the public, as would be the case in an underwritten initial public offering. Additionally, there will be no underwriters assuming risk in connection with the initial resale of shares of our Class A Common Stock. Given that there will be no underwriters engaging in stabilizing transactions with respect to the trading of our Class A Common Stock on the Nasdaq Capital Market, there could be greater volatility in the market price of our Class A Common Stock during the period immediately following the listing. See “—No market for our Class A Common Stock currently exists and an active trading market for our Class A Common Stock may never develop or be sustained after the Spin-Off. Following the Spin-Off, the market price of our Class A Common Stock may fluctuate significantly.” Above.

●	We did not conduct a traditional “roadshow” with underwriters prior to the opening of trading of our Class A Common Stock on the Nasdaq Capital Market. As a result, there may not be efficient or sufficient price discovery with respect to our Class A Common Stock or sufficient demand among potential investors immediately following its listing, which could result in a more volatile market price of our Class A Common Stock.

Such differences from an underwritten initial public offering could result in a volatile market price for our Class A Common Stock and uncertain trading volume.

The market price and trading volume of our Class A Common Stock may be volatile, which could result in rapid and substantial losses for our stockholders.

The market price of our Class A Common Stock may be highly volatile and could be subject to wide fluctuations, including significant declines in the future. Additionally, the trading volume of our Class A Common Stock may fluctuate and cause significant price variations to occur. If the market price of our Class A Common Stock declines significantly, stockholders may be unable to resell their shares of our Class A Common Stock at or above the initial trading price of our Class A Common Stock, if at all.

Certain broad market and industry factors may materially decrease the market price of our Class A Common Stock, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations, including recently. Moreover, in the past, following periods of volatility in the overall market and decreases in the market price of a company’s securities, securities class action lawsuits have often been initiated against such a company. Such litigation, if instituted against us, could result in substantial costs and a diversion of our resources, as well as our management’s attention.

Substantial sales of our Class A Common Stock may occur in connection with the Spin-Off, or in the future, which could cause the market price of our Class A Common Stock to decline or be volatile.

FAT Brands Common Stockholders receiving shares of our Class A Common Stock in the Spin-Off may sell those shares of Class A Common Stock immediately in the public market. Our business profile and market capitalization may not fit the investment objectives of some FAT Brands Common Stockholders, and, as a result, such FAT Brands Common Stockholders may sell their shares of our Class A Common Stock after the Spin-Off. It is likely that some FAT Brands Common Stockholders, including some of the larger FAT Brands Common Stockholders, will sell their shares of our Class A Common Stock received in the Spin-Off, and such sales could cause the market price of our Class A Common Stock to decline or be volatile.

72

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

We cannot predict the effect our dual class Common Stock structure may have on the market price of our Class A Common Stock.

We cannot predict whether the dual class structure of our Common Stock will result in a lower or more volatile market price of our Class A Common Stock, or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, and these changes exclude companies with multiple classes of shares of common stock from being added to these indices. Additionally, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our Common Stock may prevent the inclusion of our Class A Common Stock in such indices and may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from such indices, but it is possible they may depress valuations, compared to similar companies that are included in such indices. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A Common Stock less attractive to investors. As a result, the market price of our Class A Common Stock could be adversely affected.

We do not expect to pay dividends in the foreseeable future.

We do not anticipate paying any dividends on our Common Stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our operations and to repay outstanding debt. Additionally, any future indebtedness may contain restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to pay dividends and make other restricted payments. As a result, capital appreciation, if any, of our Class A Common Stock may be your sole source of gain with respect to our Class A Common Stock for the foreseeable future. While we may change this policy at some point in the future, we cannot assure you that we will ever make such a change. See “Dividend Policy.”

We are an “emerging growth company” and a “smaller reporting company” and comply with reduced reporting requirements applicable to emerging growth companies and smaller reporting companies, which may make our Class A Common Stock less attractive to investors.

We are an “emerging growth company” (as defined under the JOBS Act), and we have elected to take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to reporting companies that make filings with the SEC. For so long as we remain an emerging growth company, we will not be required to, among other things, (i) present more than two years of audited financial statements and two years of related selected financial information and management’s discussion and analysis of financial condition and results of operations disclosure in our Registration Statement on Form 10, of which this Information Statement is a part, (ii) have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis), (iv) submit certain executive compensation matters, such as “say-on-pay”, “say-on-frequency” and “say-on-golden parachutes”, to our stockholders for non-binding advisory votes, and (v) disclose certain executive compensation related items, such as the correlation between executive compensation and performance, and a comparison of our Chief Executive Officer’s compensation to the median compensation of our employees. As a result of these elections, the information that we provide in this Information Statement may be different from the information you may receive from other public companies in which you hold securities. Additionally, even if we begin to comply with the greater obligations of public companies that are not emerging growth companies, we may avail ourselves of the reduced requirements applicable to emerging growth companies from time to time in the future.

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The JOBS Act also permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our consolidated financial statements may not be comparable to companies that comply with public company effective dates.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the completion of the Spin-Off, (ii) the last day of the first fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of the shares of our Common Stock that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Furthermore, we are also a “smaller reporting company”, as defined in Rule 405 under the Securities Act, since the market value of our stock held by non-affiliates is less than $250 million. If we continue to qualify as a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements for our SEC filings that are available to smaller reporting companies. In particular, for so long as we remain a smaller reporting company, we (i) may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K, and (ii) have reduced disclosure obligations regarding executive compensation. We will remain a smaller reporting company: (a) until the fiscal year following the determination that the market value of our stock held by non-affiliates is more than $250 million, measured on the last business day of our most recently completed second fiscal quarter, or (b) if our annual revenues are less than $100 million during our most recently completed fiscal year, until the fiscal year following the determination that the market value of our stock held by non-affiliates is more than $700 million, measured on the last business day of our most recently completed second fiscal quarter.

We cannot predict whether our Class A Common Stock is less attractive if we continue to rely on the exemptions available to emerging growth companies and smaller reporting companies. If our Class A Common Stock is less attractive as a result of our reliance on the available exemptions, there may be a less active trading market for our Class A Common Stock and the market price of our Class A Common Stock may be more volatile.

The issuance by us of additional equity securities may dilute your ownership and adversely affect the market price of our Class A Common Stock.

After the Spin-Off, we will have an aggregate of                   authorized but unissued shares of Class A Common Stock. Our Amended and Restated Certificate of Incorporation will authorize us to issue shares of our Common Stock and rights relating to our Common Stock on the terms and conditions and for consideration established by our Board of Directors in its sole discretion, whether in connection with acquisitions or otherwise. Additionally, under the terms of the Master Separation and Distribution Agreement we will enter into with FAT Brands in connection with the Reorganization and the Spin-Off, we will grant FAT Brands a continuing right to purchase from us such number of shares of our Common Stock as is necessary for FAT Brands to maintain an aggregate ownership of our Common Stock representing at least 80% of our Common Stock outstanding following the completion of the Spin-Off. See “Certain Relationships and Related Party Transactions—Agreements to be Entered into with FAT Brands in Connection with the Reorganization—Master Separation and Distribution Agreement.” Any shares of Common Stock that we issue, including under our 2024 Incentive Compensation Plan or in connection with the Master Separation and Distribution Agreement, would dilute the percentage ownership held by the FAT Brands Common Stockholders who receive shares of our Class A Common Stock in the Spin-Off.

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In the future, we may attempt to obtain financing or further increase our capital resources by issuing additional shares of our Common Stock or securities convertible into shares of our Common Stock, or by offering debt or other securities. We could also issue shares of our Common Stock, securities convertible into our Common Stock, debt, or other securities in connection with acquisitions or other strategic transactions. Issuing additional shares of our Common Stock, securities convertible into shares of our Common Stock, debt, or other securities may dilute the economic and voting rights of our existing stockholders and could reduce the market price of our Class A Common Stock.

Upon liquidation, holders of preferred shares (if any), holders of debt securities, and lenders with respect to other borrowings, would receive a distribution of our distributable assets prior to the holders of our Common Stock. Debt securities convertible into equity securities could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares (if any) could have a preference with respect to liquidating distributions, or preferences with respect to dividend payments, that could limit our ability to pay dividends to the holders of our Common Stock. Our decision to issue any securities in the future will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing, and nature of any future offerings by us. As a result, holders of our Class A Common Stock bear the risk that any future offerings by us may reduce the market price of our Class A Common Stock and dilute their stockholdings in our Company.

The anti-takeover provisions in our Amended and Restated Certificate of Incorporation could prevent or delay a change in control of our company, even if such change in control would be beneficial to our stockholders.

Provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, as well as applicable provisions of the DGCL, could discourage, delay or prevent a merger, acquisition or other change in control of our Company, even if such change in control would be beneficial to our stockholders. These provisions include:

●	the dual class structure of our Common Stock, which provides FAT Brands, as the holder of all of the outstanding shares of our Class B Common Stock, with the ability to significantly influence the outcome of matters requiring stockholder approval, even if they own less than a majority of the outstanding shares of our Common Stock;

●	authorizing the issuance of “blank check” preferred stock that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

●	limiting the ability of stockholders to call special meetings or amend our Amended and Restated Bylaws;

●	requiring all stockholder actions to be taken at a meeting of our stockholders; and

●	establishing advance notice and duration of ownership requirements for nominations for election to our Board of Directors, or for proposing matters that can be acted upon by our stockholders at stockholder meetings.

These provisions could also discourage proxy contests and make it more difficult for minority stockholders to elect directors of their choosing or cause us to take other corporate actions they desire. Additionally, because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

Furthermore, the DGCL prohibits us, except under specified circumstances, from engaging in any mergers, significant sales of stock or assets, or business combinations with any stockholder or group of stockholders who owns at least 15% of the total voting power of our Common Stock.

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The provision of our Amended and Restated Certificate of Incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our Amended and Restated Certificate of Incorporation will provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery lacks jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for any (a) derivative action or proceeding brought on our behalf; (b) action asserting a claim of breach of a fiduciary duty owed by or other wrongdoing by any current or former director, officer, employee, agent or stockholder to our Company or our stockholders; (c) action asserting a claim arising under any provision of the DGCL or our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws (as either may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (d) action asserting a claim governed by the internal affairs doctrine. For the avoidance of doubt, our Amended and Restated Certificate of Incorporation will also provide that the foregoing exclusive forum provision does not apply to actions brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or any rules or regulations promulgated thereunder, or any other claim or cause of action for which the federal courts have exclusive jurisdiction.

Our Amended and Restated Certificate of Incorporation will also provide that, unless we consent in writing to an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act or the rules and regulations promulgated thereunder. Pursuant to the Exchange Act, claims arising thereunder must be brought in federal district courts of the United States.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in any shares of our capital stock shall be deemed to have notice of, and consented to, the forum provision in our Amended and Restated Certificate of Incorporation. This choice of forum provision may limit a stockholder’s ability to bring a claim in a different judicial forum, including one that such stockholder may find favorable or convenient for a specified class of disputes with us, our directors, officers or employees, or other stockholders, which may discourage such lawsuits, make them more difficult or expensive to pursue, and/or result in outcomes that are less favorable to such stockholder than outcomes that may have been attainable in other judicial forums or jurisdictions. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the choice of forum provisions in our Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other judicial forums or jurisdictions, which could have a material adverse effect on our business, results of operations, and financial condition.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about us or our business, the market price and trading volume of our Class A Common Stock could decline.

The trading market for our Class A Common Stock will be influenced by the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us, the market price for our Class A Common Stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the market price and/or trading volume of our Class A Common Stock to decline. Moreover, if our results of operations do not meet the expectations of the investor community, or one or more of the analysts who cover our Company downgrade our Class A Common Stock, the market price of our Class A Common Stock could decline.

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General Risk Factors

Our liquidity could be adversely affected by adverse conditions in the financial markets or with respect to financial institutions.

Our available cash and cash equivalents are held in accounts with, or managed by, financial institutions, and consist of cash in our operating accounts and cash and cash equivalents invested in money market funds. The amount of cash in our operating accounts exceeds the Federal Deposit Insurance Corporation insurance limits. While we monitor our accounts regularly and adjust our balances as appropriate, the valuation of, or our access to, these accounts could be adversely impacted if the underlying financial institutions fail or become subject to other adverse conditions in the financial markets. The operations of U.S. and global financial services institutions are inter-connected, and the performance and financial strength of specific institutions are subject to rapid change, the timing and extent of which cannot be known. To date, we have not experienced any realized losses on, or any lack of access to, our cash held in operating accounts or our invested cash or cash equivalents; however, we can provide no assurance that our access to our cash held in operating accounts or our invested cash and cash equivalents will not be impacted by adverse conditions in the financial markets or with respect to financial institutions.

We may need to raise additional capital in the future, which may not be available on terms acceptable to us, or at all.

We have historically relied upon, and we intend to continue to rely on, cash generated by our operations to fund our operations and strategy. We may also need to access the debt and equity capital markets. Our capital requirements will depend on many factors, including, but not limited to:

●	our ability to control costs;

●	our relationships with our customers, franchisees, and suppliers;

●	sales and marketing expenses;

●	market acceptance and reputation of our brands, brand enhancements, and menu offerings, and any enhancements necessary to improve them;

●	enhancements to our infrastructure and systems, and any capital improvements to our facilities;

●	potential acquisitions of businesses and other brands; and

●	general economic conditions, including inflation, rising interest rates, and their impact on the restaurant industry in particular.

If our capital requirements are materially different from those currently planned, we may need additional capital sooner than anticipated. If additional funds are raised through the issuance of equity or convertible debt securities, our stockholders may be diluted.

Additionally, there can be no assurance that our historical sources of financing will be available on acceptable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including, but not limited to:

●	our operating performance;

●	our ability to incur additional debt in compliance with agreements governing our then-outstanding debt;

●	investor sentiment; and

●	general economic conditions.

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These factors may make the timing, amount, terms or conditions of additional financings unattractive to us. If we are unable to generate sufficient funds from operations or raise additional capital, or if adequate funds are not available or are not available on acceptable terms through the capital markets, we may be unable to continue our operations as planned, develop or enhance our brands, expand our sales and marketing programs, take advantage of future opportunities, or respond to competitive pressures. As such, our business, results of operations, and financial condition could be materially and adversely impacted.

We depend on key executive management.

We depend on the leadership and experience of our relatively small number of key executive management personnel, in particular our Chief Executive Officer, Joseph Hummel. The loss of the services of any of the members of our executive management team could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all.

We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements could impair our growth and materially and adversely impact our business, results of operations, and financial condition.

If we face labor shortages or increased labor costs, it could have a material adverse effect on our business, results of operations, and financial condition.

Restaurant operations are highly service oriented, and our success depends in part upon our and our franchisees’ ability to attract, retain and motivate a sufficient number of qualified employees, including restaurant managers and other crew members. The market for qualified employees in our industry is very competitive. Any future inability to recruit and retain qualified individuals may delay the planned openings of new restaurants by us and our franchisees and could adversely impact our existing company-owned restaurants and franchised restaurants. Any such delays, material increases in employee turnover rate in existing company-owned restaurants and franchised restaurants, or widespread employee dissatisfaction could have a material adverse effect on our business, results of operations, and financial condition.

Additionally, strikes, work slowdowns or other job actions may become more common in the United States. Although none of the employees employed by us or our franchisees are represented by a labor union or are covered by a collective bargaining agreement, in the event of a strike, work slowdown or other labor unrest, the ability to adequately staff our company-owned restaurants and franchised restaurants could be impaired, which could result in reduced revenue, and may distract our management from focusing on our business and strategic priorities.

Our and our franchisees’ operating costs are subject to increases in the wages and salaries of our staff.

A significant operating expense for our company-owned restaurants is salaries, wages and benefits costs. For the years ended December 31, 2023 and December 25, 2022, approximately 31.8% and 31.2%, respectively, of Twin Peaks’ total revenue was attributable to the salaries, wages and benefits costs of our company-owned Twin Peaks restaurants, and, for the years ended December 31, 2023 and January 1, 2023, approximately 31.5% and 30.1%, respectively, of Smokey Bones’ total revenue was attributable to the salaries, wages and benefits costs of our Smokey Bones restaurants, all of which are currently company-owned. An increase in salaries, wages and benefits costs could result from government imposition of higher minimum wages or from general economic or competitive conditions. Additionally, competition for qualified employees could compel us and our franchisees to pay higher wages to attract or retain key restaurant team members, which could result in higher labor costs and decreased profitability. Any increase in labor expenses could materially and adversely affect our margins, which would materially and adversely affect our business, results of operations, and financial condition.

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We also have a number of recurring costs, including insurance, utilities and rental costs, and may face increases to other recurring costs, such as regulatory compliance costs. There can be no assurance that any of our recurring costs will not grow at a faster rate than our revenue. As a result, any increase in our operating costs could have a material adverse effect on our business, results of operations, and financial condition.

Our current insurance policies may not provide adequate levels of coverage against all claims, and we may incur losses in excess of insurance limits or uninsured losses.

We maintain insurance coverage for a significant portion of our risks and associated liabilities with respect to general liability, property and casualty liability, liquor liability, employer’s liability and other insurable risks in amounts and on terms deemed adequate by our management, based on our actual claims experience and expectations for future claims. We also self-insure for health benefits under plans with high deductibles. However, there are types of losses we may incur that cannot be insured against, or that we believe are not commercially reasonable to insure. For example, insurance covering liability for violations of wage and hour laws has not generally been available. Losses with respect to such uninsured claims, or losses in excess of insurance limits, if they occur, could have a material adverse effect on our business and results of operations.

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USE OF PROCEEDS

We will not receive any proceeds from the distribution by FAT Brands of shares of our Class A Common Stock in the Spin-Off. Any expenses incurred in connection with the Spin-Off will be borne by us.

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DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our operations and to repay outstanding debt, and therefore, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Since our inception, we have not declared or paid any cash dividends on our Common Stock. Additionally, because we will be a holding company following the completion of the Reorganization and the Spin-Off, our ability to pay dividends on our Class A Common Stock may be limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us. See also “Risk Factors—Risks Related to our Organizational Structure—We are a holding company with no operations, and, as such, we depend on our subsidiaries for cash to fund our operations and expenses, including future dividend payments, if any.”

Any decision to pay dividends in the future will be subject to a number of factors, including our financial condition, results of operations, the level of our retained earnings, capital demands, general business conditions, and other factors our Board of Directors may deem relevant. Accordingly, we cannot give any assurance that any dividends may be declared and paid in the future. See “Risk Factors—Risks Related to our Class A Common Stock—We do not expect to pay dividends in the foreseeable future.”

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REORGANIZATION

The Reorganization

The Twin Group was acquired by FAT Brands in October 2021, and prior to the Reorganization as described below, the Twin Group was comprised of a number of companies that were wholly-owned subsidiaries of FAT Brands, with all of the outstanding equity interests in the Twin Group beneficially owned, directly or indirectly, by FAT Brands. In connection with the Spin-Off, and pursuant to the Master Separation and Distribution Agreement, we and FAT Brands will complete a series of separation and reorganization transactions, as described below, whereby the Twin Group will be transferred to, and become wholly-owned subsidiaries of, our Company. We refer to such separation and reorganization transactions collectively as the “Reorganization”. The Reorganization includes, or will include, the following:

●	On February 6, 2024, FAT Brands formed our Company, Twin Hospitality Group Inc., as a Delaware corporation, in connection with the Spin-Off. In connection with our incorporation, 5,000 shares of our Class A Common Stock were issued to FAT Brands.

●	Prior to the Spin-Off:

○	we will file our Amended and Restated Certificate of Incorporation, which will authorize shares of Class A Common Stock, and shares of Class B Common Stock;

○	our Board of Directors and our stockholders will adopt our Amended and Restated Bylaws;

○	FAT Brands Twin Peaks I, LLC, a Delaware limited liability company, which is the top tier company in the Twin Group (which we refer to as the “Top Tier Twin Subsidiary”), will file an amended and restated certificate of formation to change its name to “Twin I, LLC”;

○	we and FAT Brands will enter into the Master Separation and Distribution Agreement, pursuant to which FAT Brands will contribute to us all of the equity interests in the Top Tier Twin Subsidiary, in exchange for the issuance by us to FAT Brands of shares of Class A Common Stock and shares of Class B Common Stock, such that following such contribution and exchange, the Top Tier Twin Subsidiary, along with all of the other companies in the Twin Group, will be direct or indirect wholly-owned subsidiaries of our Company (see also “Certain Relationships and Related Party Transactions—Agreements to be Entered into with FAT Brands in Connection with the Reorganization—Master Separation and Distribution Agreement”);

○	we and FAT Brands will enter into the Tax Matters Agreement, as described under “Certain Relationships and Related Party Transactions—Agreements to be Entered into with FAT Brands in Connection with the Reorganization—Tax Matters Agreement”;

○	we and the Top Tier Twin Subsidiary will amend and restate the limited liability company agreement of the Top Tier Twin Subsidiary to provide, among other things, that we will be the sole member and sole manager of the Top Tier Twin Subsidiary; and

○	our Board of Directors will (i) increase the size of our Board of Directors to directors, (ii) appoint Kenneth J. Anderson, Lynne Collier, James Ellis, and David Jobe as independent directors to fill the newly created vacancies, (iii) establish an audit committee, compensation committee, and nominating and corporate governance committee as the three standing committees of our Board of Directors, and (iv) appoint as members to such committees of our Board of Directors the independent directors described in “Management—Committees of our Board of Directors”. See also “Management”.

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●	In connection with the Reorganization, prior to the Spin-Off, the Top Tier Twin Subsidiary called and redeemed all of the Prior Securitization Notes, using the net proceeds from the issuance of the new Twin Securitization Notes. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Prior Securitization Notes—Call and Redemption of the Prior Securitization Notes” and “Description of Certain Indebtedness—Twin Securitization Notes”.

Organizational Structure Following the Reorganization and the Spin-Off

Immediately following the consummation of the Reorganization and the Spin-Off:

●	we will be a holding company directly owning all of the outstanding equity interests in the Top Tier Twin Subsidiary, and indirectly owning all of the outstanding equity interests in the other companies in the Twin Group, such that all of the companies in the Twin Group will be direct or indirect wholly-owned subsidiaries of our Company;

●	we will be the sole member and sole manager of the Top Tier Twin Subsidiary;

●	the financial results of the Twin Group will be consolidated with our Company (see “Summary of our Company and our Business—Summary Historical Consolidated and Pro Forma Condensed Combined Financial Information and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”);

●	we expect that (i) shares of our Class A Common Stock, and (ii) shares of our Class B Common Stock will be issued and outstanding and beneficially owned by FAT Brands;

●	FAT Brands will hold (i) shares of our Class A Common Stock, or approximately % of the outstanding shares of our Class A Common Stock, and (ii) all of the outstanding shares of our Class B Common Stock, which in the aggregate represent approximately % of the outstanding shares of our Common Stock;

●	the FAT Brands Common Stockholders receiving shares of our Class A Common Stock in the Spin-Off will hold shares of our Class A Common Stock, or approximately % of the outstanding shares of our Class A Common Stock; and

●	the total voting power of our Common Stock will be held as follows: (i) FAT Brands will hold approximately % of the total voting power of our Common Stock, and (ii) the FAT Brands Common Stockholders receiving shares of our Class A Common Stock in the Spin-Off will hold approximately % of the total voting power of our Common Stock.

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Organizational Structure

The following diagram shows our organizational structure immediately following the completion of the Reorganization and the Spin-Off:

*	Percentages reflect total voting power of our Common Stock.

Potential FAT Brands Distribution

FAT Brands has informed us that, following the Spin-Off, it may make a distribution to its stockholders of all or a portion of the shares of our Common Stock that it holds, which may include one or more distributions effected as a dividend to stockholders of FAT Brands. We refer to any such potential distribution as the “Potential FAT Brands Distribution”.

While FAT Brands may decide to effect the Potential FAT Brands Distribution in the future, FAT Brands has no obligation to pursue or consummate any future dispositions of the shares of our Common Stock that it holds, including through the Potential FAT Brands Distribution, by any specified date or at all. If pursued, the Potential FAT Brands Distribution may be subject to various conditions, all of which will be waivable by FAT Brands in its sole discretion, including receipt by FAT Brands of any necessary regulatory or other approvals, the existence of satisfactory market conditions, and the receipt by FAT Brands of a private letter ruling from the IRS and an opinion of tax counsel to the effect that such Potential FAT Brands Distribution would be tax-free to FAT Brands and its stockholders for U.S. federal income tax purposes. Even if such conditions are satisfied, FAT Brands may decide not to consummate the Potential FAT Brands Distribution, or even if such conditions are not satisfied, FAT Brands may decide to waive one or more of such conditions and consummate the Potential FAT Brands Distribution.

The Potential FAT Brands Distribution is not being effected pursuant to our Registration Statement on Form 10, of which this Information Statement is a part.

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The Spin-Off

Background of Spin-off

On           , 2024, FAT Brands announced plans for the complete legal and structural separation of our Company from FAT Brands. In the Spin-Off, FAT Brands will distribute on a pro rata basis to the FAT Brands Common Stockholders approximately    % of the outstanding shares of our Class A Common Stock, with FAT Brands retaining approximately    % of the outstanding shares of our Class A Common Stock and 100% of the outstanding shares of our Class B Common Stock. At the time of the Spin-Off, the Reorganization will have been completed and the Twin Group will be part of our consolidated Company. Following the Spin-Off, we will be an independent publicly traded reporting company.

No approval of the FAT Brands Common Stockholders is required in connection with the Spin-Off, and the FAT Brands Common Stockholders will not have any appraisal rights in connection with the Spin-Off.

The financial terms of the Spin-Off were determined by FAT Brands based on the advice of financial and other advisors and the current market capitalization of FAT Brands. Other factors evaluated in connection with the financial terms of the Spin-Off included respective existing contractual obligations of our Company and FAT Brands, and the respective growth prospects of each company and its business.

The Spin-Off is subject to the satisfaction, or the waiver by FAT Brands, of a number of conditions. Additionally, FAT Brands has the right not to complete the Spin-Off if, at any time, the FAT Brands Board of Directors determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of FAT Brands or its stockholders, or is otherwise not advisable. For more detailed information regarding the conditions to the Spin-Off, see the section entitled “—Conditions to the Spin-Off” below.

Reasons for the Spin-Off

Potential Benefits

The FAT Brands Board of Directors believes that separating out our Company, which will include the Twin Group following the completion of the Reorganization, into an independent publicly traded reporting company has a number of potential benefits, including the following:

●	Establishing our Company as a company separate from FAT Brands will provide us with a greater ability to focus on and grow our business. The Spin-Off will establish our Company as an independent publicly traded reporting company, which we believe will meaningfully enhance our industry market perception, thereby providing greater growth opportunities for us than as a consolidated division of FAT Brands. Additionally, by separating the businesses, we will have the flexibility to implement strategic initiatives aligned with our business plan and to prioritize investment spending and capital allocation in a manner that will lead to growth and increased operational efficiencies of our Company that otherwise may not occur as part of a larger, more diversified enterprise like FAT Brands.

●	Our Company will benefit from having an experienced and dedicated management team focused on enhancing our business, executing our growth strategy, and finding value-creating opportunities, without any ongoing costs burden from FAT Brands.

●	The Spin-Off will provide investors with the opportunity to invest in two separate companies and business lines with different business strategies and target customers, and will enable investors to separately value our Company and FAT Brands based on our Company’s and FAT Brands’ respective unique investment identities, including the merits, performance and future prospects of our Company’s and FAT Brands’ respective businesses.

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●	The separation of our Company from FAT Brands will facilitate the tailoring of incentive compensation arrangements for the respective management and employees of each company that are more directly tied to the performance of each respective company’s business, which we believe will enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with the performance and growth objectives of each respective company.

Neither we nor FAT Brands can assure you that, following the Spin-Off and the separation of our respective companies, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

Potential Negative Factors

The FAT Brands Board also considered a number of potential negative factors in evaluating the Spin-Off, including the following:

●	The respective trading prices of FAT Brands Class A Common Stock and FAT Brands Class B Common Stock immediately following the Spin-Off may be lower than immediately prior to the Spin-Off, since the trading prices will no longer reflect the value of our Company, our subsidiaries, and our business.

●	Until the market has fully analyzed the Spin-Off and the respective values of our Company and FAT Brands without our Company, our subsidiaries and our business, the respective trading prices of our Class A Common Stock, FAT Brands Class A Common Stock, and FAT Brands Class B Common Stock may fluctuate. It is possible that after the Spin-Off, the combined equity value of our Company and FAT Brands will be less than the equity value of FAT Brands immediately prior to the Spin-Off.

●	The actions, cost, time and effort required to separate our Company and our business from FAT Brands could disrupt our and FAT Brands’ respective businesses and operations. Additionally, we may not achieve the anticipated benefits of the Spin-Off for a variety of reasons, including, among others, that the separation will require significant amounts of our management’s time and effort, which may divert our management’s attention from operating and growing our business.

The FAT Brands Board concluded that the potential benefits of the separation of our Company from FAT Brands outweighed these potential negative factors.

The Distribution by FAT Brands to the FAT Brands Common Stockholders of Shares of our Class A Common Stock in the Spin-Off

In the Spin-Off, FAT Brands will distribute on a pro rata basis to the FAT Brands Common Stockholders approximately    % of the outstanding shares of our Class A Common Stock held by it. As of immediately prior to the time of the Spin-Off, FAT Brands will hold     shares of our Class A Common Stock, which is 100% of the issued and outstanding shares of our Class A Common Stock.

Number of Shares of Class A Common Stock that You Will Receive

Each one share of FAT Brands Class A Common Stock and each one share of FAT Brands Class B Common Stock, as the case may be, outstanding as of the Record Date will entitle the holder thereof to receive           share of our Class A Common Stock.

Treatment of Fractional Shares

The Distribution Agent will not distribute any fractional shares of our Class A Common Stock in connection with the Spin-Off. Any fractional shares will be rounded down to the nearest whole share.

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Distribution

On the Distribution Date, FAT Brands will deliver to the Distribution Agent the shares of our Class A Common Stock that will be distributed to the FAT Brands Common Stockholders in the Spin-Off. VStock Transfer, LLC is the transfer agent and registrar for our Class A Common Stock, and will also act as the Distribution Agent for the Spin-Off.

The shares of our Class A Common Stock that FAT Brands Common Stockholders are entitled to receive in the Spin-Off will be distributed to their respective accounts as follows:

●	Registered FAT Brands Common Stockholders: Certain FAT Brands Common Stockholders are registered stockholders (meaning their holdings of shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, are registered directly on FAT Brands’ stock ledger maintained by its transfer agent and registrar (VStock Transfer, LLC). In these cases, the Distribution Agent will credit the whole shares of our Class A Common Stock that you receive in the Spin-Off to a new book-entry account with our transfer agent and registrar on the Distribution Date. Following the Distribution Date, the Distribution Agent will mail to you a book-entry account statement that reflects the number of shares of our Class A Common Stock that you hold, and you will also be able to access information regarding your new book-entry account with our transfer agent and registrar.

●	“Street name” or beneficial FAT Brands Common Stockholders: Most FAT Brands Common Stockholders hold their shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, through a bank, broker or other nominee. In these cases, the Distribution Agent will release the distributed shares of our Class A Common Stock to DTC for further distribution to the DTC participants, and your bank, broker or other nominee will credit your account with the whole shares of our Class A Common Stock that you receive in the Spin-Off on the Distribution Date. Please contact your bank, broker or other nominee for further information about your account, or if you have any questions regarding the mechanics of receiving your shares of our Class A Common Stock in the Spin-Off.

No physical stock certificates will be issued to any stockholders, even if requested.

No Action Required by the FAT Brands Common Stockholders

FAT Brands Common Stockholders do not have to take any action in connection with the Spin-Off. No approval of the FAT Brands Common Stockholders is required for the Spin-Off. We are not asking FAT Brands Common Stockholders for a proxy and request that they do not send us a proxy. We also are not asking FAT Brands Common Stockholders to make any payment or surrender or exchange any of their shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock for shares of our Class A Common Stock.

Trading Prior to the Distribution Date

FAT Brands Class A Common Stock or FAT Brands Class B Common Stock

We anticipate that, from the Record Date and continuing up to and including the Distribution Date, there will be two markets with respect to the trading of FAT Brands Class A Common Stock and FAT Brands Class B Common Stock:

(i)	“Regular-way” market. Shares of FAT Brands Class A Common Stock and FAT Brands Class B Common Stock that trade on the regular-way market will trade with an entitlement to receive shares of our Class A Common Stock in the Spin-Off. If you sell your shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, in the regular-way market up to and including the Distribution Date, you will also be selling your entitlement to receive shares of our Class A Common Stock in the Spin-Off.

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(ii)	“Ex-distribution” market. Shares of FAT Brands Class A Common Stock and FAT Brands Class B Common Stock that trade on the ex-distribution market will trade without an entitlement to receive shares of our Class A Common Stock in the Spin-Off. If you sell your shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, in the ex-distribution market up to and including the Distribution Date, you will not be selling your entitlement to receive shares of our Class A Common Stock in the Spin-Off, and you will still receive the shares of our Class A Common Stock that you would otherwise be entitled to receive in the Spin-Off.

Our Class A Common Stock

No trading in our Class A Common Stock will occur on a “when-issued” basis. “When-issued” trading in the context of a spin-off refers to a sale or purchase of shares made conditionally on or before the distribution date because the securities of the spun-off entity have not yet been distributed.

Listing our Class A Common Stock

Immediately prior to the Spin-Off, we are a wholly-owned subsidiary of FAT Brands. Accordingly, no public market for our Class A Common Stock currently exists. We intend to apply to list our Class A Common Stock on the Nasdaq Capital Market under the symbol “TWNP”. The Spin-Off is conditioned upon the approval of Nasdaq of such listing.

Resale of our Class A Common Stock Following the Spin-Off

The shares of our Class A Common Stock that will be distributed by FAT Brands to the FAT Brands Common Stockholders in the Spin-Off will be freely transferable, except for shares received by FAT Brands Common Stockholders who are also affiliates of our Company. FAT Brands Common Stockholders who may be considered affiliates of our Company after the Spin-Off include individuals or entities who control, are controlled by, or are under common control with our Company, as those terms generally are interpreted for federal securities law purposes. Such FAT Brands Common Stockholders may include some of our directors and executive officers. FAT Brands Common Stockholders who are also affiliates of our Company will only be permitted to sell their shares of our Class A Common Stock pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under the Securities Act.

Until the market has fully analyzed the Spin-Off and the value of our Company as an independent publicly traded reporting company, the trading price of our Class A Common Stock may fluctuate significantly. We cannot assure as to the trading price of our Class A Common Stock after the Spin-Off, or as to whether the combined equity value of our Company and FAT Brands will be less than, equal to, or greater than the equity value of FAT Brands immediately prior to the Spin-Off. See “Risk Factors—Risks Related to our Class A Common Stock” for more details.

Conditions to the Spin-Off

The Spin-Off is subject to the satisfaction, or the waiver by FAT Brands, of the following conditions:

●	The FAT Brands Board of Directors shall have authorized and approved the Spin-Off and not withdrawn such authorization and approval, and shall have declared the dividend in the form of shares of our Class A Common Stock to the FAT Brands Common Stockholders;

●	each of the Master Separation and Distribution Agreement and the Tax Matters Agreement shall have been executed by each party thereto;

●	the SEC shall have declared our Registration Statement on Form 10, of which this Information Statement is a part, effective under the Exchange Act, and no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

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●	our Class A Common Stock shall have been approved for listing on the Nasdaq Capital Market or another national securities exchange;

●	no order, injunction or decree issued by any governmental authority of competent jurisdiction, or other legal restraint or prohibition, preventing the consummation of the Spin-Off shall be in effect, and no other event outside the control of FAT Brands shall have occurred or failed to occur that prevents the consummation of the Spin-Off;

●	no other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the FAT Brands Board of Directors, would result in the Spin-Off having a material adverse effect on FAT Brands or its stockholders; and

●	the Reorganization shall have been completed.

We are not aware of any material federal, state, or foreign regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the approval of Nasdaq of the listing of our Class A Common Stock on the Nasdaq Capital Market and the declaration by the SEC of the effectiveness of the Registration Statement on Form 10, of which this Information Statement is a part, in connection with the Spin-Off.

The satisfaction of the foregoing conditions will not create any obligation on the part of FAT Brands to consummate the Spin-Off. FAT Brands has the right not to consummate the Spin-Off if, at any time, the FAT Brands Board of Directors determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of FAT Brands or its stockholders, or is otherwise not advisable.

Results of the Spin-Off

After the Spin-Off, we will be an independent publicly traded reporting company. Immediately following the Spin-Off, we expect to have and            shares of our Class A Common Stock outstanding, and approximately holders of shares of our Class A Common Stock (based on the number of FAT Brands Common Stockholders as of ,            2024). The actual number of shares of our Class A Common Stock that FAT Brands will distribute in the Spin-Off will depend on the actual number of shares of FAT Brands Class A Common Stock and FAT Brands Class B Common Stock outstanding on the Record Date, which will reflect any issuances of new shares or exercises of outstanding options pursuant to FAT Brands’ equity plans prior to or on the Record Date. The Spin-Off will not affect the number of outstanding shares of FAT Brands Class A Common Stock and FAT Brands Class B Common Stock or any rights of the FAT Brands Common Stockholders. Furthermore, until the market has fully analyzed the value of FAT Brands without our Company, our subsidiaries and our business, the respective trading prices of FAT Brands Class A Common Stock and FAT Brands Class B Common Stock FAT Brands may fluctuate.

Reasons for Furnishing this Information Statement

We are furnishing this Information Statement solely to provide information to the FAT Brands Common Stockholders who will receive shares of our Class A Common Stock in the Spin-Off. You should not construe this Information Statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of FAT Brands. We believe that the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and neither we nor FAT Brands undertake any obligation to update such information except in the normal course of our and FAT Brands’ public disclosure obligations and practices, and except as required by applicable law.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF

The following is a summary of certain material U.S. federal income tax consequences of the Spin-Off to the FAT Brands Common Stockholders. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, and does not address (i) the potential application of the Medicare contribution tax on net investment income, (ii) the alternative minimum tax, (iii) any estate or gift tax consequences, or (iv) any tax consequences arising under any state, local, or non-U.S. tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), applicable Treasury Regulations promulgated under the Code (which we refer to as “Treasury Regulations”), published rulings and administrative pronouncements of the Internal Revenue Service (which we refer to as the “IRS”), and judicial decisions, all as in effect as of the date of this Information Statement. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to FAT Brands Common Stockholders who will be receiving shares of our Class A Common Stock in the Spin-Off, and will be holding shares of our Class A Common Stock as a “capital asset”, within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

●	certain former citizens or long-term residents of the United States;

●	partnerships or other entities or arrangements treated as partnerships, pass-throughs, or disregarded entities for U.S. federal income tax purposes (and investors therein);

●	“controlled foreign corporations”;

●	“passive foreign investment companies”;

●	corporations that accumulate earnings to avoid U.S. federal income tax;

●	banks, financial institutions, investment funds, insurance companies, brokers, dealers, or traders in securities;

●	tax-exempt organizations or governmental organizations;

●	persons deemed to be selling shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, or our Class A Common Stock under the constructive sale provisions of the Code;

●	persons who hold or receive shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, or our Class A Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation;

●	tax-qualified retirement plans;

●	persons that own, or have owned, actually or constructively, more than 5% of the outstanding shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, or our Class A Common Stock;

●	“qualified foreign pension funds” (as defined in Section 897(l)(2) of the Code) and entities all of the interests of which are held by qualified foreign pension funds;

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●	persons who have elected to mark securities to market;

●	persons holding shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, or our Class A Common Stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or other integrated investment; and

●	except to the extent explicitly discussed below, non-U.S. holders (as defined below).

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes receives shares of our Class A Common Stock in the Spin-Off, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships receiving shares of our Class A Common Stock and the partners in such partnerships are urged to consult with their tax advisors about the particular U.S. federal income tax consequences to them of receiving shares of our Class A Common Stock in the Spin-Off.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. FAT BRANDS COMMON STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE SPIN-OFF AND ACQUIRING, OWNING, AND DISPOSING OF SHARES OF OUR CLASS A COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER U.S. FEDERAL TAX LAWS AND ANY STATE, LOCAL, OR NON-U.S. TAX LAWS.

Definitions of U.S. Holder and Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock receiving shares of our Class A Common Stock in the Spin-Off that is not a “U.S. holder” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A “U.S. holder” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person (within the meaning of Section 7701(a)(30) of the Code).

Tax Classification of the Spin-Off in General

For U.S. federal income tax purposes, the Spin-Off will not be eligible for treatment as a tax-deferred distribution by FAT Brands with respect to FAT Brands Class A Common Stock and FAT Brands Class B Common Stock (which we refer to together as “FAT Brands Common Stock”). Accordingly, the Spin-Off will generally be treated as a fully taxable transaction for U.S. federal income tax purposes. The discussion below describes the U.S. federal income tax consequences to a U.S. holder of FAT Brands Common Stock upon the receipt of shares of our Class A Common Stock in the Spin-Off.

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Although FAT Brands will ascribe a value to our Class A Common Stock distributed in the Spin-Off, this valuation is not binding on the IRS or any other taxing authority. These taxing authorities could ascribe a higher valuation to the distributed Class A Common Stock, particularly if, following the Spin-Off, those shares of our Class A Common Stock trade at prices significantly above the value ascribed to those shares by FAT Brands. Such a higher valuation may affect the Spin-Off distribution amount and thus the U.S. federal income tax consequences of the Spin-Off to FAT Brands Common Stockholders.

FAT Brands will be required to recognize any gain with respect to our Class A Common Stock that it distributes in the Spin-Off equal to the fair market value of our Class A Common Stock in excess of FAT Brands’ adjusted tax basis in our Class A Common Stock.

Tax Treatment of the Spin-Off to U.S. Holders

The following discussion describes the U.S. federal income tax consequences to a FAT Brands Common Stockholder who is a U.S. holder in connection with the receipt of shares of our Class A Common Stock in the Spin-Off.

The Spin-Off is expected to be a taxable distribution for U.S. federal income tax purposes. Accordingly, each FAT Brands Common Stockholder would generally be treated as receiving a taxable distribution equal to the fair market value of our Class A Common Stock (determined at the time of the Spin-Off). Such distribution would be treated as a taxable dividend to the extent of such FAT Brands Common Stockholder’s ratable share of FAT Brands’ current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the value of the distribution exceeds the amount of such earnings and profits, such excess will be treated first, as reducing such FAT Brands Common Stockholder’s adjusted basis in each of its shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, in respect of which such distribution was made, and second, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be.

To the extent that any portion of the Spin-Off distribution is treated as a dividend, corporate U.S. holders could be eligible for dividend-received deductions, and non-corporate U.S. holders could qualify for reduced rates applicable to qualified dividend income, assuming in each case, that a minimum holding period and certain other generally applicable requirements are satisfied. Additionally, to the extent that the distribution of shares of our Class A Common Stock in the Spin-Off constitutes an “extraordinary dividend” within the meaning of Section 1059 of the Code, special rules may apply.

A U.S. holder’s tax basis in shares of our Class A Common Stock received in the Spin-Off generally will equal the fair market value of such shares on the date of the Spin-Off, and the holding period for such shares will begin on the day after the Distribution Date.

FAT Brands Common Stockholders should consult with their tax advisors regarding the appropriate U.S. federal income tax treatment of the Spin-Off and possible applicability and effects of the extraordinary dividend provisions.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends, sales proceeds, or other amounts paid to U.S. holders and non-U.S. holders, unless an exemption applies. These information reporting requirements may apply even if no withholding was required (because the distributions were effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business, or withholding was eliminated by an applicable income tax treaty). Backup withholding tax may apply to amounts subject to reporting unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Backup withholding generally will not apply to amounts paid to a non-U.S. holder, provided that the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, or certain other requirements are met.

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Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, a non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability, if any.

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders

Subject to the discussion above regarding backup withholding, and the discussions below regarding effectively connected income and Sections 1471 through 1474 of the Code and the Treasury Regulations promulgated thereunder (which we refer to as “FATCA”), dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to FAT Brands or the Distribution Agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to FAT Brands or the Distribution Agent before the payment of dividends and must be updated periodically. If a non-U.S. holder holds shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock through a financial institution or other agent acting on such non-U.S. holder’s behalf, such non-U.S. holder will be required to provide appropriate documentation to such agent, which will then be required to provide certification to FAT Brands or the Distribution Agent, either directly or through other intermediaries.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock in connection with the conduct of a trade or business in the United States, and dividends paid on such shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and if required by an applicable tax treaty, are attributable to such non-U.S. holder’s permanent establishment in the United States), such non-U.S. holder generally will be exempt from U.S. federal withholding tax. To claim the exemption, such non-U.S. holder generally must furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent. However, any such effectively connected dividends paid on shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder was a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult with their tax advisors regarding any applicable income tax treaties that may provide for different rules.

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Withholding on Foreign Entities

FATCA imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under FATCA), unless (i) such foreign financial institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such foreign financial institution (which includes certain equity and debt holders of such foreign financial institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) if required under an intergovernmental agreement (which we refer to as an “IGA”) between the United States and another country, such foreign financial institution reports the information described in clause (i) above to its local tax authority, which will exchange such information with the U.S. authorities, or (iii) an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying certain direct and indirect U.S. owners of such entity, or an exemption applies. Such withholding could apply to a non-U.S. person with respect to the Spin-Off distribution regardless of whether such non-U.S. person is the beneficial owner of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, or holds the FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, for the account of others. FATCA obligations may vary depending on whether the non-U.S. person is a resident of a country with which the United States has signed an IGA. A country that has entered into an IGA with the United States may have incorporated FATCA provisions into its own local law. Such provisions, which can differ from FATCA, are applicable for purposes of determining the proper method for residents of such country to comply with FATCA. FATCA applies to dividends paid on shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, and, subject to the proposed Treasury Regulations described below, also applies to gross proceeds from sales or other dispositions of shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be.

The U.S. Treasury Department released proposed Treasury Regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be. In its preamble to such proposed Treasury Regulations, the U.S. Treasury Department stated that taxpayers generally may rely on the proposed Treasury Regulations until final regulations are issued. In order to determine if FATCA withholding is required in respect of any holder of shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, from time to time, we or FAT Brands may require further information and/or documentation from holders of shares of FAT Brands Class A Common Stock or FAT Brands Class B Common Stock, as the case may be, including, but not limited to, a valid IRS Form W-8 or any applicable successor form. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of amounts withheld under FATCA (which may entail significant administrative burden). FAT Brands Common Stockholders are encouraged to consult with their tax advisors regarding the possible implications of this legislation on the Spin-Off.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2024:

●	on an actual basis; and

●	on a pro forma basis to give effect to the transactions described in “Unaudited Pro Forma Condensed Combined Financial Information”, including the Reorganization and the Spin-Off.

The information below is not necessarily indicative of what our cash and cash equivalents and capitalization would have been had the pro forma adjustments described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” been completed as of June 30, 2024. It is also not indicative of our future cash and cash equivalents and capitalization. You should read this table in conjunction with the information contained in “Summary of our Company and our Business—Summary Historical Consolidated and Pro Forma Condensed Combined Financial Information and Other Data”, “Unaudited Pro Forma Condensed Combined Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Description of Capital Stock”, as well as our consolidated financial statements and the related notes thereto, included elsewhere in this Information Statement.

	As of June 30, 2024
(in thousands, except share information)	Actual	Pro Forma(1)

Cash and cash equivalents	$4,897	$

Liabilities
Current portion of long-term debt	12,068
Long-term debt, net of current portion	380,475

Stockholders’ equity (deficit)
Class A Common Stock, par value $0.0001 per share; shares authorized; 5,000 shares issued and outstanding, actual; and shares issued and outstanding, pro forma
Class B Common Stock, par value $0.0001 per share; shares authorized; no shares issued and outstanding, actual; and shares issued and outstanding, pro forma
Additional paid-in capital
Member’s equity (deficit)	$(79,666)		N/A
Total stockholders’ equity (deficit)	N/A	$
Total Capitalization	$312,877	$

(1)	The number of shares of our Common Stock to be outstanding immediately after the Spin-Off does not include (i) up to shares of our Class A Common Stock underlying restricted stock units, subject to vesting, that we intend to grant to certain of our officers and employees under the Management Equity Plan, (ii) an aggregate of shares of our Class A Common Stock underlying stock options, subject to vesting, that we intend to grant to certain of our non-executive directors, officers, and employees under our 2024 Incentive Compensation Plan upon the consummation of the Reorganization, and (iii) an aggregate of shares of our Class A Common Stock remaining and reserved, as of the date of this Information Statement, for awards that may be granted in the future under our 2024 Incentive Compensation Plan.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements consist of (i) an unaudited pro forma condensed combined balance sheet as of June 30, 2024, which gives effect to the Reorganization and the Spin-Off as if they occurred on June 30, 2024, (ii) unaudited pro forma condensed combined statements of operations for the twenty-six weeks ended June 30, 2024, which give effect to the Reorganization and the Spin-Off as if they occurred on December 26, 2022 (the first day of our 2023 fiscal year), and (iii) unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023, which give effect to (a) the Smokey Bones Acquisition, and (b) the Smokey Bones Acquisition, the Reorganization and the Spin-Off, as if they occurred on December 26, 2022 (the first day of our 2023 fiscal year). The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X.

The historical consolidated statement of operations information of Barbeque Integrated, Inc. used in the preparation of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 has been derived from the audited financial statements of Barbeque Integrated, Inc. as of and for the year ended December 31, 2023 (which is the most recently completed fiscal year prior to the Smokey Bones Acquisition), included elsewhere in this Information Statement.

The following unaudited pro forma condensed combined financial statements have been prepared based on currently available information and certain assumptions and estimates, which are subject to material change and may not be indicative of what may be expected to occur in the future. However, we believe that such assumptions and estimates provide a reasonable basis for presenting the effects of the Smokey Bones Acquisition, the Reorganization, and the Spin-Off, as applicable, and that the pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements are properly applied to give appropriate effect to those assumptions and estimates.

The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only, and is not necessarily indicative of the financial position or financial results that would have been attained had the Smokey Bones Acquisition, the Reorganization, and the Spin-Off occurred on the dates indicated above, and does not project our financial position as of any future date or our results of operations for any future period. Our future results of operations may vary significantly from the results reflected in the unaudited pro forma condensed combined financial statements, and should not be relied on as an indication of our results after the Smokey Bones Acquisition, the Reorganization, and the Spin-Off, respectively. See “Risk Factors—Risks Related to our Organizational Structure—The historical financial statements and information of the Twin Group as a consolidated group of subsidiaries of FAT Brands may not be representative of our results as an independent public company.”

Our unaudited historical condensed consolidated financial information presented below has been derived from the unaudited historical condensed consolidated financial statements of the Twin Group as of June 30, 2024 and for the twenty-six weeks ended June 30, 2024 and June 25, 2023, included elsewhere in this Information Statement. Our audited historical consolidated financial information presented below has been derived from the audited historical consolidated financial statements of the Twin Group as of and for the years ended December 31, 2023 and December 25, 2022, included elsewhere in this Information Statement. The Twin Group is the predecessor of Twin Hospitality Group Inc. for financial reporting purposes. Twin Hospitality Group Inc. was formed on February 6, 2024, and will not have any material assets or results of operations until the completion of the Reorganization. Therefore, the historical financial information of Twin Hospitality Group Inc. is not included in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined financial information should be read in conjunction with the sections of this Information Statement entitled “About this Information Statement—Basis of Presentation”, “Reorganization”, “The Spin-Off”, “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Certain Relationships and Related Party Transactions”, our audited consolidated financial statements as of and for the years ended December 31, 2023 and December 25, 2022 and the related notes thereto, our unaudited condensed consolidated financial statements as of June 30, 2024 and for the twenty-six weeks ended June 30, 2024 and June 25, 2023 and the related notes thereto, and the audited financial statements of Barbeque Integrated, Inc. as of and for the years ended December 31, 2023 and January 1, 2023 and the related notes thereto, included elsewhere in this Information Statement.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

The Smokey Bones Acquisition, the Reorganization and the Spin-Off

The unaudited pro forma condensed combined financial information reflects the impact of the Smokey Bones Acquisition, the Reorganization and the Spin-Off.

In connection with the Smokey Bones Acquisition:

●	on September 25, 2023, FAT Brands acquired Barbeque Integrated, Inc. (which is the entity that owns Smokey Bones), and, on March 21, 2024, FAT Brands contributed to the Top Tier Twin Subsidiary, and the Top Tier Twin Subsidiary acquired, all of the outstanding capital stock of Barbeque Integrated, Inc.;

●	Barbeque Integrated, Inc., along with Smokey Bones, became one of our wholly-owned subsidiaries; and

●	pursuant to the business combinations under common control guidance in Accounting Standards Codification 805-50, Business Combinations—Related Issues, we retroactively assumed the contribution of Barbeque Integrated, Inc. and consolidated its assets, liabilities and operating results as of September 25, 2023.

As part of the Reorganization:

●	our Company, Twin Hospitality Group Inc., was incorporated to serve as the holding company that owns the Twin Group;

●	we and FAT Brands will enter into the Master Separation and Distribution Agreement, pursuant to which FAT Brands will contribute to us all of the equity interests in the Top Tier Twin Subsidiary, in exchange for the issuance by us to FAT Brands of shares of Class A Common Stock and shares of Class B Common Stock, such that following such contribution and exchange, the Top Tier Twin Subsidiary, along with all of the other companies in the Twin Group, will be direct or indirect wholly-owned subsidiaries of our Company (see also “Certain Relationships and Related Party Transactions—Agreements to be Entered into with FAT Brands in Connection with the Reorganization—Master Separation and Distribution Agreement”);

●	we and FAT Brands will also enter into the Tax Matters Agreement, as described under “Certain Relationships and Related Party Transactions—Agreements to be Entered into with FAT Brands in Connection with the Reorganization—Tax Matters Agreement”; and

●	the Top Tier Twin Subsidiary called and redeemed all of the Prior Securitization Notes, using the net proceeds from the issuance of the new Twin Securitization Notes. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Prior Securitization Notes—Call and Redemption of the Prior Securitization Notes” and “ Description of Certain Indebtedness—Twin Securitization Notes”.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2024

(dollars in thousands)

	Historical Results (Twin Group)	Reorganization and Spin-Off Transaction Accounting Adjustments (Note 2)		Pro Forma (Reorganization and Spin-Off)

ASSETS
Current assets:
Cash	$4,897	$		$
Restricted cash	16,179
Accounts Receivable	2,181		—
Other current assets	8,197		—
Total current assets	31,454
Noncurrent restricted cash	5,487
Lease right-of-use asset	162,803		—
Goodwill	117,185		—
Other intangible assets, net	168,270		—
Property and equipment, net	78,796		—
Other non-current assets	1,736		—
Total assets	$565,731	$		$
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,865		$—	$
Accrued expenses and other liabilities	24,002		—
Deferred income, current portion	3,173		—
Lease liability, current portion	21,296		—
Acquisition payable, current portion	—		—
Long-term debt, current portion	12,068
Total current liabilities	67,404
Deferred income, net of current portion	4,801		—
Lease liability, net of current portion	146,173		—
Long-term debt, net of current portion	380,475
Due to affiliates	44,109		—
Other non-current liabilities	2,435		—
Total liabilities	645,397

Equity	(79,666)
Total liabilities and equity	$565,731	$		$

See the accompanying notes to these unaudited pro forma condensed combined financial statements.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA CONDENSED combined STATEMENTS OF OPERATIONS

FOR THE TWENTY-SIX WEEKS ENDED JUNE 30, 2024

(in thousands, except share and per share amounts)

	Historical Results (Twin Group)	Reorganization and Spin-Off Transaction Accounting Adjustments (Note 2)		Pro Forma (Reorganization and Spin-Off)

Revenues
Restaurant sales	$166,995		$—	$
Franchise revenue	16,660		—
Total revenues	183,655		—
Costs and expenses
Restaurant operating costs
Food and beverage costs	45,341		—
Labor and benefits costs	53,020		—
Other operating costs	33,008		—
Occupancy costs	13,233		—
Advertising expense	10,752		—
Pre-opening expense	92		—
General and administrative expense	13,894		—
Depreciation and amortization	11,587		—
Total costs and expenses	180,927		—
Income (Loss) from operations	2,728		—
Other income (expense)
Interest expense, net	(22,412)
Other expense	(289)		—
Total other income (expense)	(22,701)
Income (Loss) before income tax expense
Income tax expense (benefit)	(20)
Net income	$(19,953)	$		$

Basic and diluted loss per common share		$		$
Basic and diluted weighted average shares outstanding

See the accompanying notes to these unaudited pro forma condensed combined financial statements.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED December 31, 2023

(in thousands, except share and per share amounts)

	Historical Results (Twin Group)	Barbeque Integrated, Inc.		Smokey Bones Acquisition Transaction Accounting Adjustments (Note 2)		Pro Forma (Smokey Bones Acquisition)	Reorganization and Spin-Off Transaction Accounting Adjustments (Note 2)		Pro Forma (Smokey Bones Acquisition, Reorganization and Spin-Off)

Revenues
Restaurant sales	$199,369	$129,647	(aa)	$—		$329,016		$—	$329,016
Franchise revenue	31,498	—		—		31,498		—	31,498
Total revenues	230,867	129,647		—		360,514		—	360,514
Costs and expenses
Restaurant operating costs
Food and beverage costs	53,512	35,833	(aa)	—		89,345		—	89,345
Labor and benefits costs	64,024	39,897	(aa)	—		103,921		—	103,921
Other operating costs	37,722	29,704	(aa)	—		67,426		—	67,426
Occupancy costs	13,112	11,124	(aa)	—		24,236		—	24,236
Advertising expense	16,792	2,741	(aa)	—		19,533		—	19,533
Pre-opening expense	1,136	—		—		1,136		—	1,136
General and administrative expense	19,252	7,116	(aa)	—		26,368		—	26,368
Depreciation and amortization	12,377	4,412	(aa)	3,059	(bb)	19,848		—	19,848
Total costs and expenses	217,927	130,827		3,059		351,813		—	351,813
Income (Loss) from operations	12,940	(1,180)		(3,059)		8,701		—	8,701
Other income (expense)
Interest expense, net	(29,714)	(1,444	)(aa)	(467	)(cc)	(31,625)			(	)
Other expense	2,704	(1,561	)(aa)	—		1,143		—	1,143
Total other income (expense)	(27,010)	(3,005)		(467)		(30,482)			(	)
Income (Loss) before income tax expense	(14,070)	(4,185)		(3,526)		(21,781)			(	)
Income tax expense (benefit)	(230)	(280	)(aa)	(917	)(dd)	(1,427)			(	)
Net income	$(13,840)	$(3,905)		$(2,609)		$(20,354)	$		$(	)

Basic and diluted loss per common share	$—	$—		$—		$—	$		$
Basic and diluted weighted average shares outstanding	—	—		—		—

See the accompanying notes to these unaudited pro forma condensed combined financial statements.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTE 1 — BASIS OF PRESENTATION

The unaudited pro forma condensed combined balance sheet as of June 30, 2024, the unaudited pro forma condensed combined statements of operations for the twenty-six weeks ended June 30, 2024, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 (which we refer to collectively as the “Pro Forma Financial Statements”) are based on historical financial statements of the entities, as adjusted to give effect to the Smokey Bones Acquisition, the Reorganization, and the Spin-Off. The pro forma condensed combined balance sheet as of June 30, 2024 gives effect to the Reorganization and the Spin-Off as if they had occurred on June 30, 2024. The pro forma condensed combined statements of operations for the twenty-six weeks ended June 30, 2024 give effect to the Reorganization and the Spin-Off as if they had occurred on December 26, 2022 (the beginning of our 2023 fiscal year). The pro forma condensed combined statements of operations for the year ended December 31, 2023 give effect to the Smokey Bones Acquisition, the Reorganization, and the Spin-Off as if they had occurred on December 26, 2022 (the beginning of our 2023 fiscal year). The Pro Forma Financial Statements should be read in conjunction with the sections of this Information Statement entitled “About this Information Statement—Basis of Presentation”, “Reorganization”, “The Spin-Off”, “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Certain Relationships and Related Party Transactions”, our audited consolidated financial statements as of and for the years ended December 31, 2023 and December 25, 2022 and the related notes thereto, our unaudited condensed consolidated financial statements as of June 30, 2024 and for the twenty-six weeks ended June 30, 2024 and June 25, 2023 and the related notes thereto, and the audited financial statements of Barbeque Integrated, Inc. as of and for the years ended December 31, 2023 and January 1, 2023 and the related notes thereto, included elsewhere in this Information Statement.

The Twin Group is the predecessor of Twin Hospitality Group Inc. The historical financial information of Twin Hospitality Group Inc. has not been presented in the Pro Forma Financial Statements, as Twin Hospitality Group Inc. is a newly incorporated entity, has had no operations or business activities to date, and had no assets or liabilities during the periods presented below.

On September 25, 2023, FAT Brands acquired Barbeque Integrated, Inc. (which is the entity that owns Smokey Bones), and, on March 21, 2024, FAT Brands contributed to us, and we acquired, the assets and liabilities of Barbeque Integrated, Inc. at FAT Brands’ carryover basis. Pursuant to the business combinations under common control guidance in Accounting Standards Codification 805-50, Business Combinations—Related Issues, we retroactively assumed the contribution of Barbeque Integrated, Inc. and consolidated its assets, liabilities and operating results as of September 25, 2023.

NOTE 2 — PRO FORMA ADJUSTMENTS

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Financial Statements:

Statement of Operations Pro Forma Adjustments

(aa)	Represents the operating activity of Barbeque Integrated, Inc. for fiscal 2023 prior to its acquisition by FAT Brands on September 25, 2023.

(bb)	Represents the adjustment to reflect the additional depreciation and amortization related to stepping-up the property and equipment and amortizable intangible assets of Barbeque Integrated, Inc. due to their acquisition date fair value on September 25, 2023.

(cc)	Represents a $1.9 million increase in interest expense resulting from the issuance of $31.8 million aggregate principal amount of fixed rate debt with an 8.0% interest rate in connection with the acquisition of Barbeque Integrated, Inc., partially offset by a $1.4 million decrease in interest expense resulting from the extinguishment of Barbeque Integrated, Inc.’s outstanding debt upon consummation of the acquisition of Barbeque Integrated, Inc. on September 25, 2023.

(dd)	Represents an increase in the income tax expense effect based on a statutory income tax rate of 26%, comprised of the federal maximum income tax rate of 21.0% and an expected average state income tax rate of 5.0%.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements of the Twin Group as of and for the years ended December 31, 2023 and December 25, 2022 and the related notes thereto, the unaudited condensed consolidated financial statements of the Twin Group as of June 30, 2024 and for the twenty-six weeks ended June 30, 2024 and June 25, 2023 and the related notes thereto, and the audited financial statements of Barbeque Integrated, Inc. as of and for the years ended December 31, 2023 and January 1, 2023 and the related notes thereto, included elsewhere in this Information Statement. The Twin Group is the predecessor of Twin Hospitality Group Inc. for financial reporting purposes. The historical consolidated financial information and other data of Twin Hospitality Group Inc. is not being presented, as Twin Hospitality Group Inc. is a newly incorporated entity, has had no operations or business activities to date, and had no assets or liabilities during the periods presented below.

Some of the information contained in this discussion and analysis includes forward-looking statements that involve risks and uncertainties. You should review the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in this discussion and analysis.

Overview

We are a franchisor and operator of two specialty casual dining restaurant concepts: Twin Peaks and Smokey Bones. As of June 30, 2024, our total restaurant footprint consists of 172 restaurants, of which 73 are domestic franchised Twin Peaks restaurants operated by our franchisee partners, seven are international franchised Twin Peaks restaurants operated by a franchisee partner in Mexico, 32 are domestic company-owned Twin Peaks restaurants, and 60 are domestic company-owned Smokey Bones restaurants. During the twenty-six weeks ended June 30, 2024, we and our franchise partners opened four franchised Twin Peaks restaurants across our Twin Peaks restaurant system. During fiscal year 2023, we and our franchisee partners opened 12 franchised Twin Peaks restaurants, and we opened two company-owned Twin Peaks restaurants, across our Twin Peaks restaurant system.

Our growth plan is driven by a robust pipeline of new restaurant developments and strong Comparable Restaurant Sales growth. Our pipeline includes more than 100 signed franchised units as of June 30, 2024, providing significant visibility into our near-term growth trajectory. As we continue to expand, of the total number of anticipated new restaurant openings, we have a goal of having approximately 75% be franchised restaurants.

Reorganization

The Twin Group was acquired by FAT Brands in October 2021, and prior to the Reorganization and the Spin-Off, the Twin Group was comprised of a number of companies that were wholly-owned subsidiaries of FAT Brands, with all of the outstanding equity interests in the Twin Group beneficially owned, directly or indirectly, by FAT Brands. Pursuant to the Reorganization, we and FAT Brands will complete a series of separation and reorganization transactions whereby the Twin Group will be transferred to our Company. Immediately following the consummation of the Reorganization and the Spin-Off:

●	we will be a holding company directly owning all of the outstanding equity interests in the Top Tier Twin Subsidiary, and indirectly owning all of the outstanding equity interests in the other companies in the Twin Group, such that all of the companies in the Twin Group will be direct or indirect wholly-owned subsidiaries of our Company; and

●	the financial results of the Twin Group will be consolidated with our Company (see “Summary of our Company and our Business—Summary Historical Consolidated and Pro Forma Condensed Combined Financial Information and Other Data”).

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

For additional information regarding the Reorganization, including a description of our capitalization and our organizational structure immediately following the completion of the Reorganization and the Spin-Off, see “Reorganization”.

Fiscal Calendar

We operate on a 52-week fiscal calendar and our fiscal year ends on the last Sunday of such calendar year. Therefore, any references to 2023 and 2022 are references to the fiscal years ended December 31, 2023 and December 25, 2022, respectively. Consistent with industry practice, we measure our restaurants’ performance in seven calendar day increments. In utilizing a 52-week fiscal calendar, we are able to ensure consistent weekly reporting of our operations, and in utilizing a seven calendar day incremental review, we ensure that each review period has the same number of days, as certain days of the week tend to be more profitable than others. As a result of this 52-week fiscal calendar, a 53rd week must be added to our fiscal year every five or six years. In a 52-week year, all four quarters are comprised of 13 weeks. In a 53-week year, one extra week is added to the fourth quarter. Our fiscal year ended December 31, 2023 consisted of 53 weeks, and our fiscal year ended December 25, 2022 consisted of 52 weeks. The additional week in our fiscal year ended December 31, 2023 may cause our revenue, expenses and other results of operations to be higher due to an additional week of operations.

Accounting Treatment of Smokey Bones Acquisition

On September 25, 2023, FAT Brands acquired Barbeque Integrated, Inc. (which is the entity that owns Smokey Bones), and, on March 21, 2024, FAT Brands contributed to us, and we acquired, the assets and liabilities of Barbeque Integrated, Inc. at FAT Brands’ carryover basis.  Pursuant to the business combinations under common control guidance in Accounting Standards Codification 805-50, Business Combinations—Related Issues, we retroactively assumed the contribution of Barbeque Integrated, Inc. and consolidated its assets, liabilities and operating results as of September 25, 2023.

Seasonality

Historically, seasonal factors have caused our revenue to fluctuate from quarter to quarter. Our revenue per restaurant is typically lower in the first and third fiscal quarters due to the timing of significant broadcast sporting and special events and the holiday season.

Key Factors Affecting our Performance

We believe that the following are key factors relating to macroeconomic conditions and an inflationary environment that have affected, and that we expect to continue to affect, our results of operations:

Commodity Pricing. Commodity pricing inflation can significantly affect the profitability of our restaurant operations. Due to the recent inflationary environment, in fiscal year 2022, we experienced a mid-single digit percentage increase in the cost of our food ingredients, which adversely impacted our gross margins. To moderate the effects of these rising costs, we have instituted proactive initiatives to create efficiencies in our supply chain, such as optimizing our supply chain order quantities and food preparation processes to reduce food waste, and instituting pricing promotions to drive guests to higher margin products. Additionally, we modestly increased our menu prices by up to 5% depending on the menu item in fiscal years 2023 and 2022 in response to the inflationary environment.

While we have experienced inflation in the prices of certain food ingredients and other commodities, we continue to address the financial impact of such inflation through fixed price contracts for food ingredients and other commodities when favorable, introducing new menu items, offering promotions, implementing price and menu adjustments, and other cost management initiatives.

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Labor Costs. Labor cost inflation can significantly affect the profitability of our restaurant operations. Many of our restaurant team members are paid hourly rates subject to federal, state or local minimum wage requirements. Numerous state and local governments have their own minimum wage and other regulatory requirements for employees that are generally greater than the federal minimum wage and are subject to annual increases based on changes in local consumer price indices. We experienced mid-single digit percentage increases in restaurant-level hourly wages in fiscal years 2023 and 2022, which combined with the increase in staffing levels, contributed to increased labor and other related expenses. Although we have experienced general labor cost inflation, we have mitigated the financial impact of such inflation by focusing on increasing the productivity of our restaurant team members, enacting other cost management initiatives, and modestly increasing our menu prices by up to 5% depending on the menu item in fiscal years 2023 and 2022.

Supply Chain. The uneven recovery of the nation’s supply chain can at times result in delivery delays or shortages of certain of our food ingredients and other commodities. We work closely with our suppliers and distribution partners to secure inventory and ensure that there is no material impact on our restaurant operations due to supply chain disruptions. As a result of these initiatives, our management believes that we will be able to minimize the impact of supply chain challenges.

Key Performance Indicators

Certain key performance indicators and other non-GAAP financial metrics are used by our management to make decisions, establish our business plans and forecasts, identify trends affecting our business, and evaluate our overall performance, and are typically used by our competitors in the restaurant industry, but are not recognized under accounting principles generally accepted in the United States (which we refer to as “GAAP”). We define such key performance indicators and other non-GAAP financial metrics as follows:

Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA represents net income (loss) adjusted to exclude interest expense, income tax provision (benefit), and depreciation and amortization, and further adjusted to exclude equity-based compensation. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of total revenues. We use Adjusted EBITDA and Adjusted EBITDA Margin, as supplements to GAAP measures of performance, to evaluate the effectiveness of our business strategies, make budgeting decisions, and compare our performance against that of other peer companies that use similar metrics. See “—Non-GAAP Financial Metrics—Adjusted EBITDA and Adjusted EBITDA Margin” below for a further discussion of Adjusted EBITDA and Adjusted EBITDA Margin, including the limitations of such metrics as analytical tools, and for a reconciliation of net income (loss) and net income (loss) margin, the most directly comparable financial measures under GAAP, to Adjusted EBITDA and Adjusted EBITDA Margin, respectively.

Average unit volume (“AUV”). AUV of Twin Peaks or AUV of Smokey Bones, as the case may be, consists of the average annual sales of all restaurants of such brand that have been open for a trailing 52-week period or longer. This measure is calculated by dividing restaurant revenue during the applicable trailing 52-week period for all restaurants being measured by the number of restaurants being measured. AUV includes both company-owned restaurants and franchised restaurants of such brand. AUV allows our management to assess the financial performance of our company-owned restaurants and franchised restaurants of such brand. Our AUV growth is primarily driven by increases in Comparable Restaurant Sales.

Comparable Restaurant Sales. Comparable Restaurant Sales represent year-over-year sales comparisons for the comparable restaurant base, which we define as restaurants open for at least 18 full months. This measure highlights the performance of our existing restaurants, as the impact of new restaurant openings is excluded. As of June 30, 2024 and December 31, 2023, there were 94 restaurants and 89 restaurants, respectively, in our comparable restaurant base, which consisted only of our Twin Peaks restaurants, as our Smokey Bones restaurants will only be included in our comparable restaurant base for purposes of the calculation of Comparable Restaurant Sales calculation after we have owned the Smokey Bones restaurants for 18 full months.

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Various factors impact Comparable Restaurant Sales, including overall economic trends, particularly those related to consumer spending, consumer recognition of our brands, our ability and our franchisees’ ability to operate restaurants effectively and efficiently to meet changing consumer preferences and expectations, introduction of new and seasonal menu items and limited time offerings, marketing and promotional efforts, pricing, customer traffic, local competition, trade area dynamics, opening new restaurants in the vicinity of existing locations, and abnormal weather patterns.

Number of System-Wide Restaurants. Our management reviews the number of new restaurants (including both new company-owned restaurants and franchised restaurants), the number of restaurants closed and the number of acquisitions and divestitures of restaurants to assess net new restaurant growth, System-Wide Sales, royalty and franchise fee revenue, and company-owned restaurant sales. In particular, the number of new restaurants reflects the number of restaurants that have commenced operations during a particular period. Before we open new restaurants, we typically incur pre-opening development and construction costs. New restaurants may not be profitable, and their sales performance may not follow historical patterns.

The number and timing of restaurant openings has had, and is expected to continue to have, an impact on our results of operations. Costs and timing of new restaurant construction were adversely affected in 2022 and 2023 due to elevated inflation, uneven equipment delivery, unpredictability of the timing of obtaining permits, and supply chain interruptions.

Restaurant-Level Contribution and Restaurant-Level Contribution Margin. Restaurant-Level Contribution represents company-owned restaurant sales less restaurant operating costs, which consist of food and beverage costs, labor and benefits costs and other operating costs. Restaurant-Level Contribution Margin represents Restaurant-Level Contribution as a percentage of company-owned restaurant sales. We use Restaurant-Level Contribution and Restaurant-Level Contribution Margin, as supplements to GAAP measures, to evaluate the profitability of sales at our company-owned restaurants, compare the performance of our company-owned restaurants across periods, and compare the financial performance of our company-owned restaurants against that of other peer companies that use similar metrics. These non-GAAP financial metrics are not intended to be measures of free cash flow available for our management’s discretionary use, as these metrics do not consider certain cash requirements such as interest payments, tax payments, and debt service requirements. Additionally, these non-GAAP financial metrics exclude general and administrative expenses, pre-opening expenses and depreciation and amortization on restaurant property and equipment, which are essential to support the operations and development of our company-owned restaurants. See “—Non-GAAP Financial Metrics—Restaurant-Level Contribution and Restaurant-Level Contribution Margin” below for a further discussion of Restaurant-Level Contribution and Restaurant-Level Contribution Margin, and for a reconciliation of income from operations, the most directly comparable financial measure under GAAP, to Restaurant-Level Contribution.

System-Wide Sales. System-Wide Sales consist of the restaurant sales of our company-owned restaurants and franchised restaurants (as reported by our franchisees). While we do not record sales from our franchised restaurants as revenue, our royalty revenue is calculated based on a percentage of gross sales from our franchised restaurants, which generally is 5.0% of gross sales, net of discounts. Our measure of System-Wide Sales allows our management to better assess changes in our royalty revenue, our overall performance, the health of our brands, and the strength of our market position relative to our competitors. Our System-Wide Sales growth is primarily driven by new restaurant openings, as well as increases in Comparable Restaurant Sales.

The following table sets forth certain of our key performance indicators for the twenty-six weeks ended June 30, 2024 and June 25, 2023, and the fiscal years ended December 31, 2023 and December 25, 2022.

(dollars in thousands)	Twenty-Six Weeks Ended		Year Ended
	June 30, 2024	June 25, 2023	December 31, 2023	December 25, 2022

Twin Peaks AUV	$5,222	$5,376	$5,288	$5,266
Smokey Bones AUV	$2,743	$—	2,825	—
Comparable Restaurant Sales(1)	(4.0)%	1.6%	(0.2)%	10.9%
System-Wide Sales	$370,692	$260,619	$583,388	$474,218
Number of System-Wide Restaurants (as of the end of the period)	172	100	170	98
Adjusted EBITDA(1) (2)	$14,228	$15,322	$28,333	$20,886
Net income (loss) margin	(10.9)%	(2.1)%	(6.0)%	(7.7)%
Adjusted EBITDA Margin(1) (2)	7.7%	16.9%	12.3%	12.6%
Restaurant-Level Contribution(3)	$16,687	$11,515	$23,755	$19,905
Restaurant-Level Contribution Margin	10.0%	15.1%	11.9%	14.2%

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(1)

Comparable Restaurant Sales include sales only from our Twin Peaks restaurants, as our Smokey Bones restaurants will only be included in our comparable restaurant base for purposes of the calculation of Comparable Restaurant Sales after we have owned the Smokey Bones restaurants for 18 full months.

(2)	See “—Non-GAAP Financial Metrics—Adjusted EBITDA and Adjusted EBITDA Margin” below for a further discussion of Adjusted EBITDA and Adjusted EBITDA Margin, including our management’s use of such metrics and the limitations of such metrics as analytical tools, and for a reconciliation of net income (loss) and net income (loss) margin, the most directly comparable financial measures under GAAP, to Adjusted EBITDA and Adjusted EBITDA Margin, respectively.

(3)	See “—Non-GAAP Financial Metrics—Restaurant-Level Contribution and Restaurant-Level Contribution Margin” for a further discussion of Restaurant-Level Contribution and Restaurant-Level Contribution Margin, and for a reconciliation of income from operations, the most directly comparable financial measure under GAAP, to Restaurant-Level Contribution.

Key Components of our Results of Operations

The following is a description of certain key components of our results of operations.

Revenues. Revenues consist of (i) restaurant sales from our company-owned restaurants (which represent aggregate food and beverage sales, net of discounts, at our company-owned restaurants), and (ii) franchise revenue, which consists of royalties (which are calculated typically as 5.0% of net sales from our franchisees), franchise fees, advertising fees, and management fees and other income from our franchise operations. Restaurant sales in any period are directly influenced by the number of operating weeks in such period, the number of open company-owned restaurants, customer traffic, and PPA.

Costs and expenses. Costs and expenses consist of (i) restaurant operating costs, which consist of food and beverage costs, labor and benefits costs, other operating costs, and occupancy costs, (ii) advertising expenses, (iii) pre-opening expenses, (iv) general and administrative expenses, and (v) depreciation and amortization expenses.

Food and beverage costs. The components of food and beverage costs at our company-owned restaurants are variable by nature, change with sales volume, are impacted by product mix and are subject to increases or decreases in commodity costs.

Labor and benefits costs. Labor and benefits costs consist of all restaurant-level management and hourly labor costs, which include salaries, wages, bonuses, payroll taxes, workers’ compensation cost, and employee benefits. Labor and benefits costs are variable by nature and are influenced by minimum wage and payroll tax legislation, health care costs, the number and performance of our company-owned restaurants, and the level of competition for qualified staff.

Occupancy costs. Occupancy costs primarily consist of rent, property insurance, common area expenses, property taxes, and other site-related costs of our company-owned restaurants. Occupancy costs exclude expenses associated with unopened restaurants, which are recorded in pre-opening costs, and expenses related to our support center, which are recorded in general and administrative expense. Occupancy cost varies from location to location and is impacted by macroeconomic conditions, including inflation.

Other operating costs. Other operating costs include all other restaurant-level operating expenses, such as music and entertainment expenses, utilities, insurance, preventative and recurring repairs and maintenance, restaurant supplies (such as paper and linens), credit card fees, and third-party delivery services fees.

General and administrative expenses. General and administrative expenses primarily consist of costs associated with our corporate and administrative functions that support company-owned and franchised restaurant development and operations, as well as legal fees, professional fees and stock-based compensation. General and administrative expenses are impacted by changes in our employee headcount and costs related to strategic and growth initiatives. In preparation for and after the consummation of the Reorganization and the Spin-Off, we have incurred, and we expect to incur in the future, significant additional legal, audit and accounting, board of directors related, and other expenses associated with being a public company.

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Depreciation and amortization. Depreciation and amortization expenses consist of the depreciation of fixed assets, including leasehold improvements, furniture, fixtures and equipment, and the amortization of definite-lived intangible assets, which are primarily comprised of rights under our franchise agreements.

Pre-opening expenses. Pre-opening expenses are expenses incurred in connection with the opening of new company-owned restaurants. Pre-opening expenses include pre-opening rent expense, which is recognized during the period between the date of possession of the restaurant facility and the restaurant opening date. In addition, pre-opening expenses include manager salaries, recruiting expenses, employee payroll, and training costs. Pre-opening expenses can fluctuate from period to period, based on the number and timing of new company-owned restaurant openings.

Other expense, net. Other expense, net consists primarily of interest expense related to the Prior Securitization Notes. See “—Liquidity and Capital Resources—Prior Securitization Notes” and “—Twin Securitization Notes”.

Results of Operations

The following table summarizes the key components of our consolidated results of operations and the percentages of certain items in relation to total revenues or, if noted, company-owned restaurant sales, for the twenty-six weeks ended June 30, 2024 and June 25, 2023, and the fiscal years ended December 31, 2023 and December 25, 2022.

(dollars in thousands)	Twenty-Six Weeks Ended				Year Ended
	June 30, 2024		June 25, 2023		December 31, 2023		December 25, 2022

Revenue:
Company-owned restaurant sales	$166,995	90.9%	$76,147	84.0%	$199,369	86.4%	$140,639	84.8%
Franchise revenue	16,660	9.1%	14,535	16.0%	31,498	13.6%	25,217	15.2%
Total revenue	$183,655	100.0%	$90,682	100.0%	$230,867	100.0%	$165,856	100.0%
Costs and expenses:
Restaurant operating costs
Food and beverage costs(1)	$45,341	27.2%	$20,086	26.4%	$53,512	26.8%	$39,200	27.9%
Labor and benefits costs(1)	53,020	31.7%	23,777	31.2%	64,024	32.1%	43,941	31.2%
Other operating costs(1)	33,008	19.8%	13,649	17.9%	37,722	18.9%	25,110	17.9%
Occupancy costs(1)	13,233	7.9%	4,383	5.8%	13,112	6.6%	8,063	5.7%
Advertising expense	10,752	5.9%	7,279	8.0%	16,792	7.3%	12,690	7.7%
Pre-opening expense	92	0.1%	40	—	1,136	0.5%	900	0.5%
General and administrative expense	13,894	7.6%	6,819	7.5%	19,252	8.3%	15,818	9.5%
Depreciation and amortization	11,587	6.3%	4,647	5.1%	12,377	5.4%	8,458	5.1%
Total costs and expenses	$180,927	98.5%	$80,680	89.0%	$217,927	94.4%	$154,180	93.0%
Income from operations	$2,728	1.5%	$10,002	11.0%	$12,940	5.6%	$11,676	7.0%
Other expense, net	$(22,701)	(12.4)%	$(11,870)	(13.1)%	$(27,010)	(11.7)%	$(24,447)	(14.7)%
Income tax benefit	(20)	—	—	—	230	0.1%	—	—
Net income (loss)	$(19,953)	(10.9)%	$(1,868)	(2.1)%	$(13,840)	(6.1)%	$(12,771)	(7.7)%

(1)	As a percentage of company-owned restaurant sales.

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Twenty-Six Weeks Ended June 30, 2024 Compared to Twenty-Six Weeks Ended June 25, 2023

Revenues

Total revenue increased by $93.0 million, or 102.5%, to $183.7 million for the twenty-six weeks ended June 30, 2024, as compared to $90.7 million for the twenty-six weeks ended June 25, 2023. The increase was primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in revenue of approximately $87.2 million), increases in company-owned Twin Peaks restaurant sales and franchise revenue, both of which were driven by increases in Twin Peaks’ AUVs and openings of new Twin Peaks restaurants.

Company-owned restaurant sales increased by $90.8 million, or 90.9%, to $167.0 million for the twenty-six weeks ended June 30, 2024, as compared to $76.1 million for the twenty-six weeks ended June 25, 2023, primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in company-owned restaurant sales of approximately $87.2 million), and increases in AUVs and new restaurant openings.

Franchise revenue increased by $2.1 million, or 14.6%, to $16.7 million for the twenty-six weeks ended June 30, 2024, as compared to $14.5 million for the twenty-six weeks ended June 25, 2023, primarily due to increases in AUVs and new restaurant openings.

Costs and Expenses

Food and beverage costs increased by $25.3 million, or 125.7%, to $45.3 million for the twenty-six weeks ended June 30, 2024, as compared to $20.1 million for the twenty-six weeks ended June 25, 2023, primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in food and beverage costs of approximately $23.7 million), increases in AUVs, new restaurant openings, and increases in the prices of food ingredients. As a percentage of company-owned restaurant sales, food and beverage costs increased to 27.2% in the twenty-six weeks ended June 30, 2024, as compared to 26.4% in the twenty-six weeks ended June 25, 2023, primarily due to higher prices of food ingredients, partially offset by menu price increases.

Labor and benefits costs increased by $29.2 million, or 123.0%, to $53.0 million for the twenty-six weeks ended June 30, 2024, as compared to $23.8 million for the twenty-six weeks ended June 25, 2023, primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in labor and benefit costs of approximately $28.0 million), new restaurants openings, and wage inflation. As a percentage of company-owned restaurant sales, labor and benefits costs increased to 31.7% in the twenty-six weeks ended June 30, 2024, as compared to 31.2% in the twenty-six weeks ended June 25, 2023, primarily due to wage inflation, partially offset by menu price increases.

Other operating costs increased by $19.4 million, or 141.8%, to $33.0 million for the twenty-six weeks ended June 30, 2024, as compared to $13.6 million for the twenty-six weeks ended June 25, 2023, primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in other operating costs of approximately $19.0 million) and new restaurant openings. As a percentage of company-owned restaurant sales, other operating costs increased to 19.8% in the twenty-six weeks ended June 30, 2024, as compared to 17.9% in the twenty-six weeks ended June 25, 2023.

Occupancy costs increased by $8.9 million, or 201.9%, to $13.2 million for the twenty-six weeks ended June 30, 2024, as compared to $4.4 million for the twenty-six weeks ended June 25, 2023, primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in occupancy costs of approximately $8.3 million) and new restaurant openings. As a percentage of company-owned restaurant sales, occupancy costs increased to 7.9% in the twenty-six weeks ended June 30, 2024, as compared to 5.8% in the twenty-six weeks ended June 25, 2023.

Advertising expenses increased by $3.5 million, or 47.7%, to $10.8 million for the twenty-six weeks ended June 30, 2024, as compared to $7.3 million for the twenty-six weeks ended June 25, 2023, primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in advertising expenses of approximately $2.4 million) and an increase in advertising fees.

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General and administrative expenses increased by $7.1 million, or 103.8%, to $13.9 million for the twenty-six weeks ended June 30, 2024, as compared to $6.8 million for the twenty-six weeks ended June 25, 2023, primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in general and administrative expenses of approximately $4.8 million), and increases in wages paid to staff in our corporate and administrative functions, insurance costs and consulting fees.

Depreciation and amortization increased by $6.9 million, or 149.3%, to $11.6 million for the twenty-six weeks ended June 30, 2024, as compared to $4.6 million for the twenty-six weeks ended June 25, 2023, primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in depreciation and amortization of approximately $5.3 million) and new restaurant openings.

Other Expense, Net

Other expense, net was $22.7 million for the twenty-six weeks ended June 30, 2024, as compared to $11.9 million for the twenty-six weeks ended June 25, 2023, and in each period, other expense, net consisted primarily of interest expense under the Prior Securitization Notes.

Year Ended December 31, 2023 Compared to Year Ended December 25, 2022

Revenues

Total revenue increased by $65.0 million, or 39.2%, to $230.9 million for the year ended December 31, 2023, as compared to $165.9 million for the year ended December 25, 2022. The increase was primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in revenue of approximately $42.7 million) (see “—Accounting Treatment of the Smokey Bones Acquisition” above), increases in company-owned Twin Peaks restaurant sales and franchise revenue, both of which were driven by increases in Twin Peaks’ AUVs and openings of new Twin Peaks restaurants.

Company-owned restaurant sales increased by $58.7 million, or 41.8%, to $199.4 million for the year ended December 31, 2023, as compared to $140.6 million for the year ended December 25, 2022, primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in company-owned restaurant sales of approximately $42.7 million) (see “—Accounting Treatment of the Smokey Bones Acquisition” above), increases in AUVs and new restaurant openings.

Franchise revenue increased by $6.3 million, or 4.9%, to $31.5 million for the year ended December 31, 2023, as compared to $25.2 million for the year ended December 25, 2022, primarily due to increases in AUVs and new restaurant openings.

Costs and Expenses

Food and beverage costs increased by $14.3 million, or 36.5%, to $53.5 million for the year ended December 31, 2023, as compared to $39.2 million for the year ended December 25, 2022, primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in food and beverage costs of approximately $11.8 million) (see also “—Accounting Treatment of the Smokey Bones Acquisition” above), increases in AUVs, new restaurant openings, and increases in the prices of food ingredients. As a percentage of company-owned restaurant sales, food and beverage costs decreased to 26.8% in 2023, as compared to 27.9% in 2022, primarily due to menu price increases and optimizing efficiencies.

Labor and benefits costs increased by $20.1 million, or 45.7%, to $64.0 million for the year ended December 31, 2023, as compared to $43.9 million for the year ended December 25, 2022, primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in labor and benefit costs of approximately $14.2 million) (see also “—Accounting Treatment of the Smokey Bones Acquisition” above), new restaurants openings, and wage inflation. As a percentage of company-owned restaurant sales, labor and benefits costs remained flat at 31.2% in 2023 and 2022, as wage inflation was offset by menu price increases.

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Other operating costs increased by $12.6 million, or 50.2%, to $37.7 million for the year ended December 31, 2023, as compared to $25.1 million for the year ended December 25, 2022, primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in other operating costs of approximately $9.5 million) (see also “—Accounting Treatment of the Smokey Bones Acquisition” above) and new restaurant openings. As a percentage of company-owned restaurant sales, other operating costs was 18.9% in 2023 as compared to 17.9% in 2022.

Occupancy costs increased by $5.0 million, or 62.6%, to $13.1 million for the year ended December 31, 2023, as compared to $8.1 million for the year ended December 25, 2022, primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in occupancy costs of approximately $4.1 million) (see also “—Accounting Treatment of the Smokey Bones Acquisition” above) and new restaurant openings. As a percentage of company-owned restaurant sales, occupancy costs was 6.6% in 2023 as compared to 5.7% in 2022.

Advertising expenses increased by $4.1 million, or 32.3%, to $16.8 million for the year ended December 31, 2023, as compared to $12.7 million for the year ended December 25, 2022, primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in advertising expenses of approximately $1.0 million) (see also “—Accounting Treatment of the Smokey Bones Acquisition” above) and an increase in advertising fees.

Pre-opening expenses increased by $0.2 million, or 26.2%, to $1.1 million for the year ended December 31, 2023, as compared to $0.9 million for the year ended December 25, 2022, primarily due to an increase in new restaurant openings.

General and administrative expenses increased by $3.4 million, or 21.7%, to $19.3 million for the year ended December 31, 2023, as compared to $15.8 million for the year ended December 25, 2022, primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in general and administrative expenses of approximately $2.4 million) (see also “—Accounting Treatment of the Smokey Bones Acquisition” above), and increases in wages paid to staff in our corporate and administrative functions, insurance costs and consulting fees.

Depreciation and amortization increased by $3.9 million, or 46.3%, to $12.4 million for the year ended December 31, 2023, as compared to $8.5 million for the year ended December 25, 2022, primarily due to the Smokey Bones Acquisition in September 2023 (which accounted for an increase in depreciation and amortization of approximately $2.5 million) (see also “—Accounting Treatment of the Smokey Bones Acquisition” above) and new restaurant openings.

Other Expense, Net

Other expense, net was $27.0 million for the year ended December 31, 2023, as compared to $24.4 million for the year ended December 25, 2022, and in each year, other expense, net consisted primarily of interest expense under the Prior Securitization Notes.

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Non-GAAP Financial Metrics

To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use the following non-GAAP financial metrics, which present our operating results on an adjusted basis: (i) Adjusted EBITDA, (ii) Adjusted EBITDA Margin, (iii) Restaurant-Level Contribution, and (iv) Restaurant-Level Contribution Margin. Our presentation of these non-GAAP financial metrics includes isolating the effects of some items that are either nonrecurring in nature or vary from period to period without any correlation to our ongoing core operating performance. These supplemental measures of performance are not required by or presented in accordance with GAAP. Our management believes that these non-GAAP financial metrics will provide investors with additional visibility into our operations, facilitate analysis and comparisons of our ongoing business operations as they exclude items that may not be indicative of our ongoing operating performance, help to identify operational trends, and allow for greater transparency with respect to key metrics used by our management in our financial and operational decision making. These non-GAAP financial metrics may not be comparable to similarly titled measures used by other companies and have important limitations as analytical tools. These non-GAAP financial metrics should not be considered in isolation or as substitutes for analysis of our results of operations as reported under GAAP, as such non-GAAP financial metrics may not provide a complete understanding of our performance. These non-GAAP financial metrics should be reviewed in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA represents net income (loss) adjusted to exclude interest expense, income tax provision (benefit), and depreciation and amortization, and further adjusted to exclude equity-based compensation. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of total revenues.

Adjusted EBITDA and Adjusted EBITDA Margin are not recognized terms under GAAP and should not be considered as alternatives to net income (loss) or net income (loss) margin, the most directly comparable measures under GAAP, as measures of financial performance, or cash provided by operating activities as measures of liquidity, or any other performance measure derived in accordance with GAAP. These non-GAAP financial metrics are not intended to be measures of free cash flow available for our management’s discretionary use, as these metrics do not consider certain cash requirements such as interest payments, tax payments, and debt service requirements. Because not all companies use identical calculations, the presentation of these non-GAAP financial metrics may not be comparable to other similarly titled metrics of other companies and can differ significantly from company to company.

We present Adjusted EBITDA and Adjusted EBITDA Margin in this Information Statement as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We believe that these non-GAAP financial metrics will assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our operating performance. We also believe that Adjusted EBITDA and Adjusted EBITDA Margin are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on our long-term strategic decisions involving our capital structure, the tax jurisdictions in which we operate, and our capital investments. Our management uses Adjusted EBITDA and Adjusted EBITDA Margin, as supplements to GAAP measures of performance, to evaluate the effectiveness of our business strategies, make budgeting decisions, and compare our performance against that of other peer companies that use similar metrics. Our management supplements GAAP results with these non-GAAP financial metrics to provide a more complete understanding of the factors and trends affecting our business than GAAP results provide alone.

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Adjusted EBITDA and Adjusted EBITDA Margin have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect changes in, or cash requirements for, our working capital needs;

●	Adjusted EBITDA and Adjusted EBITDA Margin do not adjust for all non-cash income or expense items that are reflected in our Consolidated Statements of Cash Flows;

●	although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, Adjusted EBITDA and Adjusted EBITDA Margin do not reflect any cash requirements for such replacements;

●	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the impact of stock-based compensation on our results of operations;

●	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our income tax expense (benefit) or the cash requirements to pay our income taxes; and

●	other companies in our industry may calculate Adjusted EBITDA and Adjusted EBITDA Margin differently than we do, limiting their usefulness as comparative measures.

We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from such non-GAAP financial metrics. We further compensate for the limitations in our use of non-GAAP financial metrics by presenting comparable GAAP measures more prominently.

The following table provides a reconciliation of net income (loss) and net income (loss) margin, the most directly comparable GAAP measures, to Adjusted EBITDA and Adjusted EBITDA Margin, respectively, for the twenty-six weeks ended June 30, 2024 and June 25, 2023, and the fiscal years ended December 31, 2023 and December 25, 2022. In evaluating Adjusted EBITDA and Adjusted EBITDA Margin, you should be aware that, in the future, we may incur expenses similar to those adjusted for in the following reconciliation.

	Twenty-Six Weeks Ended		Year Ended
(dollars in thousands)	June 30, 2024	June 25, 2023	December 31, 2023	December 25, 2022

Net income (loss)	$(19,953)	$(1,868)	$(13,840)	$(12,771)
Interest expense	22,412	12,375	29,714	24,508
Income tax provision (benefit)	(20)	—	(230)	—
Depreciation and amortization	11,587	4,647	12,377	8,458
EBITDA	14,026	15,154	28,021	20,195
Equity based compensation	202	168	312	691
Adjusted EBITDA	$14,228	$15,322	$28,333	$20,886
Total revenues	$183,655	$90,682	$230,687	$165,856
Net income (loss) margin	(10.9)%	(2.1)%	(6.0)%	(7.7)%
Adjusted EBITDA Margin	7.7%	16.9%	12.3%	12.6%

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Restaurant-Level Contribution and Restaurant-Level Contribution Margin

Restaurant-Level Contribution represents company-owned restaurant sales less restaurant operating costs, which consist of food and beverage costs, labor and benefits costs and other operating costs. Restaurant-Level Contribution Margin represents Restaurant-Level Contribution as a percentage of company-owned restaurant sales.

Restaurant-Level Contribution and Restaurant-Level Contribution Margin are not recognized terms under GAAP and should not be considered as alternatives to income from operations, the most directly comparable measure under GAAP, as measures of financial performance, or cash provided by operating activities as measures of liquidity, or any other performance measure derived in accordance with GAAP. These non-GAAP financial metrics are not intended to be measures of free cash flow available for our management’s discretionary use, as these metrics do not consider certain cash requirements such as interest payments, tax payments, and debt service requirements. Additionally, these non-GAAP financial metrics exclude general and administrative expenses, pre-opening expenses and depreciation and amortization on restaurant property and equipment, which are essential to support the operations and development of our company-owned restaurants. Because not all companies use identical calculations, the presentation of these non-GAAP financial metrics may not be comparable to other similarly titled metrics of other companies and can differ significantly from company to company.

We present Restaurant-Level Contribution and Restaurant-Level Contribution Margin in this Information Statement as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We believe that these non-GAAP financial metrics will be important tools for investors and analysts because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. Our management uses these non-GAAP financial metrics, as supplements to GAAP measures, to evaluate the profitability of sales at our company-owned restaurants, compare the performance of our company-owned restaurants across periods, and compare the financial performance of our company-owned restaurants against that of other peer companies that use similar metrics.

The following table provides a reconciliation of income from operations, the most directly comparable GAAP measure, to Restaurant-Level Contribution for the twenty-six weeks ended June 30, 2024 and June 25, 2023, and the years ended December 31, 2023 and December 25, 2022. Restaurant-Level Contribution Margin represents Restaurant-Level Contribution as a percentage of company-owned restaurant sales.

	Twenty-Six Weeks Ended		Year Ended
(dollars in thousands)	June 30, 2024	June 25, 2023	December 31, 2023	December 25, 2022
Income from operations	$2,728	$10,002	$12,940	$11,676
Less:
Royalties, franchise fees, management fees, and other income	(11,614)	(9,993)	(21,950)	(16,947)
Plus:
General and administrative expense	13,894	6,819	19,252	15,818
Depreciation and amortization	11,587	4,647	12,377	8,458
Pre-opening expense	92	40	1,136	900
Restaurant-Level Contribution	$16,687	$11,515	$23,755	$19,905
Company-owned restaurant sales	$166,995	$76,147	$199,369	$140,639
Restaurant-Level Contribution Margin	10.0%	15.1%	11.9%	14.2%

Cash-on-Cash Return

Cash-on-cash return represents Restaurant-Level Contribution divided by our net initial investment to open a restaurant after deducting any tenant allowances and sale leaseback proceeds. We use cash-on-cash return, as a supplement to GAAP measures, to evaluate the return on cash invested to open a new restaurant and compare the financial performance of our company-owned restaurants against that of other peer companies that use a similar unit-level economic metric.

Cash-on-cash return is not a recognized term under GAAP and should not be considered as an alterative to GAAP measures, as a measure of financial performance, or cash provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. This non-GAAP financial metric is not intended to be a measure of free cash flow available for our management’s discretionary use, as this metric does not consider certain cash requirements such as interest payments, tax payments, and debt service requirements. Additionally, this non-GAAP financial metric excludes general and administrative expenses, pre-opening expenses, and depreciation and amortization on restaurant property and equipment, which are essential to support the operations and development of our company-owned restaurants. Because not all companies use identical calculations, the presentation of this non-GAAP financial metric may not be comparable to other similarly titled metrics of other companies and can differ significantly from company to company.

We present cash-on-cash return in this Information Statement as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We believe that this non-GAAP financial metric will be an important tool for investors and analysts because it is a widely-used metric within the restaurant industry to evaluate return on cash invested to open a new restaurant, efficiency, and performance.

The following table provides a calculation of our targeted cash-on-cash return.

	Conversions		New Builds
(dollars in thousands)	$	% of AUV	$	% of AUV
AUV(1)	$6,500	100.0%	$6,500	100.0%
Restaurant-Level Contribution(1)(2)	1,040	16.0	1,040	16.0
Net initial investment(3)	3,600	55.4	2,800	43.1
Cash-on-cash return(1)	$1,879	28.9%	$2,412	37.1%

(1)	Reflects targets for the third full year of operations.

(2)	See “—Restaurant-Level Contribution and Restaurant-Level Contribution Margin” above for a further discussion of Restaurant-Level Contribution and Restaurant-Level Contribution Margin, and for a reconciliation of income from operations, the most directly comparable financial measure under GAAP, to Restaurant-Level Contribution.

(3)	Reflects capital expenditures incurred to open a restaurant, net of tenant allowances and sale leaseback proceeds, and excluding pre-opening expenses.

Liquidity and Capital Resources

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay our indebtedness and fund our business operations, acquisitions and expansion of our restaurant locations, and for other general business purposes. Our source of funds for liquidity during the twenty-six weeks ended June 30, 2024 and the year ended December 31, 2023 consisted primarily of cash generated by our operations.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

We intend to expand our franchise locations, which will require significant liquidity, primarily from our franchisees. If real estate locations of sufficient quality cannot be located and either leased or purchased, the timing of restaurant openings may be delayed. Additionally, if we or our franchisees cannot obtain capital sufficient to fund this expansion, the extent of or timing of restaurant openings may be reduced or delayed.

To fund our cash requirements in the ordinary course of business, we anticipate that we will continue to primarily rely on our operating cash flows, supplemented by our total cash and cash equivalents. As a result, we believe we have sufficient sources of funding to meet our business requirements and plans for the next 12 months.

Summary of Cash Flows

The following table summarizes the key components of our consolidated cash flows for the twenty-six weeks ended June 30, 2024 and June 25, 2023, and the fiscal years ended December 31, 2023 and December 25, 2022.

(dollars in thousands)	Twenty-Six Weeks Ended		Year Ended
	June 30, 2024	June 25, 2023	December 31, 2023	December 25, 2022
Net cash provided by (used in) operating activities	$(6,109)	$3,097	$6,045	$(6,157)
Net cash provided by (used in) investing activities	(13,116)	(5,601)	(14,614)	(6,377)
Net cash provided by financing activities	21,643	3,108	15,744	6,415
Net increase (decrease) in cash and restricted cash	$2,418	$604	$7,175	$(6,119)
Cash and restricted cash at the beginning of the period	$24,145	$16,970	$16,970	$23,089
Cash and restricted cash at the end of the period	$26,563	$17,574	$24,145	$16,970

Operating Activities

Net cash used in operating activities was $(6.1) million for the twenty-six weeks ended June 30, 2024, as compared to net cash provided by operating activities of $3.1 million for the twenty-six weeks ended June 25, 2023. The change in operating cash flow was primarily due to higher interest costs related to the Prior Securitization Notes and changes in working capital.

Net cash provided by operating activities was $6.0 million for the year ended December 31, 2023, as compared to net cash used in operating activities of $(6.2) million for the year ended December 25, 2022. The change in operating cash flow was primarily due to changes in working capital.

Investing Activities

Net cash used in investing activities was $(13.1) million for the twenty-six weeks ended June 30, 2024, as compared to $(5.6) million for the twenty-six weeks ended June 25, 2023. The increase in net cash used in investing activities was primarily due to funds used for the construction of three new Twin Peaks restaurants in the first half of 2024.

Net cash used in investing activities was $(14.6) million for the year ended December 31, 2023, as compared to $(6.4) million for the year ended December 25, 2022. The increase in net cash used in investing activities was primarily due to capital expenditures related to the opening of two new company-owned restaurants in 2023, partially offset by proceeds from sale-leaseback transactions.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Financing Activities

Net cash provided by financing activities was $21.6 million for the twenty-six weeks ended June 30, 2024, as compared to $3.1 million for the twenty-six weeks ended June 25, 2023. Net cash provided by financing activities was primarily comprised of funding provided by FAT Brands, partially offset by the net repayment of equipment financings and construction loans related to restaurant openings.

Net cash provided by financing activities was $15.7 million for the year ended December 31, 2023, as compared to $6.4 million for the year ended December 25, 2022. Net cash provided by financing activities was primarily comprised of net proceeds from equipment financings and construction loans related to new restaurants and funding provided by FAT Brands.

Operating Leases

As of June 30, 2024, we had 95 operating leases for our corporate offices and for certain restaurant properties owned by our Company. We recognized lease expense of $10.7 million and $3.6 million for the twenty-six weeks ended June 30, 2024 and June 25, 2023, respectively. As of June 30, 2024, our operating leases have remaining terms ranging from approximately 0.2 years to 21.0 years, and the weighted average remaining lease term was 8.7 years. See also Note 7: Leases to our unaudited condensed consolidated financial statements as of June 30, 2024 and for the twenty-six weeks ended June 30, 2024 and June 25, 2023, included elsewhere in this Information Statement.

As of December 31, 2023, we had 96 operating leases for our corporate offices and for certain restaurant properties owned by our Company. We recognized lease expense of $10.5 million and $6.5 million for the year ended December 31, 2023 and December 25, 2022, respectively. As of December 31, 2023, our operating leases have remaining terms ranging from approximately 0.6 years to 21.3 years, and the weighted average remaining lease term was 9.2 years. See also Note 8: Leases to our audited consolidated financial statements as of and for the years ended December 31, 2023 and December 25, 2022, included elsewhere in this Information Statement.

Equipment Financings

During 2022, one of our wholly-owned subsidiaries entered into certain equipment financing arrangements to borrow up to $1.0 million, the proceeds of which were used to purchase certain equipment for a company-owned restaurant that opened in 2022 and to retrofit certain existing company-owned restaurants with equipment (which we refer to as the “2022 Equipment Financings”). The 2022 Equipment Financings have maturity dates between May 5, 2027 and March 7, 2029, and bear interest at fixed rates between 7.99% and 8.49% per annum.

During 2023, one of our wholly-owned subsidiaries entered into certain equipment financing arrangements to borrow up to $1.4 million, the proceeds of which will be used to purchase certain equipment for a new company-owned restaurant (which we refer to as the “2023 Equipment Financing”). The 2023 Equipment Financing has a maturity date of December 16, 2025, and bears interest at 11.5% per annum.

During 2024, one of our wholly-owned subsidiaries entered into certain equipment financing arrangements to borrow up to $2.8 million, the proceeds of which will be used to purchase certain equipment for two new company-owned Twin Peaks restaurants (which we refer to as the “2024 Equipment Financing”). The 2024 Equipment Financing has maturity dates that are 48 months from the date of each draw, and bears interest at 11.5% per annum.

The 2022 Equipment Financings, the 2023 Equipment Financing, and the 2024 Equipment Financing are secured by certain equipment of such respective company-owned restaurants. As of June 30, 2024, the total outstanding principal amount under the 2022 Equipment Financings, the 2023 Equipment Financing, and the 2024 Equipment Financing on a collective basis was $4.2 million, and as of December 31, 2023, the total outstanding principal amount under the 2022 Equipment Financings and the 2023 Equipment Financing on a collective basis was $1.9 million.

Construction Loans

In July 2022, one of our wholly-owned subsidiaries entered into a construction loan agreement to borrow up to $4.5 million, the proceeds of which were used to construct a new company-owned restaurant in Northlake, Texas (which we refer to as the “Northlake Construction Loan”). The Northlake Construction Loan had an initial maturity date of March 12, 2023, with an optional six-month extension, bore interest at a fixed rate of 8.0% per annum, and was secured by the land and building of the company-owned restaurant in Northlake, Texas. In December 2022, we entered into a sale leaseback transaction for $4.8 million in net proceeds, a portion of which was used to pay off the Northlake Construction Loan in full.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

In December 2022, one of our wholly-owned subsidiaries entered into a construction loan agreement to borrow up to $4.5 million, the proceeds of which were used to construct a new company-owned restaurant in Plano, Texas (which we refer to as the “Plano Construction Loan”). The Plano Construction Loan had an initial maturity date of August 5, 2023, with an optional six-month extension, bore interest at a rate equal to the greater of (i) the 30-day Secured Overnight Financing Rate (which we refer to as “SOFR”) plus 360 basis points, and (ii) 8.0% per annum, and was secured by the land and building of the company-owned restaurant in Plano, Texas. In August 2023, we exercised the optional six-month extension. In December 2023, we entered into a sale leaseback transaction for $4.8 million in net proceeds, a portion of which was used to pay off the Plano Construction Loan in full.

In March 2023, one of our wholly-owned subsidiaries entered into a construction loan agreement to borrow up to $4.5 million, the proceeds of which were used to construct a new company-owned restaurant in Sarasota, Florida (which we refer to as the “Sarasota Construction Loan”). The Sarasota Construction Loan had an initial maturity date of January 9, 2024, with an optional three-month extension, bore interest at a rate equal to the greater of (i) the 3-month SOFR plus 575 basis points, and (ii) 4.0% per annum. In September 2023, we entered into a sale leaseback transaction for $4.8 million in net proceeds, a portion of which was used to pay off the Sarasota Construction Loan in full.

In December 2023, one of our wholly-owned subsidiaries entered into a construction loan agreement to borrow up to $4.75 million, the proceeds of which will be used to construct a new company-owned restaurant in McKinney, Texas (which we refer to as the “McKinney Construction Loan”). The McKinney Construction Loan has an initial maturity date of December 28, 2024, with an optional one-year extension, bears interest at a rate equal to the prime lending rate plus 1% per annum, and is secured by the land and building of the such company-owned restaurant. As of June 30, 2024 and December 31, 2023, the outstanding principal amount under the McKinney Construction Loan was $2.7 million and $2.2 million, respectively.

Prior Securitization Notes

In connection with FAT Brands’ acquisition of the Twin Group in October 2021, the Top Tier Twin Subsidiary sold and issued, through a private offering pursuant to Rule 144A under the Securities Act, the following three tranches of fixed rate secured notes: (i) $150.0 million aggregate principal amount of Series 2021-1 7.00% Fixed Rate Senior Secured Notes, Class A-2 (which we refer to as the “Prior Class A-2 Notes”), (ii) $50.0 million aggregate principal amount of Series 2021-1 9.00% Fixed Rate Senior Subordinated Secured Notes, Class B-2 (which we refer to as the “Prior Class B-2 Notes”), and (iii) $50.0 million aggregate principal amount of Series 2021-1 10.00% Fixed Rate Subordinated Secured Notes, Class M-2 (which we refer to as the “Prior Class M-2 Notes”, and collectively with the Prior Class A-2 Notes and the Prior Class B-2 Notes, the “Prior Securitization Notes”). Net proceeds from the October 2021 sale and issuance of the Prior Securitization Notes were approximately $236.9 million, which consisted of the aggregate principal amount of $250.0 million, net of aggregate original issue discounts of approximately $7.5 million and debt offering expenses of approximately $5.6 million, and such net proceeds were used to finance the cash portion of the purchase price in connection with FAT Brands’ acquisition of the Twin Group.

In September 2023, the Top Tier Twin Subsidiary issued an additional $48.0 million aggregate principal amount of Prior Class A-2 Notes, and $50.0 million aggregate principal amount of Prior Class M-2 Notes, to FAT Brands, pending sale to third party investors. FAT Brands subsequently sold the $48.0 million aggregate principal amount of Prior Class A-2 Notes and $12.3 million aggregate principal amount of the Prior Class M-2 Notes, resulting in net proceeds of approximately $56.0 million, which consisted of the aggregate principal amount of $60.3 million, net of aggregate original issue discount and debt offering expenses of approximately $4.3 million, and such net proceeds were used by FAT Brands to fund its operations and for general corporate purposes.

In March 2024, the Top Tier Twin Subsidiary issued an additional $50.0 million aggregate principal amount of Prior Class A-2 Notes to FAT Brands, pending sale to third party investors. FAT Brands subsequently sold the $50.0 million aggregate principal amount of Prior Class A-2 Notes, resulting in net proceeds of approximately $47.1 million, which consisted of the aggregate principal amount of $50.0 million, net of aggregate original issue discount and debt offering expenses of approximately $2.9 million, and such net proceeds were used by FAT Brands to fund its operations and for general corporate purposes.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

The Prior Securitization Notes were issued pursuant to a base indenture and a series supplement to the base indenture (which we refer to collectively as the “Prior Indenture”), by and between the Top Tier Twin Subsidiary, as issuer of the Prior Securitization Notes, and UMB Bank, National Association, as trustee and securities intermediary. The Prior Securitization Notes were scheduled to mature on July 25, 2051. The Prior Securitization Notes were generally secured by a security interest in substantially all the assets of the Twin Group.

As of June 30, 2024, the carrying value of the Prior Securitization Notes was $385.2 million, net of aggregate unamortized original issue discounts and debt offering expenses of $7.6 million. For the twenty-six weeks ended June 30, 2024 and June 25, 2023, we recognized interest expense on the Prior Securitization Notes of $22.4 million and $13.4 million, respectively, which included $5.7 million and $3.4 million for amortization of original issue discounts and debt offering expenses, respectively. The effective interest rate of the Prior Securitization Notes, including the amortization of original issue discounts and debt offering expenses, was 12.8% and 10.0% for the twenty-six weeks ended June 30, 2024 and June 25, 2023, respectively.

As of December 31, 2023 and December 25, 2022, the carrying value of the Prior Securitization Notes was $338.8 million, net of aggregate unamortized original issue discounts and debt offering expenses of $9.2 million, and $241.8 million, net of aggregate unamortized original issue discounts and debt offering expenses of $8.2 million, respectively. For the year ended December 31, 2023 and December 25, 2022, we recognized interest expense on the Prior Securitization Notes of $29.3 million and $24.2 million, respectively, which included $4.9 million and $2.9 million for amortization of original issue discounts and debt offering expenses, respectively. The effective interest rate of the Prior Securitization Notes, including the amortization of original issue discounts and debt offering expenses, was 10.8% and 9.7% for the years ended December 31, 2023 and December 25, 2022, respectively.

Call and Redemption of the Prior Securitization Notes

Under the terms of the Prior Indenture, the Top Tier Twin Subsidiary has the option to redeem the Prior Securitization Notes by paying an amount equal to the aggregate principal amount of the Prior Securitization Notes, accrued and unpaid interest thereon, and any fees, expenses and indemnities owed by the Top Tier Twin Subsidiary thereunder. In connection with the Reorganization, prior to the Spin-Off, the Top Tier Twin Subsidiary called and redeemed all of the Prior Securitization Notes, using the net proceeds from the issuance of the new Twin Securitization Notes. See also “—Twin Securitization Notes” below.

Twin Securitization Notes

In connection with the Reorganization, in          , 2024, the Top Tier Twin Subsidiary sold and issued, through a private offering pursuant to Rule 144A under the Securities Act, the following three tranches of fixed rate secured notes: (i) $         aggregate principal amount of Series 2024-1           % Fixed Rate Senior Secured Notes, Class A-2, (ii) $             aggregate principal amount of Series 2024-1          % Fixed Rate Senior Subordinated Secured Notes, Class B-2, and (iii) $             aggregate principal amount of Series 2024-1          % Fixed Rate Subordinated Secured Notes, Class M-2 (which we refer to collectively as the “Twin Securitization Notes”). See “Description of Certain Indebtedness—Twin Securitization Notes.”

Capital Expenditures

Other than described under “—Liquidity and Capital Resources—Equipment Financing” and “—Construction Loan Agreements” above, we do not have any material contractual obligations for ongoing capital expenditures at this time.

Contractual Obligations, Commitments and Contingencies

Our material contractual obligations arising in the normal course of business primarily consist of operating lease obligations, long-term debt, equipment financing obligations, construction loans, and certain other purchase obligations. The timing and nature of these commitments are expected to have an impact on our liquidity and capital requirements in future periods.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

As of June 30, 2024, we had operating lease payment obligations of $167.5 million, with $10.7 million to be paid during the last two fiscal quarters of 2024 and the remainder thereafter. As of December 31, 2023, we had operating lease payment obligations of $171.1 million, with $23.1 million to be paid within 12 months and the remainder thereafter. See Note 7: Leases to our unaudited condensed consolidated financial statements as of June 30, 2024 and for the twenty-six weeks ended June 30, 2024 and June 25, 2023, and Note 8: Leases to our audited consolidated financial statements as of and for the years ended December 31, 2023 and December 25, 2022, included elsewhere in this Information Statement, for additional information relating to our operating leases.

As of June 30, 2024, we had (i) total securitized debt of $392.8 million, with $4.0 million to be paid during the last two fiscal quarters of 2024 and the remainder thereafter, (ii) equipment financing payment obligations of $4.2 million, with $3.6 million to be paid during the last two fiscal quarters of 2024 and the remainder thereafter, (iii) construction loan payment obligations of $2.7 million, which will be paid off in full by the end of 2024, and (iv) payment obligations under a promissory note for $0.4 million, which will be paid off in full by the end of 2024. As of December 31, 2023, we had (i) total securitized debt of $348.0 million, with $7.0 million to be paid within 12 months, and the remainder thereafter, (ii) equipment financing payment obligations of $1.9 million, with $0.5 million to be paid within 12 months, and the remainder thereafter, (iii) construction loan payment obligations of $2.2 million, which will be paid off in full within 12 months, and (iv) payment obligations under a promissory note for $1.0 million, which will be paid off in full within 12 months. See Note 8: Debt to our unaudited condensed consolidated financial statements as of June 30, 2024 and for the twenty-six weeks ended June 30, 2024 and June 25, 2023, and Note 9: Debt to our audited consolidated financial statements as of and for the years ended December 31, 2023 and December 25, 2022, included elsewhere in this Information Statement, for additional information relating to our securitized debt, equipment financing, construction loans, and promissory note.

Purchase obligations include agreements related to the purchase of food, beverages, paper goods and other supplies, equipment purchases, marketing-related contracts, software license commitments, and IT and other service contracts in the normal course of business. These obligations are generally pursuant to short-term purchase orders at prevailing market prices and are recorded as liabilities when the related goods are received or services rendered. These commitments are cancellable, and there are no material financial penalties associated with these commitments in the event of early termination.

Off-Balance Sheet Arrangements

During the twenty-six weeks ended June 30, 2024 and June 25, 2023, and the years ended December 31, 2023 and December 25, 2022, we did not have, and we do not currently have, any off-balance sheet arrangements.

Critical Accounting Estimates

Goodwill and other intangible assets. Goodwill and other intangible assets with indefinite lives, such as trademarks, are not amortized but are reviewed for impairment by our management annually, or more frequently if indicators arise, as was done in 2023 and 2022. We did not record impairment charges during fiscal year 2023 or 2022.

Use of estimates. The preparation of our financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the respective dates of the financial statements, as well as the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Recently Issued Accounting Standards

In November 2023, the Financial Accounting Standards Board (which we refer to as the “FASB”) issued Accounting Standards Update 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure (which we refer to as “ASU 280”), to require public entities to disclose significant segment expenses and other segment items on an annual and interim basis and to provide for interim periods all disclosures regarding a reportable segment’s profits (or losses) and assets that are currently required to be disclosed annually. Public entities with a single reportable segment are required to provide the new disclosures and all other disclosures required under ASC 280. ASU 280 became effective for fiscal years beginning after December 15, 2023 on a retrospective basis, and will become effective for interim periods within fiscal years beginning after December 15, 2024. Early adoption of ASU 280 is permitted. We are currently evaluating the impact of ASU 280 on our consolidated financial statements and expect that the adoption of ASU 280 will result in additional segment disclosures in our consolidated financial statements for the fiscal year ending December 29, 2024 and subsequent annual and interim periods.

Quantitative and Qualitative Disclosures about Market Risk

We consider market risk to be the potential loss arising from adverse changes in market rates and prices. In the ordinary course of our business as currently conducted, which primarily consists of our restaurant operations and franchising activities, we are exposed to market risk of the type that may arise from changes in commodity and food prices, inflation, and labor costs. We currently do not enter into derivatives or other financial instruments for trading or speculative purposes.

Commodity and Food Price Risks

We purchase certain products that are affected by commodity prices and, therefore, are subject to price volatility caused by market conditions, shortages or supply chain interruptions, weather, governmental regulations, inflation, and other factors that are not within our control. In many cases, we believe that we will be able to address material commodity cost increases through purchasing contracts, pricing arrangements, increases to our menu prices, or other operational adjustments that increase productivity. However, there can be no assurance that these measures will be able to fully offset any increases in commodity prices, which could increase our restaurant operating costs as a percentage of our company-owned restaurant sales and impact our results of operations.

Effects of Inflation

Inflation impacts all our restaurant operating costs. For example, we experienced a mid-single digit percentage increase in the cost of our food ingredients in fiscal year 2022, and mid-single digit percentage increases in our labor costs in fiscal years 2023 and 2022, which have adversely impacted our gross margins. While we have been able to partially offset inflation and other changes in our restaurant operating costs by gradually increasing menu prices, coupled with more efficient purchasing practices, greater economies of scale and productivity improvements, there can be no assurance that we will be able to continue to do so in the future. From time to time, competitive conditions could limit our menu pricing flexibility. Additionally, macroeconomic conditions could make additional increases to our menu prices imprudent. There also can be no assurance that increased menu prices will be fully absorbed without any resulting change in the visitation frequency or purchasing patterns of our guests. Furthermore, there can be no assurance that we will generate a sufficient amount of sales revenue growth to offset inflationary or other cost pressures.

Certain of the leases for our restaurants provide for contingent rent obligations based on a percentage of sales. As a result, any menu price increases at such restaurants would only offset a proportionate increase in occupancy and related expenses.

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Labor Costs

Wages paid at our restaurants are impacted by, among other factors, changes in federal and state hourly minimum wage rates. Accordingly, changes in the federal and state hourly minimum wage rates directly affect our labor costs. Wages and benefits are also affected by supply and demand forces in specific regions. Competition for qualified employees in these regions could require us to pay higher wages and provide greater benefits. Additionally, the COVID-19 pandemic and recent macroeconomic conditions have resulted in aggressive competition for talent, wage inflation, and pressure to improve benefits and workplace conditions in order to remain competitive.

While we generally seek to offset any wage increases with periodic increases to our menu prices and implementation of various operational efficiencies, there can be no assurance that such measures will be able to fully offset any wage increases, and we may seek to increase our menu prices.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company”, as defined in the JOBS Act. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of the Spin-Off, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of the shares of our Common Stock that are held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year), or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

An emerging growth company may take advantage of reduced reporting and other requirements that are otherwise applicable generally to reporting companies that make filings with the SEC. For so long as we remain an emerging growth company, we will not be required to, among other things:

●	present more than two years of audited financial statements and two years of related selected financial information and management’s discussion and analysis of financial condition and results of operations disclosure in our Registration Statement on Form 10, of which this Information Statement is a part;

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; and

●	comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis).

We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this Information Statement, including this section, may be different from the information you may receive from other public companies in which you hold securities. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and the market price of our Class A Common Stock may be more volatile. See also “Risk Factors—Risks Related to our Class A Common Stock—We are an “emerging growth company” and a “smaller reporting company”, and comply with reduced reporting requirements applicable to emerging growth companies and smaller reporting companies, which may make our Class A Common Stock less attractive to investors.”

Additionally, the JOBS Act also permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to “opt-in” to this extended transition period for complying with new or revised accounting standards, and intend to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. Therefore, we will not be subject to the same new or revised accounting standards at the same time as other public companies that comply with such new or revised accounting standards on a non-delayed basis. As a result, our consolidated financial statements may not be comparable to companies that comply with public company effective dates.

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BUSINESS

Our Company

We are a franchisor and operator of two specialty casual dining restaurant concepts: Twin Peaks and Smokey Bones. As of June 30, 2024, our total restaurant footprint consists of 172 restaurants, of which 73 are domestic franchised Twin Peaks restaurants operated by our franchisee partners, seven are international franchised Twin Peaks restaurants operated by a franchisee partner in Mexico, 32 are domestic company-owned Twin Peaks restaurants, and 60 are domestic company-owned Smokey Bones restaurants. During the twenty-six weeks ended June 30, 2024, we and our franchise partners opened four franchised Twin Peaks restaurants across our Twin Peaks restaurant system. During fiscal year 2023, we and our franchisee partners opened 12 franchised Twin Peaks restaurants, and we opened two company-owned Twin Peaks restaurants, across our Twin Peaks restaurant system.

Our growth plan is driven by a robust pipeline of new restaurant developments and strong Comparable Restaurant Sales growth. Our pipeline includes more than 100 signed franchised units as of June 30, 2024, providing significant visibility into our near-term growth trajectory. As we continue to expand, of the total number of anticipated new restaurant openings, we have a goal of having approximately 75% be franchised restaurants.

Our Track Record of Robust Financial Performance and Growth

Our team of passionate and experienced professionals has capitalized on our growth strategy to deliver robust and consistent sales growth, new restaurant openings, and strong unit economics for our restaurants. We believe that our compelling financial results and growth trajectory illustrate the appeal of our brands to customers and proof of concept while demonstrating the long-term potential of our brands:

●	From fiscal year 2019 to fiscal year 2023, our System-Wide Sales have increased from $342.7 million to $583.4 million, representing a compound annual growth rate (which we refer to as “CAGR”) of 14.2%.

●	Our Comparable Restaurant Sales have demonstrated strong momentum. In fiscal years 2021, 2022 and 2023, we generated Comparable Restaurant Sales growth of 45.5%, 10.9% and (0.2)%, respectively. Relative to fiscal year 2019, we generated Comparable Restaurant Sales growth of 10.8%, 25.5% and 24.7% during fiscal years 2021, 2022 and 2023, respectively.

●	From fiscal year 2019 to fiscal year 2023, our revenue has increased from $129.0 million to $230.9 million, representing a CAGR of 15.7%.

●	In fiscal years 2019, 2020, 2021, 2022 and 2023, we generated net income (losses) of $(3.4) million, $(10.6) million, $16.3 million, $(12.8) million and $(13.8) million, respectively. Net income or net loss for fiscal years prior to 2022 is not directly comparable to fiscal years 2022 and 2023 due to FAT Brands’ acquisition of the Twin Group in 2021. Net loss margin for fiscal years 2019 and 2023 was (2.6)% and (6.0)%, respectively.

●	From fiscal year 2019 to fiscal year 2023, our Adjusted EBITDA has increased from $9.0 million to $28.3 million, representing a CAGR of 33.2%. These Adjusted EBITDA figures represent Adjusted EBITDA Margins of 7.0% and 12.3% in fiscal years 2019 and 2023, respectively, equating to an absolute margin increase of 5.3%.

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Twin Peaks: The Ultimate Sports Lodge

Twin Peaks is an award-winning restaurant and sports bar brand. We believe that Twin Peaks’ combination of made-from-scratch food, 29-degree draft beer, innovative cocktail program, and sports on wall-to-wall televisions at rugged lodge atmosphere themed restaurants is highly differentiated from other competitive concepts, allowing us to deliver an engaging and unique experience to our customers. Founded in 2005 in Dallas, Texas, Twin Peaks has grown from a single restaurant to a system of 112 restaurants across 27 states and Mexico as of June 30, 2024. Driven by our goal of revolutionizing the sports bar experience, and with an estimated total market opportunity in the United States of approximately 650 restaurants (based on a whitespace analysis performed by eSite Analytics in 2023), plus substantial international development opportunities, we believe that we are well-positioned to accelerate the growth of Twin Peaks.

At its core, Twin Peaks is an experiential dining brand. We strive to provide a best-in-class dining and sports bar experience for each guest who walks into our Twin Peaks restaurants, which we deliver through our innovative menu, engaging waitstaff, and immersive sports viewing experience. Twin Peaks’ made-from-scratch food features a wide array of selections, ranging from craveable game day favorites (such as seared-to-order burgers and hand-breaded chicken wings) to more innovative and premium options (such as New York strip steak, in-house smoked ribs, and street tacos), which may be less common for a typical restaurant and sports bar. Twin Peaks pairs its curated food menu with its customer-favorite 29-degree draft beer and craft cocktails. All of our Twin Peaks restaurants possess the look and feel of a natural and rugged mountain lodge, featuring authentic wood tones, comfortable seating, quality furnishings, and spacious tables for optimal sports viewing and group gatherings. Our Twin Peaks restaurants typically feature between 60 and 100 television set-ups, providing an immersive and customized viewing experience featuring sports programming and pay-per-view events. Guests at our Twin Peaks restaurants are welcomed by an engaging team, highlighted by an all-female waitstaff, who are a valuable aspect of the Twin Peaks business model and key components of the memorable experiences that our Twin Peaks restaurants provide to guests. Additionally, Twin Peaks’ waitstaff are empowered to serve as brand ambassadors, helping to extend the visibility of the Twin Peaks brand to a wider audience of customers.

The Twin Peaks restaurant experience we provide to our guests is the foundation of the Twin Peaks brand, and we believe that this is the primary catalyst of Twin Peaks’ strong performance. Twin Peaks’ broad menu and thoughtfully crafted dining experience drive consistent customer traffic across all dayparts, including lunch, happy hour, dinner and late-night. We structure Twin Peaks’ menu utilizing a “barbell” pricing model, offering a broad combination of lower-priced, entry-level menu items along with a range of more premium, higher-priced food and beverages. This pricing strategy offers a differentiated price-to-value proposition for a multitude of guest preferences. Additionally, the breadth of Twin Peaks’ beverage offerings supports high-margin revenue across our Twin Peaks restaurant base. We believe that the guests at our Twin Peaks restaurants are highly engaged and enjoy the Twin Peaks restaurant experience, which is best evidenced by Twin Peaks’ industry-leading guest satisfaction and intent-to-return scores, as measured by Black Box. We believe that the Twin Peaks concept possesses broad appeal and resonates with the Generation X, Millennial and Generation Z demographic groups, as well as with all genders.

In order to expand our Twin Peaks restaurant footprint, we are capitalizing on a flexible real estate strategy that has proven successful in converting various existing restaurants and retail stores into Twin Peaks restaurants. As of June 30, 2024, of our 112 Twin Peaks restaurants, approximately 80% were conversions from previous restaurants or retail stores. Relative to new-build restaurants, conversions enable broader and more flexible access to real estate, more timely openings, lower build-out costs, and accelerated payback periods.

Our growth plan for Twin Peaks is driven by a robust pipeline of new restaurant developments and strong Comparable Restaurant Sales growth. Our pipeline for new Twin Peaks restaurants includes more than 100 signed franchised units as of June 30, 2024, providing significant visibility into Twin Peaks’ near-term growth trajectory. Based on our franchise development pipeline, which continues to grow, for fiscal years 2024 to 2028, we believe that we and our franchisee partners will open between 10 to 12 new franchised Twin Peaks restaurants per year. As we continue to expand our Twin Peaks restaurant system, of the total number of anticipated new restaurant openings, we have a goal of having approximately 75% be franchised restaurants.

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As of June 30, 2024, our total domestic Twin Peaks restaurant footprint includes 105 Twin Peaks restaurants across 27 states, of which 73 are franchised restaurants operated by our franchisee partners and 32 are company-owned restaurants. Additionally, we have partnered with a franchisee who operates seven Twin Peaks restaurants in Mexico. During the twenty-six weeks ended June 30, 2024, we and our franchise partners opened four franchised Twin Peaks restaurants across our Twin Peaks restaurant system, which represented a 15% increase in restaurant count relative to the same period in 2023. During fiscal year 2023, we and our franchisee partners opened 12 franchised Twin Peaks restaurants, and we opened two company-owned Twin Peaks restaurants, across our Twin Peaks restaurant system, which represented a 15% increase in restaurant count relative to 2022. The growth in the number of Twin Peaks restaurants is supported by Twin Peaks’ strong and consistent Average Unit Volumes (which we refer to as “AUVs”), which have shown considerable growth and stability as we have expanded the Twin Peaks brand into new locations and markets. We believe that our ability to generate high AUVs across our Twin Peaks restaurant system in a variety of diverse markets demonstrates the immense portability and potential of the Twin Peaks brand. Furthermore, Twin Peaks’ consistent AUVs serve as proof points within its existing markets, allowing us to confidently infill these markets with additional Twin Peaks restaurants.

Twin Peaks’ Track Record of Robust Financial Performance and Growth

We believe that we have capitalized on our growth strategy for Twin Peaks to deliver robust and consistent sales growth, new restaurant openings, and strong unit economics for our Twin Peaks restaurants. From fiscal year 2019 to fiscal year 2023, the number of Twin Peaks restaurants has grown from 84 restaurants to 109 restaurants, representing a CAGR of 6.7%. Additionally, Twin Peaks’ AUVs have exhibited significant growth across our Twin Peaks restaurant system. From fiscal year 2019 to fiscal year 2023, Twin Peaks’ AUVs have grown from $4.1 million to $5.4 million, representing a CAGR of 7.1%. We believe that the growth of Twin Peaks’ AUVs as our Twin Peaks restaurant system has expanded into new markets demonstrates the portability of the Twin Peaks brand and concept as well as our ability to successfully execute our growth strategy for Twin Peaks within new locations and markets.

We believe that Twin Peaks’ highly compelling unit economics are a key driver of the expansion of our Twin Peaks restaurant system, allowing us to catalyze growth in our business while simultaneously attracting both new and existing franchisee partners to commit to new restaurant development. When modeling new Twin Peaks restaurant openings, we target the following average unit economics in the third full year of operations:

●	AUV of approximately $6.5 million;

●	Restaurant-Level Contribution Margin of approximately 16% for our company-owned Twin Peaks restaurants; and

●	Cash-on-cash returns of approximately 28.9% for conversions from previous restaurants or retail stores and approximately 37.1% for new-build restaurants. These cash-on-cash return targets are calculated based on a target average investment cost of approximately $3.6 million for conversions from previous restaurants or retail stores and approximately $2.8 million for new-build restaurants (in each case, net of tenant allowances and sale leaseback proceeds and excluding pre-opening expenses).

The following table summarizes our target economics for new Twin Peaks restaurant openings:

Target Average Unit Economics
(dollars in thousands)	Conversions	New Builds
AUV(1)	$6,500	$6,500
Restaurant-Level Contribution Margin(1)(2)	16.0%	16.0%
Net initial investment(3)	$3,600	$2,800
Cash-on-cash return(1)(4)	28.9%	37.1%

(1)	Reflects targets for the third full year of operations.

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(2)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Metrics—Restaurant-Level Contribution and Restaurant-Level Contribution Margin” for a further discussion of Restaurant-Level Contribution and Restaurant-Level Contribution Margin, and for a reconciliation of income from operations, the most directly comparable financial measure under GAAP, to Restaurant-Level Contribution.

(3)	Reflects capital expenditures incurred to open a restaurant, net of tenant allowances and sale leaseback proceeds, and excluding pre-opening expenses.

(4)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Metrics—Cash-on-Cash Return” for a further discussion of cash-on-cash return.

Openings of new franchised Twin Peaks restaurants are particularly profitable for our business model. A franchised Twin Peaks restaurant generating an illustrative AUV of $6.0 million contributes approximately $300,000 in royalty income to us each year (based on a royalty rate of 5.0% of gross sales), which contributes directly to our profitability profile and carries minimal associated variable costs. Additionally, such franchised Twin Peaks restaurant would contribute approximately $150,000 (based on a required contribution of 2.5% of gross sales) to the Twin Peaks National Marketing Fund, which would allow us to increase brand awareness in both new and existing markets.

In 2024, we are targeting to open three to four new company-owned Twin Peaks restaurants, with two closures. During the twenty-six weeks ended June 30, 2024, our franchisees opened four franchised Twin Peaks restaurants, and we currently estimate that our franchisees will open an additional three to six new franchised Twin Peaks restaurants during the remaining two fiscal quarters of 2024. In total, we are targeting the expansion of our Twin Peaks restaurant footprint by eight to 12 new Twin Peaks restaurants in 2024.

Conversions of Smokey Bones Restaurants into Twin Peaks Restaurants

In September 2023, FAT Brands acquired Barbeque Integrated, Inc., which is the entity that owns Smokey Bones Bar & Fire Grill (which we refer to as “Smokey Bones”). Subsequent to FAT Brands’ acquisition of Smokey Bones, on March 21, 2024, FAT Brands contributed to FAT Brands Twin Peaks I, LLC, which is the top tier company in the Twin Group (which we refer to as the “Top Tier Twin Subsidiary”), and the Top Tier Twin Subsidiary acquired (which we refer to as the “Smokey Bones Acquisition”), all of the outstanding capital stock of Barbeque Integrated, Inc., which included Smokey Bones. We plan to convert approximately half of the acquired 60 Smokey Bones restaurants into new Twin Peaks restaurants (which we refer to as the “Twin Peaks Conversions”). Of the to be converted Smokey Bones restaurants that are within existing franchisee development areas, we plan to work with our existing franchisees to develop those restaurants. Of the to be converted Smokey Bones restaurants that are within new markets, we may partner with a franchisee to develop those restaurants or convert those restaurants into company-owned Twin Peaks restaurants.

We estimate that the required initial investment cost for a conversion of a Smokey Bones restaurant into a Twin Peaks restaurant, excluding pre-opening expenses, to be between approximately $2.0 million to $5.0 million per restaurant, consistent with our initial investment targets for conversions of existing sites. We believe that the opportunity to convert Smokey Bones restaurants enables us and our franchisees to open new Twin Peaks restaurants in attractive locations and markets at a lower cost than a new build and on a shorter timeline, while also providing heightened visibility into our near-term growth objectives for our Twin Peaks restaurant system.

Of the remaining Smokey Bones restaurants that are not converted into Twin Peaks restaurants, we intend to operate them as company-owned Smokey Bones restaurants, or sell them to franchisees who will own and operate them as franchised Smokey Bones restaurants.

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Twin Peaks’ Market Opportunity

Twin Peaks competes in the broader casual dining segment of the U.S. full-service dining industry. According to Technomic, Inc. (which we refer to as “Technomic”), a leading data provider for the restaurant industry, the full-service dining industry is highly fragmented, with various concepts competing for wallet share across a number of menu categories, including sports bars, steak, Italian/pizza, family style, and others. According to Technomic, the full-service dining industry in the United States generated sales of approximately $264 billion and $275 billion in 2022 and 2023, respectively. In fiscal year 2023, our domestic System-Wide Sales growth outpaced that of the broader full-service dining industry, as our domestic System-Wide Sales grew by 11%, relative to 5% for the full-service dining industry as a whole, according to Technomic.

Within the full-service dining industry, Twin Peaks operates within the casual dining segment and the sports bar sub-segment. According to Technomic’s 2023 Top 500 Chain Restaurant Report, which ranks U.S. restaurant chains by 2022 domestic system-wide sales, Twin Peaks was ranked 102 on the list of all U.S. restaurant concepts and fifth out of 29 restaurant concepts within the sports bar sub-segment. We believe that the Twin Peaks concept has a significant opportunity to disrupt the sports bar and broader casual dining segments, and we are well-positioned to capitalize on this opportunity. We believe that Twin Peaks’ focus on made-from-scratch food, craft beverages, and providing an engaging sports-lodge experience helps differentiate the Twin Peaks concept from competitors while creating an environment difficult for customers to replicate at home. As customers continue to seek engaging and high-quality dining experiences, we are targeting growth rates for Twin Peaks in excess of the broader industry.

We believe that Twin Peaks’ success can be best demonstrated by its performance relative to the broader casual dining segment, as tracked by Black Box. Black Box tracks consumer intent-to-return, which we believe is Twin Peaks’ strongest measure of success. In fiscal year 2023, Twin Peaks’ consumer intent-to-return score, as defined by Black Box, was measured at 95%, as compared to 74% for the broader casual dining segment. We believe that Twin Peaks’ strong traffic trends and favorable customer perception are critical drivers of its sales growth and demonstrate the strength and potential of the Twin Peaks concept. As Twin Peaks continues to grow, we believe that Twin Peaks has an opportunity to gain market share by focusing on providing guests with a superior dining and sports viewing experience, thereby driving increased brand awareness, continued growth in Comparable Restaurant Sales, and continued expansion of our Twin Peaks restaurant footprint. Furthermore, we believe that the Twin Peaks concept is uniquely resistant to economic headwinds given the breath of its menu items and range of price points, combined with its focus on providing an immersive sports viewing experience.

Twin Peaks Aims to Provide Guests with an Unmatched Dining Experience

Since its inception, Twin Peaks has been driven by its mission of providing guests with an authentic, energetic and comfortable environment, food that makes guests feel good, and beverages to celebrate every win. We consider Twin Peaks’ focus on experiential dining to be an integral component of its DNA, a core differentiator of the Twin Peaks concept, and the primary driver of Twin Peaks’ unique brand identity and value proposition for consumers. We believe that Twin Peaks’ combination of made-from-scratch food, 29-degree draft beers, craft cocktails, engaging waitstaff, and expansive television packages creates a dining and sports-viewing experience that is difficult to replicate at home or elsewhere, which drives strong customer traffic at our Twin Peaks restaurants. Our focus on providing an outstanding experience for each guest is consistent across our Twin Peaks restaurant system. Our Twin Peaks restaurants are thoughtfully crafted to look and feel like a natural and rugged escape, incorporating various iconic features of mountain lodges. In addition to its kitchen, bar and television packages, many of our Twin Peaks lodges include other amenities, such as outdoor patios, fire pits and cigar rooms, offering guests opportunities to socialize while watching their favorite sporting events. While all Twin Peaks restaurants generally exhibit the same look and feel, each Twin Peaks restaurant does so with a distinctive and unique touch, making no two restaurants exactly alike. Additionally, we and our franchisees are able to tailor the look and feel of a Twin Peaks restaurant in order to best appeal to specific localities. As we continue to expand our Twin Peaks restaurant footprint, both domestically and internationally, we aim to continue to provide Twin Peaks’ signature dining experience to guests across both new and existing markets. The primary pillars of the Twin Peaks in-restaurant experience are further described below.

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Award-Winning Craft Kitchen and Menu Offerings

Our Twin Peaks restaurants feature a selection of craveable, bold and exciting menu items, providing guests with a broad range of gastropub-style all-American comfort food suitable for a variety of taste preferences. Twin Peaks’ food menu is comprised of approximately 70 core items, which are made-from-scratch and feature fresh and premium ingredients. Twin Peaks offers a variety of shareable menu items to cater specifically to guests gathered in groups, while still providing a number of curated entrée selections. Core menu items include a range of elevated but familiar game day favorites, such as burgers, chicken wings (available in over 30 different cooking styles, sauce varieties, and rubs) and flatbreads, as well as a variety of innovative and creative dishes, such as street tacos, spicy meatball parmesan submarine sandwiches, and New York strip steaks. We have designed the Twin Peaks menu to focus on efficiently limiting the number of ingredients in a given restaurant’s pantry, which streamlines the labor hours required to prepare the food offerings while simultaneously allowing team members to excel in the preparation of a targeted number of items. Twin Peaks’ menu is driven by its in-house culinary team, which allows Twin Peaks to capitalize on relevant trends and to provide guests with new and innovative dishes. All of our Twin Peaks restaurants feature a well-equipped kitchen, including an in-house smoker, which is utilized across several menu offerings, such as chicken wings and street tacos. We are constantly seeking to innovate across Twin Peaks’ menu, leveraging the trusted Twin Peaks brand to encourage guests to try exciting new items, such as a lobster roll BLT. We believe that the quality and breadth of Twin Peaks’ menu is a core differentiator of the Twin Peaks brand and a defining element of the Twin Peaks restaurant experience.

Broad and Differentiated Beverage Offerings

Twin Peaks’ curated food menu is paired with a broad selection of beverage offerings, including a range of ice-cold draft beer, craft cocktails, and spirits. In particular, Twin Peaks’ signature, teeth-chattering 29-degree draft beer served in frosted mugs is a customer favorite. Twin Peaks features a rotating selection of ice-cold beers on tap, as well as a range of local and seasonal favorites, which can vary by restaurant. We have spent years perfecting the process behind serving Twin Peaks’ 29-degree draft beer, from the washing to the freeze-drying of our mugs. Our Twin Peaks restaurants feature up to 32 beer taps, depending on the size of the venue, with an average of 24 to 32 taps per restaurant across our Twin Peaks restaurant system. Twin Peaks offers a selection of proprietary, in-house beers to all 32 Twin Peaks restaurants across Texas. All of the Twin Peaks signature beers sold in our Twin Peaks restaurants in Texas, such as the Twin Peaks Dirty Blonde, are brewed at Twin Peaks Brewing Co., our brew-pub in Irving, Texas. Additionally, we work with national commercial brewers to produce private label beer outside of Texas in order to offer proprietary beers at all of our Twin Peaks restaurants throughout our Twin Peaks restaurant system. Our brewing operations allow Twin Peaks to generate higher margins on sales of its proprietary beers, while simultaneously offering meaningful value to guests by selling this beer at compelling price points. Twin Peaks currently offers four staple draft beers, as well as a variety of limited edition and seasonal brews.

While Twin Peaks is widely known for its 29-degree draft beer, the Twin Peaks concept extends far beyond its beer offerings. We take great pride in Twin Peaks’ extensive selection of premium craft cocktails and distinctive spirits. Twin Peaks offers a curated menu of liquors and spirits, ranging from familiar and accessible options to top-shelf brands. Twin Peaks also leverages its extensive list of spirits to provide guests with classic and creative specialty cocktails, including martinis, mules, margaritas and specialty shots. Twin Peaks’ combination of beer and spirits provides guests with an elevated selection of bar options that can pair with any meal and satisfy a diverse range of guest preferences.

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Energetic and Engaging Waitstaff

Guests at all of our Twin Peaks restaurants are greeted and served by an all-female waitstaff and front of house team, which is a central component of the Twin Peaks restaurant experience. Twin Peaks’ team members are focused on delivering an outstanding experience that makes all guests feel like regulars. We have intentionally tailored the job responsibilities of the Twin Peaks waitstaff to allow them to focus a maximum amount of time and energy on providing friendly service and welcoming hospitality. Additionally, the Twin Peaks waitstaff often commands engaged audiences across social media platforms and is encouraged to serve as ambassadors for the Twin Peaks brand. We believe that the Twin Peaks waitstaff provides publicity and a mutually beneficial halo effect for the Twin Peaks brand, allowing Twin Peaks to reach a wider range of customers and drive local traffic.

The Ultimate Sports Viewing Experience

Twin Peaks strives to provide its guests with a sports viewing experience that is unrivaled at home or elsewhere. Our Twin Peaks restaurants allow guests to experience every game, match, fight and race in a welcoming and energetic setting. Twin Peaks’ sports viewing experience is driven by its expansive television packages. Our Twin Peaks restaurants offer wall-to-wall televisions featuring comprehensive and customizable sports programming packages and pay-per-view events. Twin Peaks’ sports programming is flexible and can be easily modified, which we believe allows it to appeal to the broadest number of sports fans by showcasing a multitude of events simultaneously. On days with multiple games, such as NFL Sundays or college football Saturdays, each Twin Peaks restaurant strategically maps out televisions by section so that it can best accommodate guests and pair them with their favorite teams. Our Twin Peaks restaurants are intentionally designed to capitalize on available space and to ensure that there is “not a bad seat in the house”. As of June 30, 2024, with respect to our domestic Twin Peaks restaurants currently open, the average restaurant size is approximately 7,800 square feet and typically features between 60 and 100 television setups.

In addition to traditional sports programming, Twin Peaks curates special events and promotions around high-profile sporting events and occasions. For example, we showcase major boxing and mixed martial arts pay-per-view events in our Twin Peaks restaurants, which we believe provides guests with a compelling value proposition, allowing them to watch in our Twin Peaks restaurants rather than incur the cost of pay-per-view packages at home. We believe that the experience Twin Peaks provides to guests for special events has helped establish Twin Peaks as a chosen destination for sports viewing. Twin Peaks’ slate of special events is intentionally coordinated with the sports calendar, and our Twin Peaks team organizes effective marketing campaigns around the NFL, college football, fantasy football, MLB, NBA, March Madness, and other major sporting events throughout the year.

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Curated Special and Private Events

Our Twin Peaks restaurants arrange a variety of seasonal in-restaurant events throughout the year. These events are often coordinated with specific holidays or other unique occasions, such as St. Patrick’s Day, Valentine’s Day, Cinco de Mayo, Black Friday, Veteran’s Day, National Pickle Day, the anniversary of the end of Prohibition, and others. Twin Peaks also regularly pairs beverage promotions with costume events led by the Twin Peaks waitstaff, allowing us to drive sales of specific menu items. We believe that Twin Peaks’ dynamic event calendar drives guest engagement and allows the Twin Peaks waitstaff to deliver unique twists to Twin Peaks’ already engaging restaurant experience. These seasonal events are particularly critical in driving customer traffic to our Twin Peaks restaurants during the summer months, when the sports calendar is relatively quiet. Additionally, our Twin Peaks restaurants host a variety of private events, such as birthday parties and corporate events. We believe that Twin Peaks’ engaging restaurant experience positions it well to continue to grow its private events business.

Twin Peaks’ Competitive Strengths

Differentiated Customer Experience Generating Industry-Leading Guest Satisfaction

We believe that the Twin Peaks restaurant experience is unparalleled due to its broad made-from-scratch food selection, full-service beverage offerings, and expansive sports viewing packages that are delivered in a welcoming and comfortable atmosphere. As a result, guests at our Twin Peaks restaurants are highly supportive of, and loyal to, the Twin Peaks brand. We believe that Twin Peaks’ Black Box scores in various categories of consumer sentiment, particularly intent-to-return, are critical measures of Twin Peaks’ success. We analyze several consumer sentiment scores reported by Black Box, including consumer perception of Twin Peaks’ food, beverages, service and ambiance, and consumer intent-to-return. For fiscal year 2023, Twin Peaks’ average scores for its food, beverages, service and ambiance, and consumer intent-to-return, as reported by Black Box, were 92%, 92%, 94%, 89% and 95%, respectively. Per Black Box, these scores are higher in every category relative to the broader casual dining segment, which we believe is a testament to the strength of the Twin Peaks concept.

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We believe that Twin Peaks’ growth trajectory is reflected in its consistent and growing AUVs. From fiscal year 2019 to fiscal year 2023, our Twin Peaks restaurants have grown their AUVs by 31.7%. Furthermore, as we have expanded our Twin Peaks restaurant footprint to 112 locations as of June 30, 2024 (as compared to 84 restaurants as of December 29, 2019), the AUVs of our Twin Peaks restaurants have increased, highlighting the strength and stability of the Twin Peaks brand across increasing locations and markets.

Unique Barbell Pricing Model Offering Compelling Guest Value Proposition

Twin Peaks utilizes a “barbell” pricing strategy for its menu across all of the Twin Peaks restaurants, providing a compelling price-to-value proposition that appeals to a diverse range of guests. Twin Peaks’ extensive food and beverage menu selections are suitable for guests with a wide variety of culinary preferences and budget considerations. For example, based on menu pricing as of December 31, 2023, Twin Peaks offered food items ranging from a $10.99 cheeseburger to a $24.99 New York strip steak. Twin Peaks’ beverage offerings cover a similar diversity of price points. Twin Peaks’ spirit selection includes affordable and familiar brands along with rare, more premium selections, allowing it to cater to a wide variety of tastes. Twin Peaks also offers a multitude of game day, lunch, happy hour and holiday specials across both its food and beverage items, which provides guests with exceptional value while promoting specific menu items. We believe that Twin Peaks’ compelling entry-level price points drive its strong customer traffic momentum, while its selection of more premium food and beverage items cater to guests looking for higher-end options. We believe that Twin Peaks’ extensive menu offerings and diverse range of price points appeal to a broad range of consumers across various ages and incomes, who are also similarly attracted to Twin Peaks’ focus on quality food, premium beverages, consistent innovation, and engaging hospitality. During fiscal year 2023, Twin Peaks’ per person average check (which we refer to as “PPA”) was approximately $22.18.

Revenue Maximizing Dynamic Menu and Pricing Capabilities

Menus at our Twin Peaks restaurants are completely digital and accessible by QR code, although guests can be provided with paper printouts of daily specials when needed. Twin Peaks’ digital menus allow us to implement menu engineering, where we have the ability to move items around the menu in order to promote higher-margin products and respond in real time to cost changes related to commodity price movements or inventory levels by focusing on specific items. We are also able to quickly implement selective price adjustments. Dynamic menus enable us to curate our menus by restaurant when needed, which is especially critical for franchisees operating in states with higher labor costs, who may charge slightly higher prices in order to generate sufficient margins.

Broad Daypart Appeal across Multiple Dining Occasions

Twin Peaks’ diverse menu offerings, compelling value proposition, and welcoming lodge environment create broad appeal across multiple dayparts and guest occasions. Twin Peaks’ extensive food and beverage options appeal to guests at all times of the day, driving traffic and sales volumes across lunch, dinner and late night periods. Twin Peaks’ menus feature dedicated lunch specials, providing professionals seeking a respite from the office, or sports fans looking to catch a daytime game, with an engaging lunchtime experience. We continue to grow Twin Peaks’ seasonal brunch menu, which is particularly geared to early start time sports. Twin Peaks’ happy hour deals attract after-work crowds with daily specials across its food and beverage categories. We believe that Twin Peaks’ expansive television packages and breadth of elevated food and beverage offerings are particularly well-positioned for the dinner daypart, offering guests the opportunity to enjoy prime time sports in a comfortable atmosphere. Our Twin Peaks restaurants are open as late as 2:00 am on weekends, serving guests looking to watch late night sporting events with a full menu of food and beverage offerings. We believe that the extended hours of our Twin Peaks restaurants are another key differentiator of the Twin Peaks brand, serving guests at times when many other restaurants are closed or offering more limited menu selections. Twin Peaks focuses on providing a welcoming and energetic guest experience across all dayparts, which we believe creates a consistent value proposition and experience for guests.

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High-Growth, Asset-Light Franchisor Business Model with Compelling Franchisee Value Proposition

Our operating model for Twin Peaks incorporates the most effective attributes of franchised restaurant concepts, while leveraging the benefits of our company-owned Twin Peaks restaurant platforms. We benefit from the recurring and high-visibility cash flow streams driven by royalty revenue generated from our franchised Twin Peaks restaurants. Additionally, our high-growth and high-margin company-owned Twin Peaks restaurants allow us to directly control the in-restaurant Twin Peaks experience, selectively test new innovative menu offerings, and obtain more direct feedback on guest experiences. Our Twin Peaks restaurants generate attractive and consistent AUVs, restaurant-level profitability, and cash-on-cash returns while driving strong brand loyalty amongst guests. As of June 30, 2024, 80 of our Twin Peaks restaurants are franchised, which represents approximately 71% of our Twin Peaks restaurant system. Our franchisor business model is a critical component of our financial performance, and we expect Twin Peaks’ franchising operations to be a key driver of our long-term growth. We believe that Twin Peaks’ unit economics represent an attractive investment opportunity for both new and existing franchisee partners, as evidenced by the growth of our franchised Twin Peaks restaurant base from 56 franchised Twin Peaks restaurants as of December 29, 2019 to 80 franchised Twin Peaks restaurants as of June 30, 2024. Furthermore, our franchising operations drive our profitability margins and reduce the amount of capital expenditures required to operate our business. Our net loss margin was (7.7)% and (6.0)% for fiscal years 2022 and 2023, respectively. Our historical Adjusted EBITDA Margins of 12.6% and 12.3% for fiscal years 2022 and 2023, respectively, illustrate the highly profitable nature of our business model.

We believe that the strength of our franchisor business model for Twin Peaks can be best illustrated by our development pipeline for new franchised Twin Peaks restaurants, which consisted of signed agreements for over 100 new franchised Twin Peaks restaurants as of June 30, 2024.

Experienced Franchisee Partners

Our ability to drive revenue and profitability growth through our franchising operations for Twin Peaks is contingent upon our ability to select and partner with experienced and well-capitalized franchisee partners. Our current network of franchisees consists of a group of highly experienced operators with proven support of the Twin Peaks brand. We specifically seek to partner with well-capitalized franchisee partners who have prior experience in managing full-service restaurants or related hospitality venues. Our franchisees often have meaningful experience as independent operators of other national dining concepts, such as Red Robin, Papa John’s and Panera. We strategically partner with franchisees who have been vetted through our thorough selection process.

Of our franchisees with open Twin Peaks restaurants as of June 30, 2024, each franchisee operates an average of approximately four Twin Peaks restaurants and has been a part of our Twin Peaks restaurant system for an average of approximately seven years (based on the number of years since a franchisee partner first executed a franchisee agreement with us). We are confident in our ability to drive growth of our Twin Peaks restaurant base through both our existing network of franchisees as well as through new franchisee partnerships. When signing new franchisee partners, we target an initial commitment of at least three franchised restaurants, which we believe supports our ability to partner with well-capitalized and dedicated operators.

We provide our franchisees with significant support from the outset of our partnership, from development and design of the Twin Peaks restaurant to a weekly dashboard of key performance indicators in order to maximize franchisee productivity and profitability. We offer immersive training support for franchisees opening a new Twin Peaks restaurant, as well as in-depth course curriculum to train and develop manager-level franchisee employees. When a new franchised Twin Peaks restaurant is opened, a representative from our Twin Peaks team joins the franchisee on site to facilitate a smooth launch. After a franchised Twin Peaks restaurant is opened, we provide franchisees with up-to-date performance metrics, leveraging our data and technology infrastructure to support our franchisees in driving efficiencies within their restaurants. In order to ensure optimal performance in our franchised Twin Peaks restaurants, our franchisees are required to dedicate a significant amount of focus and personnel to the Twin Peaks brand. Each franchisee is required to have a designated principal, who functions as a director of operations strictly for Twin Peaks restaurants. A franchisee’s designated principal is required to work solely on the Twin Peaks concept.

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Attractive Unit Economics

We believe that the growing popularity of the Twin Peaks restaurant experience and the efficient operating model of our Twin Peaks restaurants translate into attractive unit-level economics at our company-owned Twin Peaks restaurants and franchised Twin Peaks restaurants. Our Twin Peaks restaurant model has been intentionally designed to help franchisees achieve compelling AUVs, strong restaurant-level profitability margins, and an attractive return on invested capital. During fiscal year 2023, our Twin Peaks restaurants generated an AUV of $5.4 million across our system. During fiscal year 2023, AUVs across our company-owned Twin Peaks restaurants and franchised Twin Peaks restaurants were $5.0 million and $5.6 million, respectively.

We believe that the continued growth of our franchisee system for Twin Peaks reflects the attractiveness of our unit economic model and the favorable return on investment presented by our Twin Peaks restaurants. We target payback periods of three years for our Twin Peaks restaurants. For new builds, we leverage sale-leaseback transactions where necessary to help us achieve our targeted returns. We believe that this payback period represents an attractive investment opportunity for franchisee partners in the full-service dining space. Furthermore, we believe that our unit economics are a key driver of our Twin Peaks restaurant growth with our franchisee partners.

Portable Concept with Proven Success across Various Locations and Markets

Twin Peaks’ differentiated concept has proven successful across the majority of the United States. As of June 30, 2024, there are Twin Peaks restaurants in 27 states across various regions of the country. We have generated positive Comparable Restaurant Sales growth across our restaurant system while expanding into new markets and regions with varying population densities and characteristics. We believe that the broad appeal of the Twin Peaks brand and Twin Peaks’ best-in-class guest experience have been the primary drivers of Twin Peaks’ success across the country. The Twin Peaks concept has also succeeded in a variety of real estate formats and locations. While we are flexible when evaluating new Twin Peaks restaurant locations, our preferred location type is a freestanding second-generation restaurant building near major roadways and within retail corridors, with 150 or more available parking spaces, and in an area with a residential population of at least 150,000 people within a five-mile radius. The flexibility of our real estate model, coupled with the broad appeal of Twin Peaks’ menu offerings, pricing strategy, and in-restaurant experience, have also enabled us and our franchisee partners to operate successful Twin Peaks restaurants in both urban and suburban areas. Accordingly, we believe that the Twin Peaks concept is well-positioned for continued growth in both new and existing markets. On a global scale, as of June 30, 2024, one of our franchisee partners is operating seven franchised Twin Peaks restaurants in Mexico, and has committed to develop and open an additional 25 franchised Twin Peaks restaurants in Mexico. Twin Peaks’ existing presence, and continued growth, in Mexico demonstrate the brand’s international portability and potential outside the United States.

Data as of June 30, 2024.

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Differentiated Real Estate Strategy and Proven Conversion Capabilities

To date, we have executed on our differentiated real estate strategy to build out our Twin Peaks system of restaurants throughout the United States and Mexico. We have demonstrated an ability to successfully convert existing buildings to Twin Peaks restaurants. Approximately 90 of our 112 Twin Peaks restaurants (or approximately 80%) were successfully converted from various forms of existing buildings. Our conversions on average cost between approximately $2.0 million to $5.0 million per Twin Peaks restaurant and take approximately nine months to complete. Our new-builds on average cost between approximately $4.0 million and $6.0 million per Twin Peaks restaurant and take up to 18 months to complete. We believe that our ability to simultaneously evaluate conversions and new-builds for new Twin Peaks restaurant openings, combined with the support we provide to franchisees in selecting sites for new Twin Peaks restaurant development, are key differentiators of our business model. We believe that we are able to select the best possible real estate for a new Twin Peaks restaurant, allowing us to open new restaurants in the most attractive locations available. Given our asset-light business model, we do not seek to own significant amounts of real estate, however, when developing a new Twin Peaks restaurant, we may acquire a plot of land or an existing building. In order to minimize the amount of committed capital for each new Twin Peaks restaurant, we may engage in sale-leaseback transactions with third-party investors.

We believe that the planned conversion of Smokey Bones restaurants to Twin Peaks restaurants will catalyze our near-term unit growth. Over the next two years, we plan to work with our Twin Peaks franchisee partners to convert certain Smokey Bones restaurants that are within their existing development territories into Twin Peaks restaurants, with these restaurants being operated by such franchisees. Furthermore, we plan to convert additional Smokey Bones restaurants to company-owned Twin Peaks restaurants. For additional information regarding our planned conversions of Smokey Bones restaurants, see “—Twin Peaks: The Ultimate Sports Lodge —Conversions of Smokey Bones Restaurants into Twin Peaks restaurants” above.

Twin Peaks’ Menu

Menu overview

We believe that Twin Peaks’ made-from-scratch dishes with fresh, never frozen ingredients set Twin Peaks apart from its competitors. Twin Peaks offers a wide range of options which cater to different tastes and preferences while never sacrificing quality. Guests can choose from a multitude of cuisines, from fresh salads to savory American staples. With enticing burgers, wings, flatbreads and more, Twin Peaks’ menu offers a variety of options for its guests.

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Composition of Twin Peaks Culinary Team

Our Twin Peaks culinary team consists of three segments: corporate level, our Food & Beverage Committee, and restaurant level. At the corporate level, the team is led by our Director of Culinary, Beverage and Menu Innovation and our Vice President of Supply Chain (Food & Beverage). The menu development and strategy we conduct at the corporate level is connected to the restaurant level by our Food & Beverage Committee, which consists of select franchisees and stakeholders who deliberate on menu innovation and test new menu items before they are launched. At the restaurant level, there are robust teams in place that are led by “Master Trainers” and “Red Hat” certified team members.

Innovation Process

Twin Peaks’ innovation process begins at our support center, where our Twin Peaks team develops scratch-made food and hand-crafted beverage innovations. We conduct rigorous product trials and use technology to gather the data needed to evaluate new menu items. Our Food & Beverage Committee further evaluates new Twin Peaks menu offerings prior to launch, after which the restaurant-level teams provide real-time feedback from our Twin Peaks restaurants. Through multi-restaurant testing, we are able to effectively evaluate operational execution, customer feedback, and customer intent to purchase.

We believe that the Twin Peaks menu is at the core of what makes Twin Peaks a favored sports lodge with fans. We strive to continuously innovate across Twin Peaks’ menu in order to provide guests with a diverse range of food and beverage options. We supplement our rigorous innovation process with an in-depth menu item development review plan. We begin with a marketplace review designed to identify clear objectives to address specific consumer preferences. We then develop, screen and test potential menu items around target customer demographics, brand fit, and preliminary costing and pricing considerations. Finally, we develop a strategy to launch the new menu item across our Twin Peaks restaurants, including the development of an optimal marketing strategy. Following the launch of a new menu item, we actively track sales to evaluate the results and its resonance with guests.

We believe that Twin Peaks’ focus on gastropub-style comfort food with forward-looking and exciting menu items drives broad guest appeal across dayparts and occasions. Whether visiting for a quick time-out or for an entire sporting event, we believe that Twin Peaks’ innovative platform enhances the overall experience of guests.

Digital Menus

We have adopted digital menus utilizing QR codes at all of our Twin Peaks restaurants. These digital menus are updated in-house by our marketing team members, who have the ability to access support from our digital menu provider as needed. Updates to our digital menus are made both manually and via upload, and range from simple, single-item price modifications to more complex, comprehensive rollouts of new items and prices. Twin Peaks also offers a printed food menu that is available at all of our Twin Peaks restaurants for guests who are unable to access the menus digitally, as well as for regularly updated daily specials and select discounts.

Our Twin Peaks Restaurants

Summary of Existing Properties

As of June 30, 2024, we operated 32 company-owned Twin Peaks restaurants and our franchisees operated 80 franchised Twin Peaks restaurants across 27 states throughout the United States and Mexico. Additionally, as of June 30, 2024, we had a pipeline of commitments to open over 100 new franchised Twin Peaks restaurants. In general, all of our Twin Peaks restaurants are leased. While we may temporarily own some real estate for a limited number of properties, our goal is to lease all of our company-owned Twin Peaks restaurants.

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Restaurant Design and Format

We build our Twin Peaks restaurants to make guests feel like they are at the center of the game. We believe that creating a fan-first, lodge-style environment to deliver an immersive sports viewing experience differentiates Twin Peaks from its competitors. We strive to transport guests in our Twin Peaks lodge-style restaurants with wall-to-wall televisions for virtually every game, match, fight and race. We believe that Twin Peaks’ rugged lodge-style restaurants create a unique sports viewing and dining experience, where stone and rustic timber create a quintessential cabin environment punctuated by a fire pit on the patio, hunting trophies on the walls, and the welcoming and engaging nature of our waitstaff.

Site Selection Process

Our site selection process for our Twin Peaks restaurants is designed to identify ideal locations where we can provide a truly memorable experience for guests, while ensuring our Twin Peaks restaurants perform to our standards. Our Twin Peaks team utilizes a detailed, data-driven approach to ensure sites meet our qualification requirements and adhere to our “built to last” mantra. Our Twin Peaks team actively pursues sites in markets that match our targeted set of demographics, population density, and other characteristics.

We target trade areas that allow for the development of free-standing buildings with outdoor space, easy accessibility, and high visibility near other consumer traffic drivers, such as retail corridors, sports and entertainment venues, colleges and universities, and business districts. We also consider various other site-specific factors, including traffic patterns and destination attractions. Given the size requirements for our Twin Peaks restaurants, the majority of them are free-standing locations.

Our current domestic Twin Peaks restaurants average over 7,800 square feet. For new restaurant openings, we typically target restaurant spaces with 6,000-8,000 square feet, and over 150 parking spaces. Current international Twin Peaks restaurant locations in Mexico have a smaller footprint averaging approximately 6,000 square feet. We require ample parking spaces for our Twin Peaks restaurants, as vehicle accessibility is necessary for customer traffic. We typically seek corner locations with easy access and high visibility along major freeways and retail corridors. If built from the ground up, our domestic prototype Twin Peaks restaurant is approximately 6,500 square feet, plus room for an outdoor patio that is approximately 2,100 square feet. We target areas with heavy daytime populations, mid-grade business hotels, upscale apartments, and a strong work base, such as a central business district. We also look for areas with above-average happy hour income for the market. Our ideal demographic composite includes a population of at least 150,000 people within a five-mile radius, a daytime population of 150,000 people or more, a daytime working population of at least 100,000 people, and an average household income of $75,000 or greater.

Construction and Opening Process

The development, construction and opening of a typical Twin Peaks restaurant generally can take from nine months in the case of a conversion of an existing site, to up to 18 months for a new build. We use a variety of general contractors on a regional basis, and employ a mixed approach of bidding, direct purchasing, and strategic negotiation to ensure the best value and highest quality construction. We generally utilize ground leases and typically receive landlord development allowances and/or rent credits for leasehold improvements. We aim to constantly optimize our buildout costs through value-focused back-of-house, front-of-house construction management, and by brokering deals with our landlords to reduce our net capital costs without compromising the guest experience. Upon completion of construction or conversion of a Twin Peaks restaurant, our team works to ensure an efficient and well-executed opening process with management development programs, employee training, and support for both company-owned Twin Peaks restaurants and franchised Twin Peaks restaurants.

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Initial investment costs for our Twin Peaks restaurants vary significantly depending on the type of restaurant (conversion of an existing site or new build). Based on our past experience, and as set forth in Twin Peaks’ 2023 Franchise Disclosure Document, we expect that our franchisees will incur initial investment costs of $2.0 million to $5.0 million in connection with a conversion of an existing site, and $4.0 million to $6.0 million in connection with a new build Twin Peaks restaurant. In connection with openings of new company-owned Twin Peaks restaurants, we typically target initial investment costs of $4.0 million for a conversion of an existing site and $6.0 million for a new build-out.

Our Twin Peaks Team

Structure of Operations Team

We have intentionally structured the Twin Peaks operations team to support our full system of company-owned Twin Peaks restaurants and franchised Twin Peaks restaurants. The Twin Peaks operations team is led by our Chief Operating Officer and our Vice President of Operations, who in turn oversee four Regional Vice Presidents. These Regional Vice Presidents are each responsible for company-owned Twin Peaks restaurants and franchised Twin Peaks restaurants across different territories. Each Regional Vice President oversees one or more Director of Operations or Area Director team members. A Director of Operations covers a minimum of three company-owned Twin Peaks restaurants and up to 10 franchised Twin Peaks restaurants, while an Area Director oversees, and participates in, the operations of two to three company-owned Twin Peaks restaurants. All director-level personnel are responsible for managing their own financial performance, staffing, and facility needs.

Each of our Twin Peaks franchisee partners appoints a Designated Principal who serves as the leader of such franchisee’s operations team, and who acts as the liaison between the franchisee and our corporate teams. These Designated Principals oversee all planning, organization and control of activities for their franchise groups, including development of management teams, execution of brand standards, attendance at all franchise-related conferences, and related responsibilities. By requiring each Designated Principal to be fully dedicated to the Twin Peaks brand, we are able to ensure that each franchisee partner is fully aligned with respect to the efficient management of Twin Peaks restaurants and the hiring of appropriate team members to support these operations.

Training and Leadership Development

We emphasize continuous investment in our team members by ensuring that they have access to the right training and development programs to succeed. We leverage a state-of-the-art e-learning system designed to educate team members at both our company-owned Twin Peaks restaurants and franchised Twin Peaks restaurants. All managers and new franchisee partners participate in this virtual training program. Franchisees are able to leverage our online “Peaks Point” system to monitor training and development. We also provide in-depth course curriculum to advance the development of our employees. These training programs vary in duration and content depending on the employee level. For example, Designated Principals and Manager candidates participate in our nine to 11-week Manager-in-Training program, whereas a Shift Lead will participate in a two-week program with the General Manager. We believe that this education and development is a crucial element of the Twin Peaks brand and culture, allowing us and our franchisees to drive efficient operations in each of our Twin Peaks restaurants while supporting our team members in developing effective leadership and operational capabilities.

We also conduct hands-on, pre-opening training support for all new Twin Peaks restaurant openings across all markets. We provide a designated New Store Opening Manager for each new Twin Peaks restaurant opening, who is responsible for leading the location’s training team and guiding restaurant managers in utilizing our relevant brand systems and tools. This program promotes sufficient training of restaurant managers to ensure proper leadership and oversight at new Twin Peaks restaurants. We also provide front of house and “heart of house” coordinators to guide training programs and evaluate performance through opening. In total, we provide approximately 27 trainers for each new Twin Peaks restaurant opening. During the weekend prior to a new restaurant’s soft opening, such restaurant conducts a “Friends & Family” weekend to give teams the opportunity to experience a full restaurant with high order volumes in a lower-risk environment. Both before and after a restaurant opens, a Director of Operations conducts regular visits to provide ongoing training and support. Our intensive hands-on support, which we provide at both new company-owned Twin Peaks restaurants and franchised Twin Peaks restaurants, ensures that our teams and franchisees are equipped to provide consistent dining experiences to all guests.

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We believe that promoting internally allows us to provide substantial career advancement opportunities to our team members while enabling us to capitalize on their in-house operational expertise. We have intentionally structured our Twin Peaks operations platform to encourage our employees to pursue a career trajectory that allows them to work upwards from waitstaff or kitchen team member to a managerial role. For example, our Shift Leads are exclusively promoted from within. We believe that the visibility into long-term career advancement that we offer to our employees is critical in both attracting and maintaining quality talent. For example, in 2023, more than 25 of Twin Peaks’ restaurant manager-level employees were promoted from within.

The graphic below outlines the upward career trajectory that we offer to our employees at our Twin Peaks restaurants.

Franchisee Relationships

Our franchise agreements for our Twin Peaks restaurants typically grant our franchisees the right to operate for an initial term of 15 years, with an additional renewal term of 15 years, subject to various conditions that include upgrades to the location and maintenance of the applicable brand image. All franchise agreements grant licenses to use the Twin Peaks trademarks, trade secrets, and proprietary methods, recipes and procedures. Our obligations under a franchise agreement include providing an initial training program, grand opening support, inspection of the restaurant, consultation in connection with operations, management services, the development of advertising materials, assistance in local marketing, and other ongoing advice and support. The initial franchise cost for a Twin Peaks location is $50,000, and each additional location requires a development fee of 50% of the initial franchise fee. Our franchisees are required to pay royalties of 5.0% of gross sales. Additionally, our Twin Peaks franchisees are required to contribute 2.5% of their gross sales to the Twin Peaks National Marketing Fund, which creates a pooled fund for the creation of marketing and advertising materials to support the Twin Peaks brand on both national and local scales. Our franchisees are required to purchase certain equipment, supplies, and inventory from one or more of our affiliates or approved suppliers to ensure quality and maintain our strict standards.

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We have at times entered into development agreements with franchisee partners that provide for planned assigned areas of restaurant development on a multi-restaurant, multi-year basis. The terms of such development agreements can vary, based on the number of restaurants contemplated. For example, a typical development agreement for the development of five Twin Peaks restaurants may allow for 18 months to open the first restaurant, and 12 months thereafter for subsequent restaurants. These development agreements generally vary for each franchisee partner, and we may grant rights to develop a larger number of restaurants more quickly or may shorten the time allowed for development. The development fee paid by a franchisee partner under a development agreement is typically $50,000 for the first restaurant, and $25,000 for each additional restaurant commitment. This development fee is deductible against the franchise fee for each Twin Peaks restaurant developed under the development agreement.

We maintain programs to monitor and evaluate the adherence of our franchised Twin Peaks restaurants to our quality, service, and cleanliness standards. In addition to our hands-on training and assistance, we regularly provide franchisee reviews, monthly development calls, quarterly franchise meetings, and access to our following franchise committees: marketing, food and beverage, development, operations/training, and franchise business council.

We believe that our franchise model for our franchised Twin Peaks restaurants positions us for continued growth over the long term in both domestic and international markets. We believe that we will continue to generate franchisee demand for the Twin Peaks brand from both existing and new franchisee partners, driven by compelling unit economics and strong investment returns. As Twin Peaks grows, we are targeting to have approximately 75% of our Twin Peaks restaurants be franchised Twin Peaks restaurants. Franchising will also be a core component of our international expansion strategy for the Twin Peaks brand. We believe that we have an opportunity for future growth in Mexico with our existing franchisee partner who operates seven Twin Peaks restaurants in Mexico as of June 30, 2024, as well as in other markets across Europe, Asia, Central and South America, Canada, Africa, and Australia.

Marketing Strategy for the Twin Peaks Brand

We leverage a variety of marketing and advertising efforts specifically designed to promote the core attributes of the Twin Peaks brand. All content is thoughtfully designed to showcase Twin Peaks’ food and beverage quality, engaging dining experience, and welcoming restaurant environment. Our marketing strategy focuses on offering guests new, authentic and exciting ways to engage and interact with the Twin Peaks brand. Marketing initiatives typically revolve around four key components:

●	Annual Marketing Calendar. Defined marketing programs developed for the year ahead.

●	Local Media Strategy Team. Our marketing team works closely with our franchisee partners to strategize on and purchase local media.

●	Public Relations Team. National and local public relations teams focused on new store openings, local exposure, and press releases and other publicity.

●	Social Media Support. Our social media accounts focus on promoting event-specific and general Twin Peaks content.

Our Twin Peaks restaurants provide an event-driven dining experience, and as such, in-restaurant events are a core component of Twin Peaks’ marketing strategy. We leverage a full marketing calendar throughout the year, which we share with our Twin Peaks franchisees on a monthly basis, in order to drive customer traffic and unique visit occasions amongst guests. Some of these promotions capitalize on major sporting events, such as a pay-per-view boxing match. Other promotions are intentionally scheduled around months with fewer sporting events in order to drive customer traffic during periods of lower volume. Additionally, we curate in-restaurant events around holidays and other special occasions, including St. Patrick’s Day, Valentine’s Day, Cinco de Mayo, Black Friday, Veteran’s Day, National Pickle Day, the anniversary of the end of Prohibition and others, which we believe offers guests unique in-restaurant experiences and drives innovative ways to engage with the Twin Peaks brand. We leverage social media, digital marketing and in-store content to build awareness and excitement around these events.

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We have established the Twin Peaks National Marketing Fund, which is funded by contributions from both company-owned Twin Peaks restaurants and franchised Twin Peaks restaurants. All franchised Twin Peaks restaurants are required to contribute 2.5% of their gross sales to the Twin Peaks National Marketing Fund, and our company-owned Twin Peaks restaurants currently contribute this amount to the Twin Peaks National Marketing Fund as well. We maintain full control over the use of the funds in the Twin Peaks National Marketing Fund. We look to spend a portion of such funds on planning, creative, production and management expenses, including strategic annual planning, website maintenance, menu management, uniform and merchandise management, and other related activities for the Twin Peaks brand. The balance of the Twin Peaks National Marketing Fund is spent on local marketing initiatives, which include both onsite and offsite events, menu specials, promotional papers, sponsorships, search engine optimization, and digital and printed materials for Twin Peaks restaurants. Local marketing is especially critical for new Twin Peaks restaurant openings by helping it cultivate awareness and visibility of the Twin Peaks brand in both new and existing markets. We collaborate with our Twin Peaks franchisee partners to optimize local marketing efforts, with our team working closely with franchisees to buy local media and maximize its impact with local customer bases. In addition to the contributions to the Twin Peaks National Marketing Fund, all franchised Twin Peaks restaurants are also required to spend 0.5% of their gross sales directly on local marketing initiatives. All local marketing and related creative content must be approved by our corporate team prior to use. To help support these efforts, we maintain a digital creative library featuring marketing assets, how-to toolkits, and other relevant content. Additionally, our public relations team functions both nationally and regionally to drive local exposure and awareness for new Twin Peaks restaurant openings.

Twin Peaks maintains an active brand presence on key social media platforms, with over 3.6 million followers across national and local channels (including accounts managed by our franchisee partners) as of June 30, 2024. At the corporate level, we maintain active accounts for the Twin Peaks brand across Facebook, Instagram, TikTok, X, and Threads. Our marketing team manages all activity across our corporate accounts. Our corporate Twin Peaks TikTok account has quickly grown exceptionally, as since launching the account in the summer of 2022, we have grown our audience to over 277,000 followers as of June 30, 2024. Additionally, each of our Twin Peaks restaurants also has individual Facebook and Instagram accounts that are run at the local level, with our internal marketing teams monitoring and advising on content. Our marketing team works closely with a creative agency to develop a full social media calendar each month. For example, social media posts from our corporate Twin Peaks accounts focus on a variety of content, including costume parties, promotions, major sporting events, national holidays, food and beverage highlights, and our waitstaff. Our franchisee partners have access to this content and calendar and are encouraged to utilize our imagery and messaging in combination with their own local content. We monitor the performance of our social media accounts on a monthly basis by tracking follower count and engagement through a dedicated social media software tool, which allows us to measure content performance across channels and gain a clear picture of the type of content that is resonating with our audience.

We utilize marketing technology to provide each of our Twin Peaks restaurants with digital platforms to manage their marketing initiatives and customer bases. We leverage Fishbowl to manage customer relationships and drive our email marketing efforts, which includes a weekly newsletter distributed to our subscriber list to inform them of upcoming Twin Peaks events and promotions. Our internal marketing team facilitates and manages all messaging for national content as well as local and individual promotions. We encourage our franchisees to tailor messaging as needed to suit their specific purposes for email marketing.

Smokey Bones: The Masters of Meat

Smokey Bones is a full-service, meat-centric restaurant brand and concept specializing in award-winning ribs and a variety of other slow-smoked, fire-grilled, or seared meats, along with a full bar featuring a wide selection of domestic, import and local craft beers, a variety of spirits, and several signature handcrafted cocktails. Smokey Bones serves dine-in guests for lunch, dinner, and late night, and offers pick-up, delivery, online ordering, and catering options. Smokey Bones was founded in 1999 as a growth concept, and in 2019, the brand was strategically repositioned to create more dining occasions while simplifying and streamlining operations.

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As experts of authentic fire-grilled and house-smoked meats, Smokey Bones is passionate about serving meat lovers and dining adventurists a deep variety of bold, fire-inspired signature and classic menu offerings. Smokey Bones serves premium quality cuts of a variety of meats, expertly prepared with traditional and global flavors, in a relaxed, but elevated casual dining atmosphere. Smokey Bones appeals to a broad range of guests, ranging from young families to retired couples, and its well-diversified channel and day of the week mix demonstrates that Smokey Bones is a favorite dining choice in the markets where our Smokey Bones restaurants are located.

Smokey Bones’ successful brand re-positioning in 2019 quickly gained resonance with core consumer demographics, and from 2019 to 2023, guest frequency and guest satisfaction increased by 14% and 8%, respectively. Additionally, in 2019, several technology investments were implemented to streamline operations and improve the guest experience. Smokey Bones’ online ordering system streamlined online user interface with an intuitive, accessible ordering experience, and Smokey Bones implemented geofencing technology, which alerts restaurants when customers are nearby for order pickups or can be used to prompt customers to place new orders when they’re close to a Smokey Bones location.

Smokey Bones’ Track Record of Growth

Smokey Bones was founded in 1999 with the opening of its first restaurant in Florida, and over the past 25 years has grown to 60 restaurants in 16 states in the eastern United States. We believe that the Smokey Bones brand has cemented itself as a key mid-size player in the casual dining space. From fiscal year 2019 to fiscal year 2023, Smokey Bones’ revenue has increased from $149.1 million to $172.3 million, representing a CAGR of 3.7%, and Smokey Bones’ AUVs have grown from $2.5 million to $2.8 million, representing a CAGR of 2.9%.

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Our Smokey Bones Restaurants

Smokey Bones’ Menu is Streamlined for Operational Efficiency

Smokey Bones’ uniquely meat-driven menu offers diners a range of protein options, ranging from traditional barbecue dishes like our award-winning Baby Back ribs and create-your-own combos, to steaks, seafood, burgers, wings and shareable samplers. Each Smokey Bones restaurant has high-capacity smokers, and Smokey Bones smokes all of its meats in-house, daily.

Smokey Bones’ broad menu consists of scratch-made offerings, but recipes are created with ease of execution and operational efficiency in mind. Smokey Bones has recently undergone a menu rationalization initiative in order to simplify and streamline its menu, which will reduce complexity for the kitchen while prioritizing items with highest guest preference and the most favorable margins. This initiative reduced Smokey Bones’ core menu from 12 pages to six, and minimized single-use SKUs.

Along with in-house smokers and meat expertise, Smokey Bones’ beverage program is a key differentiator. Smokey Bones’ alcohol sales, which represent 18% of its dine-in business, exceed the typical sales mix in a casual dining restaurant, largely due to Smokey Bones’ focus on specialty cocktails and a locally-relevant beer selection.

Restaurant Design and Format

The original Smokey Bones restaurant design incorporated a homey, log cabin aesthetic, and while the concept has evolved over time and many of the original restaurants have been remodeled, Smokey Bones has retained many of the elements that create a familiar and inviting environment for guests, such as dark wood, fireplaces and smoke and flame visuals. Our Smokey Bones restaurants feature a large central bar that is both a focal point and gathering spot, and are outfitted with numerous televisions throughout the bar and dining areas. Our Smokey Bones restaurants have open floorplans and incorporate flexible seating arrangements to easily facilitate large parties and special events, and some locations also feature outdoor patios. Newer Smokey Bones restaurants have dedicated take-out areas to support the increased off-premise business.

Our Growth Strategies

Grow Our Twin Peaks Restaurant Base in the United States and Abroad

We are in the early stages of fulfilling our total restaurant potential. We have a long track record of successful development of new restaurants and a versatile real estate model that is built for growth. Based on our internal analysis and third-party research conducted by eSite Analytics, we believe that there exists long-term potential for over 650 Twin Peaks restaurants in the United States. Additionally, based on our internal analysis of the international footprints of other relevant restaurant concepts, we believe that the Twin Peaks brand has the potential for a total of 250 additional restaurants internationally. We believe that the Twin Peaks brand and concept have proven portability, with strong AUVs and returns on investment across a diverse range of geographic regions, population densities, and real estate settings.

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●	Grow Number of Domestic and International Franchised Twin Peaks Restaurants with Existing and New Franchisees. We are aiming to achieve our domestic restaurant potential by expanding in both existing and new markets. As of June 30, 2024, we have an extensive domestic development pipeline of over 100 total commitments to open new franchised Twin Peaks restaurants. Our current plan for franchised Twin Peaks restaurant openings in 2024 targets between seven to 10 new franchised Twin Peaks restaurants, four of which were opened during the first half of 2024. Some of these planned new franchised Twin Peaks restaurants will be conversions of current Smokey Bones restaurants into franchised Twin Peaks restaurants (see “—Twin Peaks: The Ultimate Sports Lodge—Conversions of Smokey Bones Restaurants into Twin Peaks Restaurants” above). Approximately 74% of our current domestic franchise commitments for Twin Peaks restaurants are from existing franchisee partners with at least one Twin Peaks restaurant currently in operation, which we believe is due to the attractiveness of the Twin Peaks concept, our restaurant business model, as well as our positive franchisee relationships. We believe that our highly franchised business model provides a platform for continued growth, as it allows us to focus on our core strengths of menu innovation, guest engagement, marketing, and franchisee selection and support, while growing our restaurant presence and Twin Peaks brand recognition with limited capital investment by us. We also believe that international growth presents a significant opportunity. We believe that, in addition to continued growth of the Twin Peaks brand in Mexico, there is an opportunity to expand the Twin Peaks brand to Europe, Asia, Central and South America, Canada, Africa, and Australia.

●	Strategically Grow Company-Owned Twin Peaks Restaurants. As of June 30, 2024, we are currently aiming to open a total of nine potential company-owned Twin Peaks restaurants within the next two years, some of which will be planned conversions of current Smokey Bones restaurants into company-owned Twin Peaks restaurants (see “—Twin Peaks: The Ultimate Sports Lodge—Conversions of Smokey Bones Restaurants into Twin Peaks restaurants” above).

Continue to Grow Comparable Restaurant Sales

●	Food & Beverage Innovation. We seek to introduce innovative food and bar menu items that we believe align with evolving guest preferences and broaden the appeal of our brands, and we will continue to explore menu offerings that aim to increase guest visits. For example, in order to drive guest frequency and broaden the appeal of the menu at our Twin Peaks restaurants, we recently added new, on-trend categories to the food menu, such as street tacos, flatbreads, and unique flavor changes to the wing sauces. Additionally, we consistently modify and advance our bar menu to best serve a broad range of guests. Our team has exhibited a proven track record of food and beverage innovation, which we believe can be leveraged to further drive Comparable Restaurant Sales growth.

●	Expand Daypart Offerings. We believe that we have a significant opportunity to capitalize on underpenetrated daypart opportunities. For example, we continue to drive growth at our Twin Peaks restaurants with our seasonal brunch menu (focused around early start time sports), and at both our Twin Peaks restaurants and Smokey Bones restaurants we offer competitively priced lunch combo selections and happy hour food and beverage selections. Our happy hour specials focus on both the traditional happy hour daypart to drive guest count during periods of lower traffic, along with a late-night happy hour program to ensure that we are maximizing our sales and profit opportunities through the close of business each night.

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●	Expanded Product Offerings. We have a strong PPA, at approximately $22.18 for Twin Peaks restaurants, and approximately $23.74 for Smokey Bones restaurants, during fiscal year 2023. We continually look to find innovative new product offerings to retain and attract customers and to grow the PPA at our restaurants. For example, our Twin Peaks restaurants have unique PPA sales drivers beyond traditional appetizers and desserts, such as cigars and limited-time spirit offerings, including rare bourbon, whiskey and tequila barrel selections, which add to aggregate check amounts and may drive restaurant visits for unique occasions. We also have ancillary buildouts that we have implemented, and are continuing to explore, in select Twin Peaks restaurants, such as a Cigar Bar, a Speakeasy, a Top Golf Swing Suite, and additional Man Cave seating for large parties.

Increase Awareness of our Brands

We believe that the strong consumer sentiment scores for both the Twin Peaks and Smokey Bones brands highlight the strength of our concepts and their resonance with guests. We believe that we have a significant opportunity to leverage our favorable perception to expand the visibility and awareness of our brands. Each new restaurant we open increases awareness of the particular brand and enables us to reach more guests. In addition, we will continue to invest in marketing and advertising to drive guest frequency and overall visibility of our brands. We introduce new marketing strategies through various channels, including social media, online, print, digital advertising and radio, with the intent to drive broad awareness of our brands and customer traffic to our restaurants. We will also continue to harness local marketing initiatives by developing media and marketing programs unique to a restaurant’s specific market, and by working closely with our franchisees to maximize the effectiveness of these efforts. Simultaneously, we will continue to grow our digital presence via social media and email marketing initiatives. For example, the waitstaff at our Twin Peaks restaurants often command large social media followings across various platforms, which we believe provides a positive halo effect for the Twin Peaks brand, and drives additional customer traffic to our Twin Peaks restaurants. We intend to drive repeat customer traffic in our restaurants by becoming our guests’ preferred sports bar destination, and we believe that investments in targeted marketing initiatives that heighten this message and reinforce our authenticity will continue to generate guest loyalty and promote brand advocacy.

Additionally, Twin Peaks has established a national marketing fund (which we refer to as the “Twin Peaks National Marketing Fund”), which is funded by contributions from both company-owned Twin Peaks restaurants and franchised Twin Peaks restaurants. All franchised Twin Peaks restaurants are required to contribute 2.5% of gross sales to the Twin Peaks National Marketing Fund, and our company-owned Twin Peaks restaurants currently also contribute this amount to the Twin Peaks National Marketing Fund as well. The Twin Peaks National Marketing Fund has grown significantly in recent years as we have expanded our Twin Peaks restaurant footprint. Excluding rebates, annual collections in the Twin Peaks National Marketing fund have grown by over 55% since 2019, with over $13 million collected in 2023. The growth of the Twin Peaks National Marketing Fund allows us to aggressively grow the awareness of the Twin Peaks brand on both the national and local scale, and we plan to continue leveraging this fund as our Twin Peaks restaurant system expands. We believe that the Twin Peaks National Marketing Fund will continue to be critical in generating awareness and excitement around new Twin Peaks restaurant openings, as well as driving System-Wide Sales growth across our restaurant system. We typically budget a portion of the Twin Peaks National Marketing Fund to local media and marketing efforts, with the balance spent on a range of other marketing and advertising initiatives, such as creative, production, website maintenance, and other activities.

Expand Margins through Operating Leverage

Over the last several years, we have invested in our corporate infrastructure to successfully support both our franchisees and company-owned restaurants. Key areas of recent investment include innovative menu items, technology infrastructure, senior leadership, and other categories. We believe that these investments will allow us to continue to drive operational efficiency across our business. We aim to leverage our corporate cost base over time to enhance our margins, as we believe selling, general and administrative expenses will grow at a slower rate than our restaurant base and revenue. By continuing to optimize our infrastructure and leveraging our scale efficiencies, we can further enhance our profitability as we grow.

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Continue to Attract and Develop Great People

We have an uncompromising focus on providing an unparalleled guest experience, which we believe starts with our employees. We and our franchisees continually invest in our teams by employing passionate individuals who exemplify our brands at every level, from waitstaff to kitchen staff to restaurant management. We aim to develop our employees by having comprehensive internal training and career advancement programs, which result in a highly competent, empowered and well-compensated work force. We strive to maintain a work-place culture of respect, inclusivity and support, ensuring that all employees are passionate about our shared goal of delivering an unmatched dining experience and continuing to grow our respective brands. We believe that our focus on appropriately training and mentoring our team members and inspiring them to focus on delivering a best-in-class guest experience translates directly into efficient restaurant-level operations, as well as industry-leading guest satisfaction scores and return rates.

Explore Acquisition of Complementary Brands

We have developed a successful playbook spanning operations, training and marketing programs. We believe that other brands could benefit by leveraging our robust and established infrastructure, and we are well-positioned to acquire complementary regional brands to further expand our platform.

Experienced Leadership Team

We are led by a strong senior management team with a combined eight decades of experience in the full-service dining sector and franchising industry. Our strategic vision is set by our Chief Executive Officer, Joseph Hummel, who has more than 25 years of industry experience. Our leadership team understands our unique segment of the restaurant industry and brings years of relevant experience leading our business to attain profitable and effective operational objectives. Our leadership team is the most important driver of our success and has positioned us well for long-term growth. We believe that our track record of success and expansion, combined with our internal platform for career development and advancement opportunities available to all employees, will allow us to continue to attract and retain exceptional talent.

Team and Culture

Our Values

Our employees are fundamental to our business and function as the primary driver of our success. Our team culture revolves around six foundational guiding principles that we strive for every day:

●	Respect. We treat others as we expect to be treated, and we do the right thing.

●	Excellence. We surpass ordinary standards. We execute at the highest level.

●	Expertise. We are knowledgeable, highly skilled masters of our craft. We are known for best-in-class systems and tools used to operate and grow our brands.

●	Hospitality. We are passionate about every guest experience. Our recipe for hospitality success is generosity, enthusiasm, and a “do it now” attitude.

●	Adventurous. We take risks, and we try new things that separate us from the norm. We know how to have fun while doing it.

●	Loyalty. We are loyal to one another and to our brands. We function as one team.

Guided by these principles, our team is inspired to deliver unmatched hospitality throughout our restaurants. We believe that our employees operate as one team, with mutual respect and loyalty to one another and to our brands. Furthermore, we believe that our passion for our mission motivates our franchisees to provide the same degree of service and dedication that we offer in each of our company-owned restaurants.

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We strive to maintain a workplace culture where our team members are proud to work and are motivated by a common goal of providing our guests with an engaging dining experience. As such, we have been successful in attracting outstanding employees who are passionate about our brands. We offer competitive compensation and benefits, as well as bonus programs for manager-level employees. Simultaneously, we invest in programs to promote employee leadership and development, offering all team members opportunities to advance their careers with us. We foster a culture of support and empowerment, and have a focus on enabling our female team members to advance within our corporate structure. For example, our Vice President of Marketing started with Twin Peaks as a bartender and successfully advanced up the ranks from there, demonstrating our focus on promoting women to leadership positions.

Human Resource Functions and Support

We have established a full department dedicated to human resources (which we refer to as “HR”) and training functions. Led by our Chief Legal Officer and our Vice President of HR / Learning and Development, our HR department ensures that all team members have access to appropriate resources and are provided with the necessary support to execute at the highest level. We operate based on an open-door policy, encouraging employees to contact members of our HR team with any questions or concerns they have regarding their jobs or working environments. Within our restaurants, the safety and wellbeing of all employees is paramount. While HR departments are localized for our franchisees, we provide all team members across our system with best practices and access to a hotline that they can call regarding any concerns with on-the-job safety.

Corporate Support Center

We have developed a support center designed to provide daily support for the respective operations of our company-owned Twin Peaks and Smokey Bones restaurants and franchised Twin Peaks restaurants. Our support center supports, among other areas of our operations, legal, HR, recruiting, training, construction, IT, finance, accounting, and marketing. The majority of our support center employees work out of our corporate office in Dallas, Texas.

Employee Base

As of June 30, 2024, we had approximately 5,700 employees, of which 63 are corporate employees supporting our overall Company, including our Twin Peaks restaurants, 32 are corporate employees supporting our Smokey Bones restaurants, approximately 3,100 are employees working in our Twin Peaks restaurants, and approximately 2,500 are employees working in our Smokey Bones restaurants. Our franchisee partners are independent businesses, and as such, their employees are not included in our employee statistics.

Technology Infrastructure

Key Systems

All of our restaurants use a computerized point-of-sale and back-office system, which we believe is capable of supporting our growth plans and continuing to enhance our customer experience. Our point-of-sale system, NCR Aloha, was selected to increase operational efficiency and order accuracy. An easy-to-use interface for our waitstaff allows our team to focus primarily on the guest experience. This point-of-sale system utilizes a highly reliable back-end infrastructure, touch screen interface, visual order confirmation, and integration with high-speed credit card, mobile app, and gift card processing. We also utilize various enterprise software systems to help manage our operations, including a bar management system and other systems for optimized beverage ordering and management and managing restaurant-level financial results. Bars at our company-owned Twin Peaks restaurants leverage specialized technology that provides real-time information regarding inventory levels, which allows our restaurant managers to closely monitor and optimize performance and efficiency. Our financial software, Red Onion, provides insight to all aspects of our financial performance. Many of these systems were recently upgraded to help support our future growth plans and reduce labor needs from management. Our back-office computer systems were designed with growth and franchisee satisfaction in mind. We believe that our recent investments in technology infrastructure and systems will support our future growth and expansion opportunities. As we continue to implement functionality and additional system optimization, we believe that our technology infrastructure will allow us to more closely monitor our business performance and drive efficiency across our restaurant system.

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Data Collection and Security

Our platform processes a large volume of personal information, and, as a result, we are subject to numerous laws, regulations, industry standards, and other obligations related to privacy, data protection, and data security. We carefully adhere to these requirements and standards to ensure guest safety and trust. Our system does not collect any information that could be considered non-standard for a restaurant and franchising company.

Jurisdictions around the world have adopted or are proposing to adopt laws and regulations related to privacy, data protection and data security, and we may become subject to additional requirements and obligations as we expand our operations into new geographic markets. Additionally, a disruption or failure of our systems or technology, or a data security incident, could harm our ability to effectively manage our business. See “Risk Factors—Risks Related to our Business Operations—We and our franchisees rely on computer systems to process transactions and manage our businesses, and a disruption or a failure of such systems or technology could harm our ability to effectively manage our businesses.”

Supply Chain and Sourcing

Our unwavering commitment to quality in our food and beverage offerings is reflected in our supply chain and sourcing model. We aim to maintain the safety and quality of our food, emphasizing fresh ingredients across our menus, and we require all ingredients and supplies to satisfy our rigorous quality standards. Our focus is on obtaining high quality ingredients that we can leverage across our menus, as we strive to minimize the number of “finished products” sourced externally. We partner with a network of vendors to source our food and beverage products, kitchen equipment, packaging, and other items. We manage these sourcing relationships on behalf of our franchisees, and we require all of our franchisees to purchase from the designated suppliers. Our vendors and distribution partners are fully vetted regarding quality, safety, and compliance, and we have direct vendor contracts or pricing agreements in place which cover the majority of our purchases from them.

For certain ingredients, we leverage forward buying and hedging strategies in order to minimize the impact of price fluctuations. Our digital menus and dynamic pricing capabilities allow us to quickly modify menu prices when necessary in order to maintain margins for certain items that have experienced cost increases.

For our Twin Peaks restaurants, our external sourcing activities are supplemented by our in-house brewery operations. All of our signature beer sold at our Twin Peaks restaurants in Texas are brewed at Twin Peaks Brewing Co., our award-winning brew-pub in Irving, Texas (which is adjacent to a Twin Peaks restaurant). Our brewing operations allow us to maintain quality, consistency, and control over our proprietary beers. Currently, our Twin Peaks brewery is licensed to brew approximately 20,000 kegs per year.

Competition

We compete in the highly competitive and fragmented restaurant industry, more specifically within the casual dining segment of the U.S. full-service restaurant industry. We compete primarily with sports bar concepts and other casual dining establishments. These competitors include both large, established national and global brands, as well as smaller, locally-owned restaurants and chains. Given our focus in the sports bar and bar and grill categories, we believe that we also compete with limited-service chains focused on off-premise consumption of similar food and beverage offerings, such as chicken wings, burgers, etc. The number, size and strength of competitive restaurant concepts varies by region. We believe that differentiation among brands and concepts in the spaces in which we operate is driven by the in-restaurant experience, ambiance, food taste and quality, service, location, and value, among other factors. As we continue to grow our restaurant footprint, both domestically and internationally, we expect to face increased competition from both established and emerging brands across our markets. We also compete with other restaurant and retail establishments for site selection and restaurant staff. See “Risk Factors—Risks Related to our Business Operations—The full-service restaurant industry in which we operate is highly competitive.”

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Intellectual Property

Our principal trademarks for the Twin Peaks brand include “Twin Peaks”, “EATS. DRINKS. SCENIC VIEWS”, “29° Draft Beer”, “Twin Peaks Brewing”, and our Twin Peaks and mountains designs and logos, which we have registered with the United States Patent and Trademark Office. We have also registered, or applied for registration of, various other related terms, designs and logos as trademarks in the United States. In addition, we have registered, or applied for registration of, “Twin Peaks”, “EATS. DRINKS. SCENIC VIEWS”, and our Twin Peaks and mountains designs and logos as trademarks in Mexico and certain other countries where we are considering expanding our Twin Peaks restaurant footprint. Furthermore, the Twin Peaks website name and address, and the Facebook, Instagram and X accounts for the Twin Peaks brand, are our intellectual property. We also maintain certain recipes for Twin Peaks menu items, as well as certain standards, specifications and operating procedures for our Twin Peaks restaurants, as trade secrets or confidential information.

Our principal trademarks for the Smokey Bones brand include “Smokey Bones”, “Masters of Meat”, “Meat is What We Do”, and our Smokey Bones flame designs and logos, which we have registered with the United States Patent and Trademark Office. We have also registered, or applied for registration of, various other related terms, designs and logos as trademarks in the United States. In addition, we have registered, or applied for registration of, “Smokey Bones”, “the Burger Experience”, and “the Wing Experience” as trademarks in certain other countries where we are considering expanding our Smokey Bones restaurant footprint. Furthermore, the Smokey Bones website name and address, and the Facebook, Instagram and X accounts for the Smokey Bones brand, are our intellectual property. We also maintain certain recipes for Smokey Bones menu items, as well as certain standards, specifications and operating procedures for our Smokey Bones restaurants, as trade secrets or confidential information.

We believe that our trademarks, service marks, trade names and other intellectual property rights have significant value, and are important to the marketing and reputation of our brand. An important part of our intellectual property strategy is the monitoring and enforcement of our intellectual property rights in markets in which our restaurants currently exist or markets which we intend to enter in the future. We monitor trademark registers to discover and oppose third-party trademark applications for confusingly similar trademarks in order to preserve and enhance the scope of protection for our brand and our competitive position. We enforce our rights through a number of methods, including by sending cease-and-desist letters and instituting opposition or cancellation motions. However, we cannot predict whether steps taken to protect our intellectual property rights will be adequate. See “Risk Factors—Risks Related to our Business Operations—Failure to protect our service marks or other intellectual property could harm our business.”

Properties

Our corporate office is located in Dallas, Texas, where we currently lease approximately 8,337 square feet pursuant to a lease agreement that expires in 2025, with a five-year renewal option.

As of June 30, 2024, we operated 32 company-owned Twin Peaks restaurants across eight states throughout the United States. All of our company-owned Twin Peaks restaurants are on leased facilities.

As of June 30, 2024, we operated 60 company-owned Smokey Bones restaurants across 16 states throughout the eastern United States. One Smokey Bones restaurant is currently being converted to a company-owned Twin Peaks restaurant. All of our company-owned Smokey Bones restaurants are on leased facilities.

We believe that our facilities are sufficient to meet our current and anticipated near-term needs.

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Environmental Matters

Our operations, including the selection and development of company-owned restaurants and franchised restaurants and any construction or improvements we or our franchisees make at those locations, are subject to a variety of federal, state, local, and foreign laws and regulations relating to environmental protection in the United States and in any other country in which we operate. Such laws and regulations concern the protection of the environment, climate change, pollution, waste disposal, the presence, discharge, storage, handling, release, treatment and disposal of (or exposure to) hazardous or toxic substances, and clean-up of contaminated soil and groundwater. Various federal, state, local, and international environmental laws and regulations can provide for significant fines and penalties for non-compliance, as well as liabilities for remediation. Under such environmental laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of waste or hazardous or toxic substances on, in or emanating from, such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such waste or hazardous or toxic substances. Some of our restaurants may be located in areas that were previously occupied by companies or operations that had a more significant environmental impact. We could face costs or liability related to environmental conditions at prior, existing or future restaurant locations, including sites where we have franchised restaurants. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such waste or hazardous substances at, on or from our company-owned restaurants or franchised restaurants.

Additionally, there has been increased public focus by governmental and non-governmental entities and our customers on environmental and sustainability matters such as climate change, reduction of greenhouse gas emissions, water consumption, waste, packaging, and animal health and welfare. As a result, we may face increased pressure to provide expanded disclosure, make or expand commitments, establish targets or goals, or take other actions in connection with environmental and sustainability matters. Legislative, regulatory or other efforts to address environmental and sustainability matters could negatively impact our cost structure and operational efficiencies, or result in future increases in the cost of raw materials, transportation, utilities, and taxes, which could decrease our operating profits and necessitate future investments in facilities and equipment.

Storage, discharge and disposal of hazardous substances are not a significant part of our operations. Additionally, we are not aware of any environmental laws or regulations that will materially affect our results of operations, or result in material capital expenditures relating to our operations. However, we cannot predict what environmental laws and regulations will be enacted in the future, how existing or future environmental laws and regulations will be administered, interpreted or enforced, or the amount of future expenditures that we may need to comply with, or to satisfy claims relating to, environmental laws and regulations.

Government Regulation

U.S. Operations

We are subject to extensive federal, state and local government regulation, including those relating to, among others, franchising, alcoholic beverage sales, menu labeling and nutritional disclosure, food preparation, public health and safety, zoning and building codes, and environmental matters. Failure to obtain or retain required licenses, permits or registrations, or applicable exemptions, would adversely affect the operations of our restaurants, as well as our ability to franchise. Although we have not experienced and do not anticipate any significant problems in obtaining required licenses, permits, registrations, approvals or exemptions, any difficulties, delays or failures in obtaining such licenses, permits, registrations, approvals or exemptions could delay or prevent the opening of, or adversely impact the viability of, a restaurant in a particular area. Additionally, a pandemic, epidemic, outbreak of an infectious disease, such as COVID-19 and any of its various strains, or other public health crisis could result in revised state and local government regulations affecting our business, which could significantly impact our restaurant operations. Such regulations could govern, for example, employee leave, opening and closing of restaurants and dining rooms, sanitation practices, guest spacing within dining rooms and other social distancing practices, and personal protective equipment.

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Our franchising activities are subject to the rules and regulations of the FTC, state and local franchise registration requirements, and various state laws regulating the offer and sale of franchises through the provision of franchise disclosure documents containing certain mandatory disclosures. Substantive state laws that regulate the franchisor-franchisee relationship exist in a substantial number of states, and bills have been introduced in Congress from time to time that would provide for federal regulation of the franchisor-franchisee relationship. The state laws often limit, among other things, the duration and scope of non-competition provisions, the ability of a franchisor to terminate or refuse to renew a franchise agreement, and the ability of a franchisor to designate sources of supply. We believe that our franchising procedures comply in all material respects with both the FTC franchise rules and regulations and all applicable state laws regulating franchising in those states in which we have offered franchises.

The development of additional restaurants will be subject to compliance with applicable regulations, including those relating to zoning, land use, water quality and retention, and other environmental matters. We believe federal and state environmental regulations have not had a material effect on our operations, but more stringent and varied requirements of local government bodies with respect to zoning, land use and environmental factors, among others, could delay construction of, and increase development costs for, new restaurants.

We are also subject to the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986, and various other federal and state laws governing matters such as minimum wages, exempt versus non-exempt status, overtime, unemployment tax rates, workers’ compensation rates, citizenship requirements, and other working conditions. A significant portion of the hourly staff at our restaurants is paid at rates consistent with the applicable federal or state minimum wage, and, accordingly, increases in the minimum wage and/or changes in exempt versus non-exempt status will increase labor costs. We are also subject to the ADA, which prohibits discrimination on the basis of disability with respect to employment and public accommodations, which may require us to design or modify our restaurants to make reasonable accommodations for disabled persons.

Each of our restaurants is required to obtain a license to sell alcoholic beverages on its premises from a state authority and, in certain locations, county and municipal authorities. Typically, our licenses to sell alcoholic beverages must be renewed annually and may be suspended or revoked at any time for cause. Alcoholic beverage control regulations govern various aspects of the daily operations of our company-owned restaurants and franchised restaurants, including the minimum age of guests and team members, hours of operation, advertising, wholesale purchasing, other relationships with alcoholic beverages manufacturers, wholesalers and distributors, inventory control, handling and storage, and storage and dispensing of alcoholic beverages. We are also subject to “dram shop” statutes in certain states in which our restaurants are located. These statutes generally provide that a person injured by an intoxicated person has the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. As of June 30, 2024, we are currently the subject of four lawsuits that allege violations of dram shop statutes. We carry liquor liability coverage as part of our existing comprehensive general liability insurance for our restaurants.

We are also subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 (which we refer to as the “PPACA”), which establishes a uniform, federal requirement for certain restaurants to post certain nutritional information on their menus. Specifically, the PPACA amended the Federal Food, Drug and Cosmetic Act to require chain restaurants with 20 or more locations operating under the same name and offering substantially the same menu to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily caloric intake. The PPACA also requires covered restaurants to provide to customers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information. The PPACA further permits the United States Food and Drug Administration to require covered restaurants to make additional nutrient disclosures, such as disclosure of trans-fat content. Additionally, a number of states, counties and cities have enacted menu labeling laws requiring multi-unit restaurant operators to disclose certain nutritional information to guests or have enacted legislation restricting the use of certain types of ingredients in restaurants. Furthermore, some government authorities are increasing regulations regarding trans-fats and sodium, and some jurisdictions have banned certain cooking ingredients, such as trans-fats, or have discussed banning certain products, such as large sodas. Such regulations may require us to limit trans-fats and sodium in our menu offerings, switch to higher cost ingredients, or remove certain products and ingredients all together from our menus.

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International Operations

Our franchised Twin Peaks restaurants in Mexico are subject to national and local laws and regulations in that country. We believe that our international franchised restaurants and procedures comply in all material respects with the applicable laws of Mexico.

See also “Risk Factors—Risks Related to Regulatory Matters and Legal Proceedings.”

Legal Proceedings

We are involved in various claims and legal actions and proceedings that arise in the ordinary course of our business, including claims and proceedings resulting from employment-related matters. We do not believe that the ultimate resolution of any of these matters, individually or taken in the aggregate, will have a material adverse effect on our financial position, results of operations, liquidity or capital resources. However, a significant increase in the number of claims or an increase in amounts owing under successful claims could materially and adversely affect our business, financial condition, results of operations, and cash flows.

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MANAGEMENT

Executive Officers, Non-Executive Directors, and Non-Executive Director Nominees

Set forth below are the names, ages and positions of each of our executive officers, non-executive directors, and non-executive director nominees, as of the date of this Information Statement, and a description of the business experience of each of them.

Name	Age	Position
Executive Officers
Joseph Hummel	55	Chief Executive Officer and Director
Kenneth J. Kuick	55	Chief Financial Officer
Clay C. Mingus	47	Chief Legal Officer and Secretary
Hal Lawlor	59	President, Smokey Bones

Non-Executive Directors
		Independent Director(1)
		Independent Director(1)

Non-Executive Director Nominees
Kenneth J. Anderson(2)	70	Independent Director Nominee(1)
Lynne Collier(2)	56	Independent Director Nominee(1)
James Ellis(2)	77	Independent Director Nominee(1)
David Jobe(2)	64	Independent Director Nominee(1)

(1)	Determined to be independent pursuant to the independence standards of the Nasdaq Listing Rules.

(2)	To be appointed to our Board of Directors in connection with the Reorganization. Following appointment to our Board of Directors, such director will hold office until the 2025 annual meeting of our stockholders and until his or her successor has been duly elected and qualified.

Business Experience

Executive Officers

Joseph Hummel. Mr. Hummel has served as our Chief Executive Officer since July 2017, and as a director of our Company since February 2024. Prior to joining our Company, Mr. Hummel was the Chief Operating Officer and a partner at La Cima Restaurants, LLC, a franchiser of 43 Twin Peaks restaurants in Alabama, Georgia, Tennessee, Florida, North Carolina and South Carolina, from August 2011 to July 2017. Prior to La Cima Restaurants, Mr. Hummel worked at Hooters of America from October 2003 to August 2011, where he started as the Vice President of National Purchasing and was eventually promoted to Executive Vice President of Operations and Purchasing. Mr. Hummel has over 30 years of executive experience in the food and restaurant industry. Mr. Hummel received a Bachelor of Science degree in Business Administration from Clemson University.

Kenneth J. Kuick. Mr. Kuick has served as our Chief Financial Officer since        2024. Mr. Kuick has also served as the Co-Chief Executive Officer of FAT Brands since May 2023 and the Chief Financial Officer of FAT Brands since May 2021. Prior to joining FAT Brands, Mr. Kuick was the Chief Financial Officer of Noodles & Company, a national fast-casual restaurant concept, from November 2018 to August 2020, where he was responsible for leading the finance, accounting and supply chain functions. Prior to Noodles & Company, Mr. Kuick was the Chief Accounting Officer of VICI Properties Inc., a real estate investment trust specializing in casino properties, from October 2017 to August 2018, where he was responsible for accounting, consolidated financial operations, capital markets transactions, treasury, internal audit, tax and external reporting. Prior to VICI Properties, Mr. Kuick was the Chief Accounting Officer of Caesars Entertainment Operating Company, a subsidiary of Caesars Entertainment Corporation, from November 2014 to October 2017, and was the Vice President, Assistant Controller for Caesars Entertainment Corporation from December 2011 to November 2014. Mr. Kuick is a Certified Public Accountant. Mr. Kuick received a Bachelor of Science degree in Accounting and Business Systems from Taylor University.

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Clay C. Mingus. Mr. Mingus has served as our Chief Legal Officer and Secretary since July 2017. Prior to joining our Company, Mr. Mingus was the Chief Legal Officer of La Cima Restaurants, LLC, a franchiser of 43 Twin Peaks restaurants in Alabama, Georgia, Tennessee, Florida, North Carolina and South Carolina, from August 2011 to July 2017. Prior to La Cima Restaurants, Mr. Mingus was the Vice President of Legal and General Counsel at Hooters of America from July 2007 to July 2011. Mr. Mingus received a Bachelor of Arts degree in English from Purdue University and a Juris Doctorate degree from University of Georgia School of Law.

Hal Lawlor. Mr. Lawlor has served as the President, Smokey Bones since March 2024. Prior to the Smokey Bones Acquisition, Mr. Lawlor was the President of Barbeque Integrated, Inc. (which is the entity that owns Smokey Bones) from June 2023 to March 2024, as well as the Chief Operating Officer of Barbeque Integrated, Inc. from June 2019 to June 2023. Since joining Smokey Bones, Mr. Lawlor has successfully launched four virtual brands for Smokey Bones, including the Wing Experience, Burger Experience, Bowl Market and Tender Box. Mr. Lawlor has been integral in building a successful off-premise dining program for the Smokey Bones brand to further its sales and reach. Prior to Smokey Bones, Mr. Lawlor was a Regional Vice President of Operations for P.F. Chang’s Bistro, the international Asian-inspired restaurant concept, from January 2016 to May 2019, where he led strategic operations for a group of 61 restaurants across the Northeast and Midwest regions of the United States. Prior to P.F. Chang’s Bistro, Mr. Lawlor was at Red Lobster from February 1994 to January 2016, where he began his career as a line cook, and was subsequently promoted to various leadership positions, including as the Director of Operations, Regional Vice President, and ultimately as the Vice President of Operations. Mr. Lawlor has more than 25 years of experiences in the restaurant industry. Mr. Lawlor graduated from the Culinary School at First Coast Technical College.

Non-Executive Directors

Non-Executive Director Nominees

Kenneth J. Anderson. Mr. Anderson is a director nominee and will become a member of our Board of Directors in connection with the Reorganization. Mr. Anderson also served on the board of directors of FAT Brands from October 2021 to March 2023. Mr. Anderson currently serves as the Chief Executive Officer of Cedar Tree Capital, an investment firm, where he provides strategic planning and investment advice to high net-worth families with a focus on public equities and alternative investments. Prior to Cedar Tree Capital, Mr. Anderson was a founder of, and served as a Client Service Director at, Aspiriant, an independent wealth management firm, from October 2002 to October 2021, where he also was a member of its board of directors. Prior to Aspiriant, Mr. Anderson was a Client Service Director at myCFO from March 2000 to its sale in October 2002. Prior to myCFO, Mr. Anderson was a Tax Partner at Arthur Andersen LLP for 20 years. Mr. Anderson has more than 35 years of experience in providing financial strategies and advice related to taxes, estate planning, investments, insurance, and philanthropy. Mr. Anderson is a Certified Public Accountant and a licensed attorney in Illinois. Mr. Anderson received a Bachelor’s degree in Accounting and Economics from Valparaiso University. Mr. Anderson was selected to serve on our Board of Directors because of his extensive tax and financial strategies and planning experience.

Lynne Collier. Ms. Collier is a director nominee and will become a member of our Board of Directors in connection with the Reorganization. Ms. Collier also currently serves as a director and the chair of the audit committee of the board of directors of FAT Brands, where was appointed to the board of directors of FAT Brands in July 2022. Ms. Collier has also been the Head of Consumer Discretionary at Water Tower Research, LLC, an investor relations advisory firm, since October 2022. Prior to Water Tower Research, Ms. Collier was a Managing Director in the Investor Relations Division of ICR Inc. from April 2021 to June 2022. Prior to ICR, Ms. Collier was a sell-side consumer analyst at a number of financial institutions, including serving as a Managing Director at Loop Capital Markets LLC from October 2018 to April 2021, a Managing Director at Canaccord Genuity Inc. from July 2016 to October 2018, and a Managing Director at Sterne Agee from May 2009 to June 2016. Ms. Collier has nearly 30 years of experience in capital markets with a focus on the restaurant industry. Ms. Collier received a Bachelor’s degree in Finance from Baylor University, and a Master of Business Administration degree in Finance from Texas Christian University. Ms. Collier was selected to serve on our Board of Directors because of her extensive experience in investors relations, and her years of experience in capital markets, particularly with respect to the restaurant industry.

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James Ellis. Mr. Ellis is a director nominee and will become a member of our Board of Directors in connection with the Reorganization. Mr. Ellis also currently serves as a director on the board of directors of FAT Brands since September 2023. Mr. Ellis was previously the Dean of the Marshall School of Business at the University of Southern California (“USC”) from April 2007 to June 2019. Prior to his appointment as the Dean of the Marshall School of Business, Mr. Ellis was the Vice Provost, Globalization, at USC from September 2005 to April 2007, and prior to that, the Vice Dean, External Relations and Corporate Programs, at USC from July 2004 to September 2005. Mr. Ellis was also a professor in the Marketing Department at the Marshall School of Business from January 1997 to June 2021, when he retired from his teaching role. Mr. Ellis continues to serve on the boards of directors of a number of public and private companies, including FAT Brands, J.G. Boswell Company (OTCMKTS:BWEL), and Mercury General Corporation (NYSE: MCY). Mr. Ellis received a Bachelor’s degree in Business Administration from the University of New Mexico, and a Master of Business Administration degree from Harvard Business School. Mr. Ellis was selected to serve on our Board of Directors because of his extensive business and marketing expertise.

David Jobe. Mr. Jobe is a director nominee and will become a member of our Board of Directors in connection with the Reorganization. Mr. Jobe is a director nominee and will become a member of our Board of Directors in connection with the Reorganization. Mr. Jobe is a co-founder, and has served as the Chief Executive Officer, of Prosper Company, a purpose-driven, inclusive community within the foodservice and hospitality industries, since September 2022. Prior to Prosper Company, Mr. Jobe served as the President, a Partner and a member of the board of directors of Revelry Group, a certified B Corporation that creates shared value for companies in the food, beverage, and hospitality sectors, from January 2019 to August 2022. Prior to Revelry Group, Mr. Jobe was at Winsight Media for 20 years where he served in a number of roles, including as the President and Chief Customer Officer. Mr. Jobe has over 25 years of experience in the global foodservice, hospitality and convenience retailing industries. Mr. Jobe received a Bachelor of Arts degree in Business Administration from Washington State University. Mr. Jobe was selected to serve on our Board of Directors because of his extensive experience in the global foodservice and hospitality industries, where he has built deep connections and strategic relationships with senior executives for leading suppliers and operators.

Family Relationships

There are no familial relationships among any of our executive officers, non-executive directors, or non-executive director nominees.

Overlap of Certain Directors and Management

Two of our director nominees, Lynne Collier and James Ellis, also serve as directors of FAT Brands, and our Chief Financial Officer, Kenneth J. Kuick, is also the Chief Financial Officer of FAT Brands. For a description of the treatment of related party transactions and corporate opportunities where a director or officer of our Company also serves as a director or officer of FAT Brands, see the sections entitled “Certain Relationships and Related Party Transactions—Related Party Transactions Policies and Procedures” and “Description of Capital Stock—Provisions of our Amended and Restated Certificate of Incorporation Relating to Related Person Transactions and Corporate Opportunities”.

Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. In connection with the Reorganization, we have amended and restated our certificate of incorporation (which we refer to as our “Amended and Restated Certificate of Incorporation) and our bylaws (which we refer to as our “Amended and Restated Bylaws”). Our Amended and Restated Certificate of Incorporation provides that the number of directors on our Board of Directors shall be no less than              , with the actual number of directors fixed from time to time by our Board of Directors. Immediately following the Reorganization, our Board of Directors will be composed of               members, as set forth above.              will serve as the Chairperson of our Board of Directors. Each director will continue to serve until the election and qualification of his or her successor, or until the earliest of his or her death, resignation, or removal.

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Director Independence

Our Board of Directors will undertake a review of the independence of each director. Based on information provided by each director and director nominee concerning his or her background, employment, and affiliations, we anticipate that our Board of Directors will determine that Kenneth J. Anderson, Lynne Collier, James Ellis, and David Jobe do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors or director nominees, as the case may be, will be “independent”, as defined under the independence standards of the Nasdaq Listing Rules. In making these determinations, our Board of Directors will also consider the current and prior relationships that each non-executive director and non-executive director nominee has or had with our Company and all other facts and circumstances that our Board of Directors deem relevant in determining their independence, including the beneficial ownership of shares of our Common Stock held by such non-executive director and non-executive director nominee, and the transactions described in “Certain Relationships and Related Party Transactions”.

Lead Independent Director

Our corporate governance guidelines will provide that, if the Chairperson of our Board of Directors is an independent director, the Chairperson will also serve as the lead independent director of our Board of Directors (which we refer to as the “Lead Independent Director”), provided, however, that, at any time when the Chairperson of the Board of Directors is not an independent director, one of our independent directors will serve as the Lead Independent Director. Given that                , the Chairperson of our Board of Directors, is an independent director,           will also serve as the Lead Independent Director. As the Lead Independent Director,           will preside over periodic meetings of our independent directors, coordinate activities of the independent directors, ensure that our Board of Directors functions independent of our Company’s management, and perform such additional duties as our Board of Directors may otherwise determine and delegate. The Lead Independent Director may be appointed and replaced from time to time by our Board of Directors.

Diversity

We believe that having a diverse Board of Directors can offer a breadth and depth of perspectives that enhance the performance of our Board of Directors. Our nominating and corporate governance committee values diversity of abilities, experience, perspective, education, gender, background, race, ethnicity and national origin. Recommendations concerning director nominees are based on merit and past performance, as well as expected contributions to the performance of our Board of Directors, and, accordingly, diversity is taken into consideration.

We similarly believe that having a diverse and inclusive organization overall is beneficial to our success, and we are committed to diversity and inclusion at all levels of our organization to ensure that we attract, retain and promote the brightest and most talented individuals. We have recruited and selected senior management candidates that represent a diversity of business understanding, personal attributes, abilities, and experience.

We have not adopted a formal policy with respect to the identification and nomination or appointment of women and of other diverse candidates to our Board of Directors or our senior management team. Our nominating and corporate governance committee and our senior executives take gender and other diversity representation into consideration as part of their overall recruitment and selection process. We have not adopted targets for gender or other diversity representation in part due to the need to consider a balance of criteria for each individual appointment. We do not believe that quotas or strict rules set out in a formal policy would result in improved identification or selection of the best candidates, as we believe that quotas based on specific criteria would limit our ability to ensure that the overall composition of our Board of Directors and senior management team meets the needs of our Company and our stockholders.

Immediately following the Reorganization, we will have              women on our Board of Directors (representing approximately              % of our directors), and our Board of Directors is committed to maintaining or increasing the number of women on our Board of Directors as board turnover occurs from time to time, taking into account the skills, background, experience and knowledge desired at a particular time by our Board of Directors and its committees. In addition, we currently have three women servings as vice presidents on our senior executive team.

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Role of our Board of Directors in Risk Oversight

Our Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. One of the key functions of our Board of Directors is informed oversight of our risk management processes, which are designed to support the achievement of organizational objectives, improve long-term organizational performance, and enhance stockholder value while mitigating and managing identified risks. A fundamental part of our approach to risk management is not only understanding the most significant risks our Company faces and the necessary steps to manage those risks, but also deciding what level of risk is appropriate. Our Board of Directors plays an integral role in guiding our management’s risk tolerance and determining an appropriate level of risk.

Our Board of Directors currently implements its risk oversight function as a whole. Each of the three standing committees (the audit committee, the compensation committee, and the nominating and corporate governance committee) of our Board of Directors also provides risk oversight in respect of its respective areas of concentration and reports material risks to our Board of Directors for further consideration. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including risks associated with operational, governmental, environmental, legal, compliance, corporate governance, financial, credit, liquidity, cybersecurity and data privacy matters, evaluating our risk management processes, allocating responsibilities for risk overnight among the full Board of Directors and the three standing committees, and fostering an appropriate culture of integrity and compliance with legal obligations. Our Board of Directors also appreciates the evolving nature of our business and industry and oversees the monitoring and mitigation of new threats and risks as they emerge.

Our audit committee monitors and evaluates our major financial and accounting risk exposures, and other risks that could have a significant impact on our financial statements, in addition to oversight of the performance of our internal audit function. Our audit committee also monitors major legal, regulatory, compliance, investment, tax, cybersecurity, and data privacy risks, and the steps our management takes to identify and control these exposures, including by reviewing and setting guidelines, policies, and internal controls that govern the processes by which risk assessment and management is undertaken. In particular, our audit committee oversees our cybersecurity and data privacy programs and reports on these matters to our Board of Directors. Our management periodically updates our audit committee on cybersecurity and data privacy matters, including cybersecurity incidents involving us, our franchisees, as well as our third-party service providers, progress of ongoing initiatives, and the effectiveness of internal control and compliance mechanisms. These mechanisms include assessments of prospective third-party service providers’ cybersecurity and data privacy practices prior to entering into or renewing business transactions with them or providing them access to our data or information systems. The results of these assessments inform the controls that we would implement to mitigate any uncovered third-party service provider security risks. Our audit committee also monitors compliance with legal and regulatory programs. Our compensation committee monitors and assesses whether any of our compensation policies, programs and practices has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee oversees risks associated with director independence and the composition and organization of our Board of Directors, plans for leadership succession, monitors the effectiveness of our corporate governance guidelines and code of business conduct and ethics, including whether such guidelines and code are successful in preventing illegal or improper liability-creating conduct, and provides general oversight of our other corporate governance policies and practices. While each standing committee of our Board of Directors is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board of Directors is regularly informed through committee reports about such risks.

At periodic meetings of our Board of Directors and its committees, our management reports to, and seeks guidance from, our Board of Directors and its committees with respect to the most significant risks that could affect our business, such as financial, tax, and audit-related risks, legal, regulatory and compliance risks, and cybersecurity and data privacy risks. We have implemented controls and procedures for our management to quickly report and escalate violations or breaches of our compliance programs, policies and practices, as well as occurrences of cybersecurity, data privacy and other incidents, to our Board of Directors or an applicable committee.

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Committees of our Board of Directors

Our Board of Directors will establish three standing committees in connection with the Reorganization: the (i) audit committee, (ii) compensation committee, and (iii) nominating and corporate governance committee. Each of our audit committee, our compensation committee, and our nominating and corporate governance committee will be composed exclusively of independent directors, as determined in accordance with the independence standards of the Nasdaq Listing Rules.

Audit Committee

In connection with the Reorganization, our Board of Directors will establish an audit committee, which will be comprised of three independent directors,              ,              and              .            will serve as the chairperson of our audit committee. We anticipate that our Board of Directors will determine that (i) each member of our audit committee is independent under the independence standards of the Nasdaq Listing Rules, and meets the independence requirements of Rule 10A-3 under the Exchange Act, (ii)                 will be the “audit committee financial expert” within the meaning of applicable SEC regulations, and (iii) each member of our audit committee is “financially literate” under the applicable Nasdaq Listing Rules, as each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements and has sufficient knowledge in financial and auditing matters to serve on our audit committee. In arriving at these determinations, our Board of Directors will examine each audit committee member’s scope of experience and the nature of his or her employment.

The primary purpose of our audit committee is to assist our Board of Directors in overseeing:

●	our corporate accounting, financial reporting, and auditing processes and activities;

●	our systems of internal control;

●	the integrity and audits of our financial statements;

●	the scope of our annual audits;

●	our compliance with legal and regulatory requirements;

●	the engagement, qualifications, and independence of our independent registered public accounting firm;

●	the performance of our accounting practices, internal audit function, and independent registered public accounting firm; and

●	our overall risk exposure and the management thereof.

Specific responsibilities of our audit committee include, among other matters:

●	being responsible for the selection, engagement, qualifications, independence, and performance of our independent registered public accounting firm;

●	meeting periodically with our management, internal audit staff, and our independent registered public accounting firm in separate executive sessions;

●	reviewing and discussing with our independent registered public accounting firm the plans for, and the scope and results of, our annual audit, and reviewing with our management and our independent registered public accounting firm our interim and year end results of operations;

●	having sole authority to approve in advance all audit and permissible non-audit services to be performed by our independent registered public accounting firm, the scope and terms thereof, and the fees therefor;

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●	reviewing our system of audit and financial accounting controls, and the results of internal audits;

●	preparing the audit committee report that the SEC requires in our annual proxy statement; and

●	reviewing, approving and overseeing any related party transactions; and

●	reviewing and overseeing legal and regulatory compliance matters, including risks related to cybersecurity, information security, and data privacy.

Our audit committee will operate under a written audit committee charter, to be effective upon the consummation of the Reorganization, that defines our audit committee’s primary duties in a manner consistent with applicable Nasdaq Listing Rules.

Compensation Committee

In connection with the Reorganization, our Board of Directors will establish a compensation committee, which will be comprised of two independent directors,                and               .              will serve as the chairperson of our compensation committee. We anticipate that our Board of Directors will determine that each member of our compensation committee is independent under the independence standards of the Nasdaq Listing Rules, and is a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act).

The primary purpose of our compensation committee is to assist our Board of Directors in overseeing our compensation programs, policies and plans, and to review and determine the compensation to be paid to our directors, executive officers, and other senior management, as appropriate. Specific responsibilities of our compensation committee include, among other matters:

●	administering, reviewing, and making recommendations to our Board of Directors regarding, our 2024 Incentive Compensation Plan and any other compensation or benefit programs, policies, and plans;

●	reviewing and approving on an annual basis our corporate goals and objectives with respect to compensation for executive officers, and evaluating on an annual basis each executive officer’s performance in light of such goals and objectives;

●	reviewing and approving, or recommending that our Board of Directors approve, the compensation, including salary, bonus and equity and non-equity incentive compensation, of, and terms of other compensatory arrangements with, our chief executive officer and other executive officers;

●	reviewing, concurrently with our nominating and corporate governance committee, the appropriate level of compensation for Board and committee service by non-executive directors; and

●	reviewing our incentive compensation arrangements to ensure that they do not encourage unnecessary risk-taking, and reviewing and discussing, at least annually, the relationship among our risk management policies and practices, our corporate strategy, and our compensation arrangements.

Our compensation committee will also have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director or executive compensation.

Our compensation committee will operate under a written compensation committee charter, to be effective upon the consummation of the Reorganization, that defines our compensation committee’s primary duties in a manner consistent with applicable Nasdaq Listing Rules.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is currently, or has been at any time, an officer or employee of our Company or any of our subsidiaries. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or our compensation committee.

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Nominating and Corporate Governance Committee

In connection with the Reorganization, our Board of Directors will establish a nominating and corporate governance committee, which will be comprised of two independent directors,           and           .           will serve as the chairperson of our nominating and corporate governance committee. We anticipate that our Board of Directors will determine that each member of our nominating and corporate governance committee is independent under the independence standards of the Nasdaq Listing Rules.

Specific responsibilities of our nominating and corporate governance committee include, among other matters:

●	identifying, evaluating, and recommending to our Board of Directors potential director candidates for nomination to become members of our Board of Directors, including the nomination of incumbent directors for reelection;

●	ensuring that our Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise, diversity, and independence;

●	considering and making recommendations to our Board of Directors regarding the organization, function, and composition, including chairpersonship, of our Board of Directors and its committees;

●	overseeing the self-evaluation of our Board of Directors and its committees, and our Board of Director’s evaluation of management;

●	reviewing succession planning for our executive leadership team;

●	reviewing matters relating to human capital management, including policies and strategies regarding recruiting, retention, career development and progression, diversity and inclusion, and other employment practices;

●	reviewing and considering environmental, social responsibility, and sustainability matters; and

●	overseeing our corporate governance policies, procedures and guidelines, including periodically reviewing and, if appropriate, recommending to our Board of Directors changes to, our corporate governance policies, procedures and guidelines.

Our nominating and corporate governance committee will operate under a written nominating and corporate governance committee charter, to be effective upon the consummation of the Reorganization, that defines our nominating and corporate governance committee’s primary duties in a manner consistent with applicable Nasdaq Listing Rules.

Code of Business Conduct and Ethics

Upon the consummation of the Reorganization, our Board of Directors will adopt a code of business conduct and ethics (which we refer to as our “code of business conduct and ethics”) that will apply to our directors, officers, employees, and contractors. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and promote the following:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

●	full, fair, accurate, timely and understandable disclosure in our communications with, and reports to, our stockholders and other public communications;

●	compliance with applicable governmental laws, rules and regulations;

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●	protection of our assets, including corporate opportunities and confidential information;

●	a professional and respectful work environment, free of discrimination or harassment;

●	prompt internal reporting of violations of our code of business conduct and ethics to appropriate persons identified therein; and

●	accountability for adherence to our code of business conduct and ethics.

Any waiver of our code of business conduct and ethics for our directors, executive officers, or any employees may be made only by our Board of Directors, and will be promptly disclosed as required by law or the Nasdaq Listing Rules.

Controlled Company Exemptions

Immediately following the Reorganization and the Spin-Off, FAT Brands will own (i)                shares of our Class A Common Stock, or approximately           % of the outstanding shares of our Class A Common Stock, and (ii) all of the            outstanding shares of our Class B Common Stock. Our Class B Common Stock is entitled to            votes per share, and our Class A Common Stock is entitled to one vote per share. Because of the         -to-1 voting ratio between our Class B Common Stock and our Class A Common Stock, immediately following the Spin-Off, FAT Brands will hold approximately            % of the total voting power of the outstanding shares of our Common Stock, and, as a result, will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of all the members of our Board of Directors and the approval of significant corporate transactions. Under the Nasdaq Listing Rules, a company is deemed to be a “controlled company” if more than 50% of the voting power for the election of directors is held by an individual, group or another company. As such, we expect to be a “controlled company” within the meaning of the Nasdaq Listing Rules, since FAT Brands will continue to control a majority of the voting power of the outstanding shares of our Common Stock.

A controlled company may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our Class A Common Stock:

●	we have a board of directors that is composed of a majority of “independent directors”, as defined under the Nasdaq Listing Rules;

●	we have a compensation committee that is composed entirely of independent directors;

●	we have a nominating and corporate governance committee that is composed entirely of independent directors; and

●	the compensation of our Chief Executive Officer must be determined or recommended solely by independent directors.

Notwithstanding the foregoing, we do not currently intend to rely on any of the “controlled company” exemptions provided under the Nasdaq Listing Rules.

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EXECUTIVE AND DIRECTOR COMPENSATION

Overview

This discussion provides an overview of our executive compensation philosophy and objectives, our executive compensation programs, policies, processes and practices, and the compensation determinations with respect to the following executive officers, who are collectively referred to herein as our “Named Executive Officers”:

Name	Position
Joseph Hummel	Chief Executive Officer(1)
Clay C. Mingus	Chief Legal Officer and Secretary(1)
Michael Locey	Chief Development Officer(1)
Kenneth J. Kuick	Chief Financial Officer(2)

(1)	Such executive officer was a Named Executive Officer for fiscal year 2023.
(2)	Kenneth J. Kuick was hired and appointed as our Chief Financial Officer on , 2024, and we expect that Mr. Kuick will be a Named Executive Officer for fiscal year 2024 and going forward following the Spin-Off.

The Twin Group is currently a part of the FAT Brands organization. As such, in fiscal years 2023 and 2022, the appropriate levels of annual salary and annual target bonus compensation for our Chief Executive Officer were determined and approved by the compensation committee of the board of directors of FAT Brands (which we refer to as the “FAT Brands Compensation Committee”), and the appropriate levels of annual salary and annual target bonus compensation for our Chief Legal Officer and Secretary and our Chief Development Officer were determined by our Chief Executive Officer, who provided his determinations to the FAT Brands Compensation Committee for consideration and final approval, consistent with FAT Brands’ compensation policies and practices. The determinations of the annual salaries and annual target bonus compensation of our Name Executive Officer generally took into account such Named Executive Officer’s experience, roles, and performance, as well the compensation practices of similar companies in our industry.

Until the completion of the Reorganization and the Spin-Off, we anticipate that the FAT Brands Compensation Committee will continue to determine and manage the compensation of our Chief Executive Officer, and that our Chief Executive Officer and the FAT Brands Compensation Committee will continue to determine and manage the compensation of our Named Executive Officers (other than our Chief Executive Officer). Following our transition to being a publicly traded company, our compensation committee will be responsible for, or will assist our Board of Directors in, overseeing our compensation programs, policies, processes and practices. Our compensation committee will also be responsible for ensuring that our compensation programs, policies, processes and practices appropriately balance risk and reward consistent with our risk profile, and do not encourage excessive risk-taking behavior by our management, including our Named Executive Officers. Our compensation committee’s oversight will include reviewing and making recommendations to our Board of Directors concerning the level and nature of compensation payable to our directors and officers, reviewing compensation objectives, evaluating performance, and ensuring that total compensation paid to executive officers, including our Named Executive Officers, is reasonable and consistent with the objectives and philosophy of our compensation programs.

The following discussion contains forward-looking statements that are based on our current determinations, plans, considerations, and expectations regarding our future compensation programs, policies, processes and practices. The compensation programs, policies, processes and practices, including our compensation philosophy, that we adopt in the future, as well as the actual amount and form of compensation, may differ materially from our currently planned compensation programs as summarized in this discussion.

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Executive Compensation

Summary Compensation Table

The following table summarizes information regarding the compensation that was earned by our Named Executive Officers during fiscal years 2023 and 2022.

Name and Principal Position(s)	Year	Salary ($)	Non-equity incentive plan compensation ($)		All other compensation ($)		Total ($)

Joseph Hummel	2023	350,000	350,000	(1)	5,549	(2)	705,549
Chief Executive Officer	2022	350,000	350,000	(1)	5,549	(2)	705,549

Clay C. Mingus	2023	309,000	123,600	(3)	12,022	(4)	444,622
Chief Legal Officer and Secretary	2022	300,000	120,000	(3)	16,248	(5)	436,248

Michael Locey	2023	267,800	107,120	(3)	12,351	(6)	387,271
Chief Development Officer	2022	260,000	104,000	(3)	12,402	(7)	376,402

Kenneth J. Kuick(8)	2023	—	—		—		—
Chief Financial Officer	2022	—	—		—		—

(1)	This amount reflects an annual target amount of non-equity incentive plan compensation in the form of a cash bonus equal to 100% of Mr. Hummel’s annual base salary for such year, which non-equity incentive plan compensation was earned by Mr. Hummel upon the achievement of specified Company and individual performance goals.

(2)	Represents (i) a cell phone allowance of $1,200, and (ii) payments of premiums on various life, disability and accidental death and dismemberment insurance policies in the aggregate amount of $4,349.

(3)	This amount reflects an annual target amount of non-equity incentive plan compensation in the form of a cash bonus equal to 40% of such Named Executive Officer’s annual base salary for such year, which non-equity incentive plan compensation was earned by such Named Executive Office upon the achievement of specified Company and individual performance goals.

(4)	Represents (i) a cell phone allowance of $1,200, (ii) payments of premiums on various life, disability and accidental death and dismemberment insurance policies in the aggregate amount of $3,244, and (iii) a Company-paid 401(k) plan matching contribution of $7,578.

(5)	Represents (i) a cell phone allowance of $1,200, (ii) payments of premiums on various life, disability and accidental death and dismemberment insurance policies in the aggregate amount of $3,244, and (iii) a Company-paid 401(k) plan matching contribution of $11,804.

(6)	Represents (i) a cell phone allowance of $1,200, (ii) payments of premiums on various life, disability and accidental death and dismemberment insurance policies in the aggregate amount of $517, and (iii) a Company-paid 401(k) plan matching contribution of $10,634.

(7)	Represents (i) a cell phone allowance of $1,200, (ii) payments of premiums on various life, disability and accidental death and dismemberment insurance policies in the aggregate amount of $517, and (iii) a Company-paid 401(k) plan matching contribution of $10,685.

(8)	Kenneth J. Kuick was hired and appointed as our Chief Financial Officer on , 2024, and as such, he did not receive any compensation from us in fiscal years 2023 and 2022. For 2024, Mr. Kuick will receive an annual base salary of $ , which will be pro-rated based on the number of days he will have worked at our Company in 2024.

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Components of Executive Compensation

In fiscal years 2023 and 2022, the compensation of our Chief Executive Officer was determined by the FAT Brands Compensation Committee, and the compensation of our Named Executive Officers (other than our Chief Executive Officer) was determined by our Chief Executive Officer, who provided his determinations to the FAT Brands Compensation Committee for consideration and final approval. For fiscal year 2024 and going forward, the compensation of our Named Executive Officers will be determined by our compensation committee. Such decisionmakers have based and will base such compensation determinations on the following elements described below.

Annual Base Salary. Base salary is designed to compensate our Named Executive Officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, the following factors, among others, was and will continue to be considered: (i) each executive’s roles and responsibilities, unique skills, and future potential with our Company, (ii) salary levels for similar positions in our industry and market, and (iii) internal pay equity.

Annual Target Bonus Opportunities. Annual target cash bonus opportunities are designed to incentivize our Named Executive Officers at a variable level of compensation based on our Company’s and the executive’s performance. Our annual target cash bonus opportunity program was and will continue to be designed to reward the achievement of specific financial and operational objectives, based on annual performance criteria that is flexible and that changes with the needs of our business. For fiscal years 2023 and 2022, annual target cash bonus opportunities were based on the achievement of Company performance goals related to our System-Wide Sales and Adjusted EBITDA, as compared to the annual budget for such year and prior year results, as well as the achievement of individual performance goals set out in the beginning of such year.

Retirement Savings Opportunities. Our executives and all other eligible employees are able to participate in a 401(k) Retirement Savings Plan (which we refer to as the “401(k) plan”). We provide the 401(k) plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) plan, our employees are eligible to defer a portion of their base salary or cash bonus, and we, at our discretion, may make a matching contribution and/or a profit sharing contribution on their behalf. We do not currently intend to provide an option for our employees to invest in shares of our Class A Common Stock through the 401(k) plan.

Health and Welfare Benefits. We provide to our executives and all other eligible full-time employees a competitive benefits package, which includes health and welfare benefits, such as medical, dental, disability and life insurance benefits. The programs under which these benefits are offered do not discriminate in scope, terms, or operation in favor of our executives, and will generally be available to all of our full-time employees.

Reimbursement of Business Expenses. We also reimburse our executives for reasonable out-of-pocket expenses incurred in connection with the performance of their duties with our Company.

Future Additional Component of Executive Compensation

Equity Awards. In connection with the Reorganization and the Spin-Off, our Board of Directors has adopted, and, prior to the completion of the Spin-Off, we intend to submit to our stockholders for approval, our 2024 Incentive Compensation Plan (as defined below). We anticipate that, following the Reorganization and the Spin-Off, equity awards granted under our 2024 Incentive Compensation Plan will be an important component of the total executive compensation package. We believe that time-vested equity awards will encourage our executives to focus on our long-term goals and enhance stockholder value, while, at the same time, also attract, motivate and retain high-quality executives. In determining equity awards, our compensation committee will take into account our overall financial and operational performance, as well as such executive’s individual performance. The equity awards that we plan to grant under our 2024 Incentive Compensation Plan are intended to recognize such executive’s efforts and services to our Company, and to provide a retention element to such executive’s overall compensation. We anticipate that equity awards granted under our 2024 Incentive Compensation Plan will generally be subject to time vesting, and will vest subject to the executive’s continued employment. We also intend to provide performance-based equity awards to our executives under our 2024 Incentive Compensation Plan. For more information regarding equity-based compensation that our executives may receive under our 2024 Incentive Compensation Plan, see “—Equity-Based Compensation—2024 Incentive Compensation Plan” below.

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Executive Compensation Program and Philosophy Following the Reorganization and the Spin-Off

Our executive compensation program will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential, and to establish a meaningful relationship between executive compensation and the creation of stockholder value. We will seek to provide total compensation packages that are competitive in terms of potential value to our executives, and which will be tailored to our unique characteristics and needs within our industry, in order to create an executive compensation program that adequately rewards our executives for their roles in creating and increasing value for our stockholders. The compensation decisions regarding our executives are based on our need to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations.

As described above, our executive compensation program will have three primary components: (i) base salary, (ii) incentive target cash bonus opportunity, and (iii) equity and/or equity-based awards. We view these three components of our executive compensation program as related but distinct. Although our compensation committee will review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We anticipate determining the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, company performance, individual performance, market practices of peer companies of comparable size and business model, and other information deemed relevant and timely. We will also adopt policies, processes and practices for allocating compensation between annual and long-term compensation, between cash and non-cash compensation, or among different forms of compensation. In addition to the guidance provided by our compensation committee, we may utilize the services of independent third-party compensation consultants from time to time in connection with the hiring of, and compensation awarded to, our executive officers.

Additionally, our compensation committee will be charged with performing an annual review of our executive compensation program, including its cash and equity compensation components, to confirm that it provides adequate incentives and motivation to our executive officers, encourages and maintains a performance-driven company culture, aligns the interests of our executive officers with the interests of our stockholders, and adequately compensates our executive officers relative to comparable officers in other similarly situated companies in our industry.

Benchmarking of Cash and Equity Compensation

We believe that, when making compensation-related decisions, it is important to be informed of current practices of similarly situated publicly-held companies in our industry. We expect that our compensation committee will stay apprised of the cash and equity compensation practices of publicly-held companies in our industry through the review of such companies’ public reports and through other resources, including consulting with independent compensation consultants. It is expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to us, which characteristics may include similar business strategies, stage of development, financial growth metrics, employee headcount, and market capitalization. While benchmarking may not always be appropriate as a standalone tool for setting compensation due to the aspects of our business objectives that may be unique to us, we generally believe that gathering this information will be an important part of our compensation-related decision-making process.

Compensation Clawback Policy

In               2024, our Board of Directors adopted an executive officer compensation clawback policy that complies with Nasdaq Listing Rule 5608 and the final clawback rules adopted by the SEC under Section 10D of, and Rule 10D-1 under, the Exchange Act.

Employment or Severance Agreements

We do not currently have any employment agreements or severance arrangements with any of our executives or other employees.

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Equity-Based Compensation

2024 Incentive Compensation Plan

In connection with the Reorganization and the Spin-Off, our Board of Directors has adopted, and, prior to the completion of the Spin-Off, we intend to submit to our stockholders for approval, the Twin Hospitality Group Inc. 2024 Incentive Compensation Plan (which we refer to as our “2024 Incentive Compensation Plan”) in order to grant equity and equity-based awards to attract and retain directors, officers, employees and other service providers. Our 2024 Incentive Compensation Plan will provide for the granting of equity-based awards, including our Class A Common Stock, restricted stock, restricted stock units, dividend equivalents, options to purchase shares of our Class A Common Stock, stock appreciation rights, and performance awards.

Administration of our 2024 Incentive Compensation Plan and Eligibility

Our 2024 Incentive Compensation Plan will be administered by the compensation committee of our Board of Directors, which, subject to applicable law, may delegate certain of its authority with respect to a number of shares reserved and available for awards under our 2024 Incentive Compensation Plan to our Chief Executive Officer or such other executive officers as our compensation committee deems appropriate.

Subject to the terms of our 2024 Incentive Compensation Plan, our compensation committee will be authorized to (i) select eligible persons to receive awards (which includes our directors, officers, employees, consultants, and independent contractors, and persons expected to become our directors, officers, employees, consultants, and independent contractors), (ii) grant awards, (iii) determine the type, number and other terms and conditions of, and all other matters relating to, awards, (iv) prescribe award agreements (which need not be identical for each participant) and the rules and regulations for the administration of our 2024 Incentive Compensation Plan, (v) construe and interpret our 2024 Incentive Compensation Plan and award agreements, (vi) correct defects, supply omissions or reconcile inconsistencies in our 2024 Incentive Compensation Plan, and (vii) make all other decisions and determinations as our compensation committee may deem necessary or advisable for the administration of our 2024 Incentive Compensation Plan. Decisions of our compensation committee will be final, conclusive and binding on all persons or entities, including our Company, any subsidiary, any participant or beneficiary, any transferee under our 2024 Incentive Compensation Plan, or any other person claiming rights from or through any of the foregoing persons or entities.

Share Authorization

The total number of shares of our Class A Common Stock subject to awards that will be reserved and available for issuance under our 2024 Incentive Compensation Plan will be            shares (representing            % of the total number of fully-diluted shares of our Common Stock immediately following the completion of the Reorganization). The number of shares of our Class A Common Stock available under our 2024 Incentive Compensation Plan will be reduced by the sum of the aggregate number of shares of our Class A Common Stock which become subject to outstanding awards granted under our 2024 Incentive Compensation Plan. To the extent that shares of our Class A Common Stock subject to an outstanding award granted under our 2024 Incentive Compensation Plan are not issued or delivered by reason of the forfeiture, expiration or termination of such award, or the settlement of such award in cash, then such shares of our Class A Common Stock generally will again become available under our 2024 Incentive Compensation Plan.

In the event of any equity restructuring that causes the per share value of shares of our Class A Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, our compensation committee will appropriately adjust the number and class of securities available under our 2024 Incentive Compensation Plan and the terms of each outstanding award under our 2024 Incentive Compensation Plan. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization or partial or complete liquidation, our compensation committee may make such equitable adjustments as it determines to be appropriate and equitable to prevent dilution or enlargement of rights of participants. The decision of our compensation committee regarding any such adjustment will be final, binding and conclusive.

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Restricted Stock and Restricted Stock Units

Under our 2024 Incentive Compensation Plan, our compensation committee will be authorized to grant shares of restricted stock and restricted stock units. Grants of shares of restricted stock will be subject to such risks of forfeiture and other restrictions as our compensation committee may impose, including time- or performance-based restrictions, or both. A participant granted shares of restricted stock generally has all of the rights of a stockholder of our Company (including voting and dividend rights), unless otherwise determined by our compensation committee.

An award of restricted stock units confers upon a participant the right to receive shares of our Class A Common Stock or cash equal to the fair market value of the specified number of shares of our Class A Common Stock covered by the restricted stock units at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as our compensation committee may impose. An award of restricted stock units carries no voting or other rights associated with share ownership prior to settlement.

Stock Options and Stock Appreciation Rights

Under our 2024 Incentive Compensation Plan, our compensation committee will be authorized to grant (i) stock options, including both incentive stock options (which we refer to as “ISOs”) that are intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and non-qualified stock options, and (ii) stock appreciation rights, entitling the participant to receive the amount by which the fair market value of a share of our Class A Common Stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share of our Class A Common Stock subject to an option and the grant price of a stock appreciation right are to be determined by our compensation committee; provided, that the exercise price per share of an option and the grant price of a stock appreciation right may not be less than 100% of the fair market value of a share of our Class A Common Stock on the date the option or stock appreciation right is granted. An option granted to a person who owns or is deemed to own shares of our capital stock representing 10% or more of the voting power of all classes of our capital stock (sometimes referred to as a “10% owner”) will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a share of our Class A Common Stock on the date the ISO is granted.

For purposes of our 2024 Incentive Compensation Plan, the term “fair market value” means the fair market value of shares of our Class A Common Stock, awards under our 2024 Incentive Compensation Plan, or other property as determined by our compensation committee or under procedures established by our compensation committee. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment or service generally will be fixed by our compensation committee, except that no option or stock appreciation right may have a term exceeding 10 years, and no ISO granted to a 10% owner may have a term exceeding five years (to the extent required by the Code at the time of grant). Methods of exercise and settlement and other terms of options and stock appreciation rights will be determined by our compensation committee. Accordingly, our compensation committee may permit the exercise price of options awarded under our 2024 Incentive Compensation Plan to be paid in cash, shares of our Class A Common Stock, other awards under our 2024 Incentive Compensation Plan, or other property (including loans to participants). Our compensation committee may grant stock appreciation rights in tandem with options (which we refer to as “tandem stock appreciation rights”) under our 2024 Incentive Compensation Plan. A tandem stock appreciation right may be granted at the same time as the related option is granted or, for options that are not ISOs, at any time thereafter before exercise or expiration of such option. A tandem stock appreciation right may only be exercised when the related option would be exercisable and the fair market value of the shares of our Class A Common Stock subject to the related option exceeds the option’s exercise price. Any option related to a tandem stock appreciation right will no longer be exercisable to the extent the tandem stock appreciation right has been exercised, and any tandem stock appreciation right will no longer be exercisable to the extent the related option has been exercised.

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Performance Awards

Under our 2024 Incentive Compensation Plan, our compensation committee will be authorized to grant performance awards to participants on terms and conditions established by our compensation committee. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by our compensation committee upon the grant of the performance award. Performance awards may be settled by delivery of cash, shares of our Class A Common Stock or other property, or any combination thereof, as determined by our compensation committee.

After the end of each performance period, our compensation committee will determine and certify whether the performance goals have been achieved. In determining the achievement of such performance goals, our compensation committee may, at the time the performance goals are set, require that those goals be determined by excluding the impact of (i) any restructurings, discontinued operations, extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (ii) any changes in accounting standards required by generally accepted accounting principles, or (iii) such other exclusions or adjustments as our compensation committee specifies at the time the award is granted.

Other Stock-Based Awards

Under our 2024 Incentive Compensation Plan, our compensation committee will be authorized to grant other stock-based awards valued in whole or in part by reference to, or otherwise based on, shares of our Class A Common Stock. Our compensation committee will determine the terms and conditions of such other stock-based awards, including the number of shares of Class A Common Stock to be granted pursuant to such other stock-based awards, the manner in which such other stock-based awards will be settled (e.g., in shares of our Class A Common Stock, cash or other property), and the conditions to the vesting and payment of such other stock-based awards (including the achievement of performance objectives).

Other Terms of Awards

Awards granted under our 2024 Incentive Compensation Plan may be settled in the form of cash, shares of our Class A Common Stock, other awards or other property, in the discretion of our compensation committee. Our compensation committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as our compensation committee may establish. Our compensation committee will be authorized to place cash, shares of our Class A Common Stock, or other property in trusts or make other arrangements to provide for payment of our obligations under our 2024 Incentive Compensation Plan. Our compensation committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our Class A Common Stock or other property to be distributed will be withheld (or that previously acquired shares or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under our 2024 Incentive Compensation Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that our compensation committee may, in its discretion, permit transfers, subject to any terms and conditions our compensation committee may impose pursuant to the express terms of an award agreement. A beneficiary, transferee, or other person claiming any rights under our 2024 Incentive Compensation Plan from or through any participant will be subject to all terms and conditions of our 2024 Incentive Compensation Plan and any award agreement applicable to such participant, except as otherwise determined by our compensation committee, and to any additional terms and conditions deemed necessary or appropriate by our compensation committee.

Awards under our 2024 Incentive Compensation Plan generally will be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. Our compensation committee may, however, grant awards in exchange for other awards under our 2024 Incentive Compensation Plan, awards under other plans of our Company, or other rights to payment from our Company, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

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Acceleration of Vesting; Change in Control

Subject to certain limitations, our compensation committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award granted under our 2024 Incentive Compensation Plan. In the event of a “change in control” of our Company (as defined under our 2024 Incentive Compensation Plan), and only to the extent provided in any employment or other agreement between the participant and our Company or any related entity, or in any award agreement, or to the extent otherwise determined by our compensation committee in its sole discretion in each particular case, (i) any option or stock appreciation right that was not previously vested and exercisable at the time of the “change in control” will become immediately vested and exercisable, (ii) any restrictions, deferral of settlement and forfeiture conditions applicable to a restricted stock award, restricted stock unit award or another stock-based award subject only to future service requirements will lapse and such awards will be deemed fully vested, and (iii) with respect to any outstanding award subject to achievement of performance goals and conditions under our 2024 Incentive Compensation Plan, our compensation committee may, in its discretion, consider such awards to have been earned and payable based on actual achievement of performance goals as measured immediately prior to the consummation of the change in control, or based upon target performance (either in full or pro-rata based on the portion of the performance period completed as of the “change in control”).

Subject to any limitations contained in our 2024 Incentive Compensation Plan relating to the vesting of awards in the event of any merger, consolidation or other reorganization in which our Company does not survive, or in the event of any “change in control”, the agreement relating to such transaction and/or our compensation committee may provide for: (i) the continuation of the outstanding awards by our Company, if our Company is a surviving entity, (ii) the assumption or substitution for outstanding awards by the surviving entity or its parent or subsidiary pursuant to the provisions contained in our 2024 Incentive Compensation Plan, (iii) full exercisability or vesting and accelerated expiration of the outstanding awards, (iv) replacement of the outstanding awards with other rights or property selected by our compensation committee, or (v) settlement of the value of the vested portion of the outstanding awards in cash or cash equivalents or other property followed by cancellation of such awards. The foregoing actions may be taken without the consent or agreement of a participant in our 2024 Incentive Compensation Plan and without any requirement that all such participants be treated consistently.

Other Adjustments

Under our 2024 Incentive Compensation Plan, our compensation committee or our Board of Directors will be authorized to make adjustments in the terms and conditions of, and the criteria included in, awards (i) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting our Company, any subsidiary or any business unit, or our financial statements, (ii) in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations, or business conditions, or (iii) in view of our compensation committee’s assessment of the business strategy of our Company, any subsidiary or business unit, performance of comparable organizations, economic and business conditions, personal performance of a participant, and any other circumstances deemed relevant.

Amendment; Termination

Our Board of Directors may amend, alter, suspend, discontinue or terminate our 2024 Incentive Compensation Plan or our compensation committee’s authority to grant awards without the consent of stockholders or participants or beneficiaries, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our Class A Common Stock may then be listed or quoted; provided, that, except as otherwise permitted by our 2024 Incentive Compensation Plan or an award agreement, without the consent of an affected participant, no such action by our Board of Directors may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding award. Our compensation committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any award theretofore granted and any award agreement relating thereto, except as otherwise provided in our 2024 Incentive Compensation Plan; provided, that, except as otherwise permitted by our 2024 Incentive Compensation Plan or award agreement, without the consent of an affected participant, no such action by our compensation committee or our Board of Directors may materially and adversely affect the rights of such participant under terms of such award.

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Our 2024 Incentive Compensation Plan will terminate at the earliest of (i) such time as no shares of our Class A Common Stock remain available for issuance under our 2024 Incentive Compensation Plan, (ii) termination of our 2024 Incentive Compensation Plan by our Board of Directors, or (iii) the tenth anniversary of the effective date of our 2024 Incentive Compensation Plan. Awards outstanding upon termination or expiration of our 2024 Incentive Compensation Plan will remain in effect until they have been exercised or terminated, or have expired.

Initial Awards under our 2024 Incentive Compensation Plan

Immediately following the completion of the Spin-Off, we intend to grant the following awards to our Named Executive Officers, other officers and employees, non-executive directors, and non-executive director nominees under our 2024 Incentive Compensation Plan:

Name of Grantee	Type and Amount of Award
Named Executive Officers

Other Officers and Employees
(as a group ( persons))

Non-Executive Directors

Non-Executive Director Nominees

(1)	The stock options reflected here vest as follows: .

Twin Hospitality Group Management Equity Plan

In                  2024, we adopted the Twin Hospitality Group Inc. Management Equity Plan (which we refer to as the “Management Equity Plan”), pursuant to which we intend to grant restricted stock unit (which we refer to as “RSU”) awards on a one-time basis to key officers and employees of our Company in connection with the Spin-Off. The RSUs to be granted under the Management Equity Plan will represent a right to receive shares of our Class A Common Stock, including dividend equivalent payments with respect to such underlying shares that are payable after the date of grant of such RSUs until such RSUs have vested and such underlying shares are issued. The RSUs to be granted under the Management Equity Plan are separate and distinct from awards granted under our 2024 Incentive Compensation Plan.

The Management Equity Plan reserves                  shares of our Class A Common Stock for RSU awards, and we intend to grant RSU awards with respect to all such reserved shares. Because the purpose of the Management Equity Plan is to provide one-time grants of RSU awards, the Management Equity Plan does not permit share recycling, which means that if any RSU awards are forfeited, the shares underlying such awards may not be subject to new RSU awards. In order to ensure that the Management Equity Plan does not have a dilutive impact on our stockholders (other than FAT Brands), the shares of our Class A Common Stock to be issued in settlement of the RSUs granted under the Management Equity Plan will be provided exclusively from shares contributed to us by FAT Brands from its holdings of shares of our Class A Common Stock.

Following the completion of the Spin-Off and the settlement of outstanding RSUs, the Management Equity Plan will terminate.

The following are key features of the RSUs that will be granted under the Management Equity Plan:

●	The RSUs will vest six months after the Spin-Off, subject to the continued employment of the award holder through the vesting date.

●	Settlement of the vested RSUs will occur in four tranches as follows: (i) 25% on the vesting date; (ii) 25% on the first anniversary of the Spin-Off ; (iii) 25% on the second anniversary of the Spin-Off; and (iv) 25% on the third anniversary of the Spin-Off.

●	Each vested RSU entitles the holder to receive one share of our Class A Common Stock, subject to the recipient executing, on the first settlement date described above, a general release of claims against our Company. If, however, the award holder is terminated for Cause (as defined in the Management Equity Plan), the RSUs will be forfeited, even if vested.

●	Each RSU contains a corresponding dividend equivalent unit, which entitles the holder to receive a cash payment equal to the dividends, if any, that are payable with respect to the underlying share of Class A Common Stock after the date of grant of such RSU and through the vesting and settlement of such RSU and date of issuance of such underlying share. These dividend equivalent units will be accumulated and paid at the same time and to the same extent that the related RSUs are settled.

●	The RSUs may be adjusted for stock splits, recapitalizations, or other similar corporate reorganizations.

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We intend to grant to our Named Executive Officers RSU awards under the Management Equity Plan, each of which will be vested and settled as described above, as set forth below:

Name of Grantee	Value of RSUs to be Granted	Estimated Number of RSUs to be Granted*

*

The number of RSUs to be granted will be determined by dividing the value of such RSUs by the volume-weighted average price of our Class A Common Stock during the _____ day trading period immediately following the Spin-Off. The estimated number of RSUs to be granted assumes a value of $            per share of our Class A Common Stock (the anticipated initial trading price of our Class A Common Stock upon the opening of its initial trading on the Nasdaq Capital Market immediately following the Spin-Off). The actual number of RSUs granted may vary depending on fluctuations in the trading price of our Class A Common Stock following the Spin-Off.

Director Compensation

Executive Directors

We do not pay any compensation to our directors who also serve as executive officers of our Company (which we refer to as “executive directors”) for their services as directors on our Board of Directors. Currently, our only executive director is Joseph Hummel, who is our Chief Executive Officer. See “—Executive Compensation—Summary Compensation Table” and “—Components of Executive Compensation” above for a description of the compensation we paid in 2023 and 2022 to Mr. Hummel in his capacity as our Chief Executive Officer.

Non-Executive Director Compensation Program

Upon the completion of the Reorganization, we will have                 directors on our Board of Directors, of which we believe that            directors, Kenneth J. Anderson, Lynne Collier, James Ellis, and David Jobe, are considered “independent”, as determined in accordance with the independence standards of the Nasdaq Listing Rules (which we refer to as “non-executive directors”).

In connection with the Reorganization, our Board of Directors has established a compensation program for our non-executive directors, pursuant to which we will pay the following fees to each of our non-executive directors following their respective elections or re-elections at each annual meeting of our stockholders:

●	an annual cash retainer of $100,000; and

●	an annual grant of stock options exercisable for 10,000 shares of our Class A Common Stock, which will vest ratably in three equal installments every year from the date of grant, subject to continued service on our Board of Directors.

We will also reimburse our independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in person at meetings of our Board of Directors and its committees.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of our Common Stock, immediately prior to and immediately after the completion of the Spin-Off, by:

●	each of our Named Executive Officers, directors, and director nominees individually;

●	all of our Named Executive Officers, directors and director nominees as a group; and

●	each person or entity (or group of affiliated persons or entities) known by us to beneficially own 5% or more of the outstanding shares of our Common Stock.

To our knowledge, each stockholder named in the table has sole voting and investment power with respect to all of the shares of our Common Stock shown as “beneficially owned” (as determined by the rules of the SEC) by such stockholder, except as otherwise set forth in the footnotes to the table. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. A person is deemed to be the beneficial owner of any shares of Common Stock if that person has or shares voting power and/or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days.

The percentages in the table below reflect beneficial ownership immediately prior to, and immediately after, the completion of the Spin-Off, and are based on           shares of our Class A Common Stock and           shares of our Class B Common Stock outstanding as of the date immediately prior to, and as of the date immediately following, the completion of the Spin-Off.

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Unless otherwise noted below, the address for each of the stockholders listed in the table below is c/o Twin Hospitality Group Inc., 5151 Belt Line Road, Suite 1200, Dallas, Texas 75254.

	Common Stock Beneficially Owned Immediately Prior to the Spin-Off							Common Stock Beneficially Owned Immediately After the Spin-Off
	Class A Common Stock			Class B Common Stock		% of Total		Class A Common Stock			Class B Common Stock		% of Total
Name of Beneficial Owner	Shares	% of Class		Shares	% of Class	Voting Power		Shares	% of Class		Shares	% of Class	Voting Power
Named Executive Officers, Directors and Director Nominees:
Joseph Hummel(1)			%	⸺	⸺		%			%	⸺	⸺		%
Kenneth J. Kuick(2)		*		⸺	⸺	*			*		⸺	⸺	*
Clay C. Mingus(2)			%	⸺	⸺		%			%	⸺	⸺		%
Michael Locey(2)	⸺	⸺		⸺	⸺		%			%	⸺	⸺		%
	⸺	⸺		⸺	⸺		%			%	⸺	⸺		%
Kenneth J. Anderson(3)	⸺	⸺		⸺	⸺	*			*		⸺	⸺	*
Lynne Collier(3)	⸺	⸺		⸺	⸺	*			*		⸺	⸺	*
James Ellis(3)	⸺	⸺		⸺	⸺	*			*		⸺	⸺	*
David Jobe(3)	⸺	⸺		⸺	⸺	*			*		⸺	⸺	*
All of our Named Executive Officers, directors and director nominees as a group (eight persons)			%	⸺	⸺		%			%	⸺	⸺		%

5% or more Stockholders:
FAT Brands Inc.(4)			%		100%		%			%		100%		%

*	Represents less than 1% of the number of outstanding shares of our Class A Common Stock or Class B Common Stock, as applicable.

(1)

(2)

(3)

(4)

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation arrangements for our executive officers and directors, which are described above in the section entitled “Executive and Director Compensation”, this section describes transactions, or series of related transactions, during our last three fiscal years or as currently proposed, to which we were a party or will be a party, in which:

●	the amount involved exceeded or will exceed $120,000; and

●	any of our executive officers, directors or director nominees, or the beneficial owners of 5% or more of the outstanding shares of any class of our Common Stock, or any members of the immediate family of, or any entity affiliated with, any such person, had or will have a direct or indirect material interest.

Historical Relationship Between the Twin Group and FAT Brands

The Twin Group was acquired by FAT Brands in October 2021, and prior to the Reorganization and the Spin-Off, the Twin Group was comprised of a number of companies that were wholly-owned subsidiaries of FAT Brands. Accordingly, prior to the Reorganization and the Spin-Off, we have operated as part of FAT Brands’ broader corporate organization.

Prior Securitization Management Agreement

In connection with the Prior Securitization Notes, the Top Tier Twin Subsidiary and FAT Brands entered into a management agreement (which we refer to as the “Prior Securitization Management Agreement”), pursuant to which FAT Brands, on behalf of the Top Tier Twin Subsidiary, was responsible for managing the assets securing the Prior Securitization Notes. Upon the completion of the call and redemption of all of the Prior Securitization Notes (as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources —Prior Securitization Notes—Call and Redemption of the Prior Securitization Notes”), the Prior Securitization Management Agreement was terminated.

Agreements to be Entered into with FAT Brands in Connection with the Reorganization

In connection with the Reorganization, we will enter into the following agreements with FAT Brands that will provide a framework for our ongoing relationship with FAT Brands.

Master Separation and Distribution Agreement

In connection with the Reorganization, we will enter into a Master Separation and Distribution Agreement with FAT Brands (which we refer to as the “Master Separation and Distribution Agreement”), which contains provisions relating to the Reorganization and the conduct of the Spin-Off and future transactions, and will govern the relationship between our Company and FAT Brands following the Reorganization and the Spin-Off. Unless otherwise provided by specific provisions of the Master Separation and Distribution Agreement, the Master Separation and Distribution Agreement will terminate on the date that is the five-year anniversary of the date upon which FAT Brands ceases to beneficially own at least 20% of the outstanding shares of our Common Stock. The provisions of the Master Separation and Distribution Agreement relating to our cooperation with FAT Brands in connection with future litigation will survive seven years after the termination of the Master Separation and Distribution Agreement, the provisions relating to registration rights that we will provide to FAT Brands will survive in accordance with the terms described under “—Registration Rights” below, and the provisions relating to respective indemnification by our Company and FAT Brands, and certain other provisions, will survive indefinitely. The following sets forth the key terms of the Master Separation and Distribution Agreement.

Contribution and Exchange. Pursuant to the Master Separation and Distribution Agreement, FAT Brands will contribute to us all of the equity interests in the Top Tier Twin Subsidiary, in exchange for the issuance by us to FAT Brands of             shares of our Class A Common Stock and            shares of our Class B Common Stock, such that following such contribution and exchange, the Top Tier Twin Subsidiary, along with all of the other companies in the Twin Group, will be direct or indirect wholly-owned subsidiaries of our Company.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

The Spin-Off. Under the Master Separation and Distribution Agreement, we will agree to use our commercially reasonable efforts to satisfy certain conditions precedent to the completion of the Spin-Off, which include, among others, that FAT Brands is satisfied, in its sole discretion, that it will beneficially own at least 80.1% of our outstanding Common Stock immediately following the consummation of the Spin-Off, and that no order, injunction or decree issued by any court or agency of competent jurisdiction, or other legal restraint or prohibition, preventing the consummation of the Spin-Off or any other transactions contemplated by the Master Separation and Distribution Agreement will be in effect. FAT Brands may, in its sole discretion, choose to proceed with or abandon the Spin-Off.

Registration Rights. The shares of our Class A Common Stock and Class B Common Stock held by FAT Brands immediately after the Spin-Off will be deemed “restricted securities” (as defined in Rule 144 under the Securities Act), and as such, FAT Brands may only sell a limited number of such shares into the public markets without registration under the Securities Act. Therefore, under the Master Separation and Distribution Agreement, we will agree to provide to FAT Brands, after the date that is 180 days after the closing of the Spin-Off, certain registration rights to register the shares of our Class A Common Stock and Class B Common Stock held by it. At the request of FAT Brands, we will use our commercially reasonable efforts to register the shares of our Class A Common Stock and Class B Common Stock that are held by FAT Brands after the completion of the Spin-Off, or subsequently acquired, for public sale under the Securities Act on a registration statement on Form S-1 or any similar long form registration statement (which we refer to as a “Long-Form Registration”), or on a registration statement on Form S-3 or any similar short form registration statement at such time we qualify to use such short from registration statement (which we refer to as a “Short-Form Registration”). FAT Brands may request up to two Long-Form Registrations and up to two Short-Form Registrations in any calendar year, though no Long-Form Registrations may be requested after such time as we are eligible to use Form S-3 or any similar short form registration statement at such time. FAT Brands may also request that we file a resale shelf registration statement to register under the Securities Act the resale of all of its registrable shares after such time as we are eligible to use Form S-3 or any similar short form registration statement at such time. Additionally, we will also provide FAT Brands with “piggy-back” registration rights to include its shares of our Class A Common Stock and Class B Common Stock in future registrations under the Securities Act of offers and sales of our securities by us or others. FAT Brands may request up to three of these “piggy-back” registrations. FAT Brands’ registration rights will remain in effect until the earliest of the date on which the shares of our Class A Common Stock and Class B Common Stock held by FAT Brands (i) have been disposed of in accordance with an effective registration statement, (ii) have been distributed to the public in accordance with Rule 144 under the Securities Act, or may be sold without restriction pursuant to Rule 144, (iii) have been otherwise transferred to a non-affiliated entity, or (iv) have ceased to be outstanding. We have agreed to cooperate in these registrations and related offerings. All expenses payable in connection with such registrations will be paid by us, except that FAT Brands will pay all its own internal administrative, legal and similar costs and expenses, as well as the underwriting discounts and commissions applicable to the sale of its shares of our Class A Common Stock and Class B Common Stock in such registrations and related offerings.

Potential FAT Brands Distribution. Under the Master Separation and Distribution Agreement, we will agree to cooperate with FAT Brands, and at its request, to promptly take any and all actions reasonably necessary or desirable to effect the Potential FAT Brands Distribution. FAT Brands will determine, in its sole discretion, whether to proceed with the Potential FAT Brands Distribution, the timing of the Potential FAT Brands Distribution, and the form, structure and all other terms of any transaction to effect the Potential FAT Brands Distribution. The Potential FAT Brands Distribution may not occur at all. At any time prior to completion of the Potential FAT Brands Distribution, FAT Brands may decide to abandon the Potential FAT Brands Distribution, or may modify or change the terms of the Potential FAT Brands Distribution, which could have the effect of accelerating or delaying the timing of the Potential FAT Brands Distribution. See also “Reorganization—Potential FAT Brands Distribution” and “—Tax Matters Agreement” below.

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Anti-Dilution Option. Under the Master Separation and Distribution Agreement, we will grant FAT Brands a continuing right to purchase from us shares of our Class A Common Stock as is necessary for FAT Brands to maintain an aggregate ownership interest of our Common Stock representing at least 80.1% of the outstanding shares of our Common Stock or at least 80.1% of the outstanding shares of our Class A Common Stock (which we refer to as the “Anti-Dilution Option”). The Anti-Dilution Option may be exercised by FAT Brands in connection with any issuance by us of shares of our Class A Common Stock. If we sell and issue shares of our Class A Common Stock for cash consideration, and if FAT Brands exercises the Anti-Dilution Option, FAT Brands will pay a price per share of Class A Common Stock equal to the offering price per share in such sale and issuance. If we (i) issue shares of our Class A Common Stock pursuant to any stock option or other equity incentive award, or (ii) sell and issue shares of our Class A Common Stock for consideration other than cash, and if FAT Brands exercises the Anti-Dilution Option, FAT Brands will pay a price per share of Class A Common Stock equal to the closing price of our Class A Common Stock as quoted on the Nasdaq Capital Market on the date of such issuance (which triggered the Anti-Dilution Option). The Anti-Dilution Option will terminate on the date that the Potential FAT Brands Distribution is completed.

Indemnification. Under the Master Separation and Distribution Agreement, we and FAT Brands will have cross-indemnities that generally place on us and our subsidiaries the financial responsibility for all liabilities associated with the historical and current businesses and operations of the Twin Group, and generally place on FAT Brands the financial responsibility for liabilities associated with all of FAT Brands’ other historical and current businesses and operations (not including the businesses and operations of the Twin Group), in each case regardless of the time such liabilities arise. Each of our Company and FAT Brands will also indemnify the other with respect to any breaches of the Master Separation and Distribution Agreement and the Tax Matters Agreement.

We will indemnify FAT Brands against liabilities arising from misstatements or omissions of material fact in this Information Statement or in the Registration Statement on Form 10, of which this Information Statement is a part, except for misstatements or omissions of material fact with respect to information that FAT Brands provided to us specifically for inclusion in this Information Statement or the Registration Statement on Form 10, of which this Information Statement is a part. We will also indemnify FAT Brands against liabilities arising from any misstatements or omissions of material fact in our subsequent SEC filings, and with respect to information we provide to FAT Brands specifically for inclusion in FAT Brands’ SEC filings following the completion of the Spin-Off, but only to the extent that such information pertains to us or our business, FAT Brands provides us with prior written notice that such information will be included in its SEC filings, and the liability does not result from any action or inaction by FAT Brands.

FAT Brands will indemnify us for liabilities arising from misstatements or omissions of material fact with respect to information that FAT Brands provided to us specifically for inclusion in this Information Statement or the Registration Statement on Form 10, of which this Information Statement is a part, to the extent that such information pertains to FAT Brands or its business. FAT Brands will also indemnify us against liabilities arising from information that FAT Brands provides to us specifically for inclusion in our SEC filings following the completion of the Spin-Off, but only to the extent that such information pertains to FAT Brands or its business, we provide FAT Brands with prior written notice that such information will be included in our SEC filings, and the liability does not result from any action or inaction by us.

Release. The Master Separation and Distribution Agreement contains a general release for liabilities arising from events occurring on or before the time of the Spin-Off (which we refer to as the “Release”). Under the Release, we will release FAT Brands, its subsidiaries, and each of their respective directors, officers and employees, and FAT Brands will release us, our subsidiaries, and each of our respective directors, officers and employees, from any liabilities arising from past events between us on the one hand, and FAT Brands on the other hand, occurring on or before the time of the Spin-Off, including in connection with the activities to implement and effect the Spin-Off. The Release does not apply to liabilities allocated between the parties under the Master Separation and Distribution Agreement or the Tax Matters Agreement, or to other ongoing contractual arrangements.

Financial, Accounting, and other Information. Under the Master Separation and Distribution Agreement, we will agree to use our commercially reasonable efforts to enable our auditors to complete a sufficient portion of our audit, and to provide on a timely basis to FAT Brands any and all financial and other information that FAT Brands may need to in connection with the preparation of its annual and quarterly financial statements.

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Non-Solicitation. Under the Master Separation and Distribution Agreement, for a period of two years following the completion of the Spin-Off, we and FAT Brands will agree not to, directly or indirectly, solicit the other’s active employees without the prior consent by the other.

Notifiable Transactions. Under the Master Separation and Distribution Agreement, FAT Brands will agree to use its commercially reasonable efforts to provide advance notice to our Board of Directors in the event that FAT Brands intends to pursue a transaction (even if no such transaction is imminent or probable at such time) that is reasonably expected to cause FAT Brands’ beneficial ownership of our outstanding Common Stock to fall below 50%.

Expenses. The Master Separation and Distribution Agreement provides that (i) all costs and expenses of the respective parties which are capitalizable in accordance with GAAP and applicable SEC rules in connection with the Spin-Off will be payable by us, and (ii) all costs and expenses of the respective parties incurred prior to or upon the consummation of the Spin-Off and which are not capitalizable in accordance with GAAP and applicable SEC rules, and all costs and expenses of the Parties in connection with any matter not relating to the Spin-Off, will be payable by the party which is the primary beneficiary of the relevant services (as reasonably agreed between the parties), and any shared costs and expenses of the parties will be apportioned between the parties in such proportions as may be reasonably agreed between the parties.

Tax Matters Agreement

In connection with the Reorganization, we will enter into a tax matters agreement with FAT Brands (which we refer to as the “Tax Matters Agreement”). The Tax Matters Agreement will govern our and FAT Brands’ respective rights, responsibilities and obligations with respect to certain tax matters (including tax liabilities, tax attributes, tax returns, and tax audits).

Prior to the Reorganization, the income, assets and operations of each member of the Twin Group (excluding Barbeque Integrated, Inc.) were included in the income tax returns filed by FAT Brands’ consolidated group for U.S. federal income tax purposes (which we refer to as the “FAT Brands Consolidated Group”) as disregarded entities of FAT Brands, and Barbeque Integrated, Inc. was included in the FAT Brands Consolidated Group after FAT Brands acquired Barbeque Integrated, Inc. in September 2023. Following the Reorganization, the Twin Group, including Barbeque Integrated, Inc., were, and, if FAT Brands maintains an aggregate ownership of our Common Stock representing at least 80% of our Common Stock, will continue to be, included in the FAT Brands Consolidated Group, as well as in certain other consolidated, combined or unitary groups that include FAT Brands and/or certain of its subsidiaries (each such group, a “FAT Brands Tax Group”). Each member of a consolidated group during any part of a consolidated return year is jointly and severally liable for the tax on the consolidated return of such year and for any subsequently determined deficiency thereon. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of such consolidated, combined or unitary group. Accordingly, although the Tax Matters Agreement allocates tax liabilities between us and FAT Brands, for any period in which any member of the Twin Group was included in the FAT Brands Consolidated Group or any FAT Brands Tax Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the FAT Brands Consolidated Group or any FAT Brands Tax Group, as the case may be.

Under the Tax Matters Agreement, we will generally make payments to FAT Brands such that, with respect to tax returns for any taxable period in which any of the Twin Group are included in the FAT Brands Consolidated Group or any FAT Brands Tax Group, the amount of taxes to be paid by us will be determined by computing the excess (if any) of any taxes due on any such tax return over the amount that would otherwise be due if such return were recomputed by excluding the Twin Group. We will be responsible for any taxes with respect to tax returns that include only the Twin Group.

The Tax Matters Agreement provides that FAT Brands will generally have the right to control audits or other tax proceedings with respect to any tax returns of the FAT Brands Consolidated Group or a FAT Brands Tax Group. We will generally have the right to control any audits or other tax proceedings with respect to tax returns that include only the Twin Group, provided that, as long as FAT Brands is required to consolidate the results of operations and financial position of the Twin Group in its financial statements, FAT Brands will have certain oversight and participation rights with respect to such audits or other tax proceedings.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

As of the date of this Information Statement, FAT Brands has advised us that it does not have a definite present plan to undertake the Potential FAT Brands Distribution. However, because FAT Brands intends to retain the ability to engage in the Potential FAT Brands Distribution in the future, the Tax Matters Agreement also addresses our and FAT Brands’ respective rights, responsibilities and obligations with respect to the Potential FAT Brands Distribution. If FAT Brands were to decide to undertake the Potential FAT Brands Distribution, we have agreed to cooperate with FAT Brands and to take any and all actions reasonably requested by FAT Brands in connection with the Potential FAT Brands Distribution. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude FAT Brands’ ability to undertake the Potential FAT Brands Distribution, or result in the Potential FAT Brands Distribution failing to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Section 355 of the Code. In the event that FAT Brands completes the Potential FAT Brands Distribution, we have agreed not to take certain actions, during the two-year period following the Potential FAT Brands Distribution, that are designed to preserve the tax-free nature of the Potential FAT Brands Distribution for U.S. federal income tax purposes. Specifically, during such period, except in specific circumstances, we and our subsidiaries generally would be prohibited from taking the following actions without first obtaining the opinion of tax counsel or an IRS ruling to the effect that such actions will not result in the Potential FAT Brands Distribution failing to qualify as a tax-free spin-off: (i) ceasing to conduct our business, (ii) entering into certain transactions pursuant to which all or a portion of the shares of our Common Stock or certain of our and our subsidiaries’ assets would be acquired, (iii) liquidating, merging or consolidating with any other person, (iv) issuing equity securities beyond certain thresholds, (v) repurchasing our shares other than in certain open-market transactions, (vi) amending our Amended and Restated Certificate of Incorporation or taking any other action that would affect the voting rights of our capital stock, or (vii) taking or failing to take any other action that would be reasonably likely to cause the Potential FAT Brands Distribution to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes. Additionally, we generally will be responsible for, among other things, (a) any taxes resulting from the failure of the Potential FAT Brands Distribution to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us, or certain transactions involving us following the Potential FAT Brands Distribution, and (b) a percentage of such taxes to the extent such taxes are not attributable to, or do not result from, any action or failure to act by either us or FAT Brands.

Indemnification of Directors and Officers

Our Amended and Restated Certificate of Incorporation will contain provisions limiting the liability of our directors and officers, and our Amended and Restated Bylaws will provide that we will indemnify each of our directors and executive officers to the fullest extent permitted under Delaware law. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws will also provide our Board of Directors with discretion to indemnify our other officers, employees, and agents when determined appropriate by our Board of Directors. Additionally, we have entered or will enter into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them in certain circumstances. For more information regarding these indemnification provisions, see “Description of Capital Stock—Limitations on Liability and Indemnification of Directors and Officers”.

Related Party Transactions Policies and Procedures

In connection with the Reorganization, we will adopt a written Related Person Transaction Policy (which we refer to as the “Related Person Transaction Policy”), which will set forth our policies and procedures with respect to the review, approval, ratification and disclosure of all related person transactions. In accordance with the Related Person Transaction Policy, our Audit Committee will have overall responsibility for implementation of, and compliance with, the Related Person Transaction Policy.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

For purposes of the Related Person Transaction Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we were, are or will be a participant, (ii) the amount involved exceeded, exceeds or will exceed $120,000, and (iii) any related person (as defined in the Related Person Transaction Policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from such employment relationship that has been reviewed and approved by our Board of Directors or our Compensation Committee, as applicable. A “related person” includes (a) our directors and executive officers, (b) any 5% beneficial owner of our voting securities, and (c) any immediate family member of the foregoing.

The Related Person Transaction Policy will require that notice of a proposed related person transaction be provided to a designated compliance officer prior to entry into such transaction. If the compliance officer determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Related Person Transaction Policy, our Audit Committee may approve only those related person transactions that are in, or are not inconsistent with, the best interests of our Company and our stockholders. In reviewing and approving any related party transaction, our Audit Committee is tasked with considering all of the relevant facts and circumstances, including consideration of the various factors enumerated in the Related Person Transaction Policy.

The Related Person Transaction Policy will also provide that our Audit Committee continue to review and monitor certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our and our stockholders’ best interests. Additionally, our Audit Committee will make periodic inquiries of directors and executive officers with respect to any potential related person transaction to which they may be a party or of which they may be aware.

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Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

DESCRIPTION OF CERTAIN INDEBTEDNESS

Twin Securitization Notes

In connection with the Reorganization and the Spin-Off, in             , 2024, the Top Tier Twin Subsidiary sold and issued, through a private offering pursuant to Rule 144A under the Securities Act, the following three tranches of fixed rate secured notes: (i) $           aggregate principal amount of Series 2024-1           % Fixed Rate Senior Secured Notes, Class A-2 (which we refer to as the “Class A-2 Notes”), (ii) $           aggregate principal amount of Series 2024-1           % Fixed Rate Senior Subordinated Secured Notes, Class B-2 (which we refer to as the “Class B-2 Notes”), and (iii) $           aggregate principal amount of Series 2024-1           % Fixed Rate Subordinated Secured Notes, Class M-2 (which we refer to as the “Class M-2 Notes”, and collectively with the Class A-2 Notes and the Class B-2 Notes, the “Twin Securitization Notes”).

The Twin Securitization Notes were issued pursuant to a base indenture and a series supplement to the base indenture (which we refer to collectively as the “Indenture”), by and between the Top Tier Twin Subsidiary, as issuer of the Twin Securitization Notes, and UMB Bank, National Association, as trustee (which we refer to as the “Trustee”) and securities intermediary. The Twin Securitization Notes are scheduled to mature on           , 20     (which we refer to as the “Maturity Date”), and are generally secured by a security interest in substantially all the assets of our subsidiaries.

Interest Rates and Payment Terms

Credit Enhancement

Financial Ratios

Optional and Mandatory Prepayments

Restrictive Covenants

Events of Default

Notes Guarantee and Collateral

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DESCRIPTION OF CAPITAL STOCK

The description below of our capital stock and provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws are summaries and are qualified by reference to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, copies of which are filed as exhibits to the Registration Statement on Form 10, of which this Information Statement is a part, and by reference to the applicable provisions of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”).

General

Upon completion of the Reorganization, our authorized capital stock will consist of an aggregate of                shares of capital stock, par value $0.0001 per share, of which:

●	shares are designated as Common Stock; and

●	shares are designated as preferred stock.

Our Common Stock will be subdivided into two series consisting of:

(i)	shares designated as Class A Common Stock; and

(ii)	shares designated as Class B Common Stock.

Each of our Class A Common Stock and Class B Common Stock will be deemed to be a separate series of Common Stock for any and all purposes under the DGCL.

Unless our Board of Directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

As of the date of this Information Statement, there were           shares of our Class A Common Stock and           shares of our Class B Common Stock issued and outstanding.

After the completion of the Spin-Off, we will be a “controlled company”, as defined under the Nasdaq Listing Rules. See “Management—Controlled Company Exemptions.”

Common Stock

We have two classes of authorized Common Stock, which is our Class A Common Stock and our Class B Common Stock. The rights of the holders of our Class A Common Stock and our Class B Common Stock will be identical, except with respect to voting, transfer, and conversion rights.

Voting Rights

Each outstanding share of our Class A Common Stock will be entitled to one vote on all matters submitted to a vote of our stockholders. Each outstanding share of our Class B Common Stock will be entitled to           votes on all matters submitted to a vote of our stockholders. Directors will be elected by a plurality of the votes entitled to be cast. Our stockholders will not have cumulative voting rights. As a result, the holders of shares of our Common Stock having a majority of the voting rights can elect all of the directors then standing for election. Except as otherwise provided in our Amended and Restated Certificate of Incorporation or as required by law, all matters to be voted on by our stockholders, other than matters relating to the election and removal of directors, shall be approved if votes cast in favor of the matter exceed the votes cast opposing the matter at a meeting at which a majority of the outstanding shares entitled to vote on such matter is represented in person or by proxy. The holders of our Class A Common Stock and the holders of our Class B Common Stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by the DGCL or our Amended and Restated Certificate of Incorporation. The DGCL could require holders of our Class A Common Stock or holders of our Class B Common Stock to vote separately in the following circumstances:

●	if we were to seek to amend our Amended and Restated Certificate of Incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

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●	if we were to seek to amend our Amended and Restated Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Quorum

The holders of a majority of the total voting power of our issued and outstanding capital stock, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business.

Holdings by FAT Brands and the FAT Brands Common Stockholders

Immediately following the completion of the Spin-Off:

●	the FAT Brands Common Stockholders receiving shares of our Class A Common Stock in the Spin-Off will own shares of our Class A Common Stock, or approximately % of the outstanding shares of our Class A Common Stock, and will hold approximately % of the total voting power of our Common Stock; and

●	FAT Brands will own (i) shares of our Class A Common Stock, or approximately % of the outstanding shares of our Class A Common Stock, and (ii) all of the outstanding shares of our Class B Common Stock, which in the aggregate represents approximately % of the outstanding shares, and approximately % of the total voting power, of our Common Stock.

Accordingly, FAT Brands will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of significant corporate transactions.

Conversion

Each share of our Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder, provided that if the shares of our Class B Common Stock are distributed to stockholders of FAT Brands in connection with the Potential FAT Brands Distribution, the shares of our Class B Common Stock will no longer be convertible into shares of our Class A Common Stock at the option of the holder. Any and all conversions will be effected on a share-for-share basis.

Dividends

Holders of our Common Stock will be entitled to receive dividends when and if declared by our Board of Directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. See “Dividend Policy”.

Liquidation, Dissolution, and Winding-Up

Upon our liquidation, dissolution, or winding-up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Common Stock will be entitled to receive pro rata our remaining assets available for distribution.

Other Rights and Preferences

Except for the conversion provisions with respect to our Class B Common Stock described above, holders of shares of our Common Stock have no preemptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. Our Common Stock will not be subject to further calls or assessment by us. All shares of our Common Stock that will be outstanding at the time of the completion of the Spin-Off will be fully paid and non-assessable. The rights, preferences, and privileges of the holders of shares of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may issue in the future.

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Preferred Stock

Under our Amended and Restated Certificate of Incorporation, we will be authorized to issue up to                   shares of preferred stock. The preferred stock may be issued in one or more series, and our Board of Directors is expressly authorized, without any further action by our stockholders, to (i) fix the descriptions, powers, preferences, rights, qualifications, limitations, and restrictions with respect to any series of preferred stock, and (ii) specify the number of shares of any series of preferred stock. Any issuance of our preferred stock could adversely affect the voting power of holders of shares of our Common Stock and the likelihood that such holders would receive dividend payments and payments upon our liquidation, dissolution, or winding-up. Additionally, our issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control of, or other corporate action with respect to, our Company. Upon the completion of the Spin-Off, no shares of preferred stock will be outstanding. We presently do not have any plans to establish any series, or issue any shares, of preferred stock.

Anti-Takeover Provisions

Certain provisions of the DGCL, our Amended and Restated Certificate of Incorporation, and our Amended and Restated Bylaws may have the effect of discouraging others from attempting hostile takeovers, and/or preventing changes in the composition of our Board of Directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.

Section 203 of the DGCL

Section 203 of the DGCL prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers, and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

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●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with such person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Under our Amended and Restated Certificate of Incorporation, we will explicitly opt out of these provisions for so long as FAT Brands owns at least 15% of the total voting power of our Common Stock. If FAT Brands owns less than 15% of the total voting power of our Common Stock, we will be subject to Section 203 of the DGCL and, as a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws

The below are provisions in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws that could deter hostile takeovers or delay or prevent changes in control of our management team.

Dual Class Stock

As described in “—Common Stock—Voting Rights” above, our Amended and Restated Certificate of Incorporation will provide for a dual class Common Stock structure, which will provide FAT Brands with the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of significant corporate transactions.

Preferred Stock

As described in “—Preferred Stock” above, under our Amended and Restated Certificate of Incorporation, our Board of Directors will have the authority, without any further action by our stockholders, to issue up to                      shares of preferred stock, with rights and preferences, including voting rights, designated by our Board of Directors. The existence of authorized but unissued shares of preferred stock generally enables our Board of Directors to render more difficult or to discourage any attempt to obtain control of our Company through a merger, tender offer, proxy contest, or other means.

Removal of Directors

Our Amended and Restated Certificate of Incorporation will provide that, subject to the rights of any series of preferred stock to remove directors elected by such series of preferred stock, if any, any individual director or our entire Board of Directors may be removed from office at any time by the affirmative vote of our stockholders holding at least a majority of the total voting power of all of our then-outstanding shares of capital stock entitled to vote generally on the election of directors, voting together as a single class.

Board of Director Vacancies

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws will authorize only our Board of Directors to fill any vacancies on our Board of Directors, including newly created vacancies, provided that, until FAT Brands’ holdings in our Common Stock are reduced so that it no longer maintains a majority of the total voting power of our Common Stock, any vacancies on our Board of Directors caused by stockholder action may only be filled by stockholder action. Additionally, the number of directors constituting our Board of Directors is permitted to be set only by a resolution adopted by a majority of our Board of Directors. These provisions will prevent a stockholder from increasing the size of our Board of Directors and then gaining control of our Board of Directors by filling the resulting vacancies with its own nominees, and will generally make it more difficult to change the composition of our Board of Directors.

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Stockholder Action by Written Consent

Our Amended and Restated Certificate of Incorporation will provide that, for so long as FAT Brands holds a majority of the total voting power of our Common Stock, any action required or permitted to be taken by our stockholders at a duly called annual or special meeting of our stockholders may be effected by consent in writing by the holders of our outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If FAT Brands holds less than a majority of the total voting power of our Common Stock, any action required or permitted to be taken by our stockholders will have to be effected at a duly called annual or special meeting of our stockholders, and may not be effected by our stockholders by written consent without a meeting.

Special Meetings of the Stockholders

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws will provide that special meetings of our stockholders may be called only by our secretary upon the written request of a majority of our Board of Directors, the chairperson of our Board of Directors, or our Chief Executive Officer, thus prohibiting stockholders from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal, or to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Amended and Restated Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

Choice of Forum

Our Amended and Restated Certificate of Incorporation will provide that, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, employees, agents, or stockholders to us or our stockholders, (iii) any action asserting a claim against us or any of our current or former directors, officers, employees, agents, or stockholders arising out of or relating to any provision of the DGCL, our Amended and Restated Certificate of Incorporation, or our Amended and Restated Bylaws, (iv) any action or proceeding to interpret, apply, enforce, or determine the validity of our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against us or any of our current or former directors, officers, employees, agents, or stockholders governed by the internal affairs doctrine of the State of Delaware. This choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Securities Act or the Exchange Act, or the respective rules and regulations thereunder. Additionally, our Amended and Restated Certificate of Incorporation will also provide that the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Our Amended and Restated Certificate of Incorporation will provide that neither the exclusive forum provision nor the federal forum provision applies to suits brought to enforce any duty or liability created by the Exchange Act.

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Furthermore, our Amended and Restated Certificate of Incorporation will also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the foregoing provisions; provided, however, that stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. We recognize that the forum selection provisions in our Amended and Restated Certificate of Incorporation may impose additional litigation costs on our stockholders in pursuing any such claims, particularly if such stockholders do not reside in or near the State of Delaware. Moreover, the forum selection provisions in our Amended and Restated Certificate of Incorporation may limit the ability of our stockholders to bring a claim or action in a forum that they find favorable for disputes with us or our directors, officers, employees, or agents, which may discourage such lawsuits against us and our directors, officers, employees, and agents even though such a claim or action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring such action, and such judgments may be more or less favorable to us than our stockholders.

For more information on the risks associated with our choice of forum provision, see “Risk Factors—Risks Related to our Class A Common Stock—The provision of our Amended and Restated Certificate of Incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.”

Amendment of our Amended and Restated Certificate of Incorporation

Except as otherwise provided in our Amended and Restated Certificate of Incorporation, we reserve the right to amend and repeal any provisions contained in our Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights of our stockholders will be subject to this reservation.

Limitations on Liability and Indemnification of Directors and Officers

Our Amended and Restated Certificate of Incorporation will contain provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by Delaware law. Delaware law allows a corporation to provide that its directors or officers will not be personally liable for monetary damages for any breach of fiduciary duties as a director or officer, except:

●	a director or officer will have liability for any breach of such director’s or officer’s duty of loyalty to the corporation or its stockholders;

●	a director or officer will have liability for any act or omission not in good faith, or that involves intentional misconduct or a knowing violation of law;

●	a director or officer will have liability for unlawful payments of dividends or unlawful stock repurchases or redemptions;

●	a director or officer will have liability for any transaction from which such director or officer derived an improper personal benefit; or

●	an officer will have liability in any action by or in the right of the corporation.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

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Our Amended and Restated Certificate of Incorporation will authorize us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. Additionally, our Amended and Restated Bylaws will provide that we indemnify our directors and executive officers to the fullest extent permitted by Delaware law, and may indemnify our other officers, employees, and agents. Our Amended and Restated Bylaws will also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent. We have entered and expect to continue to enter into indemnification agreements to indemnify our directors and executive officers. With certain exceptions, these indemnification agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in connection with any action, proceeding, or investigation. We believe that these certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We will also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and/or damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions of our Amended and Restated Certificate of Incorporation Relating to Related Person Transactions and Corporate Opportunities

In anticipation that we and FAT Brands may engage in the same or similar activities or lines of business and may have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by us through our ongoing contractual, corporate, and business relations with FAT Brands (including the service of certain directors of FAT Brands as directors of our Company, and the service of the Chief Financial Officer of FAT Brands as our Chief Financial Officer), certain provisions of our Amended and Restated Certificate of Incorporation described below define and govern the conduct of certain affairs of our Company as they may involve FAT Brands and its directors or officers, and the powers, rights, duties, and liabilities of our Company and our directors, officers, and stockholders in connection with such affairs.

Our Amended and Restated Certificate of Incorporation provides that FAT Brands will have the right to, and will have no duty not to, (i) engage in the same or similar business activities or lines of business as we do, (ii) do business with any of our franchisees or customers, and (iii) employ or otherwise engage any of our officers or employees. We will not be deemed to have an interest or expectancy in any such activities merely because we engage in the same or similar activities or otherwise. To the fullest extent permitted by applicable law, and except as provided in the following paragraphs, neither FAT Brands nor any of its directors or officers will be liable to us or our stockholders for breach of any fiduciary duty by reason of any such activities of FAT Brands or of such person’s participation in such activities.

Additionally, our Amended and Restated Certificate of Incorporation also provides that, until the later of (a) the first date on which FAT Brands ceases to beneficially own 20% or more of the number of the then outstanding shares of each class of our Common Stock, and (b) the date upon which none of our directors are also directors of FAT Brands, to the fullest extent permitted by applicable law, and except as provided in the following paragraphs, in the event that FAT Brands acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us, FAT Brands will not have any duty to communicate or present it to us, and FAT Brands will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that it pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to us.

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Furthermore, our Amended and Restated Certificate of Incorporation further provides that, until the later of (a) the first date on which FAT Brands ceases to beneficially own 20% or more of the number of the then outstanding shares of each class of our Common Stock, and (b) the date upon which none of our directors are also directors of FAT Brands, to the fullest extent permitted by applicable law, in the event that a director of our Company who is also a director of FAT Brands acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and which may be properly pursued by us, such director (i) will be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to us and our stockholders with respect to such corporate opportunity, (ii) will not be liable to us or our stockholders for any breach of fiduciary duty because FAT Brands pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to us, (iii) will be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to our best interests, and (iv) will be deemed not to have breached such person’s duty of loyalty to us or our stockholders and not to have received an improper personal gain therefrom; provided that such director acts in good faith in a manner consistent with the following policy:

●	where a corporate opportunity is offered to a director of our Company who is also a director of FAT Brands, we will be entitled to pursue such opportunity only if such opportunity is expressly offered to such person solely in his or her capacity as our director; and

●	if a director of our Company who is also a director of FAT Brands acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us in any manner not addressed by the foregoing bullet point, such director will have no duty to communicate or present such corporate opportunity to us, and will, to the fullest extent permitted by law, not be liable to us or our stockholders for any breach of fiduciary duty as our director by reason of the fact that FAT Brands pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to us.

Moreover, our Amended and Restated Certificate of Incorporation further provides that, to the fullest extent permitted by applicable law, so long as the material facts as to a contract, agreement, arrangement, or transaction between us and FAT Brands are disclosed to or are known by our Board of Directors or the committee thereof that authorizes such contract, agreement, arrangement, or transaction, and our Board of Directors or such committee in good faith authorizes and approves such contract, agreement, arrangement, or transaction by the affirmative vote of a majority of the disinterested directors, even if less than a quorum, no such contract, agreement, arrangement, or transaction will be void or voidable solely for the reason that FAT Brands is a party thereto.

Listing

We intend to apply to list our Class A Common Stock on the Nasdaq Capital Market under the symbol “TWNP”.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock and our Class B Common Stock is VStock Transfer, LLC.

Recent Sales of Unregistered Securities

On October 1, 2021, the Top Tier Twin Subsidiary completed the sale and issuance, through a private offering pursuant to Rule 144A under the Securities Act, of the following three tranches of fixed rate secured notes: (i) $150.0 million aggregate principal amount of Prior Class A-2 Notes, (ii) $50.0 million aggregate principal amount of Prior Class B-2 Notes, and (iii) $50.0 million aggregate principal amount of Prior Class M-2 Notes. Net proceeds from the October 2021 private offering of the Prior Securitization Notes were approximately $236.9 million, which consisted of the aggregate principal amount of $250.0 million, net of aggregate original issue discounts of approximately $7.5 million and debt offering expenses of approximately $5.6 million, and such net proceeds were used to finance the cash portion of the purchase price in connection with FAT Brands’ acquisition of all of the subsidiaries of the Top Tier Twin Subsidiary. We believe that the sales and issuances of the Prior Securitization Notes in the October 2021 private offering were exempt from the registration requirements of the Securities Act in reliance upon Rule 144A under the Securities Act.

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On September 8, 2023, the Top Tier Twin Subsidiary completed the sale and issuance of an additional $48.0 million aggregate principal amount of Prior Class A-2 Notes, and $50.0 million aggregate principal amount of Prior Class M-2 Notes, to FAT Brands, pending sale, through a private offering pursuant to Rule 144A and Regulation S under the Securities Act, to third party investors. FAT Brands subsequently sold the $48.0 million aggregate principal amount of Prior Class A-2 Notes and $12.3 million aggregate principal amount of the Prior Class M-2 Notes, resulting in net proceeds of approximately 56.0 million, which consisted of the aggregate principal amount of $60.3 million, net of aggregate original issue discount and debt offering expenses of approximately $4.3 million, and such net proceeds were used by FAT Brands to fund its operations and for general corporate purposes. We believe that the sales and issuances of the additional Prior Securitization Notes in the September 2023 private offering were exempt from the registration requirements of the Securities Act in reliance upon Rule 144A or Regulation S, as the case may be, under the Securities Act.

On March 20, 2024, the Top Tier Twin Subsidiary completed the sale and issuance of an additional $50.0 million aggregate principal amount of Prior Class A-2 Notes to FAT Brands, pending sale, through a private offering pursuant to Rule 144A and Regulation S under the Securities Act, to third party investors. FAT Brands subsequently sold the $50.0 million aggregate principal amount of Prior Class A-2 Notes, resulting in net proceeds of approximately 47.1 million, which consisted of the aggregate principal amount of $50.0 million, net of aggregate original issue discount and debt offering expenses of approximately $2.9 million, and such net proceeds were used by FAT Brands to fund its operations and for general corporate purposes. We believe that the sales and issuances of the additional Prior Securitization Notes in the March 2024 private offering were exempt from the registration requirements of the Securities Act in reliance upon Rule 144A or Regulation S, as the case may be, under the Securities Act.

In connection with the incorporation of our Company by FAT Brands, on February 6, 2024, we sold and issued 5,000 shares of our Class A Common Stock to FAT Brands. We believe that the sale and issuance of such shares of our Class A Common Stock to FAT Brands was exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to the Spin-Off, there has been no public market for our Class A Common Stock, and we cannot predict the effect, if any, that sales of shares or the availability of any shares for sale will have on the market price of our Class A Common Stock prevailing from time to time. Sales of a substantial number of shares of our Class A Common Stock (including shares of Class A Common Stock issued upon the exercise of options, warrants or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our Class A Common Stock and our ability to raise additional capital through future offers and sales of our securities.

After giving effect to the Reorganization, and immediately following the completion of the Spin-Off, we will have                   shares of our Class A Common Stock issued and outstanding, and                    shares of our Class B Common Stock issued and outstanding. All of the shares of our Class A Common Stock distributed in the Spin-Off will be freely transferable without restriction or further registration under the Securities Act, unless such shares are purchased by “affiliates” (as such term is defined in Rule 144 under the Securities Act (which we refer to as “Rule 144”)). Any outstanding shares of our Class A Common Stock not distributed in the Spin-Off and all outstanding shares of our Class B Common Stock are “restricted securities” (as such term is defined in Rule 144). Subject to certain restrictions, holders of restricted shares will be entitled to sell those shares in the open market if they qualify for an exemption from registration under the Securities Act, such as conducting sales pursuant to Rule 144 or Rule 701 under the Securities Act, or any other applicable exemption under the Securities Act.

Registration Rights of FAT Brands

The shares of our Class A Common Stock held by FAT Brands immediately after the Spin-Off will be deemed “restricted securities” (as defined in Rule 144), and as such, FAT Brands may only sell a limited number of such shares into the public markets without registration under the Securities Act. Therefore, pursuant to the Master Separation and Distribution Agreement we will enter into with FAT Brands in connection with the Reorganization, we will agree to provide FAT Brands with certain registration rights to register the shares of our Class A Common Stock held by it. FAT Brands may request up to two Long-Form Registrations and up to two Short-Form Registrations, although no Long-Form Registrations may be requested after such time as we are eligible to use Form S-3 or any similar short form registration statement at such time. FAT Brands may also request that we file a resale shelf registration statement to register under the Securities Act the resale of its registrable shares after such time as we are eligible to use Form S-3 or any similar short form registration statement at such time. FAT Brands will be entitled to unlimited shelf takedowns. Additionally, we will also provide FAT Brands with “piggy-back” registration rights to include its shares of our Class A Common Stock in future registrations under the Securities Act of our securities by us or others. FAT Brands may request up to three of these “piggy-back” registrations. FAT Brands’ registration rights will remain in effect until the earlier of the date on which the shares of our Class A Common Stock held by FAT Brands (i) have been disposed of in accordance with an effective registration statement, (ii) have been distributed to the public in accordance with Rule 144, or may be sold without restriction pursuant to Rule 144(k) under the Securities Act, (iii) have been otherwise transferred to a non-affiliated entity, and any subsequent disposition of such shares do not require registration or qualification under the Securities Act, or (iv) have ceased to be outstanding. See “Certain Relationships and Related Party Transactions—Agreements to be Entered into with FAT Brands in Connection with the Reorganization—Master Separation and Distribution Agreement—Registration Rights.”

Rule 144

In general, under Rule 144 under the Securities Act as currently in effect, beginning 90 days after the date of this Information Statement, a stockholder who beneficially own shares of our Class A Common Stock considered to be “restricted securities” under Rule 144, who is not deemed to have been an affiliate of our Company at any time during the three months preceding a sale, and who has beneficially owned such restricted securities for at least six months (including the holding period of any prior stockholder other than an affiliate of our Company), would be entitled to sell those shares; provided that current public information about us is available. Additionally, under Rule 144, if such stockholder has beneficially owned those shares for at least one year (including the holding period of any prior stockholder other than an affiliate of our Company), such stockholder would be entitled to sell those shares without regard to the requirements and conditions of Rule 144, including whether current public information about us is available.

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Beginning 90 days after the date of this Information Statement, an affiliate of our Company who has beneficially owned shares of our Class A Common Stock for at least six months is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the aggregate number of shares of our Class A Common Stock then outstanding (which is approximately                       shares of Class A Common Stock immediately after the Spin-Off, and (ii) the average weekly trading volume of our Class A Common Stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale; provided that current public information about us is available and such affiliate complies with the other requirements and conditions of Rule 144 relating to manner of sale and notice. To the extent that an affiliate of our Company sells shares of our Class A Common Stock, other than pursuant to Rule 144 or an effective registration statement under the Securities Act, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer of such shares from such affiliate. Additionally, sales by our affiliates under Rule 144 are also subject to certain manner of sale provisions, notice requirements, and the availability of current public information about us.

Substantially all of the outstanding shares of our Class A Common Stock will either be unrestricted or will be eligible for sale under Rule 144, subject to the volume limitations and additional requirements and conditions under Rule 144 applicable to our affiliates as described above. We cannot estimate the number of shares of our Class A Common Stock that our existing stockholders will elect to sell following the Spin-Off.

Rule 701

In general, under Rule 701 of the Securities Act (which we refer to as “Rule 701”) as currently in effect, any of our directors, officers, employees, consultants, or advisors who is not an affiliate of our Company, and who purchased or purchases, pursuant to an offer made or option granted prior to the date of this Information Statement, shares of our Class A Common Stock from us pursuant to a written compensatory plan or other written agreement in accordance with Rule 701, is eligible, beginning 90 days after the date of this Information Statement, to resell such Rule 701 Class A Common Stock in reliance on Rule 144, but without compliance with the holding period, public information, volume limitation, and notice requirements of Rule 144. Additionally, under Rule 701, an employee, consultant or advisor who is an affiliate of our Company, and who purchased or purchases Rule 701 Class A Common Stock, is eligible, beginning 90 days after the date of this Information Statement, to resell such Rule 701 Class A Common Stock in reliance on Rule 144, but without compliance with the holding period requirements of Rule 144.

2024 Incentive Compensation Plan; Twin Hospitality Group Management Equity Plan; Registration Statement on Form S-8

Under our 2024 Incentive Compensation Plan, the total number of shares of our Class A Common Stock that is reserved and available for awards is equal to                      shares of our Class A Common Stock, less the aggregate number of shares of our Class A Common Stock which have become subject to outstanding awards granted under our 2024 Incentive Compensation Plan. For a description of our 2024 Incentive Compensation Plan, see “Executive and Director Compensation—Equity-Based Compensation—2024 Incentive Compensation Plan”.

Under the Management Equity Plan, we expect to issue an aggregate of                    shares of our Class A Common Stock in connection with the vesting and settlement of RSU awards granted under such plan. For a description of the RSU awards that will be granted under the Management Equity Plan, see “Executive and Director Compensation—Equity-Based Compensation—Twin Hospitality Group Management Equity Plan”.

Following the completion of the Spin-Off, we intend to file a registration statement on Form S-8, which will become effective automatically upon filing, to register the total number of shares of our Class A Common Stock that may be issued under our 2024 Incentive Compensation Plan and that will be issued upon the vesting of outstanding RSU awards granted under the Management Equity Plan. These shares will be freely tradable and immediately available for sale in the open market following their issuance, subject to the volume limitations and additional requirements and conditions under Rule 144 applicable to our affiliates, and applicable restrictions imposed by our insider trading policy.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL MATTERS RELATING TO SHARE TRANSFER RESTRICTIONS THAT MAY BE OF IMPORTANCE TO A STOCKHOLDER. EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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CHANGE IN ACCOUNTANTS

In July 2023, we engaged Macias Gini & O’Connell LLP to conduct an audit of the consolidated financial statements of the Twin Group as of and for the year ended December 25, 2022. On March 20, 2024, our engagement of Macias Gini & O’Connell LLP ended upon the completion of such audit. Macias Gini & O’Connell LLP’s report on the audited consolidated financial statements of the Twin Group as of and for the year ended December 25, 2022 did not contain any adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 25, 2022, and the subsequent period from December 26, 2022 to March 20, 2024, (i) there were no disagreements with Macias Gini & O’Connell LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Macias Gini & O’Connell LLP, would have caused them to make reference to the subject matter of the disagreements in connection with their report on our consolidated financial statements for the year ended December 25, 2022, and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K. We have requested that Macias Gini & O’Connell LLP furnish to us a letter addressed to the SEC stating whether or not Macias Gini & O’Connell LLP agrees with the above statements. A copy of such letter, dated                      , 2024, is filed as Exhibit 16.1 to our Registration Statement on Form 10, of which this Information Statement is a part.

In November 2023, we engaged CohnReznick LLP as our new PCAOB registered public accounting firm, which engagement was ratified by our Board of Directors. The audited consolidated financial statements of the Twin Group as of and for the year ended December 31, 2023 have been audited by CohnReznick LLP.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form 10 (which we refer to as the “Registration Statement”) with respect to the shares of our Class A Common Stock that FAT Brands Common Stockholders will receive in the Spin-Off as contemplated by this Information Statement. This Information Statement, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules which are part of the Registration Statement. Some items included in the Registration Statement have been omitted from this Information Statement in accordance with the rules and regulations of the SEC. For further information about our Company and the shares of our Class A Common Stock that FAT Brands Common Stockholders will receive in the Spin-Off, we refer you to the Registration Statement, including all amendments, supplements, exhibits, and schedules thereto.

Statements contained in this Information Statement regarding the contents of any agreement, contract or other document are not necessarily complete. If an agreement, contract or other document has been filed as an exhibit to the Registration Statement, please refer to a copy of such agreement, contract or other document that has been filed. Each statement in this Information Statement relating to an agreement, contract or other document that is filed as an exhibit to the Registration Statement is qualified in all respects by reference to the full text of such agreement, contract or other document filed as an exhibit to the Registration Statement.

You may access and read the Registration Statement, including the related exhibits and schedules thereto, this Information Statement, and any document we file with the SEC at the SEC’s website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public without charge through the SEC’s website at www.sec.gov.

Upon effectiveness of the Registration Statement, we will be subject to the information and periodic reporting requirements of the Exchange Act, and under those requirements, we will file periodic reports, proxy statements, and other information with the SEC. Those periodic reports, proxy statements, and other information may be accessed and read at the SEC’s website described above.

Our corporate website is www.twinpeaksrestaurant.com. Following the completion of the Spin-Off, you may go to our website to access our periodic reports, proxy statements, and other information that we file with the SEC as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this Information Statement or our Registration Statement on Form 10, of which this Information Statement is a part. We have included our website address in this Information Statement solely as an inactive textual reference.

190

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

F-1

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Financial Statements of Barbeque Integrated, Inc.

Audited Consolidated Financial Statements as of and for the Year Ended December 31, 2023

Independent Auditor’s Report	F-35

Consolidated Balance Sheet as of December 31, 2023	F-37

Consolidated Statements of Operations for the Period from September 25, 2023 through December 31, 2023 (Successor) and the Period from January 2, 2023 through September 24, 2023 (Predecessor)	F-38

Consolidated Statements of Changes in Stockholder’s Equity (Deficit) for the Period from September 25, 2023 through December 31, 2023 (Successor) and the Period from January 2, 2023 through September 24, 2023 (Predecessor)	F-39

Consolidated Statements of Cash Flows for the Period from September 25, 2023 through December 31, 2023 (Successor) and the Period from January 2, 2023 through September 24, 2023 (Predecessor)	F-40

Notes to Consolidated Financial Statements (for the Year Ended December 31, 2023)	F-41

F-2

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Report of Independent Registered Public Accounting Firm

Member

FAT Brands Twin Peaks I, LLC

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of FAT Brands Twin Peaks I, LLC (the “Company”) as of December 31, 2023, and the related consolidated statements of operations, changes in member’s equity (deficit), and cash flows for the fiscal year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CohnReznick LLP

We have served as the Company’s auditor since 2023.

Dallas, Texas

May 7, 2024

F-3

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Report of Independent Registered Public Accounting Firm

To Shareholders and Board of Directors

FAT Brands Twin Peaks I, LLC

Opinion

We have audited the accompanying consolidated balance sheet of FAT Brands Twin Peaks I, LLC (the “Company”) as of December 25, 2022, the related consolidated statements of operations, changes in member’s equity, and cash flows for the fiscal year then ended, and the related notes to the consolidated financial statements (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 25, 2022, and the results of its operations and its cash flows for the fiscal year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MACIAS GINI & O’CONNELL LLP

We have served as the Company’s auditor since 2023.

Irvine, California

March 20, 2024

F-4

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

FAT BRANDS TWIN PEAKS I, LLC

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2023	December 25, 2022
Assets
Current assets
Cash	$4,491	$2,971
Restricted cash	15,046	10,240
Accounts receivable, net	2,276	913
Other current assets	6,280	2,475
Total current assets	28,093	16,599

Non-current restricted cash	4,608	3,759
Lease right-of-use asset	169,355	50,913
Goodwill	117,159	105,116
Other intangible assets, net	169,728	162,857
Property and equipment, net	74,822	50,214
Other non-current assets	1,817	1,684
Total assets	$565,582	$391,142

Liabilities and member’s (deficit) equity
Current liabilities
Accounts payable	$9,487	$5,737
Accrued expenses and other liabilities	25,677	15,116
Deferred income, current portion	1,118	866
Lease liability, current portion	21,585	6,334
Acquisition payable, current portion	3,000	3,000
Long-term debt, current portion	9,861	1,858
Total current liabilities	70,728	32,911

Deferred income, net of current portion	4,365	4,362
Lease liability, net of current portion	149,489	45,851
Long-term debt, net of current portion	334,020	241,649
Due to affiliates	18,013	4,693
Other non-current liabilities	4,478	1,500
Total liabilities	581,093	330,966

Commitments and contingencies (Note 13)

Member’s (deficit) equity	(15,511)	60,176
Total liabilities and member’s (deficit) equity	$565,582	$391,142

The accompanying notes are an integral part of these audited consolidated financial statements.

F-5

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

FAT BRANDS TWIN PEAKS I, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)

	Fiscal Year Ended December 31, 2023	Fiscal Year Ended December 25, 2022
Revenue
Restaurant sales	$199,369	$140,639
Franchise revenue	31,498	25,217
Total revenue	230,867	165,856

Costs and expenses
Restaurant operating costs
Food and beverage costs	53,512	39,200
Labor and benefits costs	64,024	43,941
Other operating costs	37,722	25,110
Occupancy costs	13,112	8,063
Advertising expense	16,792	12,690
Pre-Opening expense	1,136	900
General and administrative expense	19,252	15,818
Depreciation and amortization	12,377	8,458
Total costs and expenses	217,927	154,180

Income from operations	12,940	11,676

Other income (expense), net
Interest expense, net	(29,714)	(24,508)
Other income	2,704	61
Total other expense, net	(27,010)	(24,447)

Loss before income tax	(14,070)	(12,771)

Income tax provision (benefit)	(230)	—

Net loss	$(13,840)	$(12,771)

The accompanying notes are an integral part of these audited consolidated financial statements.

F-6

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

FAT BRANDS TWIN PEAKS I, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S (DEFICIT) EQUITY

(dollars in thousands)

Balance at December 26, 2021	$72,256
Share-based compensation	691
Net loss	(12,771)
Balance at December 25, 2022	$60,176
Distribution to Parent	(93,993)
Contribution of Barbeque Integrated, Inc. from Parent	31,834
Share-based compensation	312
Net loss	(13,840)
Balance at December 31, 2023	$(15,511)

The accompanying notes are an integral part of these audited consolidated financial statements.

F-7

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

FAT BRANDS TWIN PEAKS I, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Fiscal Year Ended December 31, 2023	Fiscal Year Ended December 25, 2022
Cash flows from operating activities
Net loss	$(13,840)	$(12,771)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	12,377	8,458
Share-based compensation	312	691
Change in lease right-of-use assets	(821)	892
Accretion of loan fees and interest	4,861	4,183
Change in:
Accounts receivable	(246)	70
Other current assets	255	(255)
Other non-current assets	336	(291)
Accounts payable	171	(2,497)
Accrued expenses and other liabilities	1,681	248
Deferred income	959	1,115
Other current and non-current liabilities	—	(6,000)
Total adjustments	19,885	6,614
Net cash provided by (used in) operating activities	6,045	(6,157)

Cash flows from investing activities
Proceeds from sale of property and equipment	9,259	9,934
Purchases of property and equipment	(23,873)	(17,811)
Principal receipts from notes receivable	—	1,500
Net cash used in investing activities	(14,614)	(6,377)

Cash flows from financing activities
Proceeds from borrowings of long-term debt, net of issuance costs	9,405	7,182
Repayment of borrowings	(8,885)	(5,459)
Financing proceeds from affiliates	15,224	4,692
Net cash provided by financing activities	15,744	6,415

Net increase (decrease) in cash and restricted cash	7,175	(6,119)
Cash and restricted cash at beginning of the period	16,970	23,089
Cash and restricted cash at end of the period	$24,145	$16,970

Supplemental disclosures of cash flow information
Cash paid for interest	$26,137	$21,333
Supplemental disclosure of non-cash financing activity
Issuance and distribution of long-term debt to the Parent	$93,994	$—
Contribution of Barbeque Integrated Inc. from Parent	$31,834	$—

The accompanying notes are an integral part of these audited consolidated financial statements.

F-8

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

Organization and Nature of Business

FAT Brands Twin Peaks I, LLC (the “Company”) is a wholly-owned subsidiary of FAT Brands Inc. (the “Parent”) and is the owner and franchisor of the Twin Peaks restaurant brand. The Parent is a publicly traded company whose common shares are traded under the symbol “FAT” on the NASDAQ stock market. On October 1, 2021, the Parent acquired the Twin Peaks restaurant brand and upon closing contributed the acquired assets and liabilities to the Company. The Parent elected to push down the new acquisition basis of its assets and liabilities to the Company on October 1, 2021.

We operate as one operating segment and our chief operating decision maker reviews operating results and performance for all company-owned and franchised locations together. As of December 31, 2023, the Company owned two restaurant brands, 109 Twin Peaks locations, of which 76 were franchised and the remaining 33 operated as owned restaurants, and 61 Smokey Bones locations operated as owned restaurants. Our revenues are derived from franchised Twin Peaks restaurants (comprised of royalties, franchise fees and advertising revenue) as well as sales of food and beverages at our Company-owned restaurant locations. The Company licenses the right to use the Twin Peaks brand name and provides franchisees with operating procedures and methods of merchandising. Upon signing a franchise agreement, the franchisor is committed to provide training, some supervision and assistance, and access to operations manuals. As needed, the franchisor will also provide advice and written materials concerning techniques of managing and operating the restaurants.

Our Parent is a leading multi-brand restaurant franchising company that develops, markets and acquires primarily quick-service, fast casual, casual and polished casual dining restaurant concepts around the world.

Contribution of Barbeque Integrated, Inc. “Smokey Bones”

On September 25, 2023 (the “acquisition date”), Fat Brands, Inc completed their acquisition of Barbeque Integrated, Inc. (“Smokey Bones”) and on March 21, 2024 (the “contribution date”) contributed all of the equity in Smokey Bones to the Company at the Parent’s carry over basis. The contribution was non-taxable for federal income tax purposes. The Company retroactively recorded the contribution of Smokey Bones and consolidated the assets, liabilities, and operating results since the Parent’s acquisition date September 25, 2023, as required by the business combinations under common control guidance in ASC 805-50, Business Combinations — Related Issues. The net purchase price of the Parent for Smokey Bones was $31.8 million. The preliminary allocation of the $31.8 million purchase consideration to the net tangible and intangible assets of Smokey Bones on September 25, 2023 is presented in the table below (in millions):

Cash	$1.9
Accounts receivable	1.2
Other current assets	4.1
Operating lease right-of-use asset	109.6
Goodwill	12.0
Other intangible assets	8.8
Property and equipment	18.1
Other assets	1.8
Accounts payable	(3.6)
Accrued expenses and other liabilities	(12.5)
Operating lease liability, current portion	(109.6)
Total net identifiable assets	$31.8

There were no intercompany transactions between the Company and Smokey Bones. On the contribution date, the approximate carrying values of current assets, total assets, current liabilities, and total liabilities were $8.1 million, $154.4 million, $16.3 million and $127.4 million, respectively.

F-9

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Liquidity

The Company’s primary requirements for liquidity are to fund working capital needs, operating and finance lease obligations, capital expenditures and debt service on the securitized debt. The ongoing capital expenditures are principally related to opening new restaurants and the remodeling and maintenance of existing restaurants. The primary sources of liquidity are restaurant operations, cash on hand and availability of advances from our Parent.

The Company is contemplating an initial registration with the Securities and Exchange Commission (the “SEC”) that would involve the spin-off of the Company from the Parent and a sale of a portion of the Parent’s equity ownership in the Company to the public. The proceeds would be used to extinguish Securitized Debt as well as used to fund the Company’s capital expenditures and working capital requirements. There are no assurances that such a public sale of Company shares will occur or that the Company may need to explore other financing alternatives.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year — The Company operates on a 52/53 week calendar and its fiscal year ends on the last Sunday of the calendar year. Fiscal year 2023 consisted of 53 weeks and ended on December 31, 2023 (“fiscal 2023”). Fiscal year 2022 contained 52 weeks and ended on December 25, 2022 (“fiscal 2022”). Unless otherwise stated, references to years in this report relate to fiscal years.

Basis of Presentation — The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include our accounts and the accounts of our subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior period amounts to conform to the current year presentation.

Use of Estimates in the Preparation of the Consolidated Financial Statements — The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the recoverability of goodwill and other intangible assets, and allowances for uncollectible notes receivable and accounts receivable. Estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Credit and Depository Risks — Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. Cash and cash equivalents balances are maintained in financial institutions, which at times exceed federally insured limits. The Company monitors the financial condition of these institutions and has not experienced losses on these accounts in the past. Management evaluates each of its franchisee’s financial condition prior to entry into a franchise agreement, as well as periodically through the term of the agreement, and believes that it has adequately provided for any exposure to potential credit losses.

Concentration Risk — 48% of the Company’s franchise revenue is derived from three franchisees.

Restricted Cash — The Company has restricted cash consisting of funds required to be held in trust in connection with its securitized debt. The current portion of restricted cash was $15.0 million December 31, 2023. Non-current restricted cash of $4.6 million as of December 31, 2023 includes interest reserves required to be set aside for the duration of the Securitized Debt.

Accounts Receivable, Net — Accounts receivable are due within less than 12 months are recorded at the invoiced amount and are stated net of an allowance for doubtful accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of expected probable credit losses in existing accounts receivable. The allowance is based on a variety of factors including historical collection, current economic conditions and current franchisee information. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

F-10

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Impairment of Long-Lived Assets — Long-lived assets, which include property and equipment and operating lease right-of-use assets, are reviewed for impairment on a regular basis, in addition to whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of the assets to the undiscounted future cash flows expected to be generated by the asset group. If the assets are determined to be impaired, the amount of impairment recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Estimates of future cash flows are based on the Company’s experience and knowledge of local operations.

Leases — We currently lease all of our domestic Company-operated restaurants, our home office and certain equipment under various non-cancelable lease agreements that expire on various dates. Upon the possession of a leased asset, we determine its classification as an operating or financing lease. All of our real estate leases are classified as operating leases and most of our equipment leases are classified as finance leases.

Rent expense for the Company’s leases, which generally have escalating rentals over the term of the lease, is recorded on a straight-line basis over the lease term. Our real estate leases typically provide for fixed minimum rent payments and/or contingent rent payments based upon sales in excess of specified thresholds. When the achievement of such sales thresholds is deemed to be probable, contingent rent is accrued in proportion to the sales recognized during the period. Lease expense associated with rent escalation and contingent rental provisions is not material and is included within operating lease cost.

We calculate operating lease assets and lease liabilities as the present value of fixed lease payments over the reasonably certain lease term beginning at the commencement date. We measure the lease liability by discounting the future fixed contractual payments included in the lease agreement, using our incremental borrowing rate. As most of the Company’s leases do not provide an implicit rate, the Company used its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

For operating leases, fixed lease payments are recognized as operating lease cost on a straight-line basis over the lease term. For finance leases, the asset is depreciated on a straight-line basis over the remaining lease term, along with recognition of interest expense associated with accretion of the lease liability. For leases with a lease term of 12 months or less (“short-term lease”), any fixed lease payments are recognized on a straight-line basis over such term, and are not recognized on the consolidated balance sheets. Variable lease cost for both operating and finance leases, if any, is recognized as incurred. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

We expend cash for leasehold improvements to build out and equip our leased premises. Generally, a portion of the leasehold improvements and building costs are reimbursed by our landlords as landlord incentives pursuant to agreed-upon terms in our lease agreements. If obtained, landlord incentives usually take the form of up-front cash, full or partial credits against our future minimum or contingent rents otherwise payable by us, or a combination thereof. In most cases, landlord incentives are received after we take possession of the property, as we meet required milestones during the construction of the property. We include these amounts in the measurement of the initial operating lease liability, which are also reflected as a reduction to the initial measurement of the right-of-use asset.

Inventory — Inventories consist of food, beverages, supplies and small wares, and are stated at the lower of cost (weighted-average cost method) or net realizable value. Inventory costs are included in the line item “Other current assets” on the consolidated balance sheets.

Pre-Opening Costs — Pre-opening costs including rent, wages, benefits and travel for the training and opening teams, food, beverage and other restaurant operating costs, are expensed as incurred prior to a restaurant opening.

Share-based Compensation — The Parent has a stock option plan which provides for options to purchase shares of the Parent’s common stock. Options issued under the plan may have a variety of terms as determined by the Parent’s Board of Directors including the option term, the exercise price and the vesting period. Options granted to employees and directors are valued at the date of grant and recognized as an expense over the vesting period in which the options are earned. Cancellations or forfeitures are accounted for as they occur. Stock options issued to non-employees as compensation for services are accounted for based upon the estimated fair value of the stock option. The Company recognizes this expense over the period in which the services are provided. Management utilizes the Black-Scholes option-pricing model to determine the fair value of the stock options issued by the Parent. See Note 11 for more details on the Company’s share-based compensation expense.

F-11

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Employee Retention Credit (“ERC”) — On March 27, 2020, the U.S. government enacted the Coronavirus Aid, Relief and Security Act (the “CARES Act”) to provide certain relief as a result of the COVID-19 pandemic. The CARES Act provides tax relief, along with other stimulus measures, including a provision for an Employee Retention Credit (“ERC”). As there is no authoritative guidance under U.S. GAAP on accounting for government assistance to for-profit business entities, the Company accounts for the ERC by analogy to International Accounting Standards, Accounting for Government Grants and Disclosure of Government Assistance (“IAS 20”). During 2022, the Company filed with the Internal Revenue Service (“IRS”) credits totaling $1.9 million and, in accordance with IAS 20, fully reserved the amounts claimed until such time when it was determined that the Company has reasonable assurance that the credits will be realized. During 2023, the Company received in cash from the IRS all of the credits claimed and recognized $1.9 million as other income in the 2023 consolidated statement of operations.

Goodwill and Other Intangible Assets — Intangible assets are stated at the estimated fair value at the date of acquisition and include goodwill, trademarks, and franchise agreements. Goodwill and other intangible assets with indefinite lives, such as trademarks, are not amortized but are reviewed for impairment annually or more frequently if indicators arise. All other intangible assets are amortized over their estimated weighted average useful lives, which range from nine to fourteen years. Management assesses potential impairments to goodwill at least annually at reporting unit level, or more frequently when there is evidence that events or changes in circumstances indicate that the carrying amount of goodwill may not be recovered. The Company performs the annual goodwill and indefinite-lived intangible assets impairment analysis as of the first day of the fourth quarter. The Company has a single reporting unit. Judgments regarding the existence of impairment indicators and future cash flows related to intangible assets are based on operational performance of the acquired businesses, market conditions and other factors.

Fair Value Measurements — The Company determines the fair market values of its financial assets and liabilities, as well as non-financial assets and liabilities that are recognized or disclosed at fair value on a recurring basis, based on the fair value hierarchy established in GAAP. As necessary, the Company measures its financial assets and liabilities using inputs from the following three levels of the fair value hierarchy:

●	Level 1 inputs are quoted prices in active markets for identical assets or liabilities.

●	Level 2 inputs are observable for the asset or liability, either directly or indirectly, including quoted prices in active markets for similar assets or liabilities.

●	Level 3 inputs are unobservable and reflect the Company’s own assumptions.

The Company does not have a material amount of financial assets or liabilities that are required to be measured at fair value on a recurring basis under U.S. GAAP. None of the Company’s non-financial assets or non-financial liabilities are required to be measured at fair value on a recurring basis. The Company believes the fair value of its total long-term debt at December 31, 2023 is approximately $340 million based on the effective interest rate of the newly issued debt with face amount of $98 million with identical terms during September 2023.

Income Taxes — The Company is as wholly-owned subsidiary of the Parent. As a single member LLC, the Company is a disregarded entity for US federal tax income tax purposes and its activities are included on the corporate returns filed by the Parent. Income tax expense or benefit is not separately computed and presented in the Company’s financial statements as permissible under ASC 740. The Company files separate state income tax returns, but the amounts are not significant.

Smokey Bones, a wholly owned subsidiary of the Company, is organized as a corporation and is subject to income taxes and utilizes the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain.

F-12

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Earnings Per Share — As a single member LLC, the Company does not compute or disclose earnings per share calculations.

Revenue Recognition — Revenue consists of Company owned restaurant sales and franchise revenue (franchise fees, royalties, advertising revenue and management fees). Generally, revenue is recognized as promised goods or services transfer to the guest or customer in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

Company owned restaurant revenue is recognized at the point in time when food and beverage products are sold. We present company restaurant sales net of sales-related taxes collected from customers and remitted to governmental taxing authorities.

The franchise arrangement is documented in the form of a franchise agreement. The franchise arrangement requires the Company to perform various activities to support the brand that do not directly transfer goods and services to the franchisee, but instead represent a single performance obligation, which includes the transfer of the franchise license. The services provided by the Company are highly interrelated with the franchise license and are considered a single performance obligation. Franchise fee revenue from the sale of individual franchises is recognized over the term of the individual franchise agreement on a straight-line basis. Unamortized non-refundable deposits collected in relation to the sale of franchises are recorded as deferred franchise fees. Franchise fees recorded as deferred revenue to be recognized over the life of the franchise agreements were $4.6 million and $4.4 million at December 31, 2023 and December 25, 2022, respectively.

The franchise fee may be adjusted from time to time at management’s discretion and the adjusted franchise fee is included in franchise agreement modifications or renewal contracts. Deposits are non-refundable upon acceptance of the franchise application. In the event a franchisee does not comply with its development timeline for opening franchise stores, the franchise rights may be terminated, at which point the franchise fee revenue is recognized as non-refundable deposits.

In addition to franchise fee revenue, the Company collects a royalty calculated as a percentage of net sales from our franchisees. Royalties are recognized as revenue when the related sales are made by the franchisees. Royalties collected in advance of sales are classified as deferred income until earned.

The Company requires advertising fee payments from franchisees based on a percent of net sales. The Company also receives, from time to time, payments from vendors that are to be used for advertising. Advertising funds collected are required to be spent for specific advertising purposes. Advertising revenue and the associated expense are recorded gross on the Company’s consolidated statements of operations. Assets and liabilities associated with the related advertising fees are reflected in the Company’s consolidated balance sheets.

Deferred income pertains to gift cards that have been sold but not yet redeemed and earned awards under the Company’s loyalty program but not yet redeemed. Revenue is recognized when gift cards and loyalty rewards are redeemed by the customer. Breakage for unredeemed amounts is estimated based on historical experience and is recognized as revenue in proportion to the pattern of rights exercised by the customer. Gift card liability balance at December 31, 2023 and December 25, 2022 was $3.4 million and $0.9 million, respectively.

Recently Issued Accounting Standards

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure, to require a public entity to disclose significant segment expenses and other segment items on an annual and interim basis and to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Public entities with a single reportable segment are required to provide the new disclosures and all the disclosures required under ASC 280. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, on a retrospective basis. Early adoption is permitted. We are currently evaluating the impact of this ASU on our consolidated financial statements and expect that adoption of ASU 2023-07 will lead to additional segment disclosures in our annual financial statements for 2024 and subsequently reported annual and interim periods.

F-13

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment, net consists primarily of real estate (including land, buildings and tenant improvements) and equipment.

As of December 31, 2023 and December 25, 2022, the Company’s gross carrying value of property and equipment and accumulated depreciation balances were (in millions):

	2023	2022
Real estate	$4.8	$3.7
Building and leasehold improvements	53.7	37.6
Furniture, Fixtures, and Equipment	29.5	12.6
Construction in Process	4.7	4.1
Total property and equipment, gross	92.7	58.0
Less: accumulated depreciation	(17.9)	(7.8)
Total property and equipment, net	$74.8	$50.2

Depreciation expense on property and equipment for the fiscal years ended December 31, 2023 and December 25, 2022 was $10.1 million and $6.5 million, respectively.

NOTE 4. REVENUE FROM CONTRACTS WITH CUSTOMERS

The following table summarizes contract liabilities related to the franchise fees as of December 31, 2023 and December 25, 2022 (in thousands):

	2023	2022
Franchise fees liability at the beginning of the year	4,362	3,353
Revenue recognized	520	226
Franchise fees received during the period	740	1,235
Franchise fees liability at the end of the year	4,582	4,362

The following table presents disaggregated revenue by the method of recognition (in thousands):

	2023	2022
Revenue recognized over time
Franchise fees	$520	$226
Revenue recognized at a point in time
Royalties	$19,019	$15,720
Advertising fees	9,548	8,270
Restaurant sales	199,369	140,639
Management fees and other income	2,411	1,001
Total	$230,347	$165,630

NOTE 5. GOODWILL

The following table reflects the changes in carrying amounts of goodwill for the Company’s two reporting units for the fiscal years ended December 31, 2023 and December 25, 2022 (in millions):

	2023	2022
Balance, beginning	$105.1	$105.1
Acquired – Smokey Bones	12.1	—
Impaired	—	—
Balance, end of year	$117.2	$105.1

F-14

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

NOTE 6. OTHER INTANGIBLE ASSETS, NET

Other intangible assets consist primarily of trademarks and franchise agreements that were classified as identifiable intangible assets at the time of the brands’ acquisition by our Parent. Franchise agreements and customer relationships are amortized over the useful life of the asset. Certain trademarks are considered to have an indefinite useful life and are not amortized.

Changes in Carrying Value of Other Intangible Assets

The changes in carrying value of other intangible assets were as follows for the fiscal years ended December 31, 2023 and December 25, 2022 (in millions):

	Amortizing		Non-Amortizing indefinite-lived		Total
	2023	2022	2023	2022	2023	2022
Balance, beginning	$26.1	$28.1	$136.8	$136.8	$162.9	$164.9
Acquisition – Smokey Bones	8.8	—	—	—	8.8	—
Repurchased franchise right	0.3	—	—	—	0.3	—
Amortization expense	(2.3)	(2.0)	—	—	(2.3)	(2.0)
Impairments	—	—	—	—	—	—
Balance, end of year	$32.9	$26.1	$136.8	$136.8	$169.7	$162.9

Gross Carrying Value and Accumulated Amortization of Other Intangible Assets

The carrying value of amortizing other intangible assets was as follows as of December 31, 2023 and December 25, 2022 (in millions):

	December 31, 2023			December 25, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Franchise agreements	$28.2	$(4.5)	$23.7	$28.2	$(2.5)	$25.7
Trademarks	8.8	0.2	8.6	—	—	—
Other	0.9	(0.1)	0.8	0.4	—	0.4
	$37.9	$(4.8)	$33.1	$28.6	$(2.5)	$26.1

The expected future amortization of the Company’s intangible assets is as follows (in millions):

Fiscal year:
2024	$2.9
2025	2.9
2026	2.9
2027	2.9
2028	2.9
Thereafter	18.6
Total	$33.1

F-15

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

NOTE 7. ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	2023	2022
Accrued interest	$6,104	$3,500
Payroll and payroll related	6,190	3,644
Sales and beverage taxes payable	3,143	1,126
Property taxes payable	2,576	1,222
Accrued advertising	1,515	3,857
Other accrued expenses	6,149	1,767
Total	$25,677	$15,116

NOTE 8. LEASES

Operating Leases

As of December 31, 2023 and December 25, 2022, the Company has recorded 96 and 31 operating leases for corporate offices and for certain owned restaurant properties, respectively. The leases have remaining terms ranging from approximately 0.6 years to 21.3 years. The Company recognized lease expense of $10.5 million and $6.5 million for the fiscal years ended December 31, 2023 and December 25, 2022, respectively. The weighted average remaining lease term of the operating leases as of December 31, 2023 was 9.2 years.

Operating lease right-of-use assets and operating lease liabilities as of December 31, 2023 and December 25, 2022 were as follows (in millions):

	2023	2022
Operating lease right of use assets	$166.7	$50.9
Operating lease liabilities	$168.2	$52.2

The operating lease right-of-use assets and operating lease liabilities include obligations relating to the optional term extensions available on certain restaurant leases based on management’s intention to exercise the options. The weighted average discount rate used to calculate the carrying value of the right-of-use assets and lease liabilities was 9.0%, which is based on the Company’s incremental borrowing rate at the time the lease is acquired.

The contractual future maturities of the Company’s operating lease liabilities subsequent to December 31, 2023, including anticipated lease extensions, are as follows (in millions):

Fiscal Year
2024	$20.2
2025	20.1
2026	20.0
2027	20.0
2028	19.2
Thereafter	254.4
Total lease payments	353.9
Less imputed interest	185.7
Total present value of operating lease liabilities	$168.2

F-16

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Supplemental cash flow information for the fiscal years ended December 31, 2023 and December 25, 2022 related to leases is as follows (in millions):

	2023	2022
Cash paid for amounts included in the measurement of operating lease liabilities:
Operating cash flows from operating leases	$6.5	$5.7
Operating lease right-of-use assets obtained in exchange for new lease obligations:
Operating lease liabilities	$8.1	$6.4

Financing Leases

On December 1, 2023, the Company executed a financing lease for restaurant equipment for 2 newly constructed corporate restaurants.

Financing lease right-of-use assets and financing lease liabilities as of December 31, 2023 and December 25, 2022 were as follows (in millions):

	2023	2022
Financing lease right-of-use assets	$3.6	—
Financing lease liabilities	$2.9	—

The weighted average discount rate used to calculate the carrying value of the right-of-use assets and lease liabilities was 8.3%, which is based on the Company’s incremental borrowing rate at the time the lease is acquired.

The contractual future maturities of the Company’s financing lease liabilities as of December 31, 2023 including anticipated lease extensions, are as follows (in millions):

Fiscal Year
2024	$1.3
2025	1.7
Total lease payments	3.0
Less imputed interest	0.1
Total present value of financing lease liabilities	$2.9

Supplemental cash flow information for the fiscal years ended December 31, 2023 and December 25, 2022 related to leases is as follows (in millions):

	2023	2022
Cash paid for amounts included in the measurement of financing lease liabilities:
Operating cash flows from financing leases	$0.1	—
Financing lease right of use assets obtained in exchange for new lease obligations:
Financing lease liabilities	$3.6	—

Restaurant Properties Sale Leaseback Transactions

In the fourth quarter of 2023, we completed sale leaseback transactions of two newly constructed restaurant properties. The restaurant properties were sold at the construction cost resulting in proceeds of $9.3 million with no gain or loss. The initial term of the leases is 20 years and they have been accounted for as operating leases.

F-17

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

In the fourth quarter of 2022, we completed sale leaseback transactions of two newly constructed restaurant properties. The restaurant properties were sold at the construction cost resulting in proceeds of $9.9 million with no gain or loss. The initial term of the leases is 20 years and they have been accounted for as operating leases.

NOTE 9. DEBT

Long-term debt consisted of the following (in millions):

	December 31, 2023				December 25, 2022
	Final Maturity	Rate	Face Value	Book Value	Book Value
Senior debt	7/25/2051	8.00%	$198.0	$193.7	$147.9
Senior subordinated debt	7/25/2051	10.00%	50.0	48.6	47.7
Subordinated debt	7/25/2051	11.00%	100.0	96.5	46.2
Total Securitized Debt			348.0	338.8	241.8
Equipment notes	12/16/2025 to 3/7/2029	7.99% to 11.5%	1.9	1.9	1.3
Promissory note	10/4/2024	5.3%	1.0	1.0	—
Construction loan	12/28/2024	Prime + 1%	2.2	2.2	0.4
Total debt			$353.1	343.9	243.5
Current portion of long-term debt				(9.9)	(1.9)
Long-term debt, net of current portion				$334.0	$241.6

Twin Peaks Securitization

In connection with the acquisition of Twin Peaks, on October 1, 2021, the Company completed the issuance and sale in a private offering of an aggregate principal amount of $250.0 million of Series 2021-1 Fixed Rate Secured Notes (the “Twin Acquisition Notes”). The net proceeds from the sale of the Notes were used by the Parent to finance the cash portion of the purchase price for the acquisition of Twin Peaks Buyer, LLC and its direct and indirect subsidiaries. Net proceeds totaled $237 million, which consisted of the combined face amount of $250.0 million ($150 million senior debt, $50 million senior subordinated debt, and $50 million subordinated debt), net of debt offering costs of $5.6 million and original issue discount of $7.5 million. Substantially all of the proceeds were used to acquire Twin Peaks. Immediately following the closing of the acquisition of Twin Peaks, the Parent contributed the franchising subsidiaries of Twin Peaks to the Company, pursuant to a Contribution Agreement.

On September 8, 2023, FAT Brands Twin Peaks I, LLC issued an additional $50.0 million of subordinated debt and $48.0 million of senior debt for an aggregate of $98.0 million principal amount of fixed rate secured notes to FAT Brands Inc. (collectively with the Twin Acquisition Notes, the “Twin Peaks Securitization Notes”).

As of December 31, 2023, the carrying value of the Twin Peaks Securitization Notes was $338.8 million (net of debt offering costs of $2.1 million and original issue discount of $5.6 million). The Company recognized interest expense on the Twin Peaks Securitization Notes of $29.3 million for year ended December 31, 2023, which includes $1.8 million for amortization of debt offering costs and $3.1 million for amortization of the original issue discount. The effective interest rate of the Twin Peaks Securitization Notes, including the amortization of debt offering costs and original issue discount, was 10.8% and 9.7% during the years ended December 31, 2023 and December 25, 2022.

The Twin Peaks Securitization Notes are generally secured by a security interest in substantially all the assets of FAT Brands Twin Peaks I, LLC, and its subsidiaries.

F-18

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

The Twin Peaks Securitization Notes require that the principal (if any) and interest obligations be segregated to ensure appropriate funds are reserved to pay the quarterly principal and interest amounts due. The amount of monthly cash flow that exceeds the required monthly interest reserve is generally remitted to the Parent. Interest payments are required to be made on a quarterly basis and, unless repaid on or before July 25, 2023, additional interest equal to 1.0% per annum will accrue on the then outstanding principal balance of each tranche. The material terms of the Twin Peaks Securitization Notes also include, among other things, the following financial covenants: (i) debt service coverage ratio, (ii) leverage ratio and (iii) senior leverage ratio. As of December 31, 2023 and December 25, 2022, and all the way through the date of issuance of these financial statements, the Company was in compliance with these covenants.

Equipment Financing

During fiscal year 2022, the Company entered into certain equipment financing arrangements to borrow up to $1.0 million per restaurant, the proceeds of which will be used to purchase certain equipment for a new Twin Peaks restaurant and to retrofit existing restaurants with equipment (the “Equipment Financing”). The Equipment Financing has maturity dates ranging from May 5, 2027 to March 7, 2029, and bears interest at fixed rates between 7.99% and 8.49% per annum. The Equipment Financing is secured by certain equipment of the Twin Peaks restaurant.

During fiscal year 2023, the Company entered into an equipment financing arrangements to borrow up to $1.4 million which will be used to purchase certain equipment for a new Twin Peaks restaurant. The maturity date is December 16, 2025 and bears interest of 11.5% and is secured by certain equipment of the Twin Peaks restaurant.

Construction Loan Agreement

On July 12, 2022, an indirect subsidiary of the Company entered into a construction loan agreement, the proceeds of which were used for a new corporate Twin Peaks in Northlake, Texas. The loan was paid in full in December 2022.

On December 5, 2022, an indirect subsidiary of the Company entered into a construction loan agreement to borrow up to $4.5 million, the proceeds of which will be used for a new corporate Twin Peaks restaurant (the “Construction Loan”). The Construction Loan has an initial maturity of August 5, 2023, with an optional six-month extension, bearing interest at the greater of the three-month Secured Overnight Financing Rate (SOFR) plus 360 basis points, or 8% per year, and is secured by land and building. This note was paid off in December 2023 with the proceeds from sale leaseback of the restaurant.

On December 28, 2023, the Company entered into a construction loan agreement to borrow up to $4.75 million, the proceeds of which will be used for a new corporate Twin Peaks. The Construction Loan has an initial maturity of December 28, 2024, with an optional one year extension, bearing interest at prime plus 1% and is secured by land and building.

Promissory Note

On December 4, 2023, the Company purchased a franchisee location for $1.3 million, consisting of cash and a promissory note for $1.0 million which bears interest at a rate of 5.03% and is due in 10 equal monthly payments.

Scheduled principal maturities of long-term debt for the next five fiscal years are as follows (in millions):

Fiscal Year
2024	$10.6
2025	7.8
2026	7.3
2027	7.2
2028	7.0

F-19

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

NOTE 10. INCOME TAX

The Company’s income tax expense related to Smokey Bones was comprised of the following

December 31, 2023

Current
Federal	$—
State	25,016
25,016
Deferred
Federal	(255,237)
State	—
(255,237)
Total income tax expense (benefit)	$(230,221)

The Company accounts for income taxes whereby deferred income tax assets and liabilities are computed annually for differences between the financial reporting and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax rates and laws applicable to periods in which the differences are expected to affect taxable income.

The components of the deferred tax assets and liability at December 31, 2023 was as follows

December 31, 2023
Deferred tax assets:
Property and equipment depreciation	$597,163
Lease termination	592,894
Lease liabilities	27,971,674
Net operating loss carryforward	3,357,953
Accrued payroll	98,651
Insurance reserves	131,835
163(j) interest limitation	605,071
Other	300,703
Total DTA	$33,655,944

Deferred tax liabilities
Right of Use assets	$(27,932,927)
Amortization of intangibles	(2,210,507)
Total DTL	(30,143,434)
Valuation allowances	(3,554,153)
Net deferred tax liability	$(41,643)

Net deferred tax liability was included in other non-current liabilities on the consolidated balance sheet as of December 31, 2023. A valuation allowance is utilized to reduce the carrying amount of deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2023, the Company has a deferred tax liability of $41,643, representing the benefit management has estimated will more likely than not be realized. After consideration of all of the evidence, both positive and negative, management has determined that a valuation allowance at December 31, 2023 is necessary to reserve its deferred tax assets.

As of December 31, 2023, the Company estimates indefinite pre-tax net operating loss carryforwards of approximately $11.9 million and pre-tax state and city net operating loss carryforwards of approximately $12.6 million. The Company’s net operating losses are not subject to annual Section 382 limitations due to lack of ownership changes impacting the future realization.

F-20

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. Increases or decreases to the unrecognized tax benefits could result from management’s belief that a position can or cannot be sustained upon examination based on subsequent information or potential lapse of the applicable statute of limitation for certain tax positions.

Smokey Bones files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The table below summarizes the open tax years and ongoing examinations in major jurisdictions as of January 1, 2023:

Jurisdiction	Open Years
United States—Federal Income Tax	2020 – 2023
United States—Various States	2020 – 2023

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2023, the Company had no material uncertain tax positions and provisions for interest or penalties related to uncertain tax positions.

NOTE 11. SHARE-BASED COMPENSATION

Effective September 30, 2017, our Parent adopted the 2017 Omnibus Equity Incentive Plan (the “Plan”). The Plan was amended on December 20, 2022 to increase the number of shares available for issuance under the Plan. The Plan is a comprehensive incentive compensation plan under which our Parent can grant equity-based and other incentive awards to officers, employees and directors of, and consultants and advisors to, our Parent and its subsidiaries. The Plan provides a maximum of 5,000,000 shares available for grant.

On November 16, 2021, our Parent granted certain employees of the Company 200,000 stock options with an exercise price of $11.43. The options vest over a period of three years, with one-third of each grant vesting annually. The related compensation expense is recognized over the vesting period.

During 2022 and 2023, the Company recognized equity-based compensation expense in the amount of $0.7 million and $0.3 million, respectively, representing the allocation from our Parent of share-based compensation expense for grants to the Company’s employees. As of December 31, 2023, there remains $0.1 million of share-based compensation expense relating to non-vested grants, which will be recognized over the remaining vesting period, subject to future forfeitures.

The fair value on the date of grant was $1.2 million. The range of assumptions used in the Black-Scholes option pricing model to value the options granted on November 16, 2021 are as follows:

Expected dividend yield	4.6%
Expected volatility	88.8%
Risk-free interest rate	1.4%
Expected term (in years)	6.0

As of December 31, 2023, there were 200,000 options outstanding with a weighted average exercise price of $11.43.

NOTE 12. RELATED PARTY TRANSACTIONS

We may engage in transactions with other companies, owned or controlled by affiliates of our Parent in the normal course of business.

The Due to Affiliates represents the payable as of the end of the reporting period of advances (for capital expenditures or other working capital needs) received from the Parent or its affiliates and are settled in accordance with the legal and contractual restrictions governing transactions by and among the Parent’s consolidated entities. The outstanding balance at December 31, 2023 and December 25, 2022 was $16.5 million and $4.7 million, respectively.

F-21

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

As discussed in Note 9, Debt, on September 8, 2023, the Company issued an additional $98.0 million aggregate principal amount of fixed rate secured notes to FAT Brands Inc. The Company has incurred a total interest of $1.6 million and paid interest of $1.2 million for the fiscal year ended December 31, 2023. As of December 31, 2023, $48.0 million principal amount senior debt and $12.3 million of subordinated debt was sold to a third-party net of debt issuance cost and discounts of $4.3 million. Subsequent to December 31, 2023, $31 million has been sold by the Parent to a third-party net of debt issuance costs and discount of $2.6 million.

Subsequent to December 31, 2023, the Company issued an additional $50.0 million aggregate principal amount of fixed rate notes to FAT Brands Inc., which were subsequently sold to third parties net of debt issuance costs and original issuance discount of $2.9 million.

On October 1, 2021, the Company entered into a management agreement (the “Management Agreement”) with the Parent. The Parent is authorized by us to perform management services on our behalf. The Management Agreement provides for an annual management fee of $2.5 million, subject to a three percent annual increase. For the fiscal years ended December 31, 2023 and December 25, 2022, we paid the Parent $2.5 million and $2.5 million, respectively, and recorded the same amount of expense to general and administrative expense on our consolidated statements of operations.

NOTE 13. COMMITMENTS AND CONTINGENCIES

Litigation

The Company is periodically involved in various claims and litigation in the normal course of business. While the Company estimates its exposure for these claims and establishes reserves for the estimated probable liabilities, the actual liabilities could be in excess of these reserves. The Company believes that the result of any potential claims will not have a material adverse effect on the Company’s financial condition.

NOTE 14. SUBSEQUENT EVENTS

Subsequent events were reviewed through May 7, 2024, the date the consolidated financial statements were available to be issued. The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. See paragraph 2 to Note 12. Related Party Transactions for the only material subsequent event.

F-22

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

FAT BRANDS TWIN PEAKS I, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets
Cash	$4,897	$4,491
Restricted cash	16,179	15,046
Accounts receivable, net	2,181	2,276
Other current assets	8,197	6,280
Total current assets	31,454	28,093

Non-current restricted cash	5,487	4,608
Lease right-of-use asset	162,803	169,355
Goodwill	117,185	117,159
Other intangible assets, net	168,270	169,728
Property and equipment, net	78,796	74,822
Other non-current assets	1,736	1,817
Total assets	$565,731	$565,582

Liabilities and member’s (deficit) equity
Current liabilities
Accounts payable	$6,865	$9,487
Accrued expenses and other liabilities	24,002	25,677
Deferred income, current portion	3,173	3,641
Lease liability, current portion	21,296	21,585
Acquisition payable, current portion	—	3,000
Long-term debt, current portion	12,068	9,861
Total current liabilities	67,404	73,251

Deferred income, net of current portion	4,801	4,365
Lease liability, net of current portion	146,173	149,489
Long-term debt, net of current portion	380,475	334,020
Due to affiliates	44,109	18,013
Other non-current liabilities	2,435	1,955
Total liabilities	645,397	581,093

Commitments and contingencies (Note 12)

Member’s (deficit) equity	(79,666)	(15,511)
Total liabilities and member’s (deficit) equity	$565,731	$565,582

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-23

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

FAT BRANDS TWIN PEAKS I, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(dollars in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023

Revenue
Restaurant sales	$83,706	$37,656	$166,995	$76,147
Franchise revenue	7,888	7,637	16,660	14,535
Total revenue	91,594	45,293	183,655	90,682

Costs and expenses
Restaurant operating costs
Food and beverage costs	22,949	9,881	45,341	20,086
Labor and benefits costs	26,411	11,899	53,020	23,777
Other operating costs	16,649	6,675	33,008	13,649
Occupancy costs	6,599	2,081	13,233	4,383
Advertising expense	4,785	3,955	10,752	7,279
Pre-Opening expense	64	12	92	40
General and administrative expense	6,902	2,922	13,894	6,819
Depreciation and amortization	5,841	2,341	11,587	4,647
Total costs and expenses	90,200	39,766	180,927	80,680

Income from operations	1,394	5,527	2,728	10,002

Other income (expense), net
Interest expense, net	(12,004)	(6,161)	(22,412)	(12,375)
Other income	(221)	383	(289)	505
Total other expense, net	(12,225)	(5,778)	(22,701)	(11,870)

Income (loss) before income tax	(10,831)	(251)	(19,973)	(1,868)

Income tax provision (benefit)	(99)	—	(20)	—

Net income (loss)	$(10,732)	$(251)	$(19,953)	$(1,868)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-24

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

FAT BRANDS TWIN PEAKS I, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S (DEFICIT) EQUITY

(UNAUDITED)

(dollars in thousands)

For the Twenty-Six Weeks Ended June 30, 2024

Balance at December 31, 2023	$(15,511)
Distribution to Parent, net	(44,404)
Share-based compensation	202
Net loss	(19,953)
Balance at June 30, 2024	$(79,666)

For the Twenty-Six Weeks Ended June 25, 2023

Balance at December 25, 2022	$60,176
Share-based compensation	168
Net income	(1,868)
Balance at June 25, 2023	$58,476

For the Thirteen Weeks Ended June 30, 2024

Balance at March 31, 2024	$(69,600)
Distribution to Parent, net	565
Share-based compensation	101
Net loss	(10,732)
Balance at June 30, 2024	$(79,666)

 For the Thirteen Weeks Ended June 25, 2023

Balance at March 26, 2023	$58,643
Share-based compensation	84
Net Income	(251)
Balance at June 25, 2023	$58,476

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-25

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

FAT BRANDS TWIN PEAKS I, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(dollars in thousands)

	Twenty-Six Weeks Ended June 30, 2024	Twenty-Six Weeks Ended June 25, 2023
Cash flows from operating activities
Net Income (loss)	$(19,953)	$(1,868)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	11,587	4,646
Share-based compensation	202	168
Change in lease right-of-use assets	2,003	419
Accretion of loan fees and interest	5,711	1,971
Change in:
Accounts receivable	95	(473)
Other current assets	(1,917)	(491)
Other non-current assets	81	(679)
Accounts payable	(2,622)	(79)
Accrued expenses and other liabilities	(1,675)	(769)
Deferred income	(32)	252
Other current and non-current liabilities	411	—
Total adjustments	13,844	4,965
Net cash provided by (used in) operating activities	(6,109)	3,097

Cash flows from investing activities
Purchases of property and equipment	(13,116)	(5,601)
Net cash used in investing activities	(13,116)	(5,601)

Cash flows from financing activities
Proceeds from borrowings of long-term debt, net of issuance costs	3,146	3,315
Repayment of borrowings	(4,599)	(115)
Financing proceeds from affiliates	23,096	(92)
Net cash provided by financing activities	21,643	3,108

Net increase (decrease) in cash and restricted cash	2,418	604
Cash and restricted cash at beginning of the period	24,145	16,970
Cash and restricted cash at end of the period	$26,563	$17,574

Supplemental disclosures of cash flow information:
Cash paid for interest	$16,467	$10,055
Supplemental disclosure of non-cash financing activity
Issuance and distribution of long-term debt, net to the Parent	$44,404	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-26

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. ORGANIZATION

Organization and Nature of Business

FAT Brands Twin Peaks I, LLC (the “Company”) is a wholly-owned subsidiary of FAT Brands Inc. (the “Parent”) and is the owner and franchisor of the Twin Peaks restaurant brand. The Parent is a publicly traded company whose common shares are traded under the symbol “FAT” on the NASDAQ stock market. On October 1, 2021, the Parent acquired the Twin Peaks restaurant brand and upon closing contributed the acquired assets and liabilities to the Company. The Parent elected to push down the new acquisition basis of its assets and liabilities to the Company on October 1, 2021.

We operate as one operating segment and our chief operating decision maker reviews operating results and performance for all company-owned and franchised locations together. As of June 30, 2024, the Company owned two restaurant brands, consisting of 112 Twin Peaks locations, of which 80 were franchised and the remaining 32 operated as owned restaurants, and 60 Smokey Bones locations operated as owned restaurants. Our revenues are derived from franchised Twin Peaks restaurants (comprised of royalties, franchise fees and advertising revenue) as well as sales of food and beverages at our Company-owned restaurant locations. The Company licenses the right to use the Twin Peaks brand name and provides franchisees with operating procedures and methods of merchandising. Upon signing a franchise agreement, the franchisor is committed to provide training, some supervision and assistance, and access to operations manuals. As needed, the franchisor will also provide advice and written materials concerning techniques of managing and operating the restaurants.

Our Parent is a leading multi-brand restaurant franchising company that develops, markets and acquires primarily quick-service, fast casual, casual and polished casual dining restaurant concepts around the world.

Pro Forma Information

On September 25, 2023, Fat Brands, Inc. completed their acquisition of Barbeque Integrated, Inc. (“Smokey Bones”) and on March 21, 2024 contributed all of the equity in Smokey Bones to the Company. The table below presents the combined pro forma revenue and net loss of the Company and Barbeque Integrated Inc. for the thirteen and twenty-six weeks ended June 25, 2023, respectively, assuming the acquisition had occurred on December 27, 2022 (the beginning of the Company’s 2023 fiscal year). This pro forma information does not purport to represent what the actual results of operations of the Company would have been had the acquisition of Barbeque Integrated Inc. occurred on this date nor does it purport to predict the results of operations for future periods.

(in millions)	Thirteen Weeks Ended June 25, 2023	Twenty-Six Weeks Ended June 25, 2023
Revenue	$90.3	$183.0
Net Income (Loss)	$3.5	$2.1

Liquidity

The Company’s primary requirements for liquidity are to fund working capital needs, operating and finance lease obligations, capital expenditures and debt service on the securitized debt. The ongoing capital expenditures are principally related to opening new restaurants and the remodeling and maintenance of existing restaurants. The primary sources of liquidity are restaurant operations, cash on hand and availability of advances from our Parent.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year — The Company operates on a 52/53 week calendar and its fiscal year ends on the last Sunday of the calendar year. Fiscal year 2023 consisted of 53 weeks and ended on December 31, 2023 (“fiscal 2023”). Fiscal year 2024 is a 52-week year.

F-27

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Basis of Presentation — The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), include our accounts and the accounts of our subsidiaries, and should be read in conjunction with the Company’s consolidated financial statements and notes thereto for the year ended December 31, 2023. In the opinion of the Company, all adjustments considered necessary for the fair presentation of the Company’s results of operations, financial position and cash flows for the periods presented have been included and are of a normal, recurring nature. All intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior period amounts to conform to the current year presentation.

Use of Estimates — The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the recoverability of goodwill and other intangible assets, and allowances for uncollectible notes receivable and accounts receivable. Estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration Risk — 47% of the Company’s franchise revenue is derived from three franchisees.

Restricted Cash — The Company has restricted cash consisting of funds required to be held in trust in connection with its securitized debt. The current portion of restricted cash was $16.2 million as of June 30, 2024. Non-current restricted cash of $5.5 million as of June 30, 2024 includes interest reserves required to be set aside for the duration of the Securitized Debt.

Recently Issued Accounting Standards

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure, to require a public entity to disclose significant segment expenses and other segment items on an annual and interim basis and to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Public entities with a single reportable segment are required to provide the new disclosures and all the disclosures required under ASC 280. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, on a retrospective basis. Early adoption is permitted. We are currently evaluating the impact of this ASU on our condensed consolidated financial statements and expect that adoption of ASU 2023-07 will lead to additional segment disclosures in our annual financial statements for fiscal 2024 and subsequent annual and interim periods.

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment, net consists primarily of real estate (including land, buildings and tenant improvements) and equipment.

Property and equipment and accumulated depreciation balances were (in millions):

	June 30, 2024	December 31, 2023
Real estate	$4.8	$4.8
Building and leasehold improvements	55.0	53.7
Furniture, Fixtures, and Equipment	31.4	29.5
Construction in Process	13.9	4.7
Total property and equipment, gross	105.1	92.7
Less: accumulated depreciation	(26.3)	(17.9)
Total property and equipment, net	$78.8	$74.8

Depreciation expense on property and equipment for the thirteen weeks ended June 30, 2024 and June 25, 2023 was $4.6 million and $1.9 million, respectively. Depreciation expense on property and equipment for the twenty-six weeks ended June 30, 2024 and June 25, 2023 was $9.2 million and $3.7 million, respectively.

F-28

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

NOTE 4. REVENUE FROM CONTRACTS WITH CUSTOMERS

The following table presents disaggregated revenue by the method of recognition for the thirteen and twenty-six weeks ended (in thousands):

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
Revenue recognized over time
Franchise fees	$94	$46	$114	$93
Revenue recognized at a point in time
Royalties	$5,117	$4,554	$10,093	$9,016
Advertising fees	2,558	2,281	5,046	4,542
Restaurant sales	83,706	37,656	166,995	76,147
Management fees and other income	119	756	1,407	884
Total	$91,594	$45,293	$183,655	$90,682

NOTE 5. GOODWILL AND OTHER INTANGIBLE ASSETS, NET

Other intangible assets consist primarily of trademarks and franchise agreements that were classified as identifiable intangible assets at the time of the brands’ acquisition by our Parent. Franchise agreements and customer relationships are amortized over the useful life of the asset. Certain trademarks are considered to have an indefinite useful life and are not amortized.

Changes in Carrying Value of Other Intangible Assets

The changes in carrying value of other intangible assets were as follows (in millions):

		Non-Amortizing Intangible Assets
	Amortizing	Goodwill	Trademarks
Balance, December 31, 2023	$32.9	$117.2	$136.8
Amortization expense	(1.5)	—	—
Balance, June 30, 2024	$31.4	$117.2	$136.8

 Gross Carrying Value and Accumulated Amortization of Other Intangible Assets

The carrying value of amortizing other intangible assets was as follows (in millions):

	June 30, 2024			December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Franchise agreements	$28.2	$(5.5)	$22.7	$28.2	$(4.5)	$23.7
Trademarks	8.8	(0.7)	8.1	8.8	(0.2)	8.6
Other	0.7	(0.1)	0.6	0.7	(0.1)	0.6
	$37.7	$(6.3)	$31.4	$37.7	$(4.8)	$32.9

The expected future amortization of the Company’s intangible assets is as follows (in millions):

Fiscal year:
Remainder of 2024	$1.5
2025	2.9
2026	2.9
2027	2.9
2028	2.9
Thereafter	18.3
Total	$31.4

NOTE 6. ACCRUED EXPENSES

Accrued expenses consist of the following (in millions):

	June 30, 2024	December 31, 2023
Accrued interest	$6.8	$6.1
Payroll and payroll related	5.0	6.2
Sales and beverage taxes payable	2.9	3.1
Other accrued expenses	9.3	10.3
Total	$24.0	$25.7

NOTE 7. LEASES

Operating Leases

As of June 30, 2024 and December 31, 2023, the Company has recorded 95 and 96 operating leases for corporate offices and for certain owned restaurant properties, respectively. The leases have remaining terms ranging from approximately 0.2 years to 20.7 years. The Company recognized lease expense of $5.4 and $1.8 million for the thirteen weeks ended June 30, 2024 and June 25, 2023, respectively. The Company recognized lease expense of $10.7 and $3.6 million for the twenty-six weeks ended June 30, 2024 and June 25, 2023, respectively. The weighted average remaining lease term of the operating leases as of June 30, 2024 was 8.7 years.

Operating lease right-of-use assets and operating lease liabilities were as follows (in millions):

	June 30, 2024	December 31, 2023
Operating lease right of use assets	$160.1	$165.1
Operating lease liabilities	$165.2	$168.2

The operating lease right-of-use assets and operating lease liabilities include obligations relating to the optional term extensions available on certain restaurant leases based on management’s intention to exercise the options. The weighted average discount rate used to calculate the carrying value of the right-of-use assets and lease liabilities was 9.0%, which is based on the Company’s incremental borrowing rate at the time the lease is acquired.

F-29

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

The contractual future maturities of the Company’s operating lease liabilities subsequent to June 30, 2024, including anticipated lease extensions, are as follows (in millions):

Fiscal Year
Remainder of 2024	$10.0
2025	19.9
2026	19.9
2027	19.9
2028	19.8
Thereafter	244.3
Total lease payments	333.8
Less imputed interest	168.6
Total present value of operating lease liabilities	$165.2

Supplemental cash flow information for the twenty-six weeks ended June 30, 2024 and June 25, 2023 related to leases is as follows (in millions):

	Twenty-Six Weeks Ended
	June 30, 2024	June 25, 2023
Cash paid for amounts included in the measurement of operating lease liabilities:
Operating cash flows from operating leases	$11.8	$4.8

Financing Leases

On December 1, 2023, the Company executed a financing lease for restaurant equipment for two newly constructed corporate restaurants.

Financing lease right-of-use assets and financing lease liabilities as of June 30, 2024 and December 31, 2023 were as follows (in millions):

	June 30, 2024	December 31, 2023
Financing lease right-of-use assets	$2.7	$3.6
Financing lease liabilities	$2.3	$2.9

The weighted average discount rate used to calculate the carrying value of the right-of-use assets and lease liabilities was 8.3%, which is based on the Company’s incremental borrowing rate at the time the lease is acquired.

The contractual future maturities of the Company’s financing lease liabilities as of June 30, 2024 including anticipated lease extensions, are as follows (in millions):

Fiscal Year
Remainder of 2024	$0.7
2025	1.7
Total lease payments	2.5
Less imputed interest	0.2
Total present value of financing lease liabilities	$2.3

F-30

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Supplemental cash flow information for the twenty-six weeks ended June 30, 2024 and June 25, 2023 related to leases is as follows (in millions):

	Twenty-Six Weeks Ended
	June 30, 2024	June 25, 2023
Cash paid for amounts included in the measurement of financing lease liabilities:
Operating cash flows from financing leases	$0.4	$0.1
Financing lease right of use assets obtained in exchange for new lease obligations:
Financing lease liabilities	$—	$3.6

NOTE 8. DEBT

 Long-term debt consisted of the following (in millions):

	June 30, 2024				December 31, 2023
	Final Maturity	Rate	Face Value	Book Value	Book Value
Senior debt	7/25/2051	7.00%	$244.9	$241.2	$193.7
Senior subordinated debt	7/25/2051	9.00%	49.3	48.6	48.6
Subordinated debt	7/25/2051	10.00%	98.6	95.4	96.5
Total Securitized Debt			392.8	385.2	338.8
Equipment notes	12/16/2025 to 3/7/2029	7.99% to 11.5%	4.2	4.2	1.9
Promissory note	10/4/2024	5.3%	0.4	0.4	1.0
Construction loan	12/28/2024	Prime + 1%	2.7	2.7	2.2
Total debt			$400.1	392.5	343.9
Current portion of long-term debt				(12.0)	(9.9)
Long-term debt, net of current portion				$380.5	$334.0

Twin Peaks Securitization

In connection with the acquisition of Twin Peaks, on October 1, 2021, the Company completed the issuance and sale in a private offering of an aggregate principal amount of $250.0 million of Series 2021-1 Fixed Rate Secured Notes. The net proceeds from the sale of the Notes were used by the Parent to finance the cash portion of the purchase price for the acquisition of Twin Peaks Buyer, LLC and its direct and indirect subsidiaries. Net proceeds totaled $237 million, which consisted of the combined face amount of $250.0 million ($150 million senior debt, $50 million senior subordinated debt, and $50 million subordinated debt), net of debt offering costs of $5.6 million and original issue discount of $7.5 million. Substantially all of the proceeds were used to acquire Twin Peaks. Immediately following the closing of the acquisition of Twin Peaks, the Parent contributed the franchising subsidiaries of Twin Peaks to the Company, pursuant to a Contribution Agreement.

On September 8, 2023, FAT Brands Twin Peaks I, LLC issued an additional $50.0 million of subordinated debt and $48.0 million of senior debt for an aggregate of $98.0 million principal amount of fixed rate secured notes to FAT Brands Inc., of which $60.3 million was sold to third parties, net of debt issuance cost and discounts of $4.2 million. During the twenty-six weeks ended June 30, 2024, $31.3 million was sold to third parties, net of debt issuance cost and discounts of $2.6 million.

On March 20, 2024, FAT Brands Twin Peaks I, LLC issued an additional $50.0 million aggregate principal amount of one tranche of fixed rate secured notes to FAT Brands Inc., of which $38.8 million was sold to third parties during the first quarter, net of debt issuance cost and discounts of $2.4 million and $11.2 was sold to third parties during the second quarter ended June 30, 2024 , net of discounts of $0.5 million.

F-31

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

As of June 30, 2024, the carrying value of the securitized notes was $385.2 million (net of debt offering costs of $1.4 million and original issue discount of $6.2 million). During the thirteen weeks ended June 30, 2024, the Company recognized interest expense on the securitized notes of $12.1 million, which includes $0.6 million for amortization of debt offering costs and $2.7 million for amortization of the original issue discount. During the twenty-six weeks ended June 30, 2024, the Company recognized interest expense on the securitized notes of $22.4 million, which includes $1.1 million for amortization of debt offering costs and $4.6 million for amortization of the original issue discount. The effective interest rate of the securitized notes, including the amortization of debt offering costs and original issue discount, was 12.8% and 10.0% during the twenty-six weeks ended June 30, 2024 and June 25, 2023.

The securitized notes are generally secured by a security interest in substantially all the assets of FAT Brands Twin Peaks I, LLC, and its subsidiaries.

The securitized notes require that the principal (if any) and interest obligations be segregated to ensure appropriate funds are reserved to pay the quarterly principal and interest amounts due. The amount of monthly cash flow that exceeds the required monthly interest reserve is generally remitted to the Parent. Interest payments are required to be made on a quarterly basis and, unless repaid on or before July 25, 2023, additional interest equal to 1.0% per annum will accrue on the then outstanding principal balance of each tranche. The material terms of the securitized notes also include, among other things, the following financial covenants: (i) debt service coverage ratio, (ii) leverage ratio and (iii) senior leverage ratio. As of June 30, 2024, and all the way through the date of issuance of these financial statements, the Company was in compliance with these covenants.

Equipment Financing

During fiscal year 2022, the Company entered into certain equipment financing arrangements to borrow up to $1.0 million per restaurant, the proceeds of which will be used to purchase certain equipment for a new Twin Peaks restaurant and to retrofit existing restaurants with equipment (the “Equipment Financing”). The Equipment Financing has maturity dates ranging from May 5, 2027 to March 7, 2029, and bears interest at fixed rates between 7.99% and 8.49% per annum. The Equipment Financing is secured by certain equipment of the Twin Peaks restaurant.

During fiscal year 2023, the Company entered into equipment financing arrangements to borrow up to $1.4 million which will be used to purchase certain equipment for a new Twin Peaks restaurant. The maturity date is December 16, 2025 and bears interest of 11.5% and is secured by certain equipment of the Twin Peaks restaurant.

During fiscal year 2024, the Company entered into equipment financing arrangements to borrow up to $2.8 million which will be used to purchase certain equipment for two new Twin Peaks restaurants. The loans mature in 48 months and bear interest of 11.5% and are secured by certain equipment of the Twin Peaks restaurants.

Construction Loan Agreement

On December 5, 2022, an indirect subsidiary of the Company entered into a construction loan agreement to borrow up to $4.5 million, the proceeds of which will be used for a new corporate Twin Peaks restaurant (the “Construction Loan”). The Construction Loan had an initial maturity of August 5, 2023, with an optional six-month extension, bearing interest at the greater of the three-month Secured Overnight Financing Rate (SOFR) plus 360 basis points, or 8% per year, and is secured by land and building. This note was paid off in December 2023 with the proceeds from sale leaseback of the restaurant.

On December 28, 2023, the Company entered into a construction loan agreement to borrow up to $4.75 million, the proceeds of which will be used for a new corporate Twin Peaks. The Construction Loan has an initial maturity of December 28, 2024, with an optional one year extension, bearing interest at prime plus 1% and is secured by land and building.

Promissory Note

On December 4, 2023, the Company purchased a franchisee location for $1.3 million, consisting of cash and a promissory note for $1 million which bears interest at a rate of 5.03% and is due in 10 equal monthly payments.

F-32

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

NOTE 9. INCOME TAX

The Company’s income tax expense provision related to Smokey Bones, which has been consolidated since September 25, 2023, was comprised of the following (in millions):

Twenty-Six Weeks Ended June 30, 2024
Provision for income taxes	$(0.1)
Effective tax rate	0.1%

Income tax (benefit) provision related to continuing operations differ from the amounts computed by applying the statutory income tax rate to pretax income as follows (in millions):

Twenty-Six Weeks Ended June 30, 2024
Tax benefit at statutory rate	$(5.2)
State and local income taxes	(0.3)
State and federal valuation allowances	1.7
Nondeductible Expenses	0.2
Tax credits	(0.8)
Remove non-taxable jurisdiction	4.3
Total income tax provision	$(0.1)

NOTE 10. SHARE-BASED COMPENSATION

Effective September 30, 2017, our Parent adopted the 2017 Omnibus Equity Incentive Plan (the “Plan”). The Plan was amended on December 20, 2022 to increase the number of shares available for issuance under the Plan. The Plan is a comprehensive incentive compensation plan under which our Parent can grant equity-based and other incentive awards to officers, employees and directors of, and consultants and advisors to, our Parent and its subsidiaries. The Plan provides a maximum of 5,000,000 shares available for grant.

On November 16, 2021, our Parent granted certain employees of the Company 200,000 stock options with an exercise price of $11.43. The options vest over a period of three years, with one-third of each grant vesting annually. The related compensation expense is recognized over the vesting period.

During the twenty-six weeks ended June 30, 2024 and June 25, 2023, the Company recognized equity-based compensation expense in the amount of $0.2 million, representing the allocation from our Parent of share-based compensation expense for grants to the Company’s employees. As of June 30, 2024, there remains $0.1 million of share-based compensation expense relating to non-vested grants, which will be recognized over the remaining vesting period, subject to future forfeitures.

NOTE 11. RELATED PARTY TRANSACTIONS

We may engage in transactions with our Parent and other companies, owned or controlled by affiliates of our Parent, in the normal course of business.

The Due to Affiliates represents the payable as of the end of the reporting period of advances (for capital expenditures or other working capital needs) received from the Parent or its affiliates and are settled in accordance with the legal and contractual restrictions governing transactions by and among the Parent’s consolidated entities. During the twenty-six weeks ended June 30, 2024, the Parent paid $3.0 million of acquisition payable on the Company’s behalf, which is reflected in our consolidated statement of cash flows as an increase in amounts due to affiliates. The outstanding Due to affiliates balance at June 30, 2024 and December 31, 2023 was $44.1 million and $18.0 million, respectively.

At June 30, 2024, $31.1 million of our securitized debt was held by the Parent and its affiliates. Cash interest paid to the Parent and its affiliates during the twenty-six weeks ended June 30, 2024 was $2.7 million. No cash interest was paid to the Parent and its affiliates during the twenty-six weeks ended June 25, 2023.

F-33

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

On October 1, 2021, the Company entered into a management agreement (the “Management Agreement”) with the Parent. The Parent is authorized by us to perform management services on our behalf. The Management Agreement provides for an annual management fee of $2.5 million, subject to a three percent annual increase. For the twenty-six weeks ended June 30, 2024 and June 25, 2023, we paid the Parent $1.3 million and recorded the same amount of expense to general and administrative expense on our consolidated statements of operations.

NOTE 12. COMMITMENTS AND CONTINGENCIES

Litigation

The Company is periodically involved in various claims and litigation in the normal course of business. While the Company estimates its exposure for these claims and establishes reserves for the estimated probable liabilities, the actual liabilities could be in excess of these reserves. The Company believes that the result of any potential claims will not have a material adverse effect on the Company’s financial condition.

In May 2024, FAT Brands Inc. (“FAT Brands” or the “Parent”) was informed that it was indicted by the U.S. Department of Justice (the “DOJ”) on two violations of Section 402 of the Sarbanes-Oxley Act for directly and indirectly extending and/or arranging for the extension of credit in 2019 and 2020 to its former CEO Andrew Wiederhorn in the amount of $2.65 million. These charges allege that FAT Brands, through its subsidiary Fatburger N.A., transferred approximately $0.6 million to Mr. Wiederhorn in the form of a personal loan on January 30, 2019, and lent approximately $2 million in 2020 to its former parent company Fog Cutter Capital Group Inc. (“FCCG”) which indirectly funded a personal loan from FCCG to Mr. Wiederhorn. The indictment also includes charges against Mr. Wiederhorn, FAT Brands’ former CFO, Rebecca Hershinger, and FAT Brands’ former tax advisor, William Amon, on violations of various federal tax and other laws related to loans from FCCG to Mr. Wiederhorn.

Also in May 2024, the U.S. Securities and Exchange Commission (“SEC”) filed a complaint against FAT Brands, claiming violations of Section 17(a)(2) of the Securities Act of 1933; Sections 10(b), 13(a), 13(b)(2)(A), 13(b)(2)(B), 13(k), and 14(a) of the Securities Exchange Act of 1934; and Rules 10b-5(b), 12b-20, 13a-1, 13a-13, 14a-3, and 14a-9 thereunder. The SEC’s claims pertain principally to allegations that, for fiscal periods covering 2017 through 2020, FAT Brands failed to disclose certain related party transactions, failed to disclose the salaries of Mr. Wiederhorn’s adult children working at FAT Brands, failed to maintain proper books and records and internal accounting controls, made false or misleading statements regarding its liquidity and use of proceeds from certain transactions, and directly or indirectly extended credit to Mr. Wiederhorn in the form of a personal loan. The SEC’s complaint also names Mr. Wiederhorn, Ms. Hershinger, and FAT Brands’ SVP of Finance, Ron Roe, as defendants. The SEC is seeking injunctive relief, disgorgement, and civil monetary penalties.

FAT Brands intends to vigorously defend against such matters, which do not directly involve or allege any wrongdoing on the part of the Company.

NOTE 13. SUBSEQUENT EVENTS

Subsequent events were reviewed through August 28, 2024, the date the consolidated financial statements were available to be issued. The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company has concluded no subsequent events have occurred that require disclosure.

F-34

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Independent Auditor’s Report

To Management

Barbeque Integrated, Inc.

Opinion

We have audited the accompanying consolidated financial statements of Barbeque Integrated, Inc., which comprise the consolidated balance sheet as of December 31, 2023, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the periods from September 25, 2023 through December 31, 2023 (Successor) and January 2, 2023 through September 24, 2023 (Predecessor), and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Barbeque Integrated, Inc. as of December 31, 2023, and the results of its operations and its cash flows for the periods from September 25, 2023 through December 31, 2023 (Successor) and January 2, 2023 through September 24, 2023 (Predecessor) in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Barbeque Integrated, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Barbeque Integrated, Inc.’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

F-35

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Barbeque Integrated, Inc.’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Barbeque Integrated, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ CohnReznick LLP

Los Angeles, California

May 6, 2024

F-36

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

BARBEQUE INTEGRATED, INC.

CONSOLIDATED BALANCE SHEET

December 31, 2023

December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$2,187,527
Accounts receivable	1,345,507
Other current assets	3,396,504
Total current assets	6,929,538

Property and equipment, net	16,821,736
Lease right-of-use asset, net	107,548,761
Goodwill	12,042,832
Other intangible assets, net	8,580,000
Other non-current assets	671,720
Total assets	$152,594,587

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$3,740,494
Accrued expenses and other liabilities	6,826,987
Unearned revenue	2,523,031
Lease liability, current portion	12,895,780
Total current liabilities	25,986,292

Lease liability, net of current portion	95,674,316
Due to affiliate	1,500,000
Other non-current liabilities	454,144
Total liabilities	123,614,752

Commitments and contingencies

Stockholder’s equity:
Common stock, $.001 par value, 1,000 shares authorized, Issued and outstanding	1
Additional paid-in capital	31,833,499
Accumulated deficit	(2,853,665)
Total stockholder’s equity	28,979,835
Total liabilities and stockholder’s equity	$152,594,587

The accompanying notes are an integral part of these audited consolidated financial statements.

F-37

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

BARBEQUE INTEGRATED, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

Period from September 25, 2023 through December 31, 2023 (Successor) and

Period from January 2, 2023 through September 24, 2023 (Predecessor)

	Successor	Predecessor
	September 25, 2023 through December 31, 2023	January 2, 2023 through September 24, 2023
Revenue
Restaurant sales	$42,663,054	$129,646,797

Cost and expenses
Restaurant operating costs
Food and beverage costs	11,815,548	35,833,418
Labor and benefits	14,192,566	39,896,725
Other operating costs	9,537,354	29,704,313
Occupancy expense	4,136,094	11,123,883
Advertising expense	1,026,462	2,741,088
General and administrative expense	2,447,782	7,115,995
Depreciation and amortization	2,490,371	4,411,506
Total cost and expenses	45,646,177	130,826,928

Loss from operations	(2,983,123)	(1,180,131)

Other expense
Interest expense	(5,072)	(1,443,811)
Other expense	(95,691)	(1,561,000)
Total other expense	(100,763)	(3,004,811)

Loss from before income taxes	(3,083,886)	(4,184,942)

Income tax benefit	230,221	279,641

Net loss	$(2,853,665)	$(3,905,301)

The accompanying notes are an integral part of these audited consolidated financial statements.

F-38

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

BARBEQUE INTEGRATED, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

Period from September 25, 2023 through December 31, 2023 (Successor) and

Period from January 2, 2023 through September 24, 2023 (Predecessor)

Predecessor	Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total
Balances - January 1, 2023	1000	$1	$23,421,960	$(32,391,320)	$(8,969,359)
Net loss	—	—	—	(3,905,301)	(3,905,301)
Balances - September 24, 2023	1000	1	23,421,960	(36,296,621)	(12,874,660)
Successor
Balances - September 25, 2023	—	$—	$—	$—	$—
Acquisition by FAT Brands Inc	1000	1	31,833,499	—	31,833,500
Net loss	—	—	—	(2,853,665)	(2,853,665)
Balances - December 31, 2023	1000	$1	$31,833,499	$(2,853,665)	$28,979,835

The accompanying notes are an integral part of these audited consolidated financial statements.

F-39

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

BARBEQUE INTEGRATED, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Period from September 25, 2023 through December 31, 2023 (Successor) and

Period from January 2, 2023 through September 24, 2023 (Predecessor)

	Successor	Predecessor
	September 25, 2023 through December 31, 2023	January 2, 2023 through September 24,2023
Cash flows from operating activities:
Net loss	$(2,853,665)	$(3,905,301)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,490,370	4,411,506
Operating lease expense	(130,402)	(557,053)
Deferred income taxes	(189,626)	(334,284)
Interest accretion on debt	—	1,406,789
Loss on lease termination	—	378,831
Lease termination payments	(112,500)	(337,499)
Changes in operating assets and liabilities
Accounts receivable	(229,053)	459,500
Other current assets	662,524	850,742
Other non-current assets	997,886	—
Accounts payable	161,494	(1,195,859)
Accrued expenses and other liabilities	(1,751,060)	(882,748)
Unearned revenue	704,427	(684,459)
Net cash used in operating activities	(249,605)	(389,835)

Cash flows from investing activities:
Purchases of property and equipment	(966,776)	(2,068,058)
Net cash used in investing activities	(966,776)	(2,068,058)

Cash flows from financing activities:
Borrowings under revolving line of credit	—	1,000,000
Advances from affiliate	1,500,000	—
Net cash provided by financing activities	1,500,000	1,000,000

Net increase (decrease) in cash and cash equivalents	283,619	(1,457,893)
Cash and cash equivalents, beginning of period	1,903,908	3,361,801
Cash and cash equivalents, end of period	$2,187,527	$1,903,908

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$4,193	$28,597
Cash paid during the period for income taxes	$56	$33,171
Cash paid during the period for leases	$3,238,253	$9,121,250

Supplemental disclosure of non cash investing and financing activities:
Acquisition by FAT Brands, Inc.	$31,833,499	$—

The accompanying notes are an integral part of these audited consolidated financial statements.

F-40

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

BARBEQUE INTEGRATED, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

Organization and Nature of Business

The principal business of Barbeque Integrated, Inc., and its subsidiaries, Smokey Bones, LLC and Integrated Card Solutions, LLC (collectively, the “Company”), a wholly-owned subsidiary of Barbeque Holding, LLC (“Predecessor Owner”), is to own and operate 61 Smokey Bones Bar & Fire Grills restaurants located in the Eastern and Midwest United States. We operate as one operating segment and our chief operating decision maker reviews operating results and performance for all locations on aggregate basis.

On September 25, 2023, FAT Brands, Inc. (“Parent”) completed their acquisition of Barbeque Integrated, Inc. (the “Acquisition”) from the Predecessor Owner. The consideration was $31.8 million. The preliminary assessment of the fair value of the net assets and liabilities acquired by the Company through the transaction was estimated at $31.8 million. In connection with the acquisition, the Company incurred $3.3 million of fees that were contingent upon the closing of the transaction. As such, these expenses were not recognized until the transaction was consummated and are, therefore, not included in the predecessor or successor financial statements. The preliminary allocation of the consideration to the identifiable assets acquired is presented in the table below (in millions):

Cash	$1.9
Accounts receivable	1.2
Other current assets	4.1
Other intangible assets	8.8
Goodwill	12.0
Operating lease right-of-use assets	109.6
Other assets	1.8
Property and equipment	18.1
Accounts payable	(3.6)
Accrued expenses and other liabilities	(12.5)
Operating lease liability	(109.6)
Total net identifiable assets	$31.8

The Parent is a leading multi-brand restaurant franchising company that develops, markets and acquires primarily quick-service, fast casual, casual and polished casual dining restaurant concepts around the world.

Liquidity

The Company’s primary requirements for liquidity are to fund working capital needs, operating lease obligations, and capital expenditures. The ongoing capital expenditures are principally related to opening new restaurants and the remodeling and maintenance of existing restaurants. The primary sources of liquidity are restaurant operations, cash on hand and availability of advances from our Parent.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year — The Company operates on a 52/53 week calendar and its fiscal year ends on the last Sunday of the calendar year. Fiscal year 2023 consisted of 52 weeks and ended on December 31, 2023 (“fiscal 2023”). Unless otherwise stated, references to years in this report relate to fiscal years.

F-41

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

BARBEQUE INTEGRATED, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation — The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include our accounts and the accounts of our subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The Company is presenting comparative financial statements, which include financial results of the predecessor and successor. The predecessor period includes the results of operations from January 2, 2023 through September 24, 2023. This period will be referred to predecessor in the accompanying consolidated financial statements and notes to those consolidated financial statements. The successor period includes the balance as of fiscal year ended December 31, 2023 and results of operations from September 25, 2023 through December 31, 2023. These periods will be referred to successor in the accompanying consolidated financial statements and notes to those consolidated financial statements.

Use of estimates in the preparation of the consolidated financial statements — The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the recoverability of goodwill and determination of fair value of tangible and intangible assets in connection with the purchase price allocation as a result of the acquisition by the Parent. Estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Credit and Depository Risks — Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. Cash and cash equivalents balances are maintained in financial institutions, which at times exceed federally insured limits. The Company monitors the financial condition of these institutions and has not experienced losses on these accounts in the past.

Accounts Receivable and Allowance for Credit Losses — Accounts receivable are primarily comprised of credit card receivables and other receivables from third-party delivery services that are paid in a short period of time, normally three months or less. Expected credit losses are not measured for groups of financial assets whose historical credit loss information adjusted for current conditions and reasonable forecasts results in an expectation that nonpayment of the amortized cost basis is at or near zero. Credit card receivables and receivables from third-party delivery services generally settle within a short period of time, have historically had little to no credit losses, and management continues to expect to collect more than substantially all of those receivables. Accordingly, an allowance for credit losses has not been provided for credit card receivables and receivables from third-party delivery services carried at amortized cost.

Impairment of Long-Lived Assets — Long-lived assets, which include property and equipment and operating lease right-of-use assets, are reviewed for impairment on a regular basis, in addition to whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of the assets to the undiscounted future cash flows expected to be generated by the asset group.

If the assets are determined to be impaired, the amount of impairment recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Estimates of future cash flows are based on the Company’s experience and knowledge of local operations.

Leases — We currently lease all of our restaurants and our home office and certain equipment under various non-cancelable lease agreements that expire on various dates. Upon the possession of a leased asset, we determine its classification as an operating or financing lease. All of our real estate and equipment leases are classified as operating leases.

F-42

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

BARBEQUE INTEGRATED, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Rent expense for the Company’s leases, which generally have escalating rentals over the term of the lease, is recorded on a straight-line basis over the lease term. Our real estate leases typically provide for fixed minimum rent payments and/or contingent rent payments based upon sales in excess of specified thresholds. When the achievement of such sales thresholds is deemed to be probable, contingent rent is accrued in proportion to the sales recognized during the period. Lease expense associated with rent escalation and contingent rental provisions is not material and is included within operating lease cost.

We calculate operating lease assets and lease liabilities as the present value of fixed lease payments over the reasonably certain lease term beginning at the commencement date. We measure the lease liability by discounting the future fixed contractual payments included in the lease agreement, using our incremental borrowing rate. As most of the Company’s leases do not provide an implicit rate, the Company used its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

For operating leases, fixed lease payments are recognized as operating lease cost on a straight-line basis over the lease term. For leases with a lease term of 12 months or less (“short-term lease”), any fixed lease payments are recognized on a straight-line basis over such term, and are not recognized on the consolidated balance sheets. Variable lease cost for operating finance leases, if any, is recognized as incurred. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

We expend cash for leasehold improvements to build out and equip our leased premises. Generally, a portion of the leasehold improvements and building costs are reimbursed by our landlords as landlord incentives pursuant to agreed-upon terms in our lease agreements. If obtained, landlord incentives usually take the form of up-front cash, full or partial credits against our future minimum or contingent rents otherwise payable by us, or a combination thereof. In most cases, landlord incentives are received after we take possession of the property, as we meet required milestones during the construction of the property. We include these amounts in the measurement of the initial operating lease liability, which are also reflected as a reduction to the initial measurement of the right-of-use asset.

Inventory — Inventory consists of food, beverages and merchandise and is stated at the lower of cost or net realizable value. Cost is determined utilizing the first-in, first-out method. Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating lower of cost or market.

Pre-Opening Costs — Pre-opening costs including rent, wages, benefits and travel for the training and opening teams, food, beverage and other restaurant operating costs, are expensed as incurred prior to a restaurant opening.

Goodwill and Other Intangible Assets — Intangible assets are stated at the estimated fair value at the date of acquisition and include goodwill and trademarks. Goodwill is reviewed for impairment annually or more frequently if indicators arise.

Trademark intangible assets are amortized over the estimated weighted average useful life of 10 years. Management assesses potential impairments to goodwill at least annually at reporting unit level, or more frequently when there is evidence that events or changes in circumstances indicate that the carrying amount of goodwill may not be recovered. The Company performs the annual goodwill impairment analysis as of the first day of the fourth quarter. The Company has a single reporting unit. Judgments regarding the existence of impairment indicators and future cash flows related to intangible assets are based on operational performance of the business, market conditions and other factors.

F-43

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

BARBEQUE INTEGRATED, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurements — The Company determines the fair market values of its financial assets and liabilities, as well as non-financial assets and liabilities that are recognized or disclosed at fair value on a recurring basis, based on the fair value hierarchy established in GAAP. As necessary, the Company measures its financial assets and liabilities using inputs from the following three levels of the fair value hierarchy:

●	Level 1 inputs are quoted prices in active markets for identical assets or liabilities.

●	Level 2 inputs are observable for the asset or liability, either directly or indirectly, including quoted prices in active markets for similar assets or liabilities.

●	Level 3 inputs are unobservable and reflect the Company’s own assumptions.

The Company does not have a material amount of financial assets or liabilities that are required to be measured at fair value on a recurring basis under U.S. GAAP. None of the Company’s non-financial assets or non-financial liabilities are required to be measured at fair value on a recurring basis. The Company believes the fair values of cash equivalents, accounts receivable and accounts payable approximate their carrying amounts due to their short duration.

Income Taxes — Deferred income tax assets and liabilities are based on the difference between the financial statement and tax bases of assets and liabilities as measured by the tax rates that are anticipated to be in effect when those differences reverse. The deferred tax provision generally represents the net change in deferred tax assets and liabilities during the period. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is established when it is necessary to reduce deferred tax assets to amounts for which realization is more likely than not. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position.

Revenue Recognition — Revenue consists of Company owned restaurant sales and revenue is recognized as promised goods or services transfer to the guest or customer in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

Restaurant revenue is recognized at the point in time when food and beverage products are sold. We present company restaurant sales net of sales-related taxes collected from customers and remitted to governmental taxing authorities.

Unearned revenue pertains to gift cards that have been sold but not yet redeemed and earned awards under the Company’s loyalty program but not yet redeemed. Revenue is recognized when gift cards and loyalty rewards are redeemed by the customer. Breakage for unredeemed amounts is estimated based on historical experience and is recognized as revenue in proportion to the pattern of rights exercised by the customer. Gift card and loyalty liability balance at December 31, 2023 was $2,967,140.

Recently adopted accounting pronouncement — On January 1, 2023, the Company adopted FASB Accounting Standards Update No, 2016-13, Measurement of Credit Losses on Financial Instruments, and its related amendments (“ASC 326”). The new standard changes the impairment model for most financial assets that are measured at amortized cost and certain other instruments, including trade receivables, from an incurred loss model to a current and expected loss model and adds certain new required disclosures. Under the current and expected loss model, entities recognize credit losses to be incurred over the entire contractual term of the instrument rather than delaying recognition of credit losses until it is probable the loss has been incurred. In accordance with ASC 326, the Company evaluates certain criteria, including aging and historical write-offs, current economic condition of specific customers and future economic conditions to determine the appropriate allowance for credit losses. The impact of the adoption of the amended guidance was not material to the consolidated financial statements.

F-44

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

BARBEQUE INTEGRATED, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment, net consists primarily of real estate (including land, buildings and tenant improvements) and equipment.

The Company’s gross carrying value of property and equipment and accumulated depreciation balances for the fiscal year ended:

December 31, 2023

Leasehold improvements	$4,577,599
Furniture, fixtures and equipment	14,514,507
Total property and equipment, gross	19,092,106
Less: Accumulated depreciation and amortization	(2,270,370)
$16,821,736

Depreciation expense on property and equipment for the period from September 25, 2023 through December 31, 2023 (Successor) and period from January 2, 2023 through September 24, 2023 (Predecessor) was approximately $2.3 million and $4.4 million, respectively.

NOTE 4. OTHER INTANGIBLE ASSETS, NET

Other intangible assets consist of trademarks that were classified as identifiable intangible assets at the time of acquisition by the Parent (Note 1). Trademarks are amortized over the useful life of 10 years.

The changes in carrying value of other intangible assets were as follows for the fiscal year ended:

December 31, 2023
Balance, beginning	$—
Acquired	8,800,000
Amortization expense	(220,000)
Impaired	—
Balance, end of year	$8,580,000

The expected future amortization of the Company’s capitalized trademarks is as follows:

Fiscal year:
2024	$880,000
2025	880,000
2026	880,000
2027	880,000
2028	880,000
Thereafter	4,180,000
$8,580,000

F-45

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

BARBEQUE INTEGRATED, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following:

December 31, 2023
Payroll and payroll related	$1,886,095
Accrued occupancy costs	1,528,717
Accrued sales taxes	1,032,252
Other accrued expenses	2,379,923
Total	$6,826,987

NOTE 6. LEASES

Operating lease right-of-use and operating lease liabilities relating to operating leases are as follows:

December 31, 2023
Lease right-of-use asset
Property	$108,562,784
Equipment	293,058
Total	108,855,842
Accumulated amortization	(1,307,081)
Lease right-of-use asset, net	$107,548,761

Lease liability
Property	$108,488,916
Equipment	81,180
Total operating leases	108,570,096
Lease liability, current portion	(12,895,780)
Lease liability, net of current portion	$95,674,316

December 31, 2023
Weighted average remaining term in years
Operating leases, property	5.4
Operating leases, equipment	1.5
Weighted average discount rate
Operating leases, property	8.40%
Operating leases, equipment	6.02%

F-46

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

BARBEQUE INTEGRATED, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Maturities of the operating lease liabilities are as follows at December 31, 2023:

Fiscal year:	Amount
2024	$12,895,780
2025	12,653,609
2026	12,568,947
2027	12,506,681
2028	11,662,073
Thereafter	160,281,948
Total lease payments	222,569,038
Less imputed interest	(113,998,942)
Present value of lease liabilities	108,570,096
Less current portion	(12,895,780)
Long-term portion of lease liabilities	$95,674,316

NOTE 7. INCOME TAXES

The Company’s income tax benefit was comprised of the following:

	Successor	Predecessor
	December 31, 2023	January 2, 2023 through September 24, 2023

Current
Federal	$—	$—
State	25,016	3,135
	25,016	3,135
Deferred
Federal	(255,237)	(282,776)
State	—	—
	(255,237)	(282,776)
Total income tax benefit	$(230,221)	$(279,641)

The Company accounts for income taxes whereby deferred income tax assets and liabilities are computed annually for differences between the financial reporting and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax rates and laws applicable to periods in which the differences are expected to affect taxable income.

F-47

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

BARBEQUE INTEGRATED, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the deferred tax assets and liability at December 31, 2023 were as follows:

December 31, 2023
Deferred tax assets:
Amortization of intangible	$—
Property and equipment depreciation	597,163
Lease termination	592,894
Lease liabilities	27,971,674
Tax credits carryforwards	—
Net operating loss carryforward	3,357,953
Accrued payroll	98,651
Insurance reserves	131,835
163(j) interest Limitation	605,071
Other	300,703
Total DTA	33,655,944

Deferred tax liabilities
Right of Use assets	(27,932,927)
Amortization of intangibles	(2,210,507)
Total DTL	(30,143,434)

Valuation allowances	(3,554,153)

Net deferred tax liability	$(41,643)

A valuation allowance is utilized to reduce the carrying amount of deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2023, the Company has a deferred tax liability of $41,643, representing the benefit management has estimated will more likely than not be realized, and is included in the consolidated balance sheets as a component of noncurrent liabilities. After consideration of all of the evidence, both positive and negative, management has determined that a valuation allowance at December 31, 2023 is necessary to reserve its deferred tax assets.

As of December 31, 2023, the Company estimates indefinite pre-tax net operating loss carryforwards of approximately $11,935,000 and pre-tax state and city net operating loss carryforward of approximately $12,623,000. The Company’s net operating losses are not subject to annual Section 382 limitations due to lack of ownership changes impacting the future realization.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. Increases or decreases to the unrecognized tax benefits could result from management’s belief that a position can or cannot be sustained upon examination based on subsequent information or potential lapse of the applicable statute of limitation for certain tax positions.

F-48

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

BARBEQUE INTEGRATED, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The table below summarizes the open tax years and ongoing examinations in major jurisdictions as of December 31, 2023:

Jurisdiction	Open Years

United States - Federal Income Tax	2020-2023
United States - Various States	2020-2023

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2023, the Company had no material uncertain tax positions and provisions for interest or penalties related to uncertain tax positions.

NOTE 8. PROMISSORY NOTE

On November 10, 2022, the Company entered into a promissory note with a related party (“Promissory Note”). The Promissory Note had a fixed interest rate of 9.5% accruing daily. Interest accreted to the outstanding balance. The Promissory Note had a maturity date of November 10, 2027 with a mandatory prepayment in the event of sale, public offering or liquidation.

During the 2023 predecessor period, the Company received a drawdown of $1 million. In connection with the Acquisition the Promissory Note was repaid in full. As of December 31, 2023, the Promissory Note had an outstanding balance of $0.

NOTE 9. RELATED PARTY TRANSACTIONS

We may engage in transactions with other companies, owned or controlled by affiliates of the Parent in the normal course of business.

The due to affiliates represents the payable as of the end of the reporting period of advances (for capital expenditures or other working capital needs) received from the Parent or its affiliates and are settled in accordance with the legal and contractual restrictions governing transactions by and among the Parent’s consolidated entities. The outstanding balance at December 31, 2023 was $1.5 million.

On December 31, 2007, the Company entered into a management services agreement (“Services Agreement”) with Sun Capital Partners Management V, LLC (“Sun”), a related party of former owner. The management fee and other reimbursable expenses paid to Sun during the fiscal period from January 2, 2023 to September 24, 2023 are included in selling, general and administrative expense in the accompanying consolidated statements of operations. The Service Agreement was terminated in connection with the Acquisition.

As disclosed in Note 8, the Company entered into a promissory note with Sun Barbecue, LLC a related party of former owner for a total borrowing of approximately $19,292,000. The note was repaid in connection with the Acquisition.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Litigation

The Company is periodically involved in various claims and litigation in the normal course of business. While the Company estimates its exposure for these claims and establishes reserves for the estimated probable liabilities, the actual liabilities could be in excess of these reserves. The Company believes that the result of any potential claims will not have a material adverse effect on the Company’s financial condition.

F-49

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

BARBEQUE INTEGRATED, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. SUBSEQUENT EVENTS

ASC Topic 855, Subsequent Events, established general standards of accounting for and disclosure of events that occur after the consolidated balance sheet date but before the consolidated financial statements are available to be issued. In accordance with the standard, management evaluated events occurring subsequent to December 31, 2023 through May 6, 2024, the date the consolidated financial statements were available to be issued and determined that the following additional disclosure was required.

On March 21, 2024, the Parent contributed all outstanding equity interest in the Company to a wholly owned subsidiary, FAT Brands Twin Peaks I, LLC.

F-50

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Independent Auditor’s Report

Board of Directors

Barbeque Integrated, Inc.

Plantation, FL

Opinion

We have audited the consolidated financial statements of Barbeque Integrated, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheet as of January 1, 2023, and the related consolidated statement of operations, stockholder’s deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 1, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

F-51

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, LLP

Fort Lauderdale, FL

April 14, 2023

F-52

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Barbeque Integrated, Inc. and Subsidiaries

Consolidated balance sheet

January 1, 2023
Asset
Current assets:
Cash and cash equivalents	$3,361,801
Accounts and other receivables	1,598,643
Inventories	2,741,796
Other current assets, net	1,790,801
Total current assets	9,493,041

Property and equipment, net	28,614,321
Right of Use Assets, net	39,110,685
Intangible assets, net	224,858
Deposits	563,465
Total assets	$78,006,370

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	4,756,256
Accrued expenses	6,207,965
Current portion of operating lease liability	12,541,042
Unearned revenue	2,935,166
Total current liabilities	26,440,429

Related party note payable	19,553,963
Operating lease liability	39,889,679
Deferred tax liability, net	282,776
Lease exit obligation	808,882
Total Liabilities	86,975,729

Commitments and contingencies

Stockholder’s deficit:
Common stock, $.001 par value, 1,000 shares authorized, Issued and outstanding	1
Additional paid-in capital	23,421,960
Accumulated deficit	(32,391,320)
Total liabilities and stockholder’s deficit	$78,006,370

The accompanying notes are an integral part of these consolidated financial statements.

F-53

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Barbeque Integrated, Inc. and Subsidiaries

Consolidated statement of operations

For the fiscal year ended	January 1, 2023

Net sales:	$184,643,679

Cost of sales (exclusive of items shown seperately below):
Food and beverage costs	54,215,174
Labor and benefits	55,431,240
Rent Expense	12,326,805
Restaurant operating expenses	43,041,354
Restaurant exits costs	30,287
Total cost of sales (exclusive of items shown seperately below)	165,044,860

Operating expenses:
Selling, general and administrative	13,779,594
Depreciation and amortization	6,639,455
Asset Impairment loss	1,331,421
Total operating expenses	21,750,470
Operating loss	(2,151,651)

Non-operating loss, net:
Interest expense	(870,991)
Other income	(302,438)
Total non-operating loss, net	(1,173,429)

Loss from operations before income taxes	(3,325,080)

Income tax expense	(65,597)

Net loss	$(3,390,677)

The accompanying notes are an integral part of these consolidated financial statements.

F-54

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Barbeque Integrated, Inc. and Subsidiaries

Consolidated statement of stockholder’s deficit

	Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total
Balances - January 2, 2022	1000	1	23,421,960	(29,380,309)	(5,958,348)
Cumulative effect of Adoption of ASU 2016-02 at January 3, 2022				379,666	379,666
Net loss				(3,390,677)	(3,390,677)
Balances - January 1, 2023	1000	$1	$23,421,960	$(32,391,320)	$(8,969,359)

The accompanying notes are an integral part of these consolidated financial statements.

F-55

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Barbeque Integrated, Inc. and Subsidiaries

Consolidated statement of cash flows

For the fiscal year ended	January 1, 2023
Cash flows from operating activities:
Net loss	$(3,390,677)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,639,455
Asset impairment loss	1,331,421
Loss on disposal of property and equipment	62,534
Non-cash lease cost	12,088,327
Inventory obsolescense	49,237
Deferred income taxes	25,259
Interest accretion on debt	403,963
Loss on lease termination	285,527
Proceeds from landlords for construction reimbursements	736,720
Lease termination payments	(537,500)
Changes in operating assets and liabilities
Accounts receivable	(494,671)
Inventories	9,907
Other current assets	(296,771)
Deposits	32,251
Accounts payable	750,742
Accrued expenses and other liabilities	(3,136,447)
Operating lease liability	(12,995,977)
Income taxes receivable	(124,239)
Unearned revenue	(725,851)
Net cash provided by operating activities	713,210

Cash flows from operating activities:
Purchases of property and equipment	(10,351,431)
Purchases of intangibles	(28,579)
Net cash used in investing activities	(10,380,010)

Cash flows from financing activities:
Borrowings under revolving line of credit	11,250,000
Payment of revolving line of credit	(1,000,000)
Net cash provided by investing activities	10,250,000

Net increase in cash and cash equivalents	583,200
Cash and cash equivalents, beginning of year	2,778,601
Cash and cash equivalents, end of year	$3,361,801

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$477,882
Cash paid during the year for income taxes	$170,581
Accrued capital expenditures	$(645,274)
Right of use assets obtained in exchange of lease liabilities	$4,378,563
Right of use assets reduced for terminated leases	$1,060,854

The accompanying notes are an integral part of these consolidated financial statements.

F-56

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Barbeque Integrated, Inc. and Subsidiaries

Notes to consolidated financial statements

Note A – Organization and Summary of Significant Accounting Policies

Business and Basis of Presentation

The principal business of Barbeque Integrated, Inc., a wholly-owned subsidiary of Barbeque Holding, LLC, and its subsidiaries, Smokey Bones, LLC and Integrated Card Solutions, LLC (collectively, “the Company”), is to own and operate food and beverage restaurant facilities located in the Eastern and Midwest United States. The Company commenced its operations upon the acquisition of the assets and liabilities of Smokey Bones Barbeque and Grill (SB) restaurants from GMRI, Inc., GMR Restaurants of Pennsylvania, Inc., and Darden Concepts, Inc. on December 31, 2007.

Fiscal Year

The Company operates on a 52 or 53 week fiscal year. The 2022 fiscal year was a 52 week year ended on January 1, 2023.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company. All significant intercompany transactions are eliminated in the consolidation process.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences could be material.

Working Capital

Our operations have not required significant working capital, and, like many restaurant companies, we may have negative working capital during the year. Revenues are received primarily in credit card or cash receipts, and restaurant operations do not require significant receivables or inventories. The Company provided net cash from operations of $713,210 for the year ended January 1, 2023.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash and accounts receivable from credit card processors. The Company considers all highly liquid investment instruments purchased with original maturities of three months or less from date of purchase to be cash equivalents. Accounts receivable from credit card processors are both short-term and liquid in nature and are typically converted to cash within three days of the sales transaction. At January 1, 2023, the Company had $1,928,822 in receivables from credit card processors, which were subsequently collected.

Inventories

Inventory consists of food, beverages and merchandise and is stated at the lower of cost or net realizable value. Cost is determined utilizing the first-in, first-out method. Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating lower of cost or market.

F-57

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Barbeque Integrated, Inc. and Subsidiaries

Notes to consolidated financial statements - continued

Property and Equipment

Property and equipment are capitalized and recorded at cost, less accumulated depreciation. Depreciation and amortization is provided for utilizing the straight-line method over the estimated useful lives of the assets, which generally are as follows:

Furniture, fixtures and equipment	3-7 years
Leasehold improvements	7-20 years

Leasehold improvements are amortized over the shorter of the estimated useful lives of the improvements, or the remaining term of the lease. Normal repair and maintenance costs are charged to expense as incurred. Renovations, betterments and major repairs that materially extend the life of properties are capitalized and the assets replaced, if any, are retired. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation and amortization and any resulting gain or loss is included in the accompanying consolidated statements of operations.

The Company capitalizes all direct costs incurred in the construction and renovation of its restaurants. Upon completion, these costs are reclassified from construction in progress to the applicable property and equipment classification and depreciated.

Impairment of Long-Lived Assets

The Company evaluates impairment whenever events or changes in circumstances indicate that the carrying amount of an asset grouping may not be recoverable.

For long-lived assets, including intangibles, the Company assesses periodically whether there are indicators of impairment. If such indicators are present, the Company assesses the recoverability of the long-lived assets by determining whether the carrying value of such assets can be recovered through projected undiscounted cash flows. If the sum of expected future cash flows, undiscounted and without interest charges, is less than the book value, the excess of the net book value over the estimated fair value, based on discounted future cash flows and appraisals, is charged to operations in the period in which such impairment is determined by management. For the year ended January 1, 2023, the Company recorded impairment of long-lived assets of $1,331,421 included in asset impairment loss in the accompanying consolidated statements of operations.

Intangible Assets

Intangible assets that are not deemed to have an indefinite life are amortized over their estimated useful life.

Deferred Loan Costs

The Company capitalized costs relating to its debt financing and is amortizing these costs over the life of the related debt using the straight line method, which approximates the effective interest method. Debt issuance costs related to a recognized debt liability are presented in the balance sheet as a direct deduction to the carrying amount of the debt liability.

Insurance Accruals

The Company maintains insurance coverage to cover material potential losses related to workers’ compensation, general liability and certain employment claims. During fiscal year 2022, the Company had a $25,000 self-insured retention limit for any covered general liability claim. Accrued liabilities related to general liability claims of $265,301 as of January 1, 2023 are included in accrued expenses in the accompanying consolidated balance sheets. Amounts have been recorded based on the Company’s estimates of the anticipated ultimate costs to settle all claims, both reported and unreported.

F-58

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Barbeque Integrated, Inc. and Subsidiaries

Notes to consolidated financial statements - continued

Revenue Recognition

Revenues are recognized in accordance with current guidance for revenue recognition as codified in Accounting Standards Topic 606 (“ASC 606”). Under ASC 606, revenue is recognized upon the transfer of promised products or services to customers in an amount that reflects the consideration the Company received in exchange for those products or services. Revenue is recognized when payment is tendered at the time of sale. The Company presents sales net of sales tax and other sales related discounts.

Unearned revenue pertains to gift cards that have been sold but not yet redeemed and earned awards under the Company’s loyalty program but not yet redeemed. Revenue is recognized when gift cards and loyalty rewards are redeemed by the customer. Breakage for unredeemed amounts is estimated based on historical experience and is recognized as revenue in proportion to the pattern of rights exercised by the customer. The Company recognized $165,000 as breakage for the year ended January 1, 2023.

Food and Beverage Costs

Food and beverage costs include inventory, warehousing and related purchasing and distribution costs.

Vendor Rebates

Third party vendor funds received in connection with marketing agreements are recognized as a reduction of marketing expense during the period in which the marketing activities occur. Third party vendor funds received in connection with volume purchase agreements are recognized as a reduction of cost of goods sold during the period in which purchases occur. Differences between estimated and actual periodic amounts are settled in accordance with the terms of the agreements.

Advertising Costs

Advertising costs are recorded as expenses in the period in which the costs are incurred. The total amount charged to advertising expense was $3,595,469 for the year ended January 1, 2023 and are included as a selling, general and administrative expense in the accompanying consolidated statements of operations.

Income Taxes

Deferred income tax assets and liabilities are based on the difference between the financial statement and tax bases of assets and liabilities as measured by the tax rates that are anticipated to be in effect when those differences reverse. The deferred tax provision generally represents the net change in deferred tax assets and liabilities during the period. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is established when it is necessary to reduce deferred tax assets to amounts for which realization is more likely than not. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position.

Accounting Pronouncements Adopted in 2022

ASU 2016-02 In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, Leases, which requires lessees to recognize right of use (ROU) assets and lease liabilities on the balance sheet. The Company adopted the new standard as of January 3, 2022 using the modified retrospective method with an option to use certain practical expedients. The Company elected the transition method that allows it to initially apply the new standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The comparative period information has not been restated and continues to be reported under the accounting standard in effect for that period.

F-59

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Barbeque Integrated, Inc. and Subsidiaries

Notes to consolidated financial statements - continued

The Company recognized operating lease liabilities and corresponding ROU assets for substantially all of the leases it previously accounted for as operating leases, including leases related to closed restaurant properties. The initial ROU assets were calculated as the present value of the remaining operating lease payments using the incremental borrowing rate as of January 3, 2022, reduced by accrued occupancy costs such as closed restaurant exit obligations, deferred rent, unamortized lease incentives and impairment of ROU asset on certain underperforming restaurant operations consistent with leaseholds impaired prior to adoption of the new standard.

The unamortized deferred gain on sale leaseback transaction (see Note G) and the initial impairment of ROU assets were adjusted through a cumulative adjustment to opening balance of retained earnings. The $379,666 adjustment consisted of $1,839,839 recognition of deferred gain on sale leaseback reduced by a $1,460,173 impairment of the initial ROU assets related to closed store locations.

Subsequent to adoption of ASU 2016-02, the Company assesses whether an agreement contains a lease at inception and reviews all leases for finance or operating classification once control is obtained. ROU assets represent the Company’s right to an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at lease commencement date based on the present value of lease payments over the lease term. The ROU asset also includes lease payments made in advance and is reduced by lease incentives received. As most leases do not provide an implicit rate, the Company uses its incremental borrowing rate at commencement date in determining the present value of lease payments. Lease terms include options to extend the lease when it is reasonably certain that the Company will exercise that option. The Company assumes options are reasonably certain to be exercised when such options are required to achieve a minimum lease term for new restaurant properties and significant leasehold improvements costs are incurred near the end of a lease term. The Company also uses judgement in determining its incremental borrowing rate, which is based on its current borrowing rates or published market rates on debt with terms similar to the underlying lease. Lease cost amortization is recognized on a straight-line over the lease term unless the related ROU asset has been adjusted for an impairment charge.

ASU 2019-12 In December 2019, the FASB issued ASU 2019-12, Income Taxes (“Topic 740”) as part of its Simplification Initiative. This guidance provides amendments to simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The Company adopted the new standard as of January 3, 2022. The standard did not have a significant impact on the Company’s financial statements.

Note B – Intangible Assets

Intangible assets consist of the following:

			Remaining
	January 1, 2023	Useful Life	Useful Life
Definite lived intangible assets:
Trade name	$11,619,922	15 years	-
Licenses	431,430	13 years	13 years
Favorable lease	458,380	19 years	4 years
Other	34,286	5 years	5 years
	12,544,018
Accumulated amortization	(12,319,160)
Intangible assets, net	$224,858

F-60

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Barbeque Integrated, Inc. and Subsidiaries

Notes to consolidated financial statements - continued

The amortization expense for intangible assets was approximately $797,000 for the year ended January 1, 2023 and is included in depreciation and amortization in the accompanying consolidated statements of operations. Future amortization expense will be as follows:

For years ended	Amount
2023	36,204
2024	36,202
2025	36,202
2026	36,202
2027	12,077
Thereafter	67,971
$224,858

Note C – Property and Equipment

Property and equipment, net, consists of the following:

January 1, 2023

Leasehold improvements	$30,817,856
Furniture, fixtures and equipment	42,917,557
73,735,413
Less: Accumulated depreciation and amortization	(45,121,092)
$28,614,321

Depreciation and amortization expense for the year ended January 1, 2023 was $5,842,236.

Note D – Fair Value Measurements

The Company does not have a material amount of financial assets or liabilities that are required under U.S. GAAP to be measured on a recurring basis at fair value. The Company is not a party to any material derivative financial instruments. The Company does not have a material amount of non-financial assets or non-financial liabilities that are required under U.S. GAAP to be measured at fair value on a recurring basis. The Company has not elected to use the fair value measurement option, as permitted under U.S. GAAP, for any assets or liabilities for which fair value measurement is not presently required. The Company believes the fair values of cash equivalents, accounts receivable and accounts payable approximate their carrying amounts due to their short duration. Due to the negotiation of its promissory note close to its fiscal year-end, the Company believes that the fair value of its Related party note payable approximates carrying value. The fair value of the related party note payable, which is classified as Level 2 in the fair value hierarchy, is determined based on market prices or, if market prices are not available, the present value of the underlying cash flows discounted at our incremental borrowing rates.

Note E – Financing Obligations

Promissory Note

On November 10, 2022, the Company entered into a promissory note with a related party (“Promissory Note”). The Promissory Note’s original draw repaid the Company’s outstanding revolving line of credit and interest and allows for additional unspecified amount of advances upon request. The Promissory Note has a fixed interest rate of 9.5% accruing daily. Interest accretes to the outstanding balance. The Promissory Note has a maturity date of November 10, 2027, allows for prepayments and requires mandatory prepayment in the event of sale, public offering or liquidation. As of January 1, 2023, the Promissory Note had an outstanding balance of $19,553,963, including $403,963 in accreted interest.

F-61

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Barbeque Integrated, Inc. and Subsidiaries

Notes to consolidated financial statements - continued

Revolving Line of Credit

On April 20, 2021, the Company entered into a $20,000,000 revolving credit loan authorization agreement with BMO Harris Bank N.A. (“BMO Agreement”). The BMO Agreement did not have a stated maturity and was due on demand. Interest on the BMO borrowings was paid quarterly at interest rates based on either LIBOR + 2.5% or Prime rate minus 0.25%. This revolving line of credit was fully repaid the balance upon executing the Promissory Note.

Note F – Exit Activities and Operating Lease Obligations

The Company periodically evaluates the performance of its operating restaurants. In fiscal 2022, the Company closed one location upon expiration of the lease. The costs incurred to close the restaurants in fiscal 2022 primarily relate to demarking the restaurants, removing equipment and lease termination and are included in restaurant exit costs on the accompanying consolidated statements of operations.

In fiscal 2022, the Company entered into an early lease termination agreement on a closed location. At January 1, 2023, the balance amounted to approximately $808,000 and is included in lease exit obligation on the accompanying consolidated balance sheet.

Closed restaurant operating expenses, net of sublease income, totaling $30,287 for the year ended January 1, 2023 are included as restaurant exit cost in the accompanying consolidated statement of operations.

Note G – Operating Leases

The Company leases restaurant facilities and equipment under non-cancelable operating leases having initial terms of 10 to 20 years for facilities and 2 to 3 years for equipment. Most of these restaurant facility leases also have renewal clauses of 5-10 years exercisable at the option of the Company while the equipment leases have 1 year renewals. Certain leases contain contingent rent, determined as a percentage of sales as defined in the applicable lease agreement and obligate the Company to pay occupancy costs such as property taxes, insurance and utilities. Variable lease payments, if any, included in rent expense consist of contingent rent, rent payments based on changes in an index and occupancy related costs such as common area maintenance expenses and property taxes. The Company includes renewal periods in its operating lease commitment when the renewals are considered reasonably assured of being exercised. We elected the package of practical expedients permitted under the transition guidance within Topic 842, which allowed us to carry forward prior conclusions about lease identification, classification and initial direct costs for leases entered into prior to adoption of Topic 842. Additionally, we elected to not separate lease and non-lease components for all of our leases. For leases with a term of 12 months or less, we elected the short-term lease exemption, which allowed us to not recognize right-of-use assets or lease liabilities for qualifying leases existing at transition and new leases we may enter into in the future.

Upon transition, on January 3, 2022. The Company recorded the following increases (decreases) to the respective line items on the Consolidated Balance Sheet:

Adjustment as of January 3, 2022
Right of use assets, net	$44,608,885
Lease exit obligation	(3,903,352)
Other Liabilities	(2,374,333)
Deferred rent	(5,559,393)
Operating lease liability	57,906,136
Retained earnings	379,666

F-62

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Barbeque Integrated, Inc. and Subsidiaries

Notes to consolidated financial statements - continued

Supplemental information related to the operating lease liability is as follows:

Fiscal year ending	January 1, 2023
Operating leases, property	$52,321,563
Operating leases, equipment	109,158
Total operating leases	52,430,721
Current portion of operating leases, property	(12,478,646)
Current portion of operating leases, equipment	(62,396)
Total current portion	(12,541,042)
Long-term portion	$39,889,679

Weight average remaining term in years
Operating leases, property	4.5
Operating leases, equipment	1.4
Weight average discount rate
Operating leases, property	5.00%
Operating leases, equipment	5.00%

Maturities of the operating lease liabilities is as follows at January 1, 2023:

	Operating	Operating
	Leases	Leases
Fiscal year ending	Property	Equipment	Total
2023	$12,762,463	$63,753	$12,826,216
2024	12,023,569	39,563	12,063,132
2025	10,844,362	11,396	10,855,758
2026	9,541,776	-	9,541,776
2027	9,067,927	-	9,067,927
Thereafter	7,365,138	-	7,365,138
Total lease payments	61,605,235	114,712	61,719,947
Less amount representing interest	(9,283,672)	(5,554)	(9,289,226)
Present value of lease liabilities	52,321,563	109,158	52,430,721
Less current portion	(12,478,646)	(62,396)	(12,541,042)
Long-term portion of lease liabilities	$39,842,917	$46,762	$39,889,679

In April 2020, the FASB issued guidance allowing entities to make a policy election whether to account for lease concessions related to the COVID-19 pandemic as lease modifications. The election applies to any lessor-provided lease concession related to the impact of the COVID-19 pandemic, provided the concession does not result in a substantial increase in the rights of the lessor or in the obligations of the lessee. For the year ended December 27, 2020, the Company was granted approximately $2,100,000 in non-substantial lease concessions in the form of rent payment deferrals related to the COVID-19 pandemic. The deferrals require monthly repayment primarily through December 31, 2021. All deferrals had been repaid by January 2, 2023. The Company elected to not account for these rent concessions as lease modifications.

F-63

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Barbeque Integrated, Inc. and Subsidiaries

Notes to consolidated financial statements - continued

Note H – Concentrations

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents. The Company maintains cash balances at financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”). Balances may, at times, exceed FDIC insurance limits.

The Company has agreements with one primary distributor for the delivery of food items and supplies which are purchased from multiple vendors but warehoused at the distributor’s facilities. This distributor provided for approximately 90.0% of food shipments (approximately $41.8 million) during the year ended January 1, 2023. The Company does not anticipate any interruption in deliveries from this distributor. In the event deliveries were disrupted for any reason, management believes alternative sources for shipment of purchases are available. In addition, the Company has suppliers that provide products or services to the restaurants. Management believes numerous alternative suppliers exist and no disruption is anticipated.

Note I – Income Taxes

The Company’s income tax expense was comprised of the following:

Year End
January 1, 2023
Current:
Federal	$-
State	40,338
40,338
Deferred:
Federal	25,259
$25,259

The Company accounts for income taxes whereby deferred income tax assets and liabilities are computed annually for differences between the financial reporting and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax rates and laws applicable to periods in which the differences are expected to affect taxable income.

F-64

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Barbeque Integrated, Inc. and Subsidiaries

Notes to consolidated financial statements - continued

The components of the deferred tax assets and liability at January 1, 2023 was as follows:

January 1, 2023
Deferred income tax assets:
Amortization of intangibles	$31,446
Lease termination	208,898
Lease liabilities	13,540,496
Tax credit carryforwards	17,326,065
Net operating loss carryforward	3,238,194
Accrued payroll	317,035
Insurance reserves	155,223
163(j) interest limitation	224,929
Other	302,215
35,344,501

Deferred income tax liability:
Right of use assets	(10,100,530)
Property and equipment depreciation	(3,244,261)
(13,344,791)

21,999,710
Less: Valuation allowance	(22,282,486)
Net deferred income tax liability	$(282,776)

A valuation allowance is utilized to reduce the carrying amount of deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of January 1, 2023, the Company has a deferred tax liability of $282,775 representing the benefit management has estimated will more likely than not be realized. After consideration of all of the evidence, both positive and negative, management has determined that a valuation allowance at January 1, 2023 is necessary to reserve for its deferred tax assets.

The income tax rate for the year ended January 1, 2023 was primarily impacted by tax credits and an increase to the valuation allowance.

As of January 1, 2023, the Company estimates indefinite pre-tax net operating loss carryforwards of approximately $11,324,000 and pre-tax state and city net operating loss carryforwards of approximately $987,000. The Company’s net operating losses are not subject to annual Section 382 limitations due to lack of ownership changes impacting the future realization.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. Increases or decreases to the unrecognized tax benefits could result from management’s belief that a position can or cannot be sustained upon examination based on subsequent information or potential lapse of the applicable statute of limitation for certain tax positions.

F-65

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Barbeque Integrated, Inc. and Subsidiaries

Notes to consolidated financial statements - continued

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The table below summarizes the open tax years and ongoing examinations in major jurisdictions as of January 1, 2023:

Jurisdiction	Open Years	In Process
United States – Federal Income Tax	2019-2022	N/A
United States – various states	2019-2022	N/A

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of January 1, 2023, the Company had no material uncertain tax positions and provisions for interest or penalties related to uncertain tax positions.

On March 27, 2020, former President Trump signed into law the CARES Act. The legislation enacts various measures to assist companies affected by the COVID-19 pandemic. Key income tax-related provisions of the bill include temporary modifications to net operating loss utilization and carryback limitations, allowance of refundable alternative minimum tax credits, reduced limitation of charitable contributions, reduced limitation of business interest expense, and technical corrections to depreciation of qualified improvement property.

The Company continues to evaluate the impact from the passage of the CARES Act in the financial statements as of January 1, 2023. The Company utilized deferred payments of payroll tax which amounted to accrual of $0 as of January 1, 2023. Other new tax regulations under the CARES Act do not have a material impact on the financial statements. The Company has also reviewed the effects of the Act in determining the realizability of its deferred tax assets and did not change its conclusion that a valuation allowance is needed.

On December 27, 2020, former President Trump signed into law the Consolidated Appropriations Act, an omnibus spending bill that includes an array of COVID-related tax relief for individuals and businesses. The tax-related measures contained in the Act revise and expand provisions enacted earlier in the year by the Families First Coronavirus Response Act and the CARES Act. The Act also extends a number of expiring tax provisions. Additionally, the Act provides for a 100% deduction for certain business meals incurred in calendar year 2022, which were deductible at 50% for year ended December 31, 2020. The Company determined that income tax effects related to the passage of the Consolidated Appropriations Act were not material to the financial statements for the year ended January 1, 2023.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The act includes the largest-ever U.S. investment committed to combat climate change, allocating $369 billion to energy security and clean energy programs over the next 10 years, including provisions incentivizing manufacturing of clean energy equipment. Starting on January 1, 2023, the IR Act imposed a 15% alternative minimum tax (AMT) on corporations with book income in excess of $1 billion. The Company is not expected to be subject to the new excise and AMT tax requirements. The Inflation Reduction Act of 2022 will not have a significant impact on the Company’s financial statements.

Note J –Contingencies

The Company’s management and its legal counsel assess contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, management and the Company’s legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

F-66

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Barbeque Integrated, Inc. and Subsidiaries

Notes to consolidated financial statements - continued

Loss contingencies considered remote are generally not disclosed unless they involve guarantees or may materially adversely affect the financial position of the Company, in which case the nature of the guarantee or other matter would be disclosed. The Company does not believe any reserves need to be established for any of the periods presented.

Note K – Related Party Transactions

On December 31, 2007, the Company entered into a management services agreement (“Services Agreement”) with Sun Capital Partners Management V, LLC (“Sun”), a related party. The management fee and other reimbursable expenses paid to Sun during the fiscal year ended January 1, 2023 are included in selling, general and administrative expense in the accompanying consolidated statements of operations.

As disclosed in Note E, the Company entered into a promissory note with Sun Barbecue, LLC to refinance its existing debt and repay the Company’s outstanding revolving line of credit and interest for a total borrowing of approximately $19,292,000.

Note L – Subsequent Events

Management has evaluated subsequent events for potential disclosure in or adjustment to the consolidated financial statements through April 14, 2023, the date that the accompanying consolidated financial statements were available to be issued.

F-67

Confidential Treatment Requested by Twin Hospitality Group Inc. Pursuant to 17 C.F.R. Section 200.83

Twin Hospitality Group Inc.

Class A Common Stock

(par value $0.0001 per share)

INFORMATION STATEMENT

The date of this Information Statement is                     , 2024